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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on July 24, 2012

Registration No. 333-177876

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Smith Electric Vehicles Corp.
(Exact name of Registrant as specified in its charter)

Delaware	3711	26-4073886
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12200 N.W. Ambassador Drive
Suite 326
Kansas City, MO 64163
(816) 464-0508
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Paul R. Geist
Chief Financial Officer
Smith Electric Vehicles Corp.
12200 N.W. Ambassador Drive
Suite 326
Kansas City, MO 64163
(816) 464-0508
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Andrew Jack, Esq. Covington & Burling LLP 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 662-6000	Justin L. Bastian, Esq. Sandra P. Knox, Esq. Faie R. Dorin, Esq. Sidley Austin LLP 1001 Page Mill Road, Building 1 Palo Alto, CA 94304 (650) 565-7000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated July 24, 2012

Preliminary Prospectus

[            ] Shares

Common Stock

        This is the initial public offering of our common stock. No public market currently exists for our common stock. We are offering                         of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional                        shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. We expect the public offering price to be between $            and $            per share.

        We have applied to list our common stock on The Nasdaq Global Market under the symbol "SMTH".

        We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements.

        Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 18 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

        The underwriters may also purchase from us and the selling stockholders up to an additional                         shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $            , our total proceeds, after underwriting discounts and commissions but before expenses, will be $            , and the selling stockholders' total proceeds before expenses will be $            .

UBS Investment Bank	Deutsche Bank Securities

Delivery of the shares will be made on or about                                    .

SMITH™

Newton™

FedEx
Newton™

SCHOOL BUS
STOP
The Power to Change the World
Newton™

CUSTERS
9
Newton™

LITTLE GREEN VAN
Edison™

        You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders named in this prospectus are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        The "Smith Electric Vehicles" design logo, "Smith," "Smith Electric," "Newton," "Edison," "Smith Power," "Smith Drive," and "Smith Link" and other trademarks or service marks of ours appearing in this prospectus are our property. This prospectus contains additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies' tradenames, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

        Unless the context otherwise requires, in this prospectus:

  •
  "Smith," "the Company," "we," "us" and "our" refer to Smith Electric Vehicles Corp. and, for the period following January 1, 2011, its subsidiary;

  •
  "Smith Europe" refers to our subsidiary, Smith Electric Vehicles Europe Limited; and

  •
  "Smith UK" refers to the zero emission vehicles business of Tanfield Group Plc, or Tanfield, which was operated by SEV Group Ltd. and Saxon Specialist Electric Vehicles, a wholly owned subsidiary and division, respectively, of Tanfield. We acquired the Smith UK business effective January 1, 2011. Smith Europe operates the Smith UK business.

        Certain market data presented in this prospectus has been derived from data included in various vehicle industry and government publications, surveys and forecasts, including those generated by LMC Automotive (formerly known as J.D. Power and Associates), R.L. Polk & Co., KPMG International and Pike Research LLC. Certain target market sizes presented in this prospectus have been calculated by us (as further described below) based on such data. We have not independently verified the correctness and truthfulness of such data. You should read our cautionary statement in the section entitled "Forward-Looking Statements."

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including "Risk Factors," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our financial statements and related notes before deciding whether to purchase shares of our common stock.

OUR COMPANY

        We design, produce and sell zero emission commercial electric vehicles designed to be a superior performing alternative to traditional diesel trucks due to higher efficiency and lower total cost of ownership. We believe we are the only vehicle manufacturer selling to major commercial fleets in the United States and Europe that exclusively produces electric vehicles. Our vehicle designs and technologies leverage over 80 years of market knowledge from selling and servicing electric vehicles in the United Kingdom. This experience has led to the development of our advanced powertrain (Smith Drive™), power management (Smith Power™) and telemetry (Smith Link™) technologies. We believe that these technologies will drive improved vehicle performance, provide us with increased control over supply chain quality and reduce the upfront cost of our vehicles.

        Unlike companies that have introduced electric passenger vehicles, we focus on the production and sale of commercial electric vehicles that primarily address the needs of medium-duty commercial fleet operators with depot-based operations and predictable daily service routes of up to 120 miles. We believe we are the only company focused on producing and globally offering an all-electric commercial vehicle having a gross vehicle weight, or GVW, of between approximately 14,000 and 26,400 pounds (the Smith Newton™). We also produce the Smith Edison™, which is a lighter duty vehicle than the Newton that is sold in the United Kingdom and in other selected markets worldwide. As part of our continued focus on product development, in the first quarter of 2012 we introduced a Newton model in the United States that is configured as a step van.

        We believe our vehicles provide a lower total cost of ownership, which includes a vehicle's upfront cost as well as ongoing costs such as fuel and maintenance, than that of conventional diesel vehicles. Our vehicles feature a battery system that is scalable to meet the varying range and economic needs of commercial fleets. We believe electric vehicles are ideally suited for the return-focused commercial vehicles market because:

  •
  lower cost per mile—on a per mile basis electric power to charge our vehicles costs significantly less than diesel fuel;

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  less volatility—the cost of electricity is considerably less volatile than the price of diesel fuel;

  •
  less maintenance—electric vehicles have an advantage in mechanical simplicity, requiring less maintenance than diesel vehicles due to the smaller number of moving parts in an electric powertrain than in a diesel powertrain;

  •
  minimal infrastructure requirements—most commercial vehicles in our target market operate from the same location and follow specific routes, eliminating the need for distributed charging infrastructure and concerns over limited range; and

  •
  fuel efficient with low environmental impact—commercial fleet operators are under government and popular pressure to improve fuel mileage, cut emissions and reduce noise associated with diesel powered trucks.

        During the year ended December 31, 2011 and the six months ended June 30, 2012, we sold 270 and 90 vehicles, respectively. Based on our current order backlog, customers' ordering forecasts and anticipated supply chain capacity, we currently expect to produce approximately 390 vehicles during

2012, approximately 55% of which we expect will be produced in the fourth quarter. Based on similar factors and our expectations for customer demand, we expect to significantly increase our production in 2013 and in future years. These expectations do not, however, represent guarantees that we will achieve our expected levels of orders, production or sales. Our order backlog is not necessarily indicative of future sales. As of June 30, 2012, we had produced 77 vehicles during 2012.

        For our fiscal years 2011, 2010 and 2009 and three months ended March 31, 2012, we had revenue of $49.9 million, $35.6 million, $22.9 million and $8.4 million, respectively, and we incurred net losses of $52.5 million, $30.3 million, $17.5 million and $15.3 million, respectively. We have received a report from our independent registered public accounting firm on our 2011 financial statements that contains an explanatory paragraph stating that our recurring losses from operations, negative working capital, and stockholders' capital deficiency, and the uncertainty around our ability to raise sufficient capital, raise substantial doubt about our ability to continue as a going concern.

        Our current customers include operators of some of the largest fleets of medium-duty commercial delivery vehicles in the world and leading early adopters that are incrementally transitioning portions of their fleets to commercial electric vehicles. We have focused on building deep relationships with our customers to understand their needs and to develop vehicles that satisfy those needs. Our goal is to provide these customers with high quality vehicles that meet their range and operational needs, which we believe, over time, will lead to repeat orders and sustainable order volume growth. We expect that attaining higher order volumes will enable us to move production of components from low-volume suppliers to medium-volume automotive grade manufacturers which, in turn, will position us to accelerate our cost reduction strategies and continue to expand sales to existing customers and attract new customers.

        We sell our vehicles through our direct sales force, as well as limited third party distribution agreements. Our vehicles are utilized by commercial fleet operators across multiple industries, including food & beverage, utility, telecommunications, retail, grocery, parcel and postal delivery, school transportation, military and government. Our customers include the following:

Food & Beverage	Utilities	Retail	Grocery	Package Delivery	Military

        Our sales strategy is focused on industry-leading companies and government entities that operate substantial, well-recognized, medium-duty commercial vehicle fleets and that have the corporate or public commitment and resources to support and sustain the development of the commercial electric vehicle industry. We offer a differentiated approach to commercial vehicle sales and service that departs from traditional truck sales and service models. Our approach involves a comprehensive plan for the pilot and roll-out of our electric vehicles, as well as the ongoing replacement of existing commercial vehicles with our electric vehicles, which is tailored to the individual needs of our customers. This plan includes assisting customers to identify and take advantage of limited availability government assistance programs in the near term, the development of a multi-year purchasing forecast to help the customer systematically integrate our vehicles into its fleet and analytics that project the expected economic and environmental impact of fleet conversion. We believe that our strategy of targeting industry-leading companies and providing them with individualized sales and service solutions has elevated our public profile, enhanced the credibility of our vehicles in the marketplace and turned our customers into advocates of our sales approach and our vehicles, all of which enhance our ability to obtain repeat orders and sell vehicles to new customers.

        We intend to build Smith brand equity by seeking to deliver to customers strong returns on their investment in our vehicles. Our current vehicle price, which includes both the base vehicle and battery system, is, however, higher than the price of a diesel-fueled vehicle with a comparable GVW. Therefore, as a part of our sales strategy, we separately present to our customers the base vehicle price and the battery system price, which allows customers to compare the relative merits of a diesel truck's low cost energy storage system (the fuel tank) and higher and more volatile energy cost (the per gallon price of diesel fuel) with our vehicle's higher cost energy storage system (the battery) and lower and more predictable energy cost (the per kilowatt hour price of electricity). We believe these comparisons make our vehicles more attractive to customers than traditional diesel options, particularly during periods of rising fuel prices, even when the social and environmental benefits of our vehicles are ignored.

        We currently design, produce and sell vehicles based on two platforms, the Smith Newton and the Smith Edison, both of which can be configured for multiple applications. The Newton has a GVW of approximately 14,000 to 26,400 pounds, a payload capacity of approximately 6,100 to 16,200 pounds and a range of up to 40 to 150 miles on a single charge depending on vehicle specification and battery configuration. The Newton, which is sold in the United States and internationally, is used in a wide range of general delivery applications, as well as in specialty applications such as refrigerated delivery, military transport and boom truck. In November 2011, less than 24 months after the first sale of the Smith Newton in the United States, we introduced a second generation Newton, which incorporates our Smith Drive, Smith Power and Smith Link technologies. During the first quarter of 2012, we introduced a Newton model in the United States that is configured as a step van. The Newton step van has a GVW of approximately 14,000 to 22,000 pounds and a payload capacity of approximately 2,700 to 10,000 pounds. We expect the vehicle will be used primarily for delivery of parcels, uniforms and baked goods. We also are developing a Newton model that will have a GVW of approximately 33,000 pounds to meet the needs of delivery and transit customers, which we expect to be available in 2013.

        The Smith Edison, which is a lighter duty vehicle than the Newton, is sold in the United Kingdom and in other selected markets worldwide. The Edison has a GVW of approximately 7,700 to 10,100 pounds, a payload capacity of approximately 1,600 to 5,100 pounds and a range of up to 55 to 110 miles on a single charge depending on vehicle specification and battery configuration. The Edison is used in a wide range of service and delivery applications, as well as specialty applications such as refrigerated delivery, utility boom and shuttle service. We intend to continue to develop and introduce a next generation Smith Edison that utilizes our Smith Drive, Smith Power and Smith Link technologies.

        During the year ended December 31, 2011 and the three months ended March 31, 2012, we had a gross loss of $19.6 million and $8.3 million, respectively. Our gross loss as a percentage of revenue has increased in each of our last three fiscal years. To improve the economic advantage of our vehicles over diesel trucks and our gross margin, we are working to reduce our material, operating and production costs, which we expect will enable us to further reduce the prices of our vehicles while improving our sales volume. We have implemented a global framework consisting of three interrelated cost reduction strategies, which we refer to as our "cost down" initiative, that we believe will help us achieve these goals and, in turn, achieve profitability.

        The first strategy is focused on transitioning the highest cost portions of our supply chain from low volume suppliers to a medium-volume automotive grade supply chain. This strategy relates principally to the components used in our battery system and powertrain. We have transitioned our U.S. battery module supply to A123 Systems, Inc., or A123, and we are working with Magnetic Systems Technology Limited, or MagTec, our development partner for our Smith Drive system, to transfer production of our key powertrain components to a medium-volume supplier, which we expect to occur in the fourth quarter of 2012. The second strategy involves the transition from battery and powertrain systems produced by third party suppliers to our Smith Power and Smith Drive systems and the implementation of multi-source volume purchasing. We transitioned our U.S.-produced Newton to our Smith Power and Smith Drive systems in the fourth quarter of 2011, transitioned our U.K.-produced Newton to our Smith Drive system in the first half of 2012 and expect to transition our U.K.-produced Newton to our Smith Power system in the second half of 2012 and our Edison vehicles to these systems in the first half of 2013. As we proceed in this transition, we expect to qualify additional suppliers that can meet our specifications. For example, we have qualified an alternative supplier for the battery modules used in our U.S.-produced Newton vehicles and the battery systems used in our U.K.-produced Newton and Edison vehicles. The third strategy involves the transition of the supply chain for our ancillary components to higher volume and lower-cost suppliers. This strategy relates principally to certain components of our chassis and cab, such as battery control and junction boxes, battery enclosures, compressors and harnesses. For many of these components we have completed the engineering, specifications and vendor selection.

        We generally are pursuing all three cost down strategies concurrently and expect to complete our current cost down initiative in the first quarter of 2013 for the Newton and in the second quarter of 2013 for the Edison. As a result of our cost down initiative, we expect our material cost to decrease by approximately 30% and 18%, compared to the second quarter of 2012, by the end of the second quarter of 2013 for our Newton chassis cab with an 80 kilowatt hour battery pack and our Edison platform, respectively. Thereafter, we expect to pursue continuous improvements in our supply chain and vehicle production costs. There is no guarantee, however, that our cost down initiative will reduce our material costs to the extent or within the timeframe we expect. Our ability to timely complete our cost down initiative is largely dependent on our ability to raise sufficient capital to assure new suppliers that we will have the ability to meet our financial commitments and to fund necessary research and development, the purchase of tooling equipment and pre-production activities, both internally and for our new suppliers, and on our exhaustion of higher-cost components currently held in inventory.

        We have production, research and development, sales and service facilities in Kansas City, Missouri and outside of Newcastle, England. Our production operations leverage our supply chain of component manufacturers and allow us to focus on vehicle assembly. This focus contributes to our low capital expenditure requirements and scalable capacity, which we believe will make our decentralized production strategy financially advantageous. To execute on our decentralized production strategy, we plan to open sales, service and assembly facilities in targeted urban areas in the United States and abroad, beginning with facilities on the east and west coasts of the United States, including a facility in New York, which we anticipate will open during the second half of 2012. We expect to enter into a lease agreement for a New York facility in the third quarter of 2012, although there can be no assurance in this regard. We also are pursuing joint ventures with local market participants to produce, sell and/or service Smith-branded vehicles in promising international markets where we see opportunities that we believe can be better realized through joint venture arrangements than through Smith-owned facilities. We have an established service base in the United Kingdom, where we operate four service facilities and a fleet of approximately 100 service vehicles. Our U.K. service teams maintain both electric and traditional diesel vehicles.

OUR MARKET OPPORTUNITY

        Our primary market is commercial fleet purchasers of medium-duty vehicles, which are on-road vehicles with GVWs ranging from 14,000 to 33,000 pounds. Medium-duty commercial vehicles are used in, among other things, urban applications such as grocery, package and beverage delivery, utility, and school and shuttle buses. According to LMC Automotive (Q2, 2012 Medium Duty World Truck Sales), global annual sales of on-highway medium-duty commercial trucks are expected to reach 815,831 units in 2012, with a compound annual growth rate, or CAGR, of 4.7% from 2012 to 2016. Within this market, according to Pike Research LLC, approximately 4,000 and 16,000 medium-duty commercial battery electric trucks are expected to be sold globally in 2012 and 2016, respectively, reflecting a

CAGR of 41.4%. While Pike Research LLC expects growth in sales of medium-duty commercial battery electric trucks to outpace growth in the overall medium-duty commercial truck market, the percentage share of that market that electric vehicles are forecasted to command is expected to remain small in the near term (less than 1% in 2012, growing to approximately 1.6% in 2016). Also, in relation to the overall commercial vehicle market, the medium-duty commercial vehicle segment represents a niche opportunity for many traditional large-scale original equipment manufacturers, or OEMs.

        According to R.L. Polk & Co., there are an estimated 11.5 million total commercial vehicles in the U.S., of which 3.3 million are medium-duty trucks. Europe represents a smaller market, with an estimated 2.7 million commercial vehicles according to KPMG International. The primary drivers impacting new purchases by medium-duty fleet operators fleets are macroeconomic growth, industrial activity, fuel and maintenance costs and government spending. Vehicles in this segment are often operated within urban centers, are driven at speeds below 50 mph, have poor fuel economies and utilize depot-based routes with numerous stops and predictable distances, typically 50 to 100 miles per day. In addition, fleet owners tend to maintain a large number of standardized vehicles, typically purchase in high volume, and can leverage economies of scale in the operation and servicing of such vehicles. Fleet size varies depending on the company, but large consumer products and package delivery companies such as PepsiCo's Frito-Lay division, or Frito-Lay, Coca-Cola, UPS and FedEx each have fleets in excess of 20,000 vehicles, with an average service life of eight years. As a result, fleet owners place significant importance on total cost of ownership. According to LMC Automotive, on average, gasoline and diesel trucks in this category have a fuel economy of approximately 8.4 miles per gallon. According to Pike Research LLC, diesel trucks in this category have an operating cost of $0.72 per mile, compared to an operating cost of $0.22 per mile for an all-electric vehicle in this category.

OUR COMPETITIVE STRENGTHS

        We believe that the following strengths position us well to capitalize on the expected growth in demand for medium-duty commercial electric vehicles.

  •
  Focus on commercial electric vehicles.  We believe that adoption of electric vehicles will be fastest in commercial applications where the economic benefits are greatest, and which have predictable routes and centralized charging, thereby avoiding range anxiety and dependence on development of public infrastructure to support electric vehicle fleets. For example, we believe that electric vehicles provide a more compelling alternative to commercial fleet operators than to passenger car owners because the lifetime fuel cost of a diesel powered truck compared to the cost of the truck is significantly higher than the lifetime fuel cost of a passenger car compared to its purchase price. We believe our exclusive focus on and position as a leading provider of commercial electric vehicles enables us to benefit from this trend.

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  First mover with established major commercial fleet relationships in the United States, Europe and Asia.  We believe we are the only vehicle manufacturer selling to major commercial fleets in the United States, Europe and Asia that exclusively produces electric vehicles. We have sold trucks to and are currently negotiating additional orders with customers such as Staples, Frito-Lay, Coca-Cola, TNT Express, FedEx and DHL, some of which are among the largest purchasers of medium-duty trucks in the world. We believe that our established relationships with large customers position us to receive additional orders from them, which will increase the recognition of our products with prospective customers and reinforce our brand equity.

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  Low capital intensity of production.  We believe our ability to achieve a relatively low level of capital intensity with respect to our production operations will enable us to expand more rapidly and deliver high returns on invested capital. We assemble our vehicles using components manufactured by pre-qualified third party vendors using our specifications and designs. By purchasing components and focusing on assembly, we are able to leverage medium-volume automotive grade suppliers who have already achieved economies of scale, allowing us to avoid significant fixed costs and capital investment.

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  Our vehicle and system design facilitates component-based cost reduction and protection of our trade secrets and know-how.  We believe our component-based approach allows us to achieve lower costs when compared to buying entire systems, which typically carry higher margins for suppliers, and more easily and fairly fosters competition among multiple suppliers, as greater sourcing options exist for components as compared to systems. For example, our recently introduced Smith Power battery management system allows us to purchase battery modules, rather than entire battery systems, and over time we expect to purchase battery cells and assemble our own battery modules into packs, thereby further reducing our costs. Our powertrain provides us the ability to purchase at either a system or component level, such that we are able to purchase motors, inverters, controllers and transmissions separately from suppliers. Our approach also allows us to continuously develop our intellectual property and to better protect our trade secrets and know-how because no one supplier has access to our complete system design.

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  Modular battery system design that allows customers to configure each truck's range based on its application and significantly impact the total cost of vehicle operation.  We have designed our battery system to be modular so the same vehicle can accept battery packs with different capacities. For example, the Smith Newton has multiple battery pack options depending on the customer's range requirements and duty cycle. The flexibility to correctly size each vehicle's battery pack allows customers to select the most cost effective solution for their particular application, with the option to add additional capacity in order to repurpose vehicles for new applications in the future. Together, we believe these options allow our customers to maximize each vehicle's economic return, thereby increasing the attractiveness of our vehicles.

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  Focus on medium-duty commercial vehicles positions us well to avoid direct competition with heavy-duty truck and light-duty automotive OEMs.  Incumbent heavy-duty truck manufacturers and light-duty automotive OEMs generally are not as focused as we are on sales of medium-duty commercial trucks due to the relatively limited sales volume opportunity. We believe that as an early entrant with exclusive focus on medium-duty commercial vehicles, we are well positioned to avoid direct competition with the much larger organizations that produce heavy- and light-duty trucks.

Despite our competitive strengths and market growth expectations, there is no guarantee that such expected growth will occur or that we will be able to capitalize on any growth that does occur.

OUR STRATEGY

        We intend to be a leading global producer of medium-duty commercial electric vehicles. We believe that macro-level conditions affecting the commercial vehicle industry, such as the current emphasis on reducing carbon emissions, the volatility of diesel fuel prices and the policy shift toward energy independence from fossil fuels in the United States and Western Europe, are favorable and should drive adoption of commercial electric vehicles generally, and our vehicles specifically. However, there are significant near-term challenges we are working to overcome related to introducing new technology products. We believe that the most significant of these challenges is the limited and under developed supply chain for many of the key components used in commercial electric vehicles, including motors, control electronics units and batteries. The current absence of a well-developed supply chain has led to reliability and quality issues and high vehicle system and component costs, which have resulted in high initial vehicle costs when compared to diesel powered trucks of comparable GVWs, all of which impact customer satisfaction and limit the broader adoption of commercial electric vehicles.

Key elements of our strategy to address these challenges and be a leading global producer of medium-duty commercial electric vehicles include the following.

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  Focusing on large, well-recognized commercial operators to establish long-term customer advocates.  We are focusing our sales efforts on industry-leading companies and governmental entities that operate substantial, well-recognized, medium-duty commercial vehicle fleets. These entities have not only the resources available to purchase our vehicles, but also the corporate or public commitment to support and sustain the development of the commercial electric vehicle industry. We believe this strategy will increase our sales, validate the economic benefit of our vehicles and provide us with market credibility. Additionally, these customers typically have well-defined fleet replacement strategies that strengthen our visibility with respect to customers' purchasing cycles and future supply needs.

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  Leveraging our existing vehicle technologies and platforms to diversify applications and sales channels.  We are leveraging our current vehicle technologies and platforms to diversify applications in the United States, Europe and Asia. We anticipate our new vehicle models will broaden our reach within our addressable market and result in increased sales to our existing customers. In addition to offering vehicles with a wider range of GVWs, we are working with several truck and bus body manufacturers to provide specialized models, including a step van, shuttle and school buses, aircraft ground service and military transportation. These relationships will not only allow us to offer specialized models to our commercial fleet customers, but also could open new sales channels for us, as these manufacturers also may purchase our vehicles for resale to the end users. Additionally, in the future we may leverage our technology and key components supply chain to provide customers an option of paying us to retrofit and convert their existing diesel powered vehicles into electric powered vehicles.

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  Assuming control over manufacturing of key components.  We are transitioning the manufacturing of key components in our Smith Drive and Smith Power systems from low-volume suppliers to medium-volume automotive grade suppliers. We expect this transition to result in higher-quality components, faster and more reliable production and delivery, and a lower cost of production.

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  Continuing to focus on technological innovation to reduce the initial cost of our vehicles.  We are focused on improving our vehicle technologies and broadening our proprietary intellectual property rights over systems and components incorporated into our vehicles. These strategies are intended to improve our vehicle performance and reliability, strengthen our competitive position and lower our vehicle costs. For example, our recently introduced Smith Power battery management system allows us to purchase battery modules, and ultimately will allow us to purchase lithium-ion cells, from various pre-qualified manufacturers. We expect that this ability to source from multiple suppliers will enable us to reduce the cost per kilowatt hour of the batteries used in our vehicles and improve reliability.

  •
  Establishing sales, service and assembly facilities in selected markets.  We intend to establish sales, service and assembly facilities in select urban areas in different regions of the United States and abroad. Our initial plans include opening facilities on the east and west coasts of the United States, including a facility in New York City, which we anticipate will open during the second half of 2012. In addition to increasing our production capacity, these new facilities will allow us to provide localized sales and service and will significantly reduce costs associated with shipping completed trucks from our existing U.S. and U.K. locations to our customers. We believe that these localized facilities also will provide us access to regional, governmental and municipal fleets and allow us to economically accept the smaller orders typically placed by these customers. We also are pursuing joint ventures with local market participants to produce, sell and/or service Smith-branded vehicles in promising international markets where we see opportunities that we believe can be better realized through joint venture arrangements than through Smith-owned facilities.

  •
  Supporting and leveraging our customers' brands through branding synergies and co-promotions.  We intend to continue helping our customers build and achieve corporate sustainability objectives and enhance their brand images. Our efforts include co-promotional media and joint presentations at industry conferences and other public events that highlight the ongoing replacement of our customers' legacy diesel fleets with our environmentally-friendly, 100% electric vehicles.

  •
  Providing customized battery acquisition models to our customers.  We intend to provide purchasing options for the battery system used in our vehicles that meet our customers' varying purchasing strategies. For example, we intend to provide our customers with the flexibility to purchase complete vehicles that include battery systems or to purchase base vehicles and separately acquire battery systems through leasing arrangements with third parties. In the future we may offer battery leasing arrangements to our customers.

  •
  Working with federal and state governments to promote the electric vehicle industry.  We work with government authorities to promote the adoption of electric vehicles and believe we are well-positioned to benefit from support for commercial electric vehicles. Government support for the development and use of commercial electric vehicles can accelerate their adoption. Such support ranges from tax incentives, to end-user rebates for the purchase of electric vehicles, to consortium tenders for the purchase of electric vehicles in volume.

Notwithstanding the key elements discussed above, there is no guarantee that our strategy will be effective in addressing the challenges we face or that we will become a leading global producer of medium-duty commercial electric vehicles.

RISK FACTORS

        Our business is subject to a number of risks and uncertainties that you should carefully consider prior to deciding whether to invest in our common stock. These risks are discussed more fully in the section entitled "Risk Factors" beginning on page 18. For example,

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  we have had a history of losses and expect to incur net losses for the remainder of 2012, and we may be unable to achieve or sustain profitability;

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  we have yet to achieve positive cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain;

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  we may need access to additional financing, which may not be available to us on acceptable terms or at all, and if we cannot access additional financing when we need it and on acceptable terms, our business, prospects, financial condition, operating results and ability to continue as a going concern could be adversely affected;

  •
  if we are unable to establish and maintain confidence that we have sufficient access to liquidity and positive long-term business prospects we may not be able to meet our cost down goals, increase our production or expand our business and our prospects, financial condition and operating results may be adversely affected;

  •
  our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment;

  •
  our future growth is dependent upon the willingness of operators of commercial vehicle fleets to adopt electric vehicles and on our ability to produce, sell and service vehicles that meet their needs;

  •
  we rely on a limited number of customers for a significant portion of our revenue, and the loss of any of these customers could materially harm our business;

  •
  our business, prospects, financial condition and operating results will be adversely affected if we cannot reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs;

  •
  our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain or if we cannot obtain materials of sufficient quantity or quality at reasonable prices, including as a result of the recent bankruptcy filing by Valence Technology, Inc., or Valence, which produces the battery systems for our U.K.-produced vehicles, or as a result of operational and financial issues affecting Enova Systems, Inc. or Enova, which produces the principal powertrain components for our Edison vehicles;

  •
  we are transitioning the powertrains and battery systems used in our vehicles to our Smith Drive and Smith Power systems, and any difficulties we experience with the performance of these systems or our supply chain as a result of this transition, including any failure by A123 to timely replace at its cost potentially defective battery modules it has supplied to us, could adversely affect our business, prospects, financial condition and operating results;

  •
  our inability to effectively and quickly scale our vehicle assembly processes from low volume production to high volume production could adversely affect our business, prospects, financial condition and operating results;

  •
  the unavailability, reduction, elimination or adverse application of government subsidies, incentives and regulations, including the exhaustion or loss of amounts available for customer incentives under the Smith Electric Vehicles Medium-Duty Electric Vehicle Demonstration Project, or the EV Demonstration Project, could have an adverse effect on our business, prospects, financial condition and operating results;

  •
  if we are unable to remediate our material weaknesses in our internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, which could negatively impact our operating results, ability to operate our business and investors' views of us;

  •
  our ability to sell our vehicles in Europe and other international markets depends on our receipt of certain regulatory approvals and if we are unable to obtain these approvals, our business and operating results could be substantially harmed; and

  •
  upon completion of this offering, Tanfield will beneficially own approximately                % of our outstanding shares of common stock, par value $0.001 per share, or common stock, assuming the underwriters do not exercise their over-allotment option, and approximately                % of our outstanding shares of common stock, if the underwriters' over-allotment option is exercised in full, and Tanfield's ownership percentage may depress the trading price of our common stock or prevent new investors from influencing significant corporate decisions.

RECENT DEVELOPMENTS

Bridge Note Financing

        Between July 16, 2012 and July 24, 2012, we issued senior unsecured promissory notes, or bridge notes, having a maximum aggregate principal amount of $11.5 million to Tanfield and certain other third parties. We have borrowed $4.0 million in the aggregate under these bridge notes and expect to borrow an additional $1.0 million if we complete this offering by August 14, 2012. We expect to borrow up to the remaining amount available under the bridge notes in the third quarter of 2012 if we do not complete this offering by August 14, 2012. We have the right to borrow up to the maximum principal amount of the bridge notes subject to our compliance with the covenants specified in the notes. The bridge notes accrue interest at a per annum rate of 8.00% and mature on the earlier of 180 days from the date of issuance and the closing of this offering. We are required to grant, as security for the performance of our obligations under the bridge notes, a first priority perfected security interest in substantially all of our assets to the holders of the bridge notes if we do not complete this offering by August 14, 2012.

Preliminary Second Quarter Results

        Our results for the three months ended June 30, 2012 are not yet finalized; however, the following information reflects our expectations with respect to such results based on currently available information.

        Our management uses order backlog, production slots filled, global throughput, inventory turnover days and total miles on route as key operating metrics in evaluating our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics," beginning on page 64 of this prospectus, for additional information about our key operating metrics. Our performance as measured by these operating metrics (other than inventory turnover days, for which data is not yet available) as of or for the three months ended June 30, 2012 follows.

  •
  We had an order backlog as of June 30, 2012 of 404 vehicles, representing an increase of approximately 330% compared to our order backlog of 145 vehicles as of March 31, 2012. For the third quarter of 2012, our target backlog of three months of production represents 87 vehicles, compared to our target backlog of 90 vehicles for the second quarter of 2012. As of July 15, 2012, we have an order backlog of 434 vehicles.

  •
  We currently estimate that we will produce approximately 390 vehicles in 2012. As of June 30, 2012, we have produced 77 vehicles in 2012. Based on our current production schedule, we have allocated all of our production slots for the remainder of 2012. Prior to the end of the second quarter of 2012, we estimated that we would produce approximately 620 vehicles in 2012. Our reduced expectation for 2012 vehicle production is primarily the result of current cash constraints impacting our ability to expand our supply chain, particularly our ability to transition the production of our key powertrain components to a medium-volume supplier as quickly as we previously expected.

  •
  Our production schedule called for us to produce 103 vehicles during the three months ended June 30, 2012. Our global throughput as a percentage of plan for the three months ended June 30, 2012 was 37%. We produced fewer vehicles than projected in the second quarter of 2012 primarily as a result of our inability to both purchase required inventory as a result of our limited cash and obtain a consistent supply of our key powertrain components.

  •
  Our total miles on route for the three months ended June 30, 2012 was approximately 553,500 miles, compared to approximately 416,000 miles for the three months ended March 31, 2012.

        The data presented above reflects our estimates based solely upon information available to us as of the date of this prospectus, is not a comprehensive statement of our financial results or position as of or for the three months ended June 30, 2012, and has not been audited, reviewed or compiled by our independent registered public accounting firm, Deloitte & Touche LLP. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. Our actual second quarter results will not be available until after this offering is completed, and may differ materially from these second quarter estimates. Accordingly, you should not place undue reliance upon these preliminary estimates. For example, during the course of the preparation of our financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial information presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See "Risk Factors" and "Forward-Looking Statements."

Term Sheet for Brazil Joint Venture

        On June 1, 2012, we entered into a non-binding term sheet with J3M Empreendimentos e Participacoes Ltda., or J3M, and Nova Africa Comercio Internacional Ltda., or Nova Africa, both of which are Brazilian companies, establishing the general terms on which J3M and Nova Africa would make a $10.0 million investment in us and we, J3M and Nova Africa would form a joint venture in Brazil to develop, manufacture, market and sell Smith-branded all-electric commercial trucks and buses in Brazil. The term sheet contemplates that the initial annual production goal for the joint venture would be 1,200 electric commercial trucks and buses and that the parties would endeavor to establish the joint venture by the end of 2012. Negotiations regarding the scope and terms of the investment and joint venture are preliminary and ongoing and there is no assurance regarding the timing or terms under which either transaction may be consummated, if at all.

Lease Agreement for New York Facility

        We expect that in the third quarter of 2012 we will enter into a lease agreement for a production facility located in New York City. The proposed lease for our New York facility provides for rent of approximately $889,200 for the first year of the term, with a three percent annual escalation thereafter. The lease requires us to maintain a $1.0 million letter of credit as a security deposit, unless, as of the fifth anniversary of the lease commencement date, we meet certain net worth thresholds, in which case either the amount of the letter of credit will be reduced to $500,000 or we will be able to provide the landlord with a cash deposit equal to three months of rent in lieu of a letter of credit. The term of the lease runs until June 30, 2023 unless earlier terminated in accordance with its terms, and we have the option to extend the term of the lease for two five-year extension terms. We anticipate expenditures during 2012 related to our New York facility of approximately $2.5 million, consisting of $1.5 million of improvements and equipment, $0.7 million of cost to extend our infrastructure and $0.3 million of lease closing costs. However, there can be no assurance that this lease will be consummated in the expected time frame and with the currently proposed terms or that, unless we complete this offering, we will have sufficient cash to fund all anticipated capital expenditures.

COMPANY INFORMATION

        Smith Europe and its predecessor entities have existed since the early 1920s. We were incorporated in Delaware in 2009 and have been operating on a consolidated basis with Smith Europe since January 2011, when we acquired the business of Smith UK from Tanfield. We believe our acquisition of the Smith UK business provides us with:

  •
  a platform on which we can expand our business internationally, particularly in Europe and Asia, where fuel costs exceed those in the United States;

  •
  enhanced product development capabilities as a result of access to Smith UK's engineering division;

  •
  access to recurring service-related revenues from Smith UK's fleet management services; and

  •
  Smith UK's existing vehicle technologies and the elimination of a royalty obligation to Tanfield. Smith Europe now owns the intellectual property rights we previously licensed from Tanfield.

        We are headquartered in Kansas City, Missouri. Our principal executive offices are located at 12200 N.W. Ambassador Drive, Suite 326, Kansas City, Missouri 64163, and our telephone number at this location is (816) 464-0508. Our website address is www.smithelectric.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

THE OFFERING

Common stock we are offering	shares (or shares, if the underwriters exercise their over-allotment option in full)
Common stock offered by the selling stockholders	shares ( shares, if the underwriters exercise their option to purchase shares from the selling stockholders in full)
Over-allotment option	shares
Common stock to be outstanding after this offering	shares
Use of proceeds

We intend to use up to $14.6 million of the net proceeds to us from this offering to redeem $11.1 million in principal amount of our outstanding 10% Series A secured convertible debentures, or Series A debentures; up to $5.0 million of such net proceeds to pay amounts outstanding under our bridge notes; and $0.5 million of such net proceeds to pay Tanfield the outstanding portion of the purchase price owed to it in connection with our acquisition of our Smith UK business. We intend to use the remainder of the net proceeds to us from this offering for capital expenditures, working capital and other general corporate purposes. See the "Use of Proceeds" section of this prospectus beginning on page 51 for more information.

We will not receive any proceeds from the sale of shares by the selling stockholders.
Risk factors	You should read the "Risk Factors" section of this prospectus beginning on page 18 for a discussion of factors to consider carefully before deciding whether to purchase shares of our common stock.
Nasdaq Global Market symbol	"SMTH"

        The number of shares of our common stock that will be outstanding after this offering is based on 10,507,929 shares of our common stock outstanding as of June 30, 2012 and excludes:

  •
  1,847,688 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2012 at a weighted average exercise price of $11.05 per share;

  •
  140,000 shares of our common stock issuable upon the exercise of stock options to be granted upon the closing of this offering at an exercise price equal to the price at which we offer shares of our common stock to the public in this offering; and

  •
  3,000,000 shares of our common stock reserved as of the closing date of this offering for future issuance under our 2012 Incentive Plan.

        Unless otherwise indicated, the information in this prospectus reflects the following:

  •
  the automatic conversion of all of the outstanding shares of our Series B convertible redeemable preferred stock, par value $0.001 per share, or our Series B preferred stock, Series C convertible redeemable preferred stock, par value $0.001 per share, or our Series C preferred stock, and

    Series D preferred stock into shares of our common stock, in each case, on a one-to-one basis, immediately prior to the closing of this offering;

  •
                         shares of our common stock issuable upon conversion of $14.6 million in principal and accrued interest of our outstanding Series A debentures at an assumed conversion price of $            , which is 80% of the mid-point of the price range listed on the cover page of this prospectus;

  •
  the automatic exercise, on a net exercise basis, of all of the warrants issued in our 2011 convertible notes financing and in our Series D preferred stock financing for an aggregate of                         shares of our common stock upon the pricing of this offering, based on an assumed initial public offering price of $                per share, which is the midpoint of the price range listed on the cover page of this prospectus;

  •
  the filing of our fifth amended and restated certificate of incorporation, or our certificate of incorporation, and the adoption of our amended and restated by-laws, or our by-laws, as of the closing date of this offering; and

  •
  no exercise by the underwriters of their over-allotment option.

SUMMARY HISTORICAL FINANCIAL DATA

        The summary consolidated and combined financial data below should be read together with our financial statements and the accompanying notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary historical financial data in this section is not intended to replace our historical financial statements and the accompanying notes. As of and for the periods prior to December 31, 2010, the financial statements of Smith UK and Smith US are presented on a combined basis. As of and for periods subsequent to January 1, 2011, the financial statements for Smith Europe and Smith US are presented on a consolidated basis. Our historical results are not necessarily indicative of our future results. We derived the statement of operations data for 2011, 2010 and 2009 from our audited financial statements appearing elsewhere in this prospectus. We derived the statement of operations data for the three months ended March 31, 2012 and 2011 and the balance sheet data as of March 31, 2012 from our unaudited interim financial statements appearing elsewhere in this prospectus. See "Selected Historical Financial Data" for certain information regarding this data. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly our financial position as of March 31, 2012 and results of operations for the three months ended March 31, 2012 and 2011. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

	Years ended December 31,					Three months ended March 31,
	2011	2010		2009		2012	2011
						(Unaudited)
	(in thousands, except per share amounts)
Consolidated and Combined Statement of Operations Data:
Revenue
Vehicle(1)	$38,944		$23,827		$8,223	$6,135		$15,492
Service and repairs(2)	10,983		11,767		14,631	2,291		2,860

Total revenue	49,927		35,594		22,854	8,426		18,352

Cost of revenue
Vehicle	57,702		33,117		13,370	14,450		20,019
Service and repairs	11,848		12,175		14,421	2,255		2,715

Total cost of revenue	69,550		45,292		27,791	16,705		22,734

Gross loss	(19,623)		(9,698)		(4,937)	(8,279)		(4,382)
Research and development expense	5,427		2,550		1,126	1,974		492
Selling, general and administrative	16,990		13,307		10,697	5,012		3,249

Total operating expenses	22,417		15,857		11,823	6,986		3,741
Operating loss	(42,040)		(25,555)		(16,760)	(15,265)		(8,123)
Other expense (income)
Interest expense	7,090		3,699		696	500		1,372
Loss on extinguishment of debt	1,353		—		—	—		971
Government grant reimbursements	(2,214)		(688)		(18)	(78)		(99)
Other (income) expense, net	4,266		1,698		60	(341)		1,422

Net loss	$(52,535)		$(30,264)		$(17,498)	$(15,346)		$(11,789)

Net loss per share of common stock, basic and diluted(3)	$(5.06)		$(2.95)		$(1.89)	$(1.48)		$(1.14)

Shares used in computing net loss per share of common stock, basic and diluted(3)	10,381		10,258		9,271	10,381		10,381

Pro forma net loss per share of common stock(4)	$(3.55)	$		$		$(0.85)	$

Shares used in computing pro forma net loss per share of common stock(4)	14,812					17,981

(1)
Vehicle revenue consists of revenues derived primarily from the sale of our Newton and Edison vehicles. Vehicle revenue also includes payments received by us in connection with Smith Europe's, and previously Smith UK's, distribution of forklifts.

(2)
Service and repairs revenue consists of revenues derived from the provision of fleet maintenance and repair services. These services, which are primarily provided in the United Kingdom, include services for traditional diesel-fueled vehicles as well as for electric vehicles.

(3)
Our basic net loss per share of common stock is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share of common stock is computed by dividing the net loss by the weighted-average number of shares of common stock and, if dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of stock options and warrants to purchase shares of our common stock (using the treasury stock method) and the conversion of our preferred stock, 12% senior unsecured convertible promissory bridge notes and Series A debentures (using the if-converted method). As we generated a loss in each period, the potential shares of common stock would have reduced our per share loss (antidilutive) and, therefore, were excluded from the calculation.

(4)
Pro forma net loss per share of common stock includes shares of nonvested stock that vest upon the closing of this offering and shares of common stock issuable upon the automatic conversion of all of the then-outstanding whole shares of our Series B preferred stock, our Series C preferred stock and our Series D preferred stock into shares of our common stock, in each case, at a one-to-one conversion ratio, immediately prior to the closing of this offering, assuming that such conversion occurred at the later of beginning of the period and the date on which such preferred shares were issued. Pro forma net loss per share of common stock excludes the effect of the conversion of 61,919 shares of our Series D preferred stock that were issued after March 31, 2012, which convert into shares of common stock on a one-to-one basis.

        The following table summarizes our consolidated balance sheet as of March 31, 2012:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect:

  •
  the filing of our certificate of incorporation;

  •
  the conversion of all of our outstanding whole shares of preferred stock into an aggregate of 8,186,569 shares of our common stock, in each case, based on a one-to-one conversion ratio;

  •
  the issuance of             shares of our common stock upon the assumed conversion of $14.6 million in principal and accrued interest of our outstanding Series A debentures at an assumed conversion price of $            , which is 80% of the mid-point of the price range listed on the cover page of this prospectus;

  •
  the issuance of             shares of our common stock upon the exercise, on a net exercise basis, of the warrants issued in connection with our 2011 convertible notes financing and our Series D preferred stock financing, based on an assumed initial public offering price of $            per share, which is the mid-point of the price range listed on the cover page of this prospectus; and

  •
  the issuance of our bridge notes; and

  •
  on a pro forma, as adjusted basis to reflect the pro forma adjustments described above, our receipt of the estimated net proceeds to us from this offering, based on an assumed initial public offering price of $            per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and our use of such net proceeds to us as described in "Use of Proceeds," other than as relates to the redemption of our Series A debentures.

	As of March 31, 2012
	Actual	Pro forma	Pro forma, as adjusted
	(Unaudited) (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,368	$	$
Property, plant and equipment, net	5,076
Working (deficit) capital	(2,615)
Total assets	37,854
Warrants	4,981
Notes payable—other	1,512
Bridge notes	—
Series A debentures, net of discount	10,292
Series A conversion feature	3,379
Series B convertible redeemable preferred stock	56,688
Series C convertible redeemable preferred stock	29,473
Series D convertible redeemable preferred stock	12,703
Total stockholders' (deficit) equity	(112,784)

        Each $1.00 increase or decrease in the assumed initial public offering price of $            per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, our pro forma, as adjusted cash and cash equivalents, additional paid-in capital and stockholders' equity by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The pro forma column and the pro forma, as adjusted column in the table above do not include:

  •
  1,847,688 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2012 at a weighted average exercise price of $11.05 per share; and

  •
  3,000,000 shares of our common stock reserved for future issuance under our 2012 Incentive Plan, which will become effective in connection with the consummation of this offering.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our financial statements and the related notes, before investing in our common stock. If any of the following risks materialize, our business, prospects, financial condition and operating results could be materially harmed. In such case, the price of our common stock could decline, and you may lose some or all of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We have had a history of losses, and we may be unable to achieve or sustain profitability.

        We have never been profitable and as of March 31, 2012 have an accumulated deficit of $120.8 million. We have had net losses in each quarter since our inception. Our net losses for the years ended December 31, 2011, 2010 and 2009 and for the three months ended March 31, 2012 were $52.5 million, $30.3 million, $17.5 million and $15.3 million, respectively. We expect that we will continue to incur net losses through the second quarter of 2013. We expect to incur significant future expenses as we continue to invest in our cost down initiative and developing our Smith Drive and Smith Power technologies and to expand our business, particularly when we establish our network of sales, service and assembly facilities in the United States and abroad. Following the completion of this offering, we also expect to incur significant legal, accounting and other expenses that we did not incur as a private company. Taken together, these and other increased expenditures may make it difficult for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability.

We have yet to achieve positive cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

        We have had negative cash flow from operating and investing activities of $51.6 million, $14.0 million, $13.4 million and $7.4 million for the years ended December 31, 2011, 2010 and 2009 and the three months ended March 31, 2012, respectively. We anticipate that we will continue to have negative cash flow from operating and investing activities for the foreseeable future as we expect to sell our vehicles at a gross loss through the fourth quarter of 2012 and as we incur increased research and development, sales and marketing, and general and administrative expenses and make significant capital expenditures to open sales, service and assembly facilities. Our business also will at times require significant amounts of working capital to support our growth and our cost down activities, particularly as we acquire inventory to support our anticipated increase in production. An inability to generate positive cash flow for the foreseeable future may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability. There can be no assurance we will achieve positive cash flow in the forseeable future.

We may need access to additional financing, which may not be available to us on acceptable terms or at all. We have received a report from our independent registered public accounting firm on our 2011 financial statements that contains an explanatory paragraph stating that our recurring losses from operations, negative working capital and stockholders' capital deficiency and the uncertainty around our ability to raise sufficient capital, raise substantial doubt about our ability to continue as a going concern. If we cannot access additional financing when we need it and on acceptable terms, our business, prospects, financial condition, operating results and ability to continue as a going concern could be adversely affected.

        Our growth-oriented business plan to design, produce, sell and service commercial electric vehicles using a decentralized production model will require continued capital investment. Our research and development activities to support our cost down initiative also will require continued investment. We have received a report from our independent registered public accounting firm on our 2011 financial statements that contains an explanatory paragraph stating that our recurring losses from operations, negative working capital and stockholders' capital deficiency and the uncertainty around our ability to raise sufficient capital, raise substantial doubt about our ability to continue as a going concern. Based on an operating plan that assumes we do not receive net proceeds from this offering, we expect that our cash and cash equivalent balances, together with amounts drawn or available to be drawn under our bridge notes, proceeds from the issuance of the shares of our Series D preferred stock issued after March 31, 2012 and our anticipated cash from operating activities, will be sufficient to fund our operating activities through the third quarter of 2012. However, based on such funding, we will not have the ability to pursue all of the cost down initiatives and the capital expenditures related to our planned New York facility that we would otherwise pursue under our operating plan. Based on an operating plan that assumes we receive net proceeds from this offering, we expect that our cash and cash equivalent balances, together with such net proceeds, amounts drawn under our bridge notes, proceeds from the issuance of shares of our Series D preferred stock issued after March 31, 2012 and our anticipated cash from operating activities, will be sufficient to fund our operating activities, including our planned capital expenditures and research and development activities, for at least the next 12 months. However, if our operating costs exceed our expectations, particularly if we fail to achieve our cost down goals, or if we incur any significant unplanned expenses, we may need to raise additional funds through the issuance of equity, equity-related or debt securities or by obtaining credit from government or financial institutions. This capital will be necessary to fund our ongoing operations, continue research, development and design efforts, open our sales, service and assembly facilities, improve infrastructure and introduce new or improve existing vehicle models. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all, particularly given that we do not now have a committed credit facility with any government or financial institution. If we cannot obtain additional financing when we need it and on terms acceptable to us, our business, prospects, financial condition, operating results and ability to continue as a going concern could be adversely affected.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

        You must consider the risks and difficulties we face as an early stage company with limited operating history in evaluating an investment in our common stock. If we do not successfully address these risks and difficulties, including the other risks discussed in this prospectus, our business, prospects, financial condition and operating results may be adversely affected. Although Smith Europe and its predecessor entities have existed since the early 1920s, Smith was formed in January 2009 and Smith and Smith Europe have been operating as a consolidated company only since January 2011. Further, we have sold the Smith Newton in the United States only since December 2009 and our current senior management team has been with us only since June 2012. As such, we have a very limited operating history on which investors can base an evaluation of our business, prospects and operating results, which may increase the risk of their investment.

If we are unable to establish and maintain confidence that we have sufficient access to liquidity and positive long-term business prospects we may not be able to meet our cost down goals, increase our production or expand our business and our prospects, financial condition and operating results may be adversely affected.

        Our prospects, financial condition and operating results may be adversely affected if we are unable to establish and maintain confidence about our liquidity and business prospects among suppliers, customers and within our industry. Our ability to transition our supply chain from low-volume suppliers to medium-volume automotive grade suppliers is largely dependent on our access to sufficient capital to ensure our new suppliers that we have the ability to meet our financial commitments and to fund pre-production activities. If we are unable to raise this capital, for example, we will be unable to transition the production of our key Smith Drive components from our development partner to a medium-volume supplier, which, in turn, will prevent us from meeting our cost down and production goals and adversely affect our ability to achieve profitability.

        Furthermore, our vehicles are highly technical products that require maintenance and support. If we were to cease or cut back operations, even years from now, buyers of our vehicles from years earlier might find it much more difficult to maintain their vehicles and obtain satisfactory support. As a result, customers may be less likely to purchase our vehicles now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.

        Accordingly, in order to build and maintain our business, we need access to liquidity and we must maintain confidence among suppliers, customers and other parties in our liquidity and long-term business prospects. We believe that maintaining such confidence may be particularly complicated by factors such as the following:

  •
  our limited operating history;

  •
  our limited revenues and lack of profitability to date;

  •
  uncertainty about the long-term marketplace acceptance of commercial electric vehicles;

  •
  the prospect that we will need access to additional capital to fund our planned operations;

  •
  the breadth of our expansion plans relative to our existing capital base and scope and history of operations;

  •
  the prospect or actual emergence of direct, sustained competitive pressure from larger, more well-capitalized commercial vehicle makers; and

  •
  loss of government financial support via grants or contracts.

        Many of these factors are largely outside our control, and any negative perceptions about our liquidity or long-term business prospects, even if exaggerated or unfounded, may harm our business, prevent us from achieving profitability and make it more difficult to raise additional funds when needed.

Our future growth is dependent upon the willingness of operators of commercial vehicle fleets to adopt electric vehicles and on our ability to produce, sell and service vehicles that meet their needs. If the market for commercial electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be adversely affected.

        Our growth is dependent upon the adoption of electric vehicles by operators of commercial vehicle fleets and on our ability to produce, sell and service vehicles that meet their needs. The entry of commercial electric vehicles into the medium-duty commercial vehicle market is a relatively new development, particularly in the United States, and is characterized by rapidly changing technologies and evolving government regulation, industry standards and customer views of the merits of using electric vehicles in their businesses. As such, we believe that operators of commercial vehicle fleets consider a number of factors when deciding whether to purchase our commercial electric vehicles (or commercial electric vehicles generally) or vehicles powered by internal combustion engines, particularly diesel-fueled or natural gas-fueled vehicles. We believe these factors include:

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  the difference in the initial purchase prices of commercial electric vehicles and vehicles with comparable GVWs powered by internal combustion engines, both including and excluding the impact of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

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  the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating and maintenance costs;

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  the availability and terms of financing options for purchases of vehicles and, for commercial electric vehicles, financing options for battery systems;

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  the availability of tax and other governmental incentives to purchase and operate electric vehicles and future regulations requiring increased use of nonpolluting vehicles;

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  government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

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  fuel prices, including volatility in the cost of diesel;

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  the cost and availability of other alternatives to diesel fueled vehicles, such as vehicles powered by natural gas;

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  corporate sustainability initiatives;

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  commercial electric vehicle quality, performance and safety (particularly with respect to lithium-ion battery packs);

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  the quality and availability of service for the vehicle, including the availability of replacement parts;

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  the limited range over which commercial electric vehicles may be driven on a single battery charge;

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  access to charging stations and related infrastructure costs, and standardization of electric vehicle charging systems;

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  electric grid capacity and reliability; and

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  macroeconomic factors.

        If, in weighing these factors, operators of commercial vehicle fleets determine that there is not a compelling business justification for purchasing commercial electric vehicles, particularly those that we produce and sell, then the market for commercial electric vehicles may not develop as we expect or may develop more slowly than we expect, which would adversely affect our business, prospects, financial condition and operating results.

        If our customers are unable to efficiently and effectively integrate our electric vehicles into their existing commercial fleets our sales may suffer and our business, prospects, financial condition and operating results may be adversely affected.

        Our sales strategy involves a comprehensive plan for the pilot and roll-out of our electric vehicles, as well as the ongoing replacement of existing commercial vehicles with our electric vehicles, that is tailored to the individual needs of our customers. If we are unable to develop and execute fleet integration strategies or fleet management support services that meet our customers' unique circumstances with minimal disruption to their businesses, our customers may not realize the economic benefits they expect from our electric vehicles. If this were to occur, our customers may not order additional vehicles from us, which could adversely affect our business, prospects, financial condition and operating results.

We rely on a limited number of customers for a significant portion of our revenue and our future growth, and the loss of any of these customers could materially harm our business.

        A significant portion of our total revenue and vehicle revenue is generated from a limited number of our Zero Emission Vehicles segment customers. For the years ended December 31, 2011 and 2010 and the three months ended March 31, 2012, two, four and three, respectively, of our Zero Emission Vehicles customers collectively accounted for approximately 50%, 40% and 61%, respectively, of our total revenue; and 64%, 60% and 84%, respectively, of our vehicle revenue. Frito-Lay accounted for 46% of our total revenue and 59% of our vehicle revenue for the year ended December 31, 2011. Staples, Inc. accounted for 16% of our total revenue and 24% of our vehicle revenue for the year ended December 31, 2010. Frito-Lay, FreshDirect, LLC and Duane Reade Inc. accounted for 33%, 17% and 11%, respectively, of our total revenue and 45%, 24% and 15%, respectively, of our vehicle revenue for the three months ended March 31, 2012.

        Furthermore, our growth strategy is premised on expanding our relationships with our largest customers, which increases our dependence on their continued business. Although we expect to broaden our customer base over time by leveraging our existing relationships and through our acquisition of Smith UK, we expect that most of our revenue will continue, for the foreseeable future, to come from a relatively small number of customers.

        Our contracts with our customers currently do not include long-term commitments or minimum volumes that ensure future sales of our vehicles. Rather, our customers place orders for a specified number of vehicles on a purchase order basis, which may be cancelled without financial penalty to the customer. Consequently, our financial results may fluctuate significantly from period-to-period based on the actions of one or more significant customers. A customer may take actions that affect us for reasons that we cannot anticipate or control, such as reasons related to the customer's financial condition, changes in the customer's business strategy or operations or as the result of the perceived performance or cost-effectiveness of our vehicles. The loss of or a reduction in sales or anticipated sales to our most significant customers could have an adverse effect on our business, prospects, financial condition and operating results.

Our business, prospects, financial condition and operating results will be adversely affected if we cannot reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs.

        We incur significant costs and expenses related to procuring the materials and components required to produce our commercial electric vehicles and assembling vehicles. As a result, without including the impact of government or other subsidies and incentives, the purchase prices for our commercial electric vehicles currently are substantially higher than the purchase prices for diesel-fueled vehicles with comparable GVWs. Through our cost down initiative, we are attempting to reduce our material and production costs to the point where the cost to produce our vehicles allows us to price our vehicles, excluding the impact of government subsidies and incentives, at a level that represents an attractive premium to the upfront cost of diesel trucks with comparable GVWs. We have had some success reducing our cost of revenue, however, the cost of producing our vehicles currently exceeds the sales prices of our vehicles. If we are unable to reduce costs effectively, we will not be able to sustain our current pricing and therefore may lose sales to lower priced competitors and we may not be able to achieve profitability.

Because we assemble vehicles from components supplied by third parties, we are particularly dependent on those third parties to deliver raw materials, parts, components and services in adequate quality and quantity in a timely manner and at reasonable prices. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain or if we cannot obtain materials of sufficient quality at reasonable prices.

        Our production operations depend on obtaining raw materials, parts and components, manufacturing equipment and other supplies, and services from reliable suppliers in adequate quality and quantity in a timely manner. We purchase the chassis and cab for the Smith Newton from Avia Ashok Leyland Motors S.R.O., or Avia, located in the Czech Republic; the battery modules for our U.S.-produced vehicles from A123 and the battery system for our U.K.-produced vehicles from Valence; the charger for the Smith Newton from EDN Group S.r.l., or EDN, located in Italy, and the charger for the Smith Edison from BRUSA Electronik AG, located in Switzerland; and the principal powertrain components for our Newton vehicles from MagTec, located in the United Kingdom, and the principal powertrain components for our Edison vehicles from Enova. In cases where we rely on one supplier for a component or system, it may be difficult for us to substitute one supplier for another, increase the number of suppliers or change one component for another in a timely manner or at all due to interruption of supply, dependence on a sole source supplier or increased industry demand. We may not be able to shift our supply chain to alternative suppliers if any of our significant suppliers experience financial distress, as has been common in the motor vehicle industry over the past several years, or cannot meet our quality or volume requirements. For example, A123 recently announced that it had retained a strategic advisory firm to assist it in exploring strategic alternatives and Valence filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in July 2012. Furthermore, Enova recently announced that it had received a notice from NYSE MKT notifying Enova that its securities were subject to delisting from NYSE MKT because the Company no longer complies with the exchange's continued listing standards. Enova previously had announced that as part of cost cutting measures, in excess of 80% of its workforce had left the company, and that the company was continuing to evaluate strategic opportunities to leverage its resources and assist with its continuing operations. If, for any reason, A123 is unable to continue to supply us with the battery modules we use in the U.S.-produced Newton, Valence is unable to supply us with the battery systems we use for our U.K.-produced vehicles, or Enova is unable to supply us with the principal powertrain components we use in our Edison vehicles, we will need to quickly shift our battery and/or Edison powertrain supply to a new supplier, which we may not be able to do in a timely manner, on acceptable terms, or at all. We do not currently have an alternative supplier for the principal powertrain components we acquire from Enova for use in our Edison vehicles. While we have identified an alternative supplier for the battery systems we obtain from Valence, shifting our battery supply to this supplier would require us to incur engineering and tooling costs and there is no guarantee that this alternate supplier would have capacity available at that time to timely meet our production needs. Additionally, many of our current suppliers are small companies that produce a limited number of specialized products, which may make them attractive acquisition targets. If any of these suppliers were acquired by a competitor of ours or any other third party that determines to discontinue our supply relationship, we would need to find an alternative supplier, which we may not be able to do. If we are unable to maintain a consistent, high quality and cost effective supply chain, our business, prospects, financial condition and operating results could be adversely affected.

        We currently depend on sole source suppliers or a limited number of suppliers for our primary vehicle systems and certain key raw materials and component parts used in producing and developing our vehicles. For example, we purchase approximately 96%, based on value, of the over 530 parts used in the assembly of the U.S.-produced Smith Newton from sole source suppliers. We generally purchase materials pursuant to purchase orders placed from time to time and have only a limited number of long-term contracts and other guaranteed supply arrangements with our sole or limited source suppliers. As a result, many of our suppliers may not be able to meet our requirements relative to specifications and volumes for certain key raw materials and components, and we may not be able to locate alternative sources of supply at an acceptable cost. Additionally, if a sole source supplier ceases to continue to produce a component with little or no notice to us or significantly increases the cost of the component, whether due to increased market demand, limited supply or other reasons, our business could be harmed. See "Business—Manufacturing—Supply chain" for additional information about our supply chain and sole source suppliers.

We are transitioning the powertrains and battery systems used in our vehicles to our Smith Drive and Smith Power systems, and any difficulties we experience with our supply chain as a result of this transition could adversely affect our business, prospects, financial condition and operating results.

        We believe that the transition to our Smith Drive and Smith Power systems is critical to reducing the upfront cost of our commercial electric vehicles to a level that, even without the benefit of government subsidies and incentives, represents an attractive premium to the cost of diesel-fueled vehicles with comparable GVWs and to achieve profitability. In connection with this transition, we are moving to a new supply chain, including suppliers with which we have limited or no prior experience, and working to certify multiple suppliers for our key vehicle components. Further, we are transitioning production of certain key components of these systems to new, higher production suppliers. We cannot be certain that any of these third parties will be willing or able to supply materials and components in adequate quality and at prices, in quantities and on other terms acceptable to us and, if they are not, that we will be able to otherwise fulfill our supply needs on acceptable terms.

        For example, on March 26, 2012, A123 announced that battery modules produced using prismatic cells manufactured at A123's Livonia, Michigan facility contain manufacturing defects due to a miscalibrated welding machine used in module production which can result in premature failure of the battery module and reduced battery life. Based on A123's review of the root cause of the failure, A123 has represented that this defect does not present a safety concern. We have qualified an additional supplier for the battery modules used in our second generation Newton; however, we currently source all of these battery modules from A123. Based on a review by A123, we believe it is likely that substantially all of the battery modules we sourced from A123 prior to January 2012 contain one or more defective cells. Battery modules sourced from A123 prior to January 2012 have been installed in 82 vehicles that have been delivered to customers or upfitters. To date, we are not aware that any of the A123 modules installed in these 82 vehicles has experienced a premature failure. We expect that A123 will replace all defective battery modules supplied to us at A123's cost. After correcting the welding machine process error, A123 resumed providing us with battery modules in May 2012, which we are using to meet our production needs. As our production needs and A123's supply permits, we will begin replacing potentially defective modules previously installed in vehicles. The timeframe in which all potentially defective battery modules will be replaced and whether ultimately we will bear any associated costs currently is uncertain. On May 15, 2012, A123 announced that it expects to be capacity constrained over its next several quarters. However, based on our current production schedule for 2012 and our communications with A123, we do not at this time expect this issue will affect our production or operating results for the second or third quarter of 2012. There can be no assurance, however, that these predicted supply constraints will not adversely impact our fourth quarter 2012 production and operating results, and we currently are unable to predict the magnitude of such impact, if any.

        Additionally, we did not have a consistent supply of our key Newton powertrain components during the first half of 2012, which limited the number of vehicles we were able to produce in that period and adversely impacted management's ability to project our vehicle production and sales during 2012. Due primarily to cash constraints, we will not be able to transition production of our key Newton powertrain components to a medium-volume supplier as quickly as we previously expected, which has caused us to reduce the number of vehicles we expect to produce in 2012. If, for any reason, this transition is further delayed, we will need to further reduce our anticipated 2012 production.

        If any of our suppliers are unable to scale to meet our production, cost and quality requirements or the transition of our supply chain to higher volume suppliers is delayed for any reason, including as a result of the A123 battery issue discussed above, our current production and sales forecasts may be adversely impacted, we may be unable to adequately forecast our anticipated production and sales and our business, prospects, financial condition and operating results could be adversely affected.

If we are unable to scale our vehicle assembly processes effectively and quickly from low volume production to high volume production, our business, prospects, financial condition and operating results could be adversely affected.

        Our existing production model is well suited for the low volume production of our vehicles, but may not be well suited for the high volume production we will require if demand significantly increases for our commercial electric vehicles. Our ability to scale our vehicle assembly process is in part dependent on our supply chain and on our ability to execute on our decentralized production strategy. For more information about the risks associated with our supply chain, see "—Because we assemble vehicles from components supplied by third parties, we are particularly dependent on those third parties to deliver raw materials, parts, components and services in adequate quality and quantity in a timely manner and at reasonable prices. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain or if we cannot obtain materials of sufficient quality at reasonable prices" and "—We are transitioning the powertrains and battery systems used in our vehicles to our Smith Drive and Smith Power systems, and any difficulties we experience with our supply chain as a result of this transition could adversely affect our business, prospects, financial condition and operating results" above. For more information about the risks associated with our decentralized production strategy, see "—Our decentralized assembly, sales and service model will present numerous challenges, including site selection for and build-out of new facilities, consistent quality control across facilities and hiring sufficiently skilled employees. If we are unable to execute on our plan to establish sales, service and assembly facilities in the urban areas we have targeted or if our facilities in any of those markets underperform relative to our expectations, our business, prospects, financial condition and operating results may be adversely affected" below. If we are unable to scale our existing assembly processes and systems quickly while maintaining our current quality level, we may be unable to meet our customers' vehicle quality and quantity requirements or our forecasted production schedule or lower our cost of revenue. As a result, we may not be able to meet our customers' delivery schedules and could face the loss of customers, or be exposed to liability to customers to which we promised delivery, which could adversely affect our business, prospects, financial condition and operating results.

The unavailability, reduction, elimination or adverse application of government subsidies, incentives and regulations could have an adverse effect on our business, prospects, financial condition and operating results.

        We believe that, currently, the availability of government subsidies and incentives is an important factor considered by our customers when purchasing our vehicles, and that our growth depends in part on the availability and amounts of these subsidies and incentives. Any reduction, elimination or adverse application of government subsidies and incentives because of budgetary challenges, policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles or other reasons may result in the diminished price competitiveness of the alternative fuel vehicle industry generally and our commercial electric vehicles in particular, especially prior to the completion of our current cost down initiative. For example, in the United States, we and our customers benefit from significant subsidies in connection with the purchase of our vehicles under the California Hybrid Truck and Bus Voucher Incentive Program, or HVIP, the EV Demonstration Project and state-level Clean Cities programs. Under these programs, purchasers of our vehicles are eligible to receive subsidies or incentives of up to $55,000, $71,000 and $94,000, respectively, per vehicle purchased from us. See "Business—Government Programs and Incentives" for more information about the government subsidy and incentive programs in which we or our customers may participate. Based on our current production schedule, we do not believe that we will be able to enroll a sufficient number of vehicles in the EV Demonstration Project by the deadline for enrollment to satisfy our funding obligations under the program. We are working with the DOE to obtain an extension of this deadline, although there are no assurances we will receive such an extension. If we do not obtain an extension then we expect that we and our customers would lose access to approximately $5.5 million of funding under the program. If we do obtain an extension, we expect that we will exhaust the remaining $12.1 million of funding available under the EV Demonstration Project during 2013. Once available funds under the EV Demonstration Project are exhausted or lost, our customers will lose the ability to recoup up to $71,000 of the purchase price of a Smith Newton through participation in the EV Demonstration Project, which may adversely affect their willingness to purchase our vehicles in the future, particularly if our cost down initiative does not provide the cost savings we anticipate. As a result, our business, prospects, financial condition and operating results may suffer.

        Certain regulations and programs that encourage sales of electric vehicles could be eliminated or applied in a way that adversely impacts sales of our commercial electric vehicles, either currently or at any time in the future. For example, the U.S. federal government and many state governments, as well as many national governments within the European Union, are facing fiscal crises and budgetary constraints, which could result in the elimination of programs, subsidies and incentives that encourage the purchase of electric vehicles. In addition, grants made by the Department of Energy, or DOE, under the American Recovery and Reinvestment Act of 2009 to clean technology companies, such as the EV Demonstration Project grant, may be subject to a high level of scrutiny in part due to recent financial difficulties experienced by recipients of DOE loan guarantees. If government subsidies and incentives to produce and purchase electric vehicles were no longer available to us or to our customers, or the amounts of such subsidies and incentives were reduced or eliminated, our business, prospects, financial condition and operating results could be adversely affected.

We may not be able to obtain, agree on acceptable terms and conditions for, or continue to qualify for all or a significant portion of the government grants, loans and other incentives for which we have applied and may in the future apply. Our inability to do so could adversely affect our ability to grow our business.

        We have applied for, and we assist our customers in applying for, federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of electric vehicles and advanced battery technologies. We anticipate that in the future there may be new opportunities for us to apply for grants, loans and other incentives from federal, state and foreign governments on our own behalf and on behalf of our customers. Our and our customers' ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our and our customers' applications to participate in such programs. The application process for these funds and other incentives is and will continue to be highly competitive. We are eligible to receive, subject to certain conditions, some or all of which we may not be able to satisfy, up to $32.0 million of funding under the EV Demonstration Project and, as of June 30, 2012, we and our customers have received approximately $18.6 million of incentives under the project and we have requests for $1.3 million of customer incentives outstanding. However, based on our current production schedule, we do not believe that we will be able to satisfy our funding obligations under the project within the required timeline. If we are not able to obtain an extension of this timeline from DOE, we expect that we and our customers will lose access to approximately $5.5 million of funding under the program. Funds may be shifted between the development reimbursement grant and the customer incentive grant. In the first quarter of 2012, we and the DOE agreed to re-allocate funds remaining under the development reimbursement grant to the customer incentive grant; in the third quarter of 2012, we and the DOE agreed to revert the funds to the original allocation. We currently anticipate using $1.5 million of the remaining funding under the EV Demostration Project for development reimbursements and the remainder for customer incentives.

However, we cannot assure you that we will obtain the extension from the DOE that would be necessary for us to obtain the full amount of this funding. If we are unable to fund our share of the project costs, we will not receive all of the funds that are available to us and our customers.

        With respect to the funding that we have been awarded and the grants, loans and other incentives that we may be awarded, we may not be able to satisfy or continue to satisfy the requirements and milestones imposed by the granting authority as conditions to receipt of the funds or other incentives on a timely basis or at all. Moreover, our ability to obtain funds under state programs will depend on the continued availability of state funding for such programs.

        For example, we are subject to annual audits in connection with the EV Demonstration Project and have been and may in the future be subject to additional audits by the Defense Contract Audit Agency, or DCAA, which is performing such audits for the DOE. A DCAA audit of us, completed in October 2010, revealed significant deficiencies that are considered to be material weaknesses in our accounting system for accumulating and billing costs under government contracts or financial assistance agreements, including our process for submitting reimbursement claims, our timing for submitting rebates to our customers and our calculation of indirect costs to be reimbursed by the DOE. The DCAA audit report recommended that reimbursement of expenditures for fixed assets, direct labor and overhead costs be discontinued under the project until we remedy these issues. In January 2011, we responded to the DOE regarding the DCAA audit findings. Based on this response, the DOE confirmed in July 2011 that it would resume reimbursements for qualified fixed asset expenditures and direct labor costs incurred by us in connection with the EV Demonstration Project. Based on additional information provided by us to the DOE, the DOE confirmed in February 2012 that it would resume reimbursements for qualified indirect costs and overhead costs. If a future DCAA audit concludes that we continue to have material weaknesses in our accounting system for accumulating and billing costs under government contracts or financial assistance agreements, the DOE could terminate the EV Demonstration Project and we and our customers would lose access to the remaining $12.1 million of funding available under the project as of June 30, 2012.

        Additionally, in order for purchasers of our Edison vehicles to be eligible to receive grants under the recently-announced U.K. Department of Transport Plug-In Van Grant, the vehicles will need to satisfy certain regulatory criteria. Obtaining vehicle type approvals for our Edison platform under E.U. Directive 2007/46/EC is one method of satisfying that criteria. We have received whole vehicle type approval under the Directive for our 7,700 GVW Edison panel van and are in the process of applying for whole vehicle type approval for our Edison chassis cab, our larger Edison panel vans and our Edison mini bus. We anticipate that we will receive such approval in the third quarter of 2012. However, if we are unable to obtain such approval purchasers of our larger Edison panel vans would not be eligible to receive grants under the Plug-In Van Grant program in connection with purchases of those vehicles, which could adversely affect our ability to sell these vehicles in the United Kingdom. See "—We are subject to substantial regulation, which is evolving, and unfavorable changes or any failure by us to comply with such regulations could substantially harm our business and operating results."

        The EV Demonstration Project and other federal government programs which in the future may make awards to us require us to spend a portion of our own funds for every incentive dollar we receive or are permitted to borrow and limit the time period in which we must use the funds awarded to us. The EV Demonstration Project, for example, requires us to fund up to $36.0 million, or 52.9%, of the total cost of our project prior to November 30, 2014, the termination date of the project. As of June 30, 2012, we have $12.1 million of funding obligations remaining under the project and, as discussed above, we do not expect to be able to satisfy our funding obligations in full unless we obtain an extension of the time period in which we are able to enroll vehicles in the project from the DOE. If we are unable to fund our share of these projects, we will not receive all of the amounts that are available to us from the government, which could adversely affect our revenues, our customer relationships and our ability to improve our vehicle technologies or expand our production, sales and service capacity.

We have only a limited number of long-term supply contracts with guaranteed pricing, which exposes us to fluctuations in component, materials and equipment prices. Substantial increases in these prices would increase our operating costs and could adversely affect our business, prospects, financial condition and operating results.

        Because we have only a limited number of long-term supply contracts with guaranteed pricing, we are subject to fluctuations in the prices of the raw materials, parts and components and equipment we use in the production of our vehicles. In addition, currency fluctuations and a weakening of the U.S. dollar or the British pound against foreign currencies may adversely affect our purchasing power for such raw materials, parts and components and manufacturing equipment from foreign suppliers. Substantial increases in the prices for such raw materials, components and equipment would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. There can be no assurance that we will be able to recoup these increased costs by increasing the prices of our commercial electric vehicles, which already have a higher purchase price than diesel trucks with comparable GVWs. Any attempts to increase the announced or expected prices of our commercial electric vehicles in response to increased costs could be viewed negatively by our customers and could adversely affect our business, prospects, financial condition and operating results.

Our service model may be costly for us to operate and may not address the service requirements of our existing or prospective customers.

        All-electric commercial vehicles incorporate new and evolving technologies and require specialized service. We currently service the commercial electric vehicles we have sold in the United States by sending technicians from our Kansas City, Missouri facility to the customer's location. We have more extensive service capabilities in the United Kingdom, where we have four service facilities and a fleet of service vehicles to maintain our customers' vehicles. Once we have established a sales, service and assembly facility in a geographic area, we intend for that facility to be responsible for servicing the Smith vehicles operating in that area. We do not, however, expect to open these facilities in all of the geographic areas in which our existing and potential customers may operate our vehicles. In order to address the service needs of customers that are not in close geographic proximity to our sales, service and assembly facilities or an existing service depot, we plan to deploy technicians from our closest facility to service the vehicles at the customer's location. These special service arrangements are now and in the future may continue to be costly for us and we may not be able to recoup the costs of providing these services to our customers. In addition, a number of potential customers may choose not to purchase our commercial electric vehicles because of the lack of a more widespread service network. If we do not adequately address our customers' service needs, our brand and reputation may be adversely affected, which, in turn, could have an adverse effect on our business, prospects, financial condition and operating results.

Our decentralized assembly, sales and service model will present numerous challenges, including site selection for and build-out of new facilities, consistent quality control across facilities and hiring sufficiently skilled employees. If we are unable to execute on our plan to establish sales, service and assembly facilities in the urban areas we have targeted or if our facilities in any of those markets underperform relative to our expectations, our business, prospects, financial condition and operating results may be adversely affected.

        Our strategy of establishing sales, service and assembly facilities in selected urban areas in the United States and abroad is substantially different from the prevailing centralized manufacturing and franchised distribution and service model used in the motor vehicle industry and presents significant risks. Opening a sales, service and assembly facility in any market will require, among other things, establishing a local order volume that is sufficient to support the facility, finding a suitable and available location, negotiating a satisfactory lease agreement for the facility, obtaining permits and approvals from local and state authorities (which, in the case of facilities to be opened in foreign countries, may require obtaining approvals from national governments), building out the facility to our specifications and hiring and training employees to assemble, sell and service our vehicles. We plan to seek state and local government incentives to open sales, service and assembly facilities in the markets we have selected, but we may not be successful in this effort, or the incentives may not be as significant as we would like. As with any development project, the development and build-out of a facility will subject us to the risk of cost-overruns and delays, which may be significant. Further, given the novelty and relative scarcity of our commercial electric vehicles compared to other types of commercial vehicles, we may have difficulties locating sufficient numbers of experienced, skilled assembly and service technicians in any market we select. Once our sales, service and assembly facilities are open for business, we will need to ensure that they maintain a high level of quality in order to enhance the Smith brand. Even if we are able to address all of the challenges discussed above, and there are no assurances we will be able to, our sales, service and assembly facilities in one or more markets may not be profitable and we may lose our entire investment in such facilities. If we are unable to establish the local order volume we require in order to open new sales, service and assembly facilities or are unable to successfully open and profitably operate these new facilities in our target markets, our business, prospects, financial condition and operating results may be adversely affected.

If our vehicles fail to perform as expected, our business, prospects, financial condition and operating results could be adversely affected.

        Our vehicles may not perform in a manner that is consistent with our customers' expectations for a variety of reasons. Many of our first generation vehicles experienced maintenance problems, which resulted in increased service costs and management time spent to address the customer relationship. We believe we responded promptly to and appropriately addressed our customers' maintenance concerns; however, in some cases our relationship with our customers was impaired as a result of these issues. Further, in the past we have experienced performance issues with the powertrain system previously used in the U.S.-produced Smith Newton, which resulted in production delays. As a result, we temporarily suspended U.S. production while we performed extensive testing on the new powertrain components we use in our second generation Newton.

        Vehicles that we produce and sell in the future also may contain defects in design and manufacture that cause them not to perform as expected or that may require repair. Further, the performance of our vehicles may be negatively impacted by other factors, such as limitations inherent in existing battery technology and extreme weather conditions. We have performed extensive internal testing on our current vehicle offerings and on our Smith Drive and Smith Power technologies, however, our vehicles and vehicle technologies, particularly our Smith Drive and Smith Power technologies, have limited field experience. We also have worked with the supplier of our key Smith Drive components to correct technical and performance issues discovered in prototypes and in testing. However, there can be no assurance that we have detected, and in the future will be able to detect and fix, all defects in our vehicles prior to their delivery to customers. Furthermore, there can be no assurance that our vehicle technologies will function properly over the entire useful lives of our vehicles. If defects in our vehicles exist or our vehicle technologies do not perform over time in the manner we expect, we could be required to incur significant costs to fix such defects, replace vehicle systems and/or conduct recalls of our vehicles, which could adversely affect our brand, business, prospects, financial condition and operating results.

        Any product defect or other failure of our commercial electric vehicles to perform as expected could result in customer losses, adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, any of which could have an adverse effect on our business, prospects, financial condition and operating results.

Our warranty reserves may be insufficient to cover future warranty claims and we may incur significant non-warranty maintenance and repair costs, each of which could adversely affect our financial performance.

        We have expended significant time and resources performing warranty maintenance on the vehicles we have sold in the United States and United Kingdom and, as of March 31, 2012, have a warranty reserve of $6.4 million. During the year ended December 31, 2011 and the three months ended March 31, 2012, we recognized $3.2 million and $0.5 million of expense, respectively, or approximately 8.1% and 8.0%, respectively, of our vehicle revenue, to cover our estimated warranty obligations in future periods. We record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. In the United States, a significant portion of our warranty maintenance has involved the battery packs and inverters that were used in the Smith Newton prior to our transition to our Smith Drive and Smith Power technologies. In the United Kingdom, a significant portion of our warranty maintenance has involved the battery packs, driveline components and chargers used in the Smith Edison. Certain of our warranties are based on the underlying original manufacturer's warranty, and if the original manufacturer is unable to fulfill its future warranty obligations, we may be required to incur such costs. We could in the future become subject to additional significant and unexpected warranty expense, and there can be no assurances that our existing warranty reserves will be sufficient to cover all claims. If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be adversely affected.

        We also may incur significant maintenance and repair costs for non-warranty work we perform on our customers' vehicles. We believe that our growth depends in part on our customers becoming advocates for our business and vehicles and, as such, we may choose to perform non-warranty service on their vehicles without charge in order to ensure their satisfaction. Any costs and expenses related to such maintenance would increase our service and repairs cost of revenue and, if such amounts become significant, could adversely affect our financial condition and operating results.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.

        There are companies in the electric vehicle industry that have developed or are developing vehicles and technologies that compete or will compete with our vehicles. We cannot assure you that our competitors will not be able to duplicate our technology or provide products and services similar to ours more efficiently. If for any reason we are unable to keep pace with changes in commercial electric vehicle technology, particularly battery technology, our competitive position may be adversely affected. We plan to upgrade or adapt our vehicles and introduce new models in order to continue to provide commercial electric vehicles that incorporate the latest technology, as we are doing with our Smith Drive and Smith Power technologies. However, there are no assurances that our research and development efforts will keep pace with those of our competitors. If we cannot keep pace with our competitors, our commercial electric vehicles may not compete effectively with other available electric vehicles which could have an adverse effect on our position in our industry and on our business and operating results.

Our commercial electric vehicles compete for market share with trucks powered by other vehicle technologies that may prove to be more attractive than ours.

        Our target market currently is serviced by truck manufacturers with existing customers and suppliers using proven and widely accepted diesel fuel technologies. Additionally, our competitors have introduced or in some cases are working on developing technologies such as cleaner diesel engines, bio-diesel, fuel cells, natural gas and hybrid battery/internal combustion engines that may be introduced in our target market. Many of our customers have purchased vehicles using one or more of these technologies for use in their fleets. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of our vehicles or make our vehicles uncompetitive or obsolete.

Many of our competitors have greater financial and other resources, longer operating histories and greater name recognition than we do and one or more of these competitors could use their greater resources and/or name recognition to gain market share at our expense.

        Many of our existing and potential competitors, including Ford Motor Company, or Ford, Navistar International Corporation, or Navistar, Freightliner Custom Chassis, or Freightliner, PACCAR Inc., or PACCAR, Hino Trucks USA, or Hino, Mitsubishi Fuso, or Fuso, and the Volvo Truck Corporation, or Volvo, have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, longer operating histories and greater name recognition than we do. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than we can. Each of these competitors has the potential to capture market share in our target market, which could have an adverse effect on our position in our industry and on our business and operating results.

If we are unable to design, produce, market and sell new electric vehicles that address additional market opportunities, our business, prospects, financial condition and operating results could be adversely affected.

        We may not be able to successfully develop new commercial electric vehicles, address new market segments or the needs of customers in our existing market, or develop a broader customer base. To date, we have focused our business on the sale of commercial electric vehicles that primarily address the needs of medium-duty, depot-based commercial fleet operators. In the United States, we have addressed this market by offering the Smith Newton, a 14,000 to 26,400 pound truck (by GVW), while in the United Kingdom and in countries where we have distribution partners, we have addressed this market by offering both the Smith Newton and the smaller Smith Edison, a 7,700 to 10,100 pound truck (by GVW) that is offered as a chassis cab, van and minibus. In order to expand our U.S. customer base, we introduced in the first quarter of 2012 a Newton model that is configured as a step van and plan to further expand our Newton platform to accommodate additional applications, such as delivery and transit. However, we may be unable to increase the number of applications for which our Newton platform may be used, which could adversely affect our business, prospects, financial condition and operating results.

We depend on the business of customers that are larger than we are and who may have significant leverage over us in negotiations related to the purchase price of our commercial electric vehicles. If we are forced to sell our vehicles at lower prices than we anticipate, our business, prospects, financial condition and operating results will be adversely affected.

        Our strategy has been, and will continue to be, to pursue business relationships with industry-leading companies that operate substantial, depot-based, medium-duty commercial vehicle fleets. All of these customers are larger than we are, and wield a significant amount of purchasing power. These customers may in the future require us to reduce the purchase prices of our commercial electric vehicles to levels that are lower than we anticipate, which may reduce our gross margins or result in negative gross margins. To compensate for these lower purchase prices, we would need to reduce our expenses, which we may be unable to do. If we are forced to sell our vehicles at lower prices than we anticipate and are unable to compensate for these lower prices by reducing our expenses, our business, prospects, financial condition and operating results will be adversely affected.

We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these weaknesses and maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could negatively impact our operating results, our ability to operate our business and investors' views of us.

        Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs, and is required under Securities and Exchange Commission, or SEC, rules, to be evaluated frequently. In connection with the audit of our financial statements for 2011, 2010 and 2009 we identified material weaknesses in our internal control over financial reporting. The same material weaknesses continued to exist as of March 31, 2012. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis by the company's internal controls. The material weaknesses we identified for the year ended and as of December 31, 2011 were as follows:

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  We did not maintain adequate segregation of duties and, as a result, we had an increased risk of fraud. For example, we did not have appropriate segregation of duties between transaction origination and account reconciliation and compensating controls, and robust account reconciliations had not been adequately implemented to provide for the timely identification of fraudulent activity.

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  We did not design or maintain effective internal controls over the financial statement close and reporting process in order to ensure the accurate and timely preparation of financial statements in accordance with U.S. generally accepted accounting principles, or GAAP. For example, we did not have a fully documented close process or a structured set of account reconciliations and we had not established information technology control policies.

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  Due to inadequate financial accounting systems reporting functionality, our financial accounting system did not provide system generated reports that would allow us to analyze data to evaluate the accounting and financial reporting implications for certain business transactions in a timely manner, and increased the risk of error. For example, the lack of inventory reporting requires us to perform significant manual analysis of inventory movements and warranty reserve calculations.

        We are in the process of taking the necessary steps to remediate the material weaknesses that we identified and have made enhancements to our control procedures; however, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. We do not know the specific time frame needed to fully remediate the material weaknesses identified.

        We cannot assure you that our efforts to fully remediate these internal control weaknesses will be successful or that similar or different material weaknesses will not develop.

        Implementing any appropriate changes to our internal controls may distract our management and employees, entail substantial costs to implement new, and modify existing, processes and take significant time to complete. Moreover, these changes do not guarantee that we will be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors' perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our vehicles to new and existing customers. For a more detailed discussion of our material weaknesses and our remediation efforts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting."

If we are unable to implement new enterprise-wide accounting, information technology and other systems, our growth, profitability and operating results may be adversely affected.

        Following our acquisition of Smith UK on January 1, 2011, we began the process of upgrading and implementing accounting, information technology and other systems enterprise-wide, which we expect will be completed in the second half of 2012. In addition to upgrading the systems in place at our existing facilities, we will need to extend our accounting, information technology and other systems to cover our New York City facility beginning in the second half of 2012. Our new and extended systems may not operate as we expect them to, and we may be required to expend significant resources to correct problems or find alternative sources for performing these functions. For example, our accounting system has failed on multiple occasions, which has prevented us from timely posting payables and receivables and has delayed our monthly and quarterly closing processes. As a result, we have upgraded our accounting system to the current version and added supplemental modules, but we may nevertheless need to replace this system over time. Among the risks associated with developing, improving and expanding our core systems is supply chain disruption, which may affect our ability to obtain supplies when needed or to deliver vehicles to our customers. There are no assurances that our expanded systems will be fully or effectively implemented on a timely basis, if at all, or that we will not experience additional system failures in the future. If we do not successfully implement our new enterprise-wide systems, our operations may be disrupted and our operating results could be harmed.

We are an "emerging growth company" under the recently enacted JOBS Act and may elect to comply with reduced public company reporting requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

        The recently enacted Jumpstart Our Business Startups Act of 2012, or the JOBS Act, is intended to reduce the regulatory burden on "emerging growth companies." As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenues are less than $1.0 billion will, in general, qualify as an emerging growth company until the earliest of:

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  the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;

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  the last day of its fiscal year in which it has annual gross revenue of $1.0 billion or more;

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  the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

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  the date on which it is deemed to be a "large accelerated filer," which will occur at such time as the company (a) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (b) has been required to file annual and quarterly reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, for a period of at least 12 months, and (c) has filed at least one annual report pursuant to the Exchange Act.

        Under this definition, we will be an emerging growth company upon completion of this offering and could remain an emerging growth company until as late as December 31, 2017.

        The JOBS Act provides that, so long as a company qualifies as an emerging growth company, the company will, among other things:

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  be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

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  be exempt from the "say on pay" provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute" provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

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  be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation;

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  be able to delay adopting certain new or revised accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies; and

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  be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report on the financial statements.

        Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us for as long as we qualify as an emerging growth company. For example, we will take advantage of the provisions of Section 107 of the JOBS Act that permit emerging growth companies to delay the adoption of certain new or revised accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies. As a result of this election, our financial statements may not be comparable to those of other companies that comply with such accounting standards based on the public company effective dates. Furthermore, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting while we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. As a result, investor confidence in our company and the market price of our common stock may be adversely affected.

The inability of certain of our customers to obtain credit on commercially reasonable terms may adversely affect our growth prospects.

        While most of our current customers are large, well-established companies with significant purchasing power, many of our potential smaller and medium-sized customers may need to rely on credit or leasing arrangements to gain access to our vehicles. Unlike certain of our competitors who provide credit or leasing services for the purchase of their diesel-fueled vehicles, we do not provide, and currently do not have commercial arrangements with a third party that provides, such financial services and we do not believe such financial services are available to the same extent as credit or leasing arrangements for diesel-fueled vehicles. We believe the current limited availability of credit or leasing solutions for our vehicles could adversely affect our revenues and market share in the commercial vehicle market. Furthermore, if leasing solutions for battery packs are not available to our customers on favorable terms when required, these customers may not be able to reduce the capital cost of purchasing our vehicles as we expect and our business, prospects and financial condition could be adversely affected.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or adequately address competitive challenges.

        We may experience periods of significant growth as demand for commercial electric vehicles accelerates. Our growth may place a significant strain on our managerial, administrative, operational, financial, information technology and other resources. Expanding a global organization and managing a geographically dispersed workforce will require substantial management effort and significant additional investment in our infrastructure. We will be required to continue to improve our operational, financial and management controls and our reporting procedures, and we may not be able to do so effectively. If we are unable to manage our growth effectively, our ability to execute our business plan, maintain high levels of service and address competitive challenges will be adversely affected, which, in turn, will adversely affect our business, prospects, financial condition and operating results.

Our ability to compete could be harmed if we are unable to attract and retain key employees.

        There is increasing competition for talented individuals with specialized knowledge of electric vehicles and this competition affects our ability to hire and retain key employees. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our commercial electric vehicles and services, and negatively impact our business, prospects and operating results. In particular, we are highly dependent on the services of our Chief Executive Officer and our President and Chief Technology Officer. Both of these executives are subject to employment agreements, but these agreements do not provide for any specific employment term. Our future growth and success depend upon our ability to attract and retain our executive officers and other key technology, production, sales, service and support personnel. Any failure to do so could adversely impact our business, prospects, financial condition and operating results.

Members of our management team and board of directors are new to the company, to the electric vehicle industry and to leading a U.S. publicly-traded company, and the execution of our business plan and development strategy could be seriously harmed if the integration of our management team or board is not successful or our management team or board does not adapt to the demands of managing a public company.

        Our business and prospects could be seriously harmed if the integration of our management team or board of directors is not successful. We expect that it will take time for our management team and for our board of directors to coalesce and function with optimal efficiency, and it is too early to predict whether this integration will be successful. Since late 2010, we have experienced significant changes in our senior management team and our current senior management team has only limited experience working together as a group. Specifically, seven of the eleven members of our senior management team have joined us since November 2010 and only one of these new executives has any experience in the electric vehicle industry. Our Chief Financial Officer, Vice President of Human Resources and Administration, General Counsel and Vice President, Corporate Controller are the only four members of our senior management team that have served in senior roles at U.S. publicly-traded companies. Furthermore, two of our six directors joined the board in November 2011 and another joined the board in March 2012. This lack of public company experience and of long-term experience working together on both the senior management and board levels and limited experience in the electric vehicle industry may adversely impact both our management team's ability to quickly and efficiently respond to problems, effectively manage our business and accurately forecast our results, including our vehicle production and sales, and our board's ability to provide effective guidance to and oversight of management.

The demand for commercial electric vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, financial condition and operating results.

        We believe that much of the present and projected demand for commercial electric vehicles results from concerns about volatility in the cost of petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that climate change results in part from the burning of fossil fuels. If the cost of petroleum-based fuel decreased significantly, the outlook for the long-term supply of oil to the United States improved, the government eliminated or modified its regulations or economic incentives related to fuel efficiency and alternative forms of energy, or if there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for commercial electric vehicles could be reduced, and our business and revenue may be harmed.

        Diesel and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower diesel or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If diesel or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for commercial electric vehicles may decrease, which would have an adverse effect on our business, prospects, financial condition and operating results.

We face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

        We face risks associated with our existing international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We expect these risks to increase as we expand our international operations, particularly in connection with our potential joint ventures in China and Brazil and in other regions of the world that are prone to economic and political instability. These risks may increase our costs, impact our ability to sell our commercial electric vehicles and require significant management attention. These risks may include:

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  conforming our vehicles to various international regulatory requirements where our vehicles are sold, an undertaking referred to as homologation;

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  difficulty in staffing and managing foreign operations;

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  foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;

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  fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities we may undertake;

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  our ability to enforce our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as do the United States and select European countries, increasing the risk of unauthorized and uncompensated use of our technology;

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  U.S. and foreign customs and trade restrictions, anti-bribery laws, tariffs and price or exchange controls;

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  foreign anti-dumping laws and regulations;

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  foreign labor laws, regulations and restrictions;

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  preferences of foreign nations for domestically produced vehicles;

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  changes in diplomatic and trade relationships;

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  political instability, nationalization or changes in social, political or labor conditions;

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  natural disasters, war or events of terrorism; and

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  the strength of international economies, particularly those in Europe.

        We also face the risk that our foreign currency denominated liabilities will increase if such foreign currencies strengthen quickly and significantly against the U.S. dollar or the British pound. This risk is particularly acute because we do not currently hedge our foreign currency risk. If the value of the U.S. dollar or the British pound depreciates significantly when compared to other currencies in which our contracts are denominated, our costs will correspondingly increase and our operating results will be adversely affected.

        If we fail to successfully address these risks, our business, prospects, financial condition and operating results could be adversely affected.

Our global strategy includes pursuing joint ventures that we cannot operate solely for our benefit, subjecting us to risks that could adversely affect our business, prospects, financial condition and operating results.

        We are pursuing, and in the future expect to continue to pursue, joint ventures with overseas partners for the production, sale and servicing of our vehicles in our joint venture partners' local markets. We have entered into non-binding letters of intent or term sheets for joint ventures in China and Brazil and are in discussions regarding a potential joint venture in Colombia. We anticipate that any joint ventures we enter into will help decrease our global supply chain costs, although there are no assurances that we will enter into any joint ventures or that we will recognize any cost down or other benefits of joint ventures we enter into. In any joint venture we enter into, we will share ownership and management of a company with one or more parties that may not have the same goals, strategies, priorities, or resources as we do. As such, we will not be able to operate any joint venture for our sole benefit and may be required to make decisions for the joint venture that are adverse to our interests. The operation of any joint venture we enter into also may divert our management's attention from our business, given that we would need to make decisions jointly with our joint venture partners, which can be a time-consuming process, and that we would need to manage our relationship with both our joint venture partners and the joint venture itself. Furthermore, our relationship with and interest in a joint venture could be adversely affected if any of our joint venture partners transfers its interest in the joint venture to a third party. Our entry into any joint venture would subject us to risks, including the risk that our joint venture partners fail to meet their obligations under joint venture agreements, conflicts with our joint venture partners, the possibility of a joint venture partner misappropriating any technology, information or other assets we contribute to the joint venture and the risk that the joint venture could not access the capital markets or other third party funding sources, which could result in us making significant capital contributions to support the joint venture's operations. If any of the foregoing risks materialize and are not successfully addressed, our business, prospects, financial condition and operating results could be adversely affected.

We may not complete our proposed joint venture with Wanxiang and, even if we do, the proposed joint venture may subject us to financial and legal risks that, if realized, could adversely affect our business, prospects, financial condition and operating results.

        On February 17, 2012, we entered into a non-binding letter of intent with Wanxiang Group, or Wanxiang, a Chinese company, regarding the formation of a joint venture to develop, manufacture and commercialize all-electric school buses and commercial vehicles for multiple industries in China. We are in discussions with Wanxiang regarding the financial and other terms of the proposed joint venture and there are no assurances that the joint venture will be formed. If we and Wanxiang are unable to establish the proposed joint venture, we will not realize the incremental cost reductions in our supply chain that could result from increased component order volume associated with the joint venture.

        If we do establish the proposed joint venture, our business, financial condition and operating results may be adversely affected if we are required to make substantial contributions to fund the joint venture's operations, the joint venture is not profitable or our participation in the joint venture diverts our management's attention from our other business concerns. Although we believe that there is emerging demand for adoption of commercial electric vehicles in China, there are no assurances that the joint venture would be able to overcome challenges such as developing a market for its products, obtaining requisite governmental approvals and permits, implementing an untested business plan and securing adequate funding for working capital and growth, in order to meet that demand. Furthermore, we anticipate that the vehicles produced by the joint venture would incorporate our Smith Drive, Smith Power and Smith Link technologies and that we would provide know how to the joint venture to enable it to produce vehicles using our technologies. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations concerning the protection of intellectual property rights and any intellectual property we provide to the joint venture may not receive the protections accorded to it in the United States and United Kingdom. If any of the foregoing risks were to materialize, our business, prospects, financial condition and operating results may be adversely affected.

If we determine to grow our business through mergers and acquisitions, we may not realize the anticipated benefits of any transactions we enter into, which could adversely affect our business, prospects, financial condition and operating results.

        We currently, and from time to time in the future may, evaluate opportunities to acquire other companies in order to grow our business, secure access to technology we use in our business or vertically integrate our company. To the extent that our future growth includes acquisitions, there are no assurances that we will successfully identify suitable acquisition candidates, consummate such potential acquisitions, integrate any acquired entities or successfully expand into new markets as a result of our acquisitions. Growth through mergers and acquisitions involves business risks, including unforeseen contingent risks or latent business liabilities that may only become apparent after the merger or acquisition is completed. The key success factors of any merger and acquisition activity we may undertake will be seamless integration and effective management of the merged/acquired entity, retention of key personnel, and generating cash flow from synergies in engineering and sourcing, joint sales and marketing efforts, and management of a larger business. If any of these factors fails to materialize or if we are unable to manage any of the associated risks successfully, our business, prospects, financial condition and operating results could be adversely affected.

We are subject to substantial regulation, which is evolving, and unfavorable changes or any failure by us to comply with these regulations could substantially harm our business and operating results.

        Our commercial electric vehicles, the sale of motor vehicles in general and the electronic components used in our vehicles are subject to substantial regulation under international, federal, state and local laws. We have incurred, and expect to incur in the future, significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy currently are evolving and we face risks associated with changes to these regulations. These risks include the following:

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  changes to the regulations governing the assembly and transportation of lithium-ion batteries, such as the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations or regulations adopted by the U.S. Pipeline and Hazardous Materials Safety

    Administration, or PHMSA, the E.U. Batteries Directive, or the E.U. Directive on the Inland Transport of Dangerous Goods could increase the cost of lithium-ion batteries;

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  changes to regulations governing the exportation of our vehicles could increase our costs incurred to deliver products outside of the United States or the United Kingdom or force us to charge higher prices for our exported vehicles;

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  revisions in motor carrier safety laws in the United States and Europe to further enhance motor vehicle safety generally and to ensure that electric vehicles achieve levels of safety commensurate with other cars and trucks could increase the costs associated with the component parts and the assembly of our vehicles; and

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  revisions in consumer protection laws to ensure that consumers are fully informed of the particular operational characteristics of electric vehicles could increase our costs associated with warning labels or other related customer information dissemination.

        To the extent the laws governing our business and vehicles change, some or all of our vehicles may not comply with applicable international, federal, state or local laws, and certain of the competitive advantages of our vehicles may be reduced or eliminated, which would have an adverse effect on our business. Furthermore, compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results will be adversely affected.

        Our ability to continue to sell our Edison and Newton vehicles in Europe and in certain other international markets is dependent, in part, on our obtaining "whole vehicle type approval" for our vehicles under E.U. Directive 2007/46/EC. This Directive establishes an E.U.-wide framework for the approval of motor vehicles and the systems, components and separate technical units intended to be used in such vehicles. Under the Directive, a vehicle manufacturer generally cannot rely on prior regulatory approvals to continue to market vehicles in a particular vehicle category after the effective date of the Directive for that vehicle category. Subject to limited exceptions, such vehicles must receive a vehicle type approval specified in the Directive to remain marketable in Europe. The effective dates of the Directive for the vehicles that we offer in Europe range from October 29, 2011 to October 29, 2014. We have received whole vehicle type approval (one of the vehicle type approvals specified in the Directive) for our 7,700 GVW Edison panel van and Newton. We currently are seeking whole vehicle type approval for our Edison chassis cab, Edison mini bus and larger Edison panel vans and anticipate that we will receive such approvals in the third quarter of 2012. We are unable to sell our Edison chassis cabs, larger Edison panel vans and Edison mini bus until we receive approval for those vehicle types (other than a limited number of vehicles that we are able to sell in the United Kingdom because they were pre-registered under the U.K.'s prior vehicle approval system). Additionally, purchasers of our Edison vans having GVWs in excess of 7,700 pounds will not be eligible to receive grants under the recently-announced U.K. Department of Transport Plug-In Van Grant until we have obtained a vehicle type approval for these vehicles. Furthermore, we believe that certain governmental bodies and large European fleet operators expect us to obtain whole vehicle type approval for our vehicles, even if the effective date of Directive 2007/46/EC for that vehicle type is in the future. As such, any failure to obtain whole vehicle type approval for the vehicles we offer in Europe could have an adverse effect on our business, prospects, financial condition and operating results.

Vehicle dealer and distribution laws could adversely affect our ability to sell our commercial electric vehicles.

        Sales of our vehicles are subject to international, state and local vehicle dealer and distribution laws. To the extent such laws prevent us from selling our vehicles to customers located in a particular jurisdiction or require us to retain a local dealer or distributor or establish and maintain a physical presence in a jurisdiction in order to sell vehicles in that jurisdiction, our business, prospects, financial condition and operating results could be adversely affected.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in opening our sales, service and assembly facilities.

        We and our operations, both in the United States and abroad, are subject to national, state and/or local environmental laws and regulations, including laws relating to the use, handling, storage, transportation, disposal and human exposure to hazardous substances and wastes. Environmental and health and safety laws and regulations can be complex, and we expect that our business and operations will be affected by future amendments to such laws or other new environmental and health and safety laws which may require us to change our operations. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations.

        Our Kansas City, Missouri production facility previously was operated by third parties, some of whom generated, stored, released, and disposed of hazardous substances at the facility. As a result of historical operations by third parties, the facility has been subject to corrective action under the Resource Conservation and Recovery Act, as amended, or RCRA, since before we occupied a portion of the facility. The facility is subject to deed restrictions in connection with the presence of residual contamination and annual groundwater monitoring is conducted by third-parties pursuant to a RCRA "post-closure" permit issued to American Airlines (a prior occupant) and the City of Kansas City, Missouri (the current property owner). Additionally, the site of our planned New York facility is the subject of a voluntary cleanup agreement between the New York State Department of Environmental Conservation and Consolidated Edison Company of New York, Inc., a prior owner of the property, as a result of the presence of residual contamination on the site. Given the production-based nature of our business, facilities that we, or joint ventures in which we are a member, open in the future also may have a history of contamination and/or generation, storage, release or disposal of hazardous substances.

        Contamination at properties currently or formerly owned and/or operated by us, as well as at properties we will own and/or operate, and properties to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or CERCLA, also known as the Superfund law. CERCLA and comparable state laws can impose joint and several liability, without regard to fault, for the full cost of investigating and cleaning up hazardous substances that have been or pose a threat of being released into the environment, for damages to natural resources, and for the costs of certain environmental and health studies. The costs of complying with U.S. and foreign environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have an adverse effect on our financial condition or operating results. We may not be able to recover some or any of these costs from insurance. Compliance with these laws also may give rise to unexpected delays in opening our sales, service and assembly facilities, as we may be required to obtain permits and approvals required by environmental laws. For example, the European Union imposes emission limits on and requires permits for manufacturing facilities that may affect our facilities in the United Kingdom and other possible new sales, service and assembly facilities we wish to establish across Europe. Depending on capacity, our new facilities may be subject to the stringent permitting and reporting requirements of the Directive on Integrated Pollution Prevention Control, the European Pollutant Release and Transfer Register, the Solvent Emissions Directive, the Paints Directive and Directive 2010/75/EU on Industrial Emissions, among others. Furthermore, our European production activities and our vehicles and parts that are marketed in the European Union and/or European Economic Area, as well as those of our suppliers, are subject to the registration, evaluation, authorization and restriction procedures of the E.U.'s REACH Regulation for chemicals. Any delays in opening our sales, service and assembly facilities as a result of regulatory challenges could adversely impact our business, prospects and operating results.

        We are exploring arrangements with third parties to reuse battery packs for secondary applications. Currently, if a customer returns a battery pack from one of our vehicles, we return the battery pack to our supplier for disposal. If in the future we are required to dispose of the battery packs used in our vehicles and are unable to secure disposal arrangements with third parties, we may be required to incur significant expenses to dispose of these battery packs in a manner that complies with applicable environmental laws and regulations.

Our business, prospects, financial condition and operating results could be adversely affected if we are unable to secure exclusive, global rights to systems and components we purchase from our key suppliers.

        Our ability to expand our business and successfully execute on our strategy to enter into joint ventures depends in large part on our ability to obtain exclusive, global rights to the key systems and components we incorporate in our vehicles. For example, in September 2010, we entered into a development, supply and license agreement with Impact Clean Power Technology S.A., formerly Clean Power Technical Solutions Sp. z.o.o., or CPTS, under which CPTS granted us an exclusive, non-transferable, sublicensable license to the technology and know-how related to the battery management system and battery pack assembly that comprises Smith Power for use in commercial electric vehicles in the United States, Canada and Mexico. Subject to CPTS's agreement, we have the ability to expand the scope of the license to cover additional territories; however, there are no assurances that we will be able to do so on terms acceptable to us or at all. In the event that we are unable to obtain license rights on acceptable terms for additional territories in which we sell or plan to sell our commercial electric vehicles, any vehicles sold by us in those territories could not include our Smith Power technology. This, in turn, could limit or eliminate our ability to realize the cost savings we expect from our Smith Power technology and reduce the upfront cost of our vehicles sold in these territories.

        Furthermore, our supply agreement with Avia provides that, because we did not meet certain minimum purchase requirements under the agreement in 2011, Avia may sell its chassis and cabs to other electric vehicle manufacturers in North America, including to our competitors, while we are required to exclusively purchase Avia chassis and cabs for the duration of the supply agreement. The initial term of the supply agreement expires in October 2015 and the term may be extended for an additional five years upon mutual agreement. If Avia sells the chassis and cabs we use in the Smith Newton to one or more of our competitors, those competitors would receive the benefit of the technological enhancements we have developed with Avia and could produce trucks with a look and feel that is similar to those of our vehicles, which could dilute our brand. There also is some risk that Avia would allocate production capacity to our competitors before allocating capacity to us, which could result in production delays for us.

        Additionally, if we are unable to obtain rights that are sufficient for our Smith Power and Smith Link technologies to be included in vehicles produced by any joint ventures we enter into, we will not be able to realize the supply chain cost savings we expect from such joint ventures.

        If any of the circumstances described above were to occur, our business, prospects, financial condition and operating results could be adversely affected.

Our business will be adversely affected if we are unable to protect our technology from unauthorized use or infringement by third parties.

        Our success depends, at least in part, on our ability to protect our core technology and know-how. To accomplish this, we rely primarily on trade secret protection and employee and third party nondisclosure and non-competition agreements. We also rely on intellectual property licenses, other contractual rights and common law rights to establish and protect our proprietary rights in our technology. We do not own any patents and do not have any patent applications pending with the

United States Patent and Trademark Office, or the USPTO, or applicable foreign patent filing offices. We have entered into intellectual property licenses with third parties in order to obtain the intellectual property rights necessary to produce our vehicles, including for the battery management system and battery pack and powertrain that form the basis of our Smith Power and Smith Drive technologies as well as for the wireless data collection system and telemetry hardware that form the basis of our Smith Link technology. We recently filed applications to register our adopted marks with the USPTO and have filed applications for international trademark registration under the Madrid Protocol in the European Union and China and in Canada for the mark "Smith." We also are in the process of filing applications to register our other marks in the European Union and other designated countries around the world. We previously relied on common law trademark protections for our adopted marks in the countries in which such protections are available.

        The protection provided by intellectual property law is and will be important to our future opportunities. However, such laws and other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

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  the costs associated with enforcing our intellectual property rights may make aggressive enforcement impracticable;

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  current and future competitors may independently develop similar technology, duplicate our vehicles or design new vehicles in a way that circumvents our intellectual property rights;

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  our in-licensed intellectual property rights may be invalidated or terminated, the holders of these intellectual property rights may seek to breach our license arrangements, or the holders of these intellectual property rights may license these rights to current and future competitors without breaching our license arrangements;

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  any patent or trademark applications we file may not result in the issuance of patents or trademarks;

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  patents, if issued, may not be broad enough to protect our proprietary rights; and

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  patents we in the future may be granted may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons.

        Trade secrets, in particular, are difficult to protect. We rely in part on nondisclosure and non-competition agreements with our employees, contractors, consultants and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Additionally, others may independently discover our trade secrets or independently develop processes or products that are similar or identical to our trade secrets, and courts outside of the United States and United Kingdom may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

        Any failure to protect our proprietary rights adequately could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results.

The U.S. federal government's rights under the DOE EV Demonstration Project could adversely affect our business, financial condition and operating results.

        The grant agreement that governs our participation in the DOE's EV Demonstration Project provides that, subject to certain conditions, we may elect to retain title to any inventions conceived of or first actually reduced to practice under or during the performance of the agreement, or subject inventions. We must, however, grant the U.S. federal government a paid-up, nonexclusive, irrevocable, worldwide license to use (or to authorize third parties to use on behalf of the federal government) such subject inventions. The grant agreement also provides the U.S. federal government with unlimited rights in the data first produced in the performance of the grant agreement or delivered to the DOE under the agreement, which include the right to use, disclose, reproduce, prepare derivative works, and distribute copies to the public, in any manner and for any purpose, and to have or permit others to do so. These rights may compromise our ability to protect these inventions and data as trade secrets. Furthermore, the grant agreement requires us to substantially manufacture products that incorporate the subject inventions in the United States, unless we obtain a waiver of this requirement. The federal government's intellectual property rights and approval rights over where we manufacture products that incorporate subject inventions could limit our ability to fully exploit the technology created under the EV Demonstration Project and reduce our vehicle production costs, which could adversely affect our business, financial condition and operating results.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and would cause us to incur substantial costs.

        Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to produce, use, develop or sell our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive infringement claims from third parties relating to our vehicles and technologies. In those cases, we intend to investigate the validity of the claims and, if we believe the claims have merit, to respond through licensing or other appropriate actions. If we are determined to have infringed upon a third party's intellectual property rights, we may be required to do one or more of the following:

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  cease producing, using, developing or selling vehicles that incorporate the challenged intellectual property;

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  pay substantial damages;

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  obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

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  redesign our vehicles.

        In the event of a successful infringement claim against us and our inability to obtain a license to the infringed technology, our business, prospects, financial condition and operating results could be adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management attention.

Our commercial electric vehicles make use of lithium-ion battery cells, which, if not appropriately managed and controlled, on rare occasions have been observed to catch fire or vent smoke and flames. If any such events occur in our commercial electric vehicles, we could face liability for damage or injury, adverse publicity and a potential safety recall, any of which could adversely affect our business, prospects, financial condition and operating results.

        The battery packs in our commercial electric vehicles use lithium-ion cells, which have been used for years in laptop computers and cell phones. On rare occasions, if not appropriately managed and controlled, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Highly publicized incidents of laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. More recently, a limited number of side-impact tests carried out by the National Highway Traffic Safety Administration on non-commercial passenger vehicles containing lithium-ion batteries and thermal management systems containing liquid coolant have resulted in post-collision fires under certain conditions. These events have raised questions about the suitability of lithium-ion cells for automotive applications. There can be no assurance that a field failure of our battery packs will not occur, particularly if one of our vehicles is involved in a collision, which could damage the vehicle or lead to personal injury or death and may subject us to lawsuits. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity could adversely affect our business, prospects, financial condition and operating results.

We may become subject to product liability claims, which could adversely affect our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

        Although we have not been subject to any product liability claims to date, we could become subject to such claims in the future, which could harm our business, prospects, financial condition and operating results. The motor vehicle industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction and personal injury or death results. Our risks in this area are particularly pronounced given the limited field experience of our commercial electric vehicles and vehicle technologies. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business, which could have an adverse impact on our brand, business, prospects and operating results. We maintain product liability insurance for all of our vehicles with annual limits of $6.0 million on a claims made basis, but there is no assurance that our insurance will be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have an adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our vehicles and are forced to make a claim under our policy.

Our business may be adversely affected by union activities.

        None of our full-time U.S. employees currently are represented by a labor union, while approximately 17% of our full-time U.K. employees are represented by a labor union. Many manufacturers in the U.S. motor vehicle industry employ unionized workforces, which can result in higher employee costs and increased risk of work stoppages. As we expand our business, there can be no assurances that our employees will not join or form a labor union, more of our U.K. employees will not join our existing labor union or that we will not be required to become a union signatory. We also are directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs, whether at one of our facilities or a supplier's facility, it could delay the production and sale of our commercial electric vehicles and have an adverse effect on our business, prospects, financial condition and operating results.

Our facilities could be damaged or adversely affected as a result of disasters or other unpredictable events. Any prolonged disruption in the operations of our facilities would adversely affect our business, prospects, financial condition and operating results.

        We assemble our electric vehicles in facilities located in Kansas City, Missouri and outside of Newcastle, England. Any prolonged disruption in the operations of our production facilities, whether due to technical or labor difficulties, disruptions in our information systems or communications network, accidents, weather conditions, terrorist activity, natural disaster or otherwise, whether short- or long- term, would adversely affect our business, prospects, financial condition and operating results.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements, particularly after we are no longer an emerging growth company under the JOBS Act. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act, as well as SEC and Nasdaq rules. Additionally, our management team will have to adapt to operating a public company. If these requirements divert our management's attention from other business concerns, they could have an adverse effect on our business, prospects, financial condition and operating results. We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly. We currently are unable to estimate these costs with any degree of certainty.

        We also expect that it may be more difficult and more expensive for us as a public company to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

An active, liquid and orderly trading market for our common stock may not develop, and you may not be able to resell your shares at or above the initial public offering price.

        Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price of our common stock will be determined through negotiation with the underwriters, but this price may not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our common stock following this offering. In the absence of an active trading market for our common stock, investors may not be able to sell their shares of our common stock at or above the initial offering price or at the time they would like to sell.

Our stock price may be volatile, and the market price of our common stock after this offering may drop below the price you pay.

        The market price of our common stock could be subject to significant fluctuations after this offering, and it may decline below the initial public offering price. Market prices for securities of early stage companies have historically been particularly volatile. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. Some of the factors that may cause the market price of our common stock to fluctuate include:

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  fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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  fluctuations in our recorded revenue, even during periods of significant sales order activity;

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  changes in estimates of our financial results or recommendations by securities analysts;

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  failure of any of our vehicles to achieve or maintain market acceptance;

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  product liability and/or warranty issues involving our vehicles or our competitors' vehicles;

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  changes in market valuations of similar companies;

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  success of competitive vehicles or vehicle technologies;

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  changes in our capital structure, such as future issuances of securities or the incurrence of debt;

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  announcements by us or our competitors of significant services, contracts, acquisitions or strategic alliances;

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  regulatory developments in the United States, foreign countries or both;

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  litigation involving us, our general industry or both;

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  additions or departures of key personnel;

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  investors' general perception of us; and

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  changes in general economic, industry and market conditions.

        In addition, if the market for electric vehicle or alternative energy stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Tanfield beneficially owns a significant amount of our common stock, which may depress the trading price of our common stock or prevent new investors from influencing significant corporate decisions.

        Upon completion of this offering, Tanfield will beneficially own approximately        % of our outstanding shares of common stock, assuming the underwriters do not exercise their over-allotment option, and approximately        % of our outstanding shares of common stock, if the underwriters' over-allotment option is exercised in full. Tanfield's ownership percentage may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning stock in companies that have a significant ownership concentration in a single stockholder or group of stockholders. As a result of its ownership concentration, Tanfield will be able to significantly influence the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. Tanfield's exercise of this influence could have the effect of delaying or preventing a change of control of us or changes in directors or management and will make the approval of certain transactions difficult or impossible without Tanfield's support. Tanfield may sell a portion of its shares in this offering.

A total of            , or        %, of the total outstanding shares of our common stock after the offering are restricted from immediate resale, but may be sold in the public markets in the near future. The large number of shares eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, and the perception that these sales could occur also may depress the market price of our common stock. We will have                 shares of common stock outstanding after this offering, assuming the underwriters do not exercise their over-allotment option, and                 shares of common stock outstanding after this offering, assuming the underwriters exercise their over-allotment option in full. Of these shares, the common stock sold in this offering will be freely tradable in the United States, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act of 1933. The holders of                  shares of our outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock during the 180-day period (and with respect to Tanfield, which holds                 shares of our outstanding common stock, the 365-day period) beginning on the date of this prospectus, except with the prior written consent of UBS Securities LLC. After the expiration of the 180-day (or, with respect to Tanfield, 365-day) restricted period, these shares may be sold in the public market in the United States, subject to prior registration in the United States, if required, or reliance upon an exemption from U.S. registration, including, in the case of shares held by affiliates or control persons, compliance with the volume restrictions of Rule 144.

        Subject to the lock-up period discussed above, following the six-month anniversary of the closing of this offering (or with respect to Tanfield, following the 12-month anniversary of the closing of this offering), and after giving effect to the automatic exercise, on a net exercise basis, of the warrants issued in connection with our 2011 convertible notes financing and our Series D preferred stock financing upon the pricing of this offering and the conversion of our Series B preferred stock, Series C preferred stock and Series D preferred stock into common stock immediately prior to the closing of this offering, stockholders owning an aggregate of                 shares, or                  shares, including shares held by Tanfield, will have rights, subject to certain conditions, to require us to file registration statements with the SEC covering their shares and to include their shares in registration statements that we may file on our own behalf or on behalf of other of our stockholders. In addition, we intend to file a registration statement to register the 4,767,688 shares of our common stock previously issued or reserved for future issuance under our equity compensation plans and agreements. Upon effectiveness of that registration statement, subject to the satisfaction of applicable exercise periods and lock-up agreements with the representatives of the underwriters referred to above, 1,767,688 shares of common stock issued upon exercise of our outstanding stock options will be available for resale in the United States in the open market.

        Sales of our common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our common stock.

Anti-takeover provisions contained in our certificate of incorporation and by-laws and provisions of Delaware law, as well as our stockholder rights plan, could deter a change in control of us.

        Our certificate of incorporation and by-laws, which will be in effect immediately following this offering, Delaware law and our stockholder rights plan contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition of us deemed undesirable by our board of directors. Our corporate governance documents include provisions:

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  creating a classified board of directors whose members serve staggered three-year terms;

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  providing that our directors may be removed by stockholders only for cause;

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  authorizing "blank check" preferred stock, which could be issued by our board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to those of our common stock;

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  limiting the liability of, and providing indemnification to, our directors and officers;

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  limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

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  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

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  controlling the procedures for the conduct and scheduling of board and stockholder meetings;

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  providing the board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings; and

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  requiring the affirmative vote of 75% of our capital stock entitled to vote generally in the election of directors to amend certain of the provisions described above.

        These provisions, alone or together, could delay or prevent hostile takeovers and changes in control of us or changes in our management.

        Our board of directors also has adopted a stockholder rights plan, which will become effective upon the closing of this offering and which could have the effect of discouraging third parties from attempting to acquire us without the prior approval of our board. See "Description of Capital Stock—Anti-Takeover Considerations—Stockholder rights plan" for more information about our stockholder rights plan.

        As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations with us without approval of the holders of substantially all of our outstanding common stock.

        Any provision of our certificate of incorporation or by-laws, Delaware law or our stockholder rights plan that has the effect of delaying or deterring a change in control of us could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

        The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $            in net tangible book value per share from the price you paid. Additionally, following this offering, purchasers in this offering will have contributed        % of the total consideration paid by our stockholders to purchase shares of common stock, in exchange for acquiring approximately        % of our total outstanding shares as of March 31, 2012, after giving effect to this offering, the automatic exercise, on a net exercise basis, of the warrants issued in connection with our 2011 convertible notes financing and Series D preferred stock financing upon the pricing of this offering, the conversion immediately prior to the closing of this offering of all of the outstanding whole shares of our Series B preferred stock, Series C preferred stock and Series D preferred stock and conversion of Series A debentures into shares of common stock. Any exercise of outstanding stock options will result in further dilution. See "Dilution" for a further description of the dilution that purchasers in this offering will experience immediately after this offering.

The terms of any indebtedness we incur and any preferred securities that we issue could adversely affect our common stockholders.

        We anticipate that in the future we will enter into credit facilities and incur other indebtedness the terms of which may limit our ability to pay dividends on our common stock. Furthermore, our certificate of incorporation provides our board of directors with the ability to issue up to 5,000,000 shares of preferred stock having rights and preferences determined by our board at the time such preferred stock is issued. Holders of any such preferred stock could rank senior to our common stockholders with respect to the distribution of our assets upon any liquidation of us and the receipt of dividends. Any debt or preferred equity securities that we may issue in the future also may be convertible into shares of our common stock, which would dilute the ownership interests of our common stockholders, perhaps materially. If we were to enter into any such debt facilities or issue any such debt or preferred securities, the rights of our common stockholders may be adversely affected.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they downgrade their recommendations regarding our stock, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us downgrade their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price likely would decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports about us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

        Our management will have broad discretion over the use of our net proceeds from this offering and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use up to $14.6 million of the net proceeds to us from this offering to redeem $11.1 million in principal amount of our outstanding Series A debentures, up to $5.0 million of such net proceeds to pay amounts outstanding under our bridge notes and $0.5 million of such net proceeds to pay Tanfield the outstanding portion of the purchase price owed to it in connection with our acquisition of our Smith UK business. We expect the remainder of the net proceeds to us of this offering to be used for general corporate purposes, including working capital and capital expenditures, which may include the opening of our sales, service and assembly facilities and investments in, or acquisitions of, complementary businesses, services or technologies. Our management's investment of these net proceeds may not yield a significant, or any, return. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

After the completion of this offering, we do not expect to declare any cash dividends in the foreseeable future.

        After the completion of this offering, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements include all statements that are not historical facts, including, without limitation, statements regarding our future financial position, prospects, business strategy, budgets, pending acquisitions, recent acquisitions, project costs and plans and objectives for future operations, production and sales projections and statements pertaining to future development activities and costs, including, without limitation, the impact of our cost down initiative. The words "estimate," "project," "predict," "contemplate," "continue," "believe," "expect," "anticipate," "potential," "could," "may," "foresee," "plan," "goal," "will," "should" and "intend" and similar expressions will generally identify forward-looking statements.

        These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Such forward-looking statements are based on assumptions and beliefs that we believe to be reasonable; however, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material, depending upon the circumstances. We cannot assure you that the stated expectation or belief will occur or be achieved or accomplished.

        Our forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany those statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as guarantees of future events. With this in mind, you should carefully consider the risks discussed in the "Risk Factors" section of this prospectus and other disclosures about us that are included in this prospectus. The forward-looking statements in this prospectus represent our views only as of the date of this prospectus, and we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $                  and the net proceeds to the selling stockholders will be approximately $                  , based on an assumed initial public offering price of $          per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses.

        We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, including any shares of common stock sold by the selling stockholders in connection with the underwriters' exercise of their over-allotment option, although we will bear the costs, other than underwriting discounts and commissions, associated with the sale of these shares. The selling stockholders include certain of our executive officers and members of our board of directors and entities affiliated with or controlled by them.

        We intend to use up to $14.6 million of the net proceeds to us from this offering to redeem $11.1 million in principal amount of our outstanding Series A debentures. The Series A debentures bear interest at 10% per annum and mature at various dates in 2014. We intend to use up to $5.0 million of such net proceeds to pay amounts outstanding under our bridge notes. The bridge notes bear interest at 8% per annum and all outstanding principal and interest on the bridge notes becomes due upon the closing of this offering. We also intend to use $0.5 million of such net proceeds to pay Tanfield the outstanding portion of the purchase price owed to it in connection with our acquisition of our Smith UK business. The unpaid portion of the purchase price accrues interest at a rate equal to 4% above the base rate established by Barclay's Bank plc and all unpaid purchase price and accrued interest thereon becomes due upon the closing of this offering.

        We intend to use the remainder of the net proceeds to us from this offering for capital expenditures, working capital and other general corporate purposes, including the continued development of our technology, the transition of our supply chain, establishment of our sales, service and assembly facilities. Such uses may include the continuous development of our Smith Power, Smith Drive and Smith Link technologies, the expansion of our research and development facilities, including for battery testing and powertrain, gearbox and telemetry development, the development of our current and anticipated vehicle platforms, and the acquisition of businesses, products and technologies. We do not currently have any agreements or commitments to acquire any such businesses, products or technologies.

        Some of the other principal purposes of this offering are to create a public market for our common stock, increase our visibility in the marketplace and provide liquidity to existing stockholders. A public market for our common stock will facilitate future access to public equity markets and enhance our ability to use our common stock as a means of attracting and retaining key employees and as consideration for strategic transactions. Depending on the future demand for our vehicles and the pace at which we expand our production, sales and service capacity, we may seek to raise additional capital to fund our expansion.

 DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock and do not expect to pay any cash dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Payment of future cash dividends, if any, will be at the discretion of our board of directors and subject to compliance with applicable law, and will depend on our financial condition, recent and expected operating results, capital requirements, general business conditions, restrictions imposed by lenders, if any, and such other factors our board of directors may deem relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2012:

  •
  on an actual basis; and

  •
  on a pro forma basis to reflect:

  •
  the filing of our certificate of incorporation;

  •
  the conversion of all of our outstanding whole shares of Series B preferred stock, Series C preferred stock and Series D preferred stock into an aggregate of 8,186,569 shares of our common stock, in each case, based on a one-to-one conversion ratio;

  •
  the issuance of             shares of our common stock upon the assumed conversion of $14.6 million in principal and accrued interest of our outstanding Series A debentures at an assumed conversion price of $            , which is 80% of the mid-point of the price range listed on the cover page of this prospectus;

  •
  the issuance of             shares of our common stock upon the exercise, on a net exercise basis, of the warrants issued in connection with our 2011 convertible notes financing and our Series D preferred stock financing, based on an assumed initial public offering price of $            per share, which is the mid-point of the price range listed on the cover page of this prospectus; and

  •
  the issuance of our bridge notes; and

  •
  on a pro forma, as adjusted basis to reflect the pro forma adjustments described above, our receipt of the estimated net proceeds to us from this offering, based on an assumed initial public offering price of $            per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and our use of such net proceeds to us as described in "Use of Proceeds", other than as relates to the redemption of our Series A debentures.

        The pro forma and pro forma, as adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes appearing elsewhere in this prospectus.

	As of March 31, 2012
	Actual	Pro forma	Pro forma, as adjusted
	(Unaudited) (in thousands, except share data)
Cash and cash equivalents	$7,368	$	$

Series A debentures(1)	$13,671	$	$
Bridge notes	—
Series B convertible redeemable preferred stock, $0.001 par value per share; 4,809,008 shares authorized, 4,809,007 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma, as adjusted	56,688
Series C convertible redeemable preferred stock, $0.001 par value per share; 2,431,170 shares authorized, 2,431,170 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma, as adjusted	29,473
Series D convertible redeemable preferred stock, $0.001 par value per share; 2,500,000 shares authorized, 884,501 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma, as adjusted	12,703
Stockholders' deficit:
Common stock, $0.001 par value per share; 200,000,000 shares authorized, 10,507,929 issued and outstanding, actual; 200,000,000 shares authorized, shares issued and outstanding, pro forma; and 200,000,000 shares authorized, shares issued and outstanding, pro forma, as adjusted	11
Preferred stock, $0.001 par value per share; no shares authorized, issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma, as adjusted	—
Additional paid-in capital	10,445
Accumulated other comprehensive loss	(2,452)
Accumulated deficit	(120,788)
Total stockholders' (deficit) equity	(112,784)
Total capitalization	$(249)	$	$

(1)
Consists of Series A debentures, net of discount and Series A conversion feature.

        Each $1.00 increase or decrease in the assumed initial public offering price of $            per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, our pro forma, as adjusted cash and cash equivalents, additional paid-in capital and stockholders' equity by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The pro forma column and the pro forma, as adjusted column in the table above do not include:

  •
  1,847,688 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2012 at a weighted average exercise price of $11.05 per share;

  •
  140,000 shares of our common stock issuable upon the exercise of stock options to be granted upon the closing of this offering at an exercise price equal to the price at which we offer shares of our common stock to the public in this offering; and

  •
  3,000,000 shares of our common stock reserved for future issuance under our 2012 Incentive Plan, which will become effective in connection with the consummation of this offering.

 DILUTION

        If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of March 31, 2012 was $         million, or $            per share of our common stock.

        Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding, after giving effect to:

  •
  the automatic conversion of all of the outstanding whole shares of our Series B preferred stock, Series C preferred stock and Series D preferred stock into common stock immediately prior to the closing of this offering;

  •
  the issuance of             shares of our common stock upon the assumed conversion of $14.6 million in principal and accrued interest of our outstanding Series A debentures at an assumed conversion price of $            , which is 80% of the mid-point of the price range listed on the cover page of this prospectus; and

  •
  the issuance of             shares of our common stock upon the exercise, on a net exercise basis, of the warrants issued in connection with our 2011 convertible notes financing and our Series D preferred stock financing, based on an assumed initial public offering price of $            per share, which is the mid-point of the price range listed on the cover page of this prospectus.

        After giving effect to the sale by us of                   shares of our common stock in this offering at an assumed initial public offering price of $            per share, which is the mid-point of the price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2012 would have been approximately $         million, or $            per share of our common stock. This amount represents an immediate increase in our pro forma net tangible book value of $            per share to our existing stockholders and an immediate dilution in our pro forma net tangible book value of $            per share to new investors purchasing shares of our common stock in this offering at the initial public offering price.

        The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2012	$
Increase per share attributable to this offering

Pro forma net tangible book value per share after this offering		$
Dilution per share to new investors		$

        An initial public offering price of $            per share, which is the bottom of the price range listed on the cover page of this prospectus, would decrease our pro forma net tangible book value per share after this offering by approximately $            and would decrease dilution per share to new investors by approximately $            , assuming that the number of shares offered by us, as listed on the cover page of this prospectus, remains the same. Additionally, to the extent any outstanding options are exercised, new investors will experience further dilution.

        An initial public offering price of $            per share, which is the top of the price range listed on the cover page of this prospectus, would increase our pro forma net tangible book value per share after this offering by approximately $            and would increase dilution per share to new investors by

approximately $            , assuming that the number of shares offered by us, as listed on the cover page of this prospectus, remains the same.

        If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share after this offering will increase to $            per share, representing an immediate increase to existing stockholders of $            per share and an immediate dilution of $            per share to new investors. If any shares are issued upon exercise of outstanding options, you will experience further dilution.

        The following table summarizes, on a pro forma basis as of March 31, 2012, the number of shares purchased or to be purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us by existing stockholders and new investors purchasing shares of our common stock in this offering at an assumed initial public offering price of $            per share, which is the mid-point of the price range listed on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table below shows, new investors purchasing shares of our common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors
Total			%	$		%	$

        The percentage of shares purchased from us by existing stockholders is based on                         shares of our common stock outstanding as of March 31, 2012, after giving effect to:

  •
  the automatic conversion of all of the outstanding whole shares of our Series B preferred stock, Series C preferred stock and Series D preferred stock into common stock immediately prior to the closing of this offering;

  •
  the issuance of             shares of our common stock upon the assumed conversion of $14.6 million in principal and accrued interest of our outstanding Series A debentures at an assumed conversion price of $            , which is 80% of the mid-point of the price range listed on the cover page of this prospectus; and

  •
  the issuance of             shares of our common stock upon the exercise, on a net exercise basis, of the warrants issued in connection with our 2011 convertible notes financing and our Series D preferred stock financing, based on an assumed initial public offering price of $            per share, which is the mid-point of the price range listed on the cover page of this prospectus.

        The foregoing tables and calculations exclude:

  •
  1,847,688 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2012 at a weighted average exercise price of $11.05 per share;

  •
  140,000 shares of our common stock issuable upon the exercise of stock options to be granted upon the closing of this offering at an exercise price equal to the price at which we offer shares of our common stock to the public in this offering; and

  •
  3,000,000 shares of our common stock reserved for future issuance under our 2012 Incentive Plan, which will become effective in connection with the consummation of this offering.

        If all of our outstanding stock options had been exercised (using the treasury stock method), as of March 31, 2012, our pro forma net tangible book value as of March 31, 2012 would have been approximately $         million, or $            per share of our common stock, and the pro forma net

tangible book value after giving effect to this offering would have been $            per share, representing dilution in our pro forma net tangible book value per share to new investors of $            .

        The sale of                   shares of our common stock to be sold by the selling stockholders in this offering will reduce the number of shares of our common stock held by existing stockholders to                  , or        % of the total shares outstanding, and will increase the number of shares of our common stock held by new investors to                  , or         % of the total shares outstanding.

SELECTED HISTORICAL FINANCIAL DATA

        The following selected historical financial data should be read together with our financial statements and the accompanying notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical financial data in this section is not intended to replace our historical financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

        We derived the statement of operations data for 2011, 2010 and 2009 and the balance sheet data as of December 31, 2011 and 2010 from our audited consolidated and combined financial statements appearing elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2012 and 2011 and the balance sheet data as of March 31, 2012 are derived from our unaudited interim financial statements appearing elsewhere in this prospectus. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly our financial position as of March 31, 2012 and results of operations for the three months ended March 31, 2012 and 2011. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

        We completed the acquisition of Smith UK on January 1, 2011. As a result of the conclusion that Smith and Smith UK were under common control for the historical periods, their results have been combined for the 2009 and 2010 periods. All results subsequent to the acquisition on January 1, 2011 have been consolidated. The balance sheet data with respect to Smith UK as of December 31, 2008, 2009 and 2010 and the statement of operations data for the periods then ended have been derived from Tanfield's accounting records as of and for such periods. Our historical combined financial statements may not reflect what our financial position, results of operations and cash flows would have been had we operated as a separate, standalone company without the shared resources of Tanfield in the predecessor periods.

        The selected historical financial data as of and for Smith UK's fiscal year ended December 31, 2007 has been omitted because it is not available without the expenditure of unreasonable effort and expense. A combination of factors results in our inability to provide the 2007 selected balance sheet and statement of operations information without unreasonable effort and expense. These factors include:

  •
  Smith UK was part of Tanfield prior to January 2011;

  •
  Tanfield did not prepare stand-alone financial statements for Smith UK for the year ended December 31, 2007 and there was no requirement to complete such as part of the sale to us;

  •
  Tanfield did not prepare separate trial balances and related entries for Smith UK for the year ended December 31, 2007, which would be required in order to prepare financial statements for Smith UK from which selected financial data could be derived for that year;

  •
  Tanfield's 2007 financial information was prepared to comply with International Financial Reporting Standards rather than GAAP;

  •
  due to the conversion to new accounting systems during 2007 and 2008, information to support the development of GAAP basis financial information, as well as supplemental information required to make informed judgments related to accounting estimates, for 2007, is not available without unreasonable effort and expense;

  •
  we are not in a position to independently ascertain whether the information necessary to calculate the carve-out financial information continues to be available from Tanfield and Tanfield is under no obligation to provide us with such information; and

  •
  we believe the omission of the 2007 selected financial data does not have a material impact on the understanding of our results of operations, financial condition, liquidity and operating trends.

	Years ended December 31,							Three months ended March 31,
	2011	2010		2009		2008		2012	2011
								(Unaudited)
	(in thousands, except per share amounts)
Consolidated and Combined Statement of Operations Data:
Revenue
Vehicle(1)	$38,944		$23,827		$8,223		$14,166	$6,135		$15,492
Service and repairs(2)	10,983		11,767		14,631		18,208	2,291		2,860

Total revenue	49,927		35,594		22,854		32,374	8,426		18,352

Cost of revenue
Vehicle	57,702		33,117		13,370		21,671	14,450		20,019
Service and repairs	11,848		12,175		14,421		18,124	2,255		2,715

Total cost of revenue	69,550		45,292		27,791		39,795	16,705		22,734

Gross loss	(19,623)		(9,698)		(4,937)		(7,421)	(8,279)		(4,382)
Research and development expense	5,427		2,550		1,126		9,478	1,974		492
Selling, general and administrative	16,990		13,307		10,697		5,411	5,012		3,249

Total operating expenses	22,417		15,857		11,823		14,889	6,986		3,741
Operating loss	(42,040)		(25,555)		(16,760)		(22,310)	(15,265)		(8,123)
Other expense (income)
Interest expense	7,090		3,699		696		—	500		1,372
Loss on extinguishment of debt	1,353		—		—		—	—		971
Government grant reimbursements	(2,214)		(688)		(18)		—	(78)		(99)
Other (income) expense, net	4,266		1,698		60		—	(341)		1,422

Net loss	$(52,535)		$(30,264)		$(17,498)		$(22,310)	$(15,346)		$(11,789)

Net loss per share of common stock, basic and diluted(3)(4)	$(5.06)		$(2.95)		$(1.89)		N/A	$(1.48)		$(1.14)

Shares used in computing net loss per share of common stock, basic and diluted(3)(4)	10,381		10,258		9,271		N/A	10,381		10,381

Pro forma net loss per share of common stock(5)	$(3.55)	$		$		$		$(0.85)	$

Shares used in computing pro forma net loss per share of common stock(5)	14,812							17,981

(1)
Vehicle revenue consists of revenues derived primarily from the sale of our Newton and Edison vehicles. Vehicle revenue also includes payments received by us in connection with Smith Europe's, and previously Smith UK's, distribution of forklifts.

(2)
Service and repairs revenue consists of revenues derived from the provision of fleet maintenance and repair services. These services, which are primarily provided in the United Kingdom, include services for traditional diesel-fueled vehicles as well as for electric vehicles.

(3)
Our basic net loss per share of common stock is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share of common stock is computed by dividing the net loss by the weighted-average number of shares of common stock and, if dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of stock options and warrants to purchase shares of our common stock (using the treasury stock method) and the conversion of our preferred stock, 12% senior unsecured convertible promissory bridge notes and Series A debentures (using the if-converted method). As we generated a loss in each period, the potential shares of common stock would have reduced our per share loss (antidilutive) and, therefore, were excluded from the calculation.

(4)
Smith Electric Vehicles Corp. was not incorporated until January 2009. Smith UK, the predecessor entity, was, in part, a division of Tanfield and, in part, a wholly-owned subsidiary of Tanfield and did not have separately issued stock. As a result, we are unable to calculate loss per share of common stock for the year ended December 31, 2008. See Note 1, "Nature of Business and Presentation," to the consolidated and combined financial statements included elsewhere in this prospectus for information regarding our acquisition of Smith UK.

(5)
Pro forma net loss per share of common stock includes shares of nonvested stock that vest upon the closing of this offering and shares of common stock issuable upon the automatic conversion of all of the then-outstanding whole shares of our Series B preferred stock, Series C preferred stock and Series D preferred stock into shares of our common stock, in each case, at a one-to-one conversion ratio, immediately prior to the closing of this offering, assuming that such conversion occurred at the later of the beginning of the period and the date on which such preferred shares were issued. Pro forma net loss per share of common stock excludes the effect of the conversion of 61,919 shares of our Series D preferred stock that were issued after March 31, 2012, which converts into shares of our common stock on a one-to-one basis.

	December 31,
					March 31, 2012
	2011	2010	2009	2008
					(Unaudited) (in thousands)
Consolidated and Combined Balance Sheet Data:
Cash and cash equivalents	$1,697	$1,000	$1,183	$280	$7,368
Property, plant and equipment, net	5,247	3,611	2,912	2,501	5,076
Working (deficit) capital	(3,164)	(29,304)	(548)	3,113	(2,615)
Total assets	36,105	30,323	16,334	11,804	37,854
Bridge note detachable warrants	—	3,039	—	—	—
Warrants	4,209	—	—	—	4,981
Notes payable—other	2,512	—	—	—	1,512
Series A debentures, net of discount	10,205	9,859	8,930	—	10,292
Series A conversion feature	3,381	2,612	1,340	—	3,379
Series B convertible redeemable preferred stock	56,688	—	—	—	56,688
Series C convertible redeemable preferred stock	29,473	—	—	—	29,473
Series D convertible redeemable preferred stock	—	—	—	—	12,703
Total stockholders' equity (deficit)	(99,700)	(42,431)	(12,621)	2,523	(112,784)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

OVERVIEW

        We design, produce, sell and service zero emission commercial electric vehicles designed to be a superior performing alternative to traditional diesel trucks due to higher efficiency and lower total cost of ownership. We believe we are the only vehicle manufacturer selling to major commercial fleets in the United States and Europe that exclusively produces electric vehicles. We focus on the production and sale of commercial electric vehicles that primarily address the needs of medium-duty commercial fleet operators with depot-based operations and predictable daily service routes of up to 120 miles.

        We currently design, produce and sell two vehicle platforms, the Smith Newton and the Smith Edison, both of which can be configured for multiple applications. We sell the Smith Newton in the United States, the United Kingdom and in selected international markets. We currently sell the Smith Edison in the United Kingdom and in selected international markets. In the first quarter of 2012, we introduced a Newton model in the United States that is configured as a step van, and intend to introduce in the United States in 2013 a Newton that will have a GVW of approximately 33,000 pounds to meet the needs of delivery and transit customers. We intend to continue to develop and introduce a next generation Smith Edison in the first half of 2013. Our planned future vehicle offerings will be based on our Newton and Edison vehicle platforms and will utilize our Smith Drive, Smith Power and Smith Link technologies.

        Smith UK launched the Smith Newton in December 2006 and began U.K. production of the Newton in January 2007. Smith UK also launched and began U.K. production of the Smith Edison in 2007. Smith Electric Vehicles Corp., or Smith US, was incorporated in Delaware on January 13, 2009. We obtained our U.S. production facility in March 2009, began production in July 2009 and sold our first Newton in the United States in December 2009.

        From August 5, 2009 through December 31, 2010, Smith US held a license from Tanfield under which we had the exclusive right in North America to use the Smith brand and Tanfield's zero-emission vehicle know-how and technology to develop, test, manufacture, market, distribute, sell and service electric vehicles. We acquired Smith UK effective January 1, 2011 and now own the Smith brand and the intellectual property rights we previously had licensed from Tanfield.

        Our corporate headquarters are located in Kansas City, Missouri and we have production, research and development, sales and service facilities in Kansas City, Missouri and outside of Newcastle, England. Our two production facilities provide us with an aggregate of approximately 165,100 square feet of production space. Long term, we intend to expand our vehicle assembly operations through a network of sales, service and assembly facilities, rather than significantly increasing the production capabilities of our existing facilities. We plan to open our sales, service and assembly facilities in targeted urban areas in the United States and abroad, beginning with facilities on the east and west coasts of the United States. We expect to open the first of these facilities in New York City in the second half of 2012. Once a sales, service and assembly facility is open in a geographic market, vehicle assembly for sales made in that geographic market generally would be performed at that facility. We also are pursuing joint ventures with local market participants to produce, sell and/or service Smith-branded vehicles in promising international markets where we see opportunities that we believe can be better realized through joint venture arrangements than through Smith-owned facilities. In February 2012, we entered into a non-binding letter of intent with Wanxiang regarding a $25.0 million investment by Wanxiang in us and the formation of a joint venture to develop, manufacture and commercialize all-electric school buses and commercial vehicles for multiple industries in China. In June 2012, we entered into a non-binding term sheet regarding a $10.0 million investment by in us and the formation of a joint venture in Brazil to develop, manufacture, market and sell Smith-branded all-electric commercial trucks and buses in Brazil. Negotiations regarding the scope and terms of these joint ventures and investments in us are preliminary and ongoing, and there can be no assurance they will ultimately be consummated.

        In the fourth quarter of 2011, we completed the transition of the powertrain and battery system used in the U.S.-produced Smith Newton to our Smith Drive and Smith Power technologies. In order to facilitate this transition, we temporarily suspended U.S. production of the Newton in August 2011 and re-tooled our Kansas City production facility. We began limited production of our second generation Newton, which includes our Smith Drive, Smith Power and Smith Link technologies, in November 2011 and are in the process of ramping production and integrating new vendors into our supply chain.

        As a result of the transition to our next generation technologies and the accompanying suspension of U.S. production, we sold 21 vehicles and seven vehicles in the U.S. during the third and fourth quarters of 2011, respectively, compared with sales of 81 vehicles and 94 vehicles during the first and second quarters of 2011, respectively. We sold 90 vehicles in the first six months of 2012. Although the decline in sales resulted in a concurrent decline in material costs, our other operating and administrative costs were stable or increasing. For example, to maintain our investment in training of our assembled workforce, we determined not to make reductions in our assembly workforce during this period. We also continued to expand our research and development function to support future technology enhancements and to build out our administrative workforce to position the company for future growth. To maintain liquidity during our U.S. production suspension, we issued $30.0 million of 2011 convertible notes and warrants in October 2011. All of the 2011 convertible notes converted into Series C preferred stock in November 2011. Between January and April 2012, we issued and sold in a private placement shares of our Series D preferred stock and warrants to purchase shares of our common stock for aggregate cash proceeds of $15.3 million. In July 2012, we issued in a private placement bridge notes having a maximum aggregate principal amount of $11.5 million, and borrowed $4.0 million under such bridge notes. We expect that we will borrow an additional $1.0 million if we complete this offering by August 14, 2012. We expect to borrow up to the entire remaining available amount under the bridge notes during the third quarter of 2012 if we have not completed this offering by August 14, 2012. See "—Liquidity and Capital Resources—Cash flows—Cash flows provided by financing activities" for additional information about our financing activities.

        Smith US was a development stage enterprise from January 13, 2009, the date of Smith US's inception, through September 30, 2009. During this period, we devoted all of our efforts to securing and establishing a new business, and our planned principal operations had not commenced. Smith US was no longer a development stage enterprise and first recognized revenues during the fourth quarter of 2009.

        We operate on a fiscal year that ends on December 31. As of and for the periods prior to December 31, 2010, the financial statements of Smith UK and Smith US are presented on a combined basis. As of and for periods subsequent to January 1, 2011, the financial statements for Smith Europe and Smith US are presented on a consolidated basis. See Note 1, "Nature of Business and Presentation," to the consolidated and combined financial statements included elsewhere in this prospectus. Our combined results of operations, financial position and cash flows may not be indicative of our future performance and do not necessarily reflect what our combined consolidated results of operations, financial position and cash flows would have been had we operated as a separate, standalone entity without the shared resources of Tanfield during the periods presented.

        We operate our business in two reportable segments: (i) Zero Emission Vehicles and (ii) Maintenance Services. See "—Results of Operations" and Note 17, "Information about Segments and Geographic Areas," to the consolidated and combined financial statements included elsewhere in this prospectus for information about our segments.

CONDITIONS IMPACTING OUR BUSINESS

        We believe that the commercial electric vehicle industry is poised for growth due to governmental and popular support for companies that purchase environmentally friendly vehicles, the current emphasis on reducing carbon emissions, the volatility of diesel fuel prices and the policy shift toward energy independence from fossil fuels in the United States and Western Europe. Although these macro-level conditions are favorable and should drive adoption of commercial electric vehicles generally, and our vehicles specifically, there are significant near-term challenges we are working to overcome related to introducing new technology products. We believe that the most significant of these challenges is the limited and under-developed supply chain for many of the key components used in commercial electric vehicles, including motors, control electronics units and batteries. The current absence of a well-developed supply chain has led to reliability and quality issues and high vehicle system and component costs, which have resulted in high initial vehicle costs when compared to diesel powered trucks of comparable GVWs, all of which impact customer satisfaction and limit the broader adoption of commercial electric vehicles. To meet these challenges, in the fourth quarter of 2011, we transitioned our U.S.-produced vehicles, and in the first half of 2012 began transitioning our U.K.-produced vehicles, to our Smith Drive and Smith Power technologies, which will allow us to control and expand our supply chain with a goal of enhancing vendor diversity, reliability and quality. In turn, this will enable us to substantially reduce the cost of key components, and thereby reduce both our initial vehicle prices and our vehicle cost of revenue. Furthermore, we expect that our tighter control over product quality will result in decreased service and repairs cost of revenue, as we will incur lower warranty and non-warranty service costs. Combined, these factors should result in enhanced customer satisfaction, deeper and broader customer relationships and increased vehicle sales.

KEY OPERATING METRICS

        Our management uses order backlog, production slots filled, global throughput, inventory turnover days, and total miles on route as key operating metrics in evaluating our business. The following presents these operating metrics as of and for the period ended March 31, 2012. For a discussion of certain of these operating metrics estimated as of and for the period ended June 30, 2012, see "Prospectus Summary—Recent Developments—Preliminary Second Quarter Results."

Order Backlog

        As of March 31, 2012, we have an order backlog of 145 vehicles. We include in our order backlog vehicles yet to be produced that are subject to purchase agreements or written purchase orders that we have received. Our order backlog excludes vehicles in inventory awaiting additional modifications or delivery to the end customer. Although the backlog of unfilled orders is one of many indicators of market demand, other factors such as changes in production rates, internal and supplier available capacity, new vehicle introductions and competitive pricing actions may affect point-in-time comparisons. Furthermore, an increase in backlog may not result in a near-term increase in revenue because customers may cancel purchase orders and purchase agreements or submit orders for vehicles with delivery dates in subsequent periods, and because we may not have available production capacity to satisfy customer orders until subsequent periods.

        We generally target having an order backlog that represents three months of production. For the second quarter of 2012, our target order backlog represents 90 vehicles. As we increase our production over time, we expect our target backlog of three months of production to represent an increased number of units. Our current backlog may not be indicative of recent trends in our operations given our limited sales history combined with factors such as (i) our current supply chain constraints, (ii) our temporary suspension of U.S. production in the second half of 2011, (iii) the U.S. launch of our second generation Newton in the fourth quarter of 2011 and of the Newton step van in the first quarter of 2012, and the need for our customers to validate these new vehicles, (iv) our renewed focus on our relationships with existing customers and corresponding decrease in available production slots, which is discussed below, and (v) our recent introduction to the purchasing practices and internal processes of certain of our new larger customers.

Production Slots Filled

        We generally manage our production schedule on a rolling six-month forward basis and allocate production slots based on our receipt of purchase agreements and purchase orders and customers' ordering forecasts and on our current supply chain capacity. The number of production slots we have available for a given period reflects management's estimate of the number of vehicles we are able to produce in the period at a high quality level, based on our then existing supply chain and internal capabilities and capacity. Our number of available production slots may change from period to period based on management's judgment of how best to grow our business. For example, following the transition to our second generation vehicle technologies, in the first quarter of 2012, we made the strategic decision to renew our focus on ensuring our existing customers receive both the highest quality vehicles we can produce and comprehensive fleet integration support in order to help ensure the successful deployment of the vehicles they purchase from us. This renewed focus on our existing customers, together with our existing supply chain constraints, resulted in us reducing the number of production slots we estimated to be available for 2012 to approximately 620, of which approximately two-thirds reflected U.S. production capacity. As of March 31, 2012, we had produced 62 vehicles in 2012. We anticipate that approximately 55% of our 2012 production will occur in the fourth quarter. Based on our production schedule as of March 31, 2012, we have allocated nearly all of our production slots for 2012. We expect that our number of available production slots will increase in subsequent years following the transition of our supply chain from low-volume suppliers to medium-volume automotive-grade suppliers, which will allow us to ramp our production and increase our production capacity. Our allocation of production slots based on customers' ordering forecasts does not represent a guarantee that those customers will place orders, that customers will not alter their forecasted delivery dates when placing orders or that orders made will not be cancelled. Nevertheless, we believe that closely monitoring our projected production schedule allows us to better manage our business, including our inventory levels.

Global Throughput

        Global throughput is defined as vehicles for which the assembly and quality testing is complete and which are ready to ship or have shipped to a customer or upfitter. We measure global throughput as a percentage of our estimated production as of the beginning of the relevant period. Throughput generally will not be the same as vehicles sold and recognized as revenue during a period. We believe global throughput is a useful operating metric for our business because the accurate forecasting of our near-term production is critical to appropriately managing our inventory level and maximizing our utilization of available cash. Our production schedule called for us to produce 43 vehicles during the three months ended March 31, 2012. Our global throughput as a percentage of plan for the three months ended March 31, 2012 was 95%. Our global throughput as a percentage of plan for the three months ended March 31, 2012 indicates that we did not effectively forecast our near-term production and, as a result, we have used cash to purchase inventory ahead of when the inventory is needed for production.

Inventory Turnover Days

        Our inventory turnover days for the three months ended March 31, 2012 was approximately 156 days. We calculate inventory turnover as consolidated total revenue for the period divided by average consolidated inventory for the period. We use consolidated total revenue as the numerator as we believe this is a more stable indicator than cost of revenue, which may include period adjustments such as lower of cost or market charges and warranty expense. Average consolidated inventory for the period is calculated as the sum of beginning of period and end of period inventories divided by two. We believe that inventory turnover is a useful operating metric because it provides insight into our ability to effectively manage our supply chain, purchasing and production planning. Management believes that our inventory turnover of 156 days for the three months ended March 31, 2012 indicates that we did not manage our supply chain as effectively as we may be able to after we fully transition the supply chain for our key vehicle components. We anticipate that transitioning our supply chain for the components used in our key vehicle systems, primarily the battery and powertrain, from low-volume suppliers to a medium-volume automotive grade supply chain will increase our ability to obtain high quality components on a timely basis. We anticipate that the resumption of our U.S. production, along with our new supply chain, will enable us to reduce our days of inventory turnover and better utilize our cash and working capital.

Total Miles on Route

        Total miles on route is a measurement of the total number of miles our customers drove Smith vehicles during the quarter. This information is gathered using our Smith Link telemetry system. We believe that miles on route is a measure of industry adoption of our vehicles and that the metric provides our management with insight into our customers' usage patterns. Our total miles on route for the three months ended March 31, 2012 was approximately 416,000 miles.

BASIS OF PRESENTATION

Revenue

        Revenue consists of vehicle revenue and service and repairs revenue.

Vehicle revenue

        We recognize vehicle revenue primarily from the sale of our Newton and Edison vehicles. For the year ended December 31, 2011, vehicle revenue represented approximately 78% of total revenue, compared with 67% and 36% for 2010 and 2009, respectively. For the three months ended March 31, 2012, vehicle revenue represented approximately 73% of total revenue, compared with 84% for the three months ended March 31, 2011. We anticipate that vehicle revenue as a percentage of total revenue will continue to increase over the foreseeable future. For the years ended December 31, 2011 and 2010 and the three months ended March 31, 2012, two, four and three of our Zero Emission Vehicles customers collectively accounted for approximately 50%, 40% and 61%, respectively, of our total revenue; and 64%, 60% and 84%, respectively, of our vehicle revenue. For the year ended December 31, 2011, our largest customer, Frito-Lay, accounted for 46% of our total revenue and 59% of our vehicle revenue. For the year ended December 31, 2010, our largest customer, Staples, Inc., accounted for 16% of our total revenue and 24% of our vehicle revenue. For the three months ended March 31, 2012, our largest customer, Frito-Lay, accounted for 33% of our total revenue and 45% of our vehicle revenue. Our vehicle sales strategy is focused on industry-leading companies and government entities that operate substantial, well-recognized, medium-duty commercial vehicle fleets and that have the corporate or public commitment and resources to support and sustain the development of the commercial electric vehicle industry. As such, and given the relationships we have established with our existing customers, we anticipate that a significant portion of our vehicle revenue will continue to come from a concentrated group of customers for the foreseeable future.

        The sales prices of our vehicles, excluding the impact of governmental subsidies, significantly exceed the sales prices of diesel-fueled vehicles of comparable GVWs. Through our cost down initiative, we are attempting to reduce our material and production costs to the point where the cost to produce our vehicles allows us to price our vehicles, excluding the impact of government subsidies and incentives, at a level that represents an attractive premium to the upfront price of diesel trucks with comparable GVWs. We expect that our vehicle revenue will increase over time despite anticipated reductions in the sales prices of our vehicles due to increases in our sales volume.

        Smith UK previously sold and leased, and Smith Europe also sells and leases, forklifts to customers. During the years ended December 31, 2011, 2010 and 2009 and the three months ended March 31, 2012, we recognized revenue related to the sale and lease of forklifts of approximately $1.3 million, $1.9 million, $2.7 million and $288,000, respectively. See Note 2, "Summary of Significant Accounting Policies," to the consolidated and combined financial statements included elsewhere in this prospectus for a description of our accounting policy related to these transactions. We anticipate that revenue related to the sale and lease of forklifts will continue to be stable or declining over the foreseeable future.

Service and repairs revenue

        Service and repairs revenue is derived from the provision of fleet maintenance and repair services. These services, which are primarily provided in the United Kingdom, include services for traditional diesel-fueled vehicles as well as for electric vehicles. For the year ended December 31, 2011, service and repairs revenue represented approximately 22% of total revenue, compared with 33% and 64% for the years ended December 31, 2010 and 2009, respectively. For the three months ended March 31, 2012, service and repairs revenue represented approximately 27% of total revenue, compared with 16% for the three months ended March 31, 2011. We anticipate that service and repairs revenue will continue to decrease as a percentage of total revenue for the foreseeable future as we are focusing our resources on growing our electric vehicle sales, rather than our service and repairs business.

Cost of revenue

        Cost of revenue consists of vehicle cost of revenue and service and repairs cost of revenue.

Vehicle cost of revenue

        Vehicle cost of revenue includes direct material costs, labor costs, and manufacturing overhead. Vehicle cost of revenue also includes estimated warranty expense and charges to write down the carrying value of our inventory when it exceeds its estimated net realizable value and to provide for obsolete and on-hand inventory in excess of forecasted demand. We anticipate that our vehicle cost of revenue will increase as our vehicles sales increase and as we open our sales, service and assembly facilities. However, we expect vehicle cost of revenue to decrease as a percentage of vehicle revenue as we complete our current cost down initiative. Our current cost down initiative is our framework of three strategies to reduce our materials, operating and production costs. The three strategies that comprise our cost down initiative are (1) transitioning the higher cost portions of our supply chain, such as batteries and the powertrain for our vehicles, from low-volume suppliers to a medium-volume automotive grade supply chain, (2) transitioning from battery and powertrain systems produced by third party suppliers to our Smith Power and Smith Drive systems and implementing multi-source volume purchasing strategies and (3) transitioning the supply chain for our ancillary components to higher-volume and lower-cost suppliers. We are pursuing these strategies generally concurrently. We expect to complete our current cost down initiative in the first quarter of 2013 for the Newton and in the second quarter of 2013 for the Edison, which will result in increased component-, and decreased systems-, based purchasing and lower unit costs for our ancillary vehicle components.

Service and repairs cost of revenue

        Service and repairs cost of revenue includes replacement part costs, direct labor costs, and overhead that supports our service activities. Service and repairs cost of revenue also includes charges to provide for obsolete and on-hand inventory in excess of forecasted use. We anticipate that our service and repairs cost of revenue will increase as we expand our electric vehicle maintenance and repair services and open our sales, service and assembly facilities.

Research and development expense

        Research and development expense consists primarily of costs for personnel, third-party contractors, materials and supplies related to the development of new products and the enhancement of existing products. As of March 31, 2012, we had 40 full-time employees engaged in research, development, design and engineering. We expense research and development costs as they are incurred. In the near term, we expect research and development expenses to increase in large part due to increased personnel-related expenses, as we seek to hire additional employees, as well as contract-related expenses as we continue to invest in the development of our vehicles and vehicle technologies. Reimbursements received from government agencies for research and development expenditures are recorded separately as a component of other expense (income). We anticipate that our research and development expenses will continue to increase in absolute dollars, primarily as a result of the continued development of our Smith Drive, Smith Power and Smith Link technologies, but, over time, will decrease as a percentage of revenue.

Selling, general and administrative expense

        Selling, general and administrative expenses consist primarily of personnel and facility costs related to our marketing, sales, executive, finance, human resources, information technology and legal organizations, as well as litigation settlements and fees for professional and contract services. As of March 31, 2012, we had 61 full-time employees engaged in these functions. We expect general and administrative expenses to increase as we incur additional costs related to operating as a publicly-traded company, including increased audit and legal fees, costs of compliance with securities, corporate governance and other regulations, investor relations expenses and higher insurance premiums, particularly those related to director and officer insurance. We also expect to incur increased costs as we hire personnel and enhance our infrastructure to support the anticipated growth of our business, including in connection with the opening of our sales, service and assembly facilities.

Interest expense

        Interest expense consists primarily of payable-in-kind interest related to convertible debt, the amortization of deferred financing fees, and the amortization of debt discount recognized on issue of convertible debt.

Government grant reimbursements

        We receive reimbursements from government agencies for certain qualified research and development expenditures, primarily under the DOE's EV Demonstration Project and the United Kingdom's national innovation agency programs sponsored by the U.K. Department for Business, Innovation and Skills. As these projects are limited in scope and duration, we have determined the best presentation to assist users of our financial statements in understanding our financial results is to recognize these reimbursements as a component of other expense (income) rather than as a reduction in research and development expense.

Other (income) expense, net

        Other (income) expense, net consists primarily of fair value adjustments to financial instruments we have issued. Our Series A debentures, our 12% senior unsecured convertible promissory bridge notes, which we refer to as our bridge notes, and the warrants issued in connection with our 2011 convertible notes financing and our Series D preferred stock financing, include identifiable and separable derivative financial instruments. These separable financial instruments, consisting primarily of a conversion option, an acceleration option and warrants, are adjusted at each quarter- and year-end to fair value. The adjustment to record the change in each instrument's fair value may result in a either a charge to expense or a credit to income.

Income tax provision

        We are subject to taxes in the United States and the United Kingdom. In the United States, we have incurred net losses since inception and in the United Kingdom we have a history of operating losses. As a result, we do not currently pay tax in the jurisdictions in which we operate. Based on the available information, we concluded it is more likely than not that our deferred tax assets will not be realized and, accordingly, we have recorded a full valuation allowance against our deferred tax assets net of our deferred tax liabilities.

Impact of foreign currency translation on reported results

        The functional currency for Smith UK was and for Smith Europe is the British pound. Therefore, the results of Smith UK and Smith Europe's operations are initially recorded in the British pound and, at the end of each period, are translated into U.S. dollars. The consolidated and combined operating results for all periods presented are presented in U.S. dollars, which include the fluctuation of currency translation between the U.S. dollar and the British pound.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Our results of operations and financial condition, as reflected in our consolidated and combined financial statements, have been prepared in accordance with accounting principles generally accepted in the United States. As discussed in Note 2, "Summary of Significant Accounting Policies," to our consolidated and combined financial statements included elsewhere in this prospectus, the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, our management evaluates its estimates and judgments. We consider our accounting policies related to revenue recognition, inventory valuation, impairment of long-lived assets, warranty and fair value of financial instruments to be our critical accounting policies. Our management bases its estimates and judgments on relevant facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our most critical accounting policies are described below.

        We have determined to take advantage of the provisions of Section 107 of the JOBS Act that permit emerging growth companies to delay the adoption of certain new or revised accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies. As a result of this election, our financial statements may not be comparable to those of other companies that comply with such accounting standards based on the public company effective dates.

Revenue recognition

        We recognize revenue from the sale of products and provision of services in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition. Accordingly, we recognize revenue when: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered and there are no uncertainties regarding customer acceptance; (iii) our price is fixed or determinable; and (iv) collection is reasonably assured. In instances where customer acceptance is required, revenue is either recognized (a) upon shipment when we are able to demonstrate that the customer specific objective criteria have been met or (b) upon the earlier of customer acceptance or expiration of the acceptance period. Payments received in advance of work performed are recorded as deferred revenue.

        The majority of our vehicle sales are made pursuant to purchase orders, although we do enter into purchase agreements from time to time. We also enter into both short- and long-term vehicle maintenance agreements. We examine sales contracts to determine if the contract contains a multiple element arrangement, to determine whether the contract contains multiple elements and, if so, to determine if separate units of accounting exist within the arrangement. As of December 31, 2011 and March 31, 2012, we did not have any material multiple element sales arrangements.

        Smith UK entered and Smith Europe enters into contracts with customers for the use of forklifts that we have determined to be lease transactions. At inception of these contracts, the customer pays Smith UK or Smith Europe the full value of the forklift. At the end of a specified period, generally five years, the customer is contractually obligated to return the forklift to us and we must pay the customer a repurchase value that was determined at the inception of the contract. The up-front payment received, net of the expected repurchase payment recorded as a liability, by Smith UK or Smith Europe from the customer is initially recorded as deferred revenue and subsequently recognized as vehicle revenue on a straight-line basis over the life of the contract. Deferred revenue expected to be recognized as revenue more than one year subsequent to the balance sheet date is classified as long-term deferred revenue. We recognize the forklifts as a component of property, plant and equipment throughout the contract term and depreciate the forklifts on a straight-line basis, net of salvage value, over the life of the contract. The recognized depreciation expense is included as a component of cost of revenue in our consolidated and combined statements of operations.

Inventory valuation

        We value our inventories at the lower of cost or market. Cost is computed using standard cost adjusted for purchase price variances, which approximates actual cost on a first-in, first-out basis. Cost includes material costs, inbound freight, labor and applicable overhead. Included in overhead costs that may be capitalized are facility lease and utility costs, warehousing costs related to receiving and picking activities, purchasing costs to the extent the costs relate directly to the acquisition of raw materials, costs of quality control and inspection, depreciation on production-related assets, and plant administrative expenses. Overhead is capitalized as a percentage of direct labor based on management's analysis of normal production. Normal production is based primarily on forecasted production, taking into consideration forecasted demand and our forecasted ability to obtain the components necessary to meet demand on a timely basis, and will change over time. During periods in which we do not achieve normal production, including periods during which we have temporarily suspended production, unallocated overhead costs are charged to cost of revenue as period costs.

        At each quarter- and year-end, we review inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires us to determine the estimated selling price of our vehicles less the estimated cost to convert inventory on hand into a finished product. Our inventory valuation is based on our current technology and estimates of demand, selling prices and production costs. Unforeseen changes in technology or our estimates of future selling prices or production costs may result in material additional charges.

        At the end of each period, we also review inventory for excess or obsolete items. When inventory on hand for a specific item is determined to be in excess of our demand forecast or no longer used in current production, we permanently reduce the inventory value for those excess or obsolete items to the estimated recoverable amount.

        During the years ended December 31, 2011, 2010, and 2009 and the three months ended March 31, 2012 and 2011, we recognized permanent inventory write downs, primarily to reduce the value of our inventory to market, which was lower than cost, of $4.5 million, $4.6 million, $4.4 million $3.8 million and $3.7 million, respectively. The charges related to these inventory write downs were recognized as a component of cost of revenue on our consolidated and combined statements of operations. We anticipate that we will continue to have additional material permanent inventory write downs until we achieve a positive gross margin.

Impairment of long-lived assets

        We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Circumstances which could trigger a review include, but are not limited to, significant decreases in the market price of the asset; significant adverse changes in the business climate, legal or regulatory factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; or expectations that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future net cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less cost to sell. Given our current period cash flow combined with a history of operating losses, we evaluated the recoverability of the book value of our property, plant and equipment. As of December 31, 2011 and 2010 and March 31, 2012, we performed an undiscounted cash flow analysis for each identified asset group, the results of which were that the sum of the undiscounted cash flows over the weighted average expected life of the underlying assets exceeds the book value of the property, plant and equipment. Accordingly, no impairment charges were recognized during any period presented. As of December 31, 2011 and March 31, 2012, we had total long-lived assets of $7.7 million and $7.4 million, respectively, comprised of property, plant and equipment, net of $5.2 million and $5.1 million, respectively, an intangible licensing asset of $2.2 million and $2.0 million, respectively, and deferred financing fees of $0.3 million and $0.3 million, respectively.

Warranty

        We estimate and accrue our warranty costs for each vehicle at the time of sale. Because we currently have only two vehicle platforms and limited historical claims experience, estimates are principally based on assumptions regarding the warranty costs. In addition, at the end of each period, the number and magnitude of additional service actions expected to be approved, and actual additional service actions, are taken into consideration in our assumptions. Significant vehicle components, such as batteries, cab, chassis and motors are covered under warranty by our suppliers. These vendor warranties generally extend from one to five years from the date of our purchase of the component. If a component fails within the warranty period, we have the right to return the component part to the vendor and the vendor will either repair and return the component part, supply us with a new component part at no charge, or authorize us to offset the value against our open payable to the vendor. The vendor warranty generally does not cover labor, travel or other costs we may incur when we provide the service action for our customer. We recognize warranty claim recoveries as an adjustment to our warranty reserve when collection is reasonably assured. Future experience may result in changes in our assumptions, which could materially affect net income. Warranty reserves amounted to $6.2 million, $6.7 million and $6.4 million as of December 31, 2011 and 2010 and March 31, 2012, respectively. Adjustments to warranty reserves are recorded as a component of vehicle cost of revenue.

Fair value of financial instruments

        We have issued financial instruments that either contain embedded conversion or acceleration options or include detachable warrants. At the date we issue a financial instrument, we measure and recognize as an asset or liability the fair value of that financial instrument. Changes in the fair value of these financial instruments in subsequent periods are recognized as a component of our net loss and the carrying value of the asset or liability is adjusted accordingly. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Under applicable accounting guidance, a fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, that may be used to measure fair value:

  Level 1—Quoted prices in active markets for identical assets or liabilities.

  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        We have financial instruments, consisting of a Series A conversion option liability, a bridge note acceleration option asset, bridge note detachable warrants, and the warrants issued in connection with our 2011 convertible notes financing and our Series D preferred stock financing, that are valued based on Level 3 unobservable inputs that are supported by little or no market activity. As further described in Note 3, "Fair Value of Financial Instruments," to our consolidated and combined financial statements included elsewhere in this prospectus, our measurement of fair value requires management assumptions and estimates as to what inputs market participants would use in pricies an asset or liabillity. Unoservable inputs used to value these expected term, volatility and the current value of our common stock. The recognized loss for change in fair value for these instruments, in the aggregate, was $3.8 million, $1.7 million and $173,000 for the years ended December 31, 2011 and 2010 and the three months ended March 31, 2012, respectively, and is included as a component of other (income) expense, net.

RESULTS OF OPERATIONS

Three months ended March 31, 2012 compared to three months ended March 31, 2011

        An analysis of changes in key items included in the statements of operations for the three months ended March 31, 2012 compared to the three months ended March 31, 2011 follows. Amounts have been rounded. Percent of revenues, dollar change and percent change are all calculated based on amounts presented in this table (dollar amounts in millions):

	Three Months ended March 31, 2012		Three Months ended March 31, 2011
	Amount	% of Revenues	Amount	% of Revenues	$ Change	% Change
Revenue
Vehicle	$6.1	72.6%	$15.5	84.2%	$(9.4)	(61)%
Service and repairs	2.3	27.4	2.9	15.8	(0.6)	(21)
Total revenue	8.4	100.0	18.4	100.0	(10.0)	(54)
Significant Expenses
Cost of revenue—vehicle	14.5	172.6	20.0	108.7	(5.5)	(28)
Cost of revenue—service and repairs	2.2	26.2	2.7	14.7	(0.5)	(19)
Total cost of revenue	16.7	198.8	22.7	123.4	(6.0)	(26)
Research and development	2.0	23.8	0.5	2.7	1.5	300
Selling, general and administrative	5.0	59.5	3.2	17.4	1.8	56
Interest expense	0.5	6.0	1.4	7.6	(0.9)	(64)
Government grant reimbursements	(0.1)	(1.2)	(0.1)	(0.5)	—	—
Loss on extinguishment of debt	—	—	1.0	5.4	(1.0)	(100)
Other (income) expense, net	(0.3)	(3.6)	1.4	7.6	(1.7)	(121)
Provision (benefit) for income taxes	—	—	—	—	—	—
Key Measurements
Gross loss	(8.3)	(98.8)	(4.4)	(23.9)	(3.9)	(89)
Operating loss	(15.3)	(182.1)	(8.1)	(44.0)	(7.2)	(89)
Net loss	(15.3)	(182.1)	(11.8)	(64.1)	(3.5)	(30)

Impact of foreign currency translation on reported results

        Based on the average exchange rate for each year, the British pound was relatively stable versus the U.S. dollar during the three months ended March 31, 2012 compared to the same period of the prior year and, as a result, had a negligible impact on our operating results discussed below.

Discussion of operating results

        Revenue:    Revenue decreased $10.0 million, or 54%, to $8.4 million during the three months ended March 31, 2012 from $18.4 million during the same period of the prior year.

        Vehicle revenue decreased $9.4 million, or 61%, to $6.1 million for the three months ended March 31, 2012 from $15.5 million for the three months ended March 31, 2011. The decline in vehicle revenue is primarily the result of the combination of two factors. The first factor was the phased ramping of production as we validated our standard operating procedures to support the transition to our second generation vehicle technologies. The second factor was that, as we transitioned suppliers, we experienced supply shortages related to key components required for our second generation vehicles. We are working closely with our current suppliers to align their capacity with our production requirements. In addition, we continue to work to transition the manufacture of our powertrain components to a medium-volume automotive grade supplier. We anticipate we will substantially complete this transition during the second half of 2012.

        Service and repairs revenue decreased $0.6 million, or 21%, to $2.3 million for the three months ended March 31, 2012 from $2.9 million for the same period of the prior year. The decrease in service and repairs revenue is primarily the result of fleet managers continuing the trend of bringing service in-house to better control costs. As a result of this trend, our service and repairs revenue mix has continued to shift from fixed service contracts that primarily cover scheduled maintenance activities, which have more predictable volume but lower margins, towards cost plus work not under a service contract, which has less predictable volume but higher margins.

        Cost of revenue:    Cost of revenue decreased $6.0 million, or 26%, to $16.7 million during the three months ended March 31, 2012 from $22.7 million for the same period of the prior year.

        Vehicle cost of revenue decreased $5.5 million, or 28%, to $14.5 million for the three months ended March 31, 2012 from $20.0 million for the same period of the prior year. This decrease is primarily the result of a decrease in sales volume, resulting in a decrease in materials and warranty expense of $7.2 million, partially offset by a $1.8 million increase in production labor and overhead and permanent inventory write-downs. The increase in production labor and overhead is attributable to our building production infrastructure to support an anticipated increase in sales and we increased our permanent inventory write downs as we anticipate we will sell our current inventory at a gross loss.

        Service and repairs cost of revenue decreased $0.5 million, or 19%, to $2.2 million for the three months ended March 31, 2012 from $2.7 million for the same period of the prior year. The decrease in service and repair cost of revenue is primarily the result of the $0.6 million decrease in service and repairs revenue combined with higher labor, outsourced servicing, and other operating costs.

        Gross loss:    Gross loss increased $3.9 million, to $8.3 million for the three months ended March 31, 2012 from $4.4 million for the same period of the prior year. Gross loss as a percentage of revenue was 98.8% for the three months ended March 31, 2012 compared to 23.9% for the three months ended March 31, 2011. The $3.9 million increase is primarily attributable to the increase in our production labor and overhead expense and permanent inventory write-downs during the first quarter of 2012 as compared with the same period in the prior year. The increase in gross loss as a percentage of revenue is primarily the result of the decrease in vehicle revenue for the first quarter of 2012 compared to the same period of the prior year, due to our phased ramping of production as we validated our standard operating procedures to support the transition to our second generation technology and supply shortages related to key parts required for our second generation vehicles.

        Research and development expense:    Research and development expense increased $1.5 million, or approximately 300%, to $2.0 million for the three months ended March 31, 2012 from $0.5 million for the same period of the prior year. The increase in research and development expense is primarily related to our cost down efforts, including advancing our battery management system technology so that we are able to source batteries at a component level and engineering our powertrain and battery systems to enable us to move production of components to medium-volume automotive grade suppliers. We also expended research and development resources to develop a platform to enable production of step-through vehicles. We anticipate that we will continue to incur research and development expense as we undertake additional projects to improve our electric vehicle technology and to achieve our cost down objectives.

        Selling, general and administrative expense:    Selling, general and administrative expense increased $1.8 million, or approximately 56%, to $5.0 million for the three months ended March 31, 2012 from $3.2 million for the same period of the prior year. The increase in selling, general and administrative expense was primarily the result of a $1.5 million increase in compensation expense. The increase in compensation expense is primarily related to an increase in share-based compensation, which was partially offset by a decrease in cash bonuses paid.

        Interest expense:    Interest expense for the three months ended March 31, 2012 was $0.5 million, a decrease of $0.9 million, or approximately 64%, from $1.4 million of interest expense for the same period of the prior year. The decrease was due primarily to the March 2011 conversion of our outstanding bridge notes to Series B preferred stock, as discussed in additional detail under "—Liquidity and Capital Resources" below.

        Government grant reimbursements:    Government grant reimbursements were approximately $0.1 million during both the three months ended March 31, 2012 and 2011. During the first quarter of 2012, the DOE agreed to allow us to use the remaining $1.5 million of new vehicle development funds for customer reimbursements under the EV Demonstration Project. As a result, we will have ceased submission of reimbursement requests for qualifying research and development expenses under the EV Demonstration Project. Additionally, the U.K. programs we have been participating in are nearing completion. Unless we apply for and are accepted for new grant programs, we anticipate we will have minimal government grant reimbursement income in future periods.

        Loss on extinguishment of debt:    Loss on extinguishment of debt was $1.0 million for the three months ended March 31, 2011 as the result of conversion of the outstanding bridge notes to Series B preferred stock. During the three months ended March 31, 2012, there was no loss on extinguishment of debt.

        Other (income) expense, net:    The $0.3 million of other income, net for the three months ended March 31, 2012 was comprised primarily of $0.4 million of foreign exchange transaction gain, partially offset by $0.2 million of net expense recognized due to the change in the fair value of warrants and separable derivative instruments related to our convertible debt. The $1.4 million of other (income) expense, net for the three months ended March 31, 2011 was comprised primarily of the change in the fair value of warrants and separable derivative instruments related to our convertible debt. The fair value of warrants and separable derivative instruments related to our convertible debt fluctuates based on various factors, including the type of debt obligation and time to maturity and is influenced by the factors discussed in additional detail under "—Liquidity and Capital Resources" below.

        Income tax benefit:    We incurred operating losses in both of the primary jurisdictions in which we have operations during the three months ended March 31, 2012 and 2011. As we have a history of operating losses in both jurisdictions, we have fully reserved our net operating loss deferred tax assets. As a result, we did not record any income tax benefit during either of the three months ended March 31, 2012 or 2011.

        Net loss:    Net loss for the three months ended March 31, 2012 was $15.3 million, an increase of $3.5 million from the $11.8 million net loss for the same period of the prior year. The increase in net loss is primarily the result of an increase in loss resulting from operating activities, primarily related to our increased gross loss, increased research and development spending related to our cost down initiative and development of a step-through vehicle, and an increase in share-based compensation expense. These increases were partially offset by a decrease in financing expenses, including $1.3 million related to changes in the fair value of warrants and separable derivative instruments related to our convertible debt, a $0.9 million decrease in interest expense and a $1.0 million charge in the first quarter of 2011 related to the extinguishment of debt.

Segment results

        We have two reportable segments: Zero Emission Vehicles and Maintenance Services. See Note 17, "Information about Segments and Geographic Areas" to the combined and consolidated financial statements included elsewhere in this prospectus for a description of how we calculate segment income (loss).

        The Zero Emission Vehicles segment represents the sale of vehicles we assemble. Intersegment revenues are primarily comprised of parts sold to the maintenance services segment. Zero Emission Vehicles segment revenue, including both external customers and intersegment revenue, decreased by approximately $9.3 million, to $5.9 million, for the three months ended March 31, 2012 from $15.2 million for the three months ended March 31, 2011. Zero Emission Vehicles segment loss, which excludes corporate expenses and certain other unallocated costs, increased approximately $5.5 million, to $11.9 million, for the three months ended March 31, 2012 from $6.4 million for the three months ended March 31, 2011. Zero Emission Vehicles segment revenue decreased during the first three months of 2012 compared to the comparable period of 2011 primarily as the result of two factors. The first factor was the phased ramping of production as we validated our standard operating procedures to support the transition to our second generation vehicle technologies. The second factor was that, as we transitioned suppliers, we experienced supply shortages related to key components required for our second generation vehicles. We are working closely with our current suppliers to align their capacity with our production requirements. In addition, we continue to work to transition the manufacture of our powertrain components to a medium-volume automotive grade supplier. We anticipate we will substantially complete this transition during the second half of 2012. The increase in Zero Emission Vehicles segment loss is due primarily to an increase in fixed production labor and overhead resulting from expanding our production infrastructure to accommodate our anticipated increase in production combined with a decrease in actual production due primarily to the reasons discussed above. In addition, the Zero Emission Vehicles segment loss increased due to our increased investment in research and development related to our cost down efforts, including advancing our battery management system technology to allow us to source batteries at a component level and engineering our powertrain and battery systems such that we can move production of components to medium-volume automotive suppliers, and to develop a platform to enable production of step-through vehicles.

        The Maintenance Services segment represents our activities in connection with the servicing of diesel and electric engines for customers in the United Kingdom and the sale and lease of forklifts. Intersegment revenues are primarily comprised of the provision of warranty-related repairs and service by the Maintenance Services segment on behalf of the Zero Emission Vehicles segment. Maintenance Services segment revenue, including both external customers and intersegment revenue, decreased $1.4 million, to $2.8 million, for the three months ended March 31, 2012 from $4.2 million for the three months ended March 31, 2011. The decrease in Maintenance Services revenue is primarily the result of the continuation of the trend of fleet managers bringing service in-house to better control costs, combined with our limited focus on the sale of forklifts. Maintenance Services segment loss, which excludes corporate expenses and certain other unallocated costs, was $0.3 million for the three months ended March 31, 2012 compared to segment income of $0.1 million for the three months ended March 31, 2011.

Year ended December 31, 2011 compared to year ended December 31, 2010

        An analysis of changes in key items included in the statements of operations for the year ended December 31, 2011 compared to the year ended December 31, 2010 follows. Amounts have been rounded. Percent of revenues, dollar change and percent change are all calculated based on amounts presented in this table (dollar amounts in millions):

	Year ended December 31, 2011		Year ended December 31, 2010
	Amount	% of Revenues	Amount	% of Revenues	$ Change	% Change
Revenue
Vehicle	$38.9	78.0%	$23.8	66.9%	$15.1	63%
Service and repairs	11.0	22.0	11.8	33.1	(0.8)	(7)
Total revenue	49.9	100.0	35.6	100.0	14.3	40
Significant Expenses
Cost of revenue—vehicle	57.7	115.6	33.1	93.0	24.6	74
Cost of revenue—service and repairs	11.9	23.8	12.2	34.3	(0.3)	(3)
Total cost of revenue	69.6	139.5	45.3	127.2	24.3	54
Research and development	5.4	10.8	2.6	7.3	2.8	108
Selling, general and administrative	17.0	34.1	13.3	37.4	3.7	28
Interest expense	7.1	14.2	3.7	10.4	3.4	92
Loss on extinguishment of debt	1.4	2.8	—	—	1.4	n/m
Government grant reimbursements	(2.2)	(4.4)	(0.7)	(2.0)	(1.5)	214
Other expense, net	4.2	8.4	1.7	4.8	2.5	147
Provision (benefit) for income taxes	—	—	—	—	—	—
Key Measurements
Gross loss	(19.6)	(39.3)	(9.7)	(27.2)	(9.9)	(102)
Operating loss	(42.0)	(84.2)	(25.6)	(71.9)	(16.4)	(64)
Net loss	(52.5)	(105.2)	(30.3)	(85.1)	(22.2)	(73)

Impact of foreign currency translation on reported results

        Based on the average exchange rate for each year, the British pound was stable versus the U.S. dollar during 2011 compared with 2010 and, as a result, had a negligible impact on our operating results discussed below.

Discussion of operating results

        Revenue:    Revenue increased $14.3 million, or 40%, to $49.9 million for 2011 compared with $35.6 million for 2010. As explained below, the increase in revenue is primarily the result of an increase in vehicle sales partially offset by a decrease in service and repairs revenue.

        Our vehicle revenue and vehicle cost of revenue for 2011 and 2010 were primarily attributable to sales of the Smith Newton in the United States and sales of the Smith Edison and Smith Newton in the United Kingdom. Vehicle revenue increased $15.1 million, or 63%, to $38.9 million for 2011 from $23.8 million for 2010. Vehicle revenue increased in 2011 compared to 2010 due to an increase in the number of vehicles sold. The increase in vehicles sold is primarily the result of the growth in our business in the U.S. market, which we entered in 2010. U.S. vehicle revenue increased by $16.0 million to $29.9 million in 2011 from $13.9 million in 2010, primarily as a result of identifying key customers who placed significant orders. The increase in vehicle revenue is primarily the result of stronger sales during the first half of the year which resulted in vehicle revenue of $31.9 million for the six months ended June 30, 2011, as, during the second half of the year, we temporarily suspended production in order to focus on finalizing our second generation technologies and realigning our supply chain and assembly facilities to produce these second generation vehicles. We had vehicle revenue of $7.0 million during the last six months of 2011.

        Service and repairs revenue decreased $0.8 million, or 7%, to $11.0 million for 2011 from $11.8 million for 2010. The decrease in service and repairs revenue is primarily the result of the continued trend of fleet managers bringing service in-house to better control costs. As a result of this trend, our service and repairs revenue mix has shifted from fixed service contracts that primarily cover scheduled maintenance activities, which have more predictable volume but lower margins, towards cost plus work not under a service contract, which has less predictable volume but higher margins. Service and repairs revenue is derived primarily from the servicing of diesel trucks in the United Kingdom. As we are focusing our resources on growing our electric vehicle sales, we do not anticipate growth in the servicing of diesel trucks in the foreseeable future. Although we also service electric vehicles that we sell, most of the vehicles we have sold are still under warranty. As a result, we do not anticipate significant revenue growth related to the servicing of electric vehicles in the near term.

        Cost of revenue:    Cost of revenue increased $24.3 million, or 54%, to $69.6 million for 2011 from $45.3 million for 2010.

        Vehicle cost of revenue increased $24.6 million, or 74%, to $57.7 million for 2011 from $33.1 million for 2010, primarily as a result of increased sales. The increase is primarily attributable to a $18.9 million increase in cost of materials and a $4.7 million increase in labor and overhead, as we purchased additional materials and increased our production staffing to support our anticipated sales growth. Vehicle cost of revenue increased more than vehicle revenue as we currently sell vehicles at a loss (so, as our vehicle revenue increases, our vehicle cost of revenue increases at a higher rate) and because our temporary suspension of production during the second half of 2011 had less of an impact on vehicle cost of revenue than vehicle revenue due to fixed costs as well as our decision to maintain our assembly force throughout the period in which we temporarily suspended U.S. production. In addition to these primary factors, our warranty expense related to vehicle sales increased $1.0 million, primarily as a result of the increase in vehicles sold.

        Service and repairs cost of revenue decreased $0.3 million, or 3%, to $11.9 million for 2011 from $12.2 million for 2010. Our service and repairs mix has shifted from fixed service contracts that primarily cover scheduled maintenance activities, which have more predictable volume but lower margins, towards cost plus work not under a service contract, which has less predictable volume but higher margins. Most of the vehicles remaining on service contracts are older vehicles that require more frequent repairs, and the higher margins on cost plus repair work have been more than offset by higher costs to service vehicles under the service contracts.

        Gross loss:    Gross loss increased $9.9 million, to $19.6 million, for 2011, from $9.7 million for 2010. Gross loss as a percentage of revenue was 39.3% for 2011 compared to 27.2% for 2010. The increase in our gross loss is primarily the result of increased sales volume. We continued to sell vehicles at a loss as we are in the process of building the volume necessary to achieve efficiencies of scale and, as a result of increased vehicles sales, our gross loss also increased. Our gross loss as a percentage of revenue increased primarily due to our decision to temporarily suspend U.S. production during the second half of 2011 combined with our decision to maintain our assembly force during the production suspension. Cost of revenue, the numerator in calculating gross loss, had relatively stable labor and overhead components throughout 2011 and, therefore, declined less during the second half of 2011 than revenue, the denominator in this calculation, which declined substantially during the second half of the year. As a result, gross loss as a percentage of revenue, which had been 22.3% during the first half of the year, increased to approximately 91.2% during the second half of the year.

        Research and development expense:    Research and development expense increased $2.8 million, or approximately 108%, to $5.4 million for 2011, from $2.6 million for 2010. The increase in research and development expense is primarily related to increased expenses during 2011 to develop our second generation technology related to battery management (Smith Power), drive train components (Smith

Drive), and chargers, as well as to develop our telemetry technology (Smith Link) to monitor, in real-time, key vehicle performance measures.

        Selling, general and administrative expense:    Selling, general and administrative expense increased $3.7 million, or approximately 28%, to $17.0 million for 2011 from $13.3 million for 2010. The increase in selling, general and administrative expense was primarily the result of a $6.3 million increase in compensation expense combined with a $2.3 million increase in legal and professional fees, partially offset by a $4.0 million decrease in legal settlement charges and a $1.9 million decrease in management charges. The increase in compensation expense is primarily related to a $2.6 million increase in staffing costs due to increased staff in the U.S. to support our growth and increased staff in the U.K. to perform management functions previously performed by Tanfield, combined with a $3.7 million increase in share-based and incentive compensation. The increase in legal and professional fees is primarily related to costs related to our capital raises and expenses indirectly related to our pending initial public offering. The decrease in legal settlements is due to the charge during 2010 for estimated expense to settle pending litigation. The decrease in management charges is due to the elimination of this charge on acquisition of Smith UK effective January 1, 2011.

        Interest expense:    Interest expense for 2011 was $7.1 million, an increase of $3.4 million, or approximately 92%, from $3.7 million of interest expense for 2010. The increase was comprised primarily of the $4.0 million of non-cash interest recognized upon conversion of the 2011 convertible notes, issued in October 2011, to Series C preferred stock combined with a $0.3 million increase due to our acquisition note payable issued on January 1, 2011, partially offset by the $1.2 million decrease in interest related to bridge notes converted to Series B preferred stock during March 2011. The $4.0 million of non-cash interest related to the 2011 convertible notes was comprised of the unamortized initial discount that resulted from the valuation of the related warrants and the beneficial conversion feature that were bifurcated and valued separately from the 2011 convertible notes. See "—Liquidity and Capital Resources" below, and Note 10, "Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock," to the consolidated and combined financial statements included elsewhere in the prospectus for additional detail regarding our debt placements and conversion of our bridge notes and 2011 convertible notes to preferred stock.

        Loss on extinguishment of debt:    Loss on extinguishment of debt was $1.4 million in 2011 and was primarily comprised of the $1.0 million loss on conversion of the outstanding bridge notes to Series B preferred stock. Also included in loss on extinguishment of debt is the $0.4 million 2011 convertible note debt discount that resulted from the initial value assigned to the warrants issued upon the exchange of the Senior Note and of a portion of the acquisition note payable to Tanfield for 2011 convertible notes. See "—Liquidity and Capital Resources" below, and Note 10, "Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock," to the consolidated and combined financial statements included elsewhere in the prospectus for additional information.

        Government grant reimbursements:    Government grant reimbursements increased $1.5 million, to $2.2 million for 2011 compared to $0.7 million for 2010, due primarily to the timing of research and development activities. The reimbursements are primarily comprised of the qualified research and development expenditures under the DOE EV Demonstration Project, which increased $1.2 million, to $1.7 million in 2011, from $0.5 million in 2010. Grant reimbursements under the United Kingdom's national innovation agency programs increased $0.2 million to $0.4 million in 2011 from $0.2 million in 2010. See Note 2, "Summary of Significant Accounting Policies—Government Grant Reimbursements," to the consolidated and combined financial statements included elsewhere in this prospectus for additional information regarding the accounting for this grant income.

        Other expense, net:    Other expense, net for 2011 was $4.2 million, compared to $1.7 million for 2010. The increase in other expense, net, is primarily the result of an increase in the fair value of warrants and separable derivative instruments related to our convertible debt.

        Income tax benefit:    We incurred operating losses in both of the primary jurisdictions in which we have operations. As we have a history of operating losses in both jurisdictions, we have fully reserved our net deferred tax assets. As a result, we did not record any income tax benefit during either 2011 or 2010.

        Net loss:    Net loss for 2011 was $52.5 million, an increase of $22.2 million from the $30.3 million net loss for 2010. The increase in net loss was primarily a result of the continued growth of our business combined with costs related to the financing our growth. As we grew our business during 2011, we increased vehicle sales, which we sell at a loss, resulting in a $9.9 million increase in our gross loss. We also invested in building our supporting administrative infrastructure and research and development, resulting in an additional expense increase of $10.5 million, partially offset by a $4.0 million decrease in litigation expense and a $1.5 million increase in reimbursement income. Costs related to financing our growth resulted in a $4.8 million increase in interest expense and loss on extinguishment of debt and a $2.1 million increase in expense related to the change in fair value of derivative financial instruments.

Segment results

        Zero Emission Vehicles segment revenue, including both external customers and intersegment revenue, increased by approximately $14.7 million, to $38.3 million for 2011 from $23.6 million for 2010. Zero Emission Vehicles segment loss increased $14.0 million, to $29.1 million for 2011 from $15.1 million for 2010. Zero Emission Vehicles segment revenue increased in 2011 compared to 2010 primarily as the result of stronger sales during the first half of the year as, during the second half of the year, we temporarily suspended U.S. production in order to focus on finalizing our second generation technology and realigning our supply chain and assembly facilities to produce these second generation vehicles. We currently sell vehicles at a loss. As a result, the $14.0 million increase in Zero Emission Vehicles segment loss is largely due to a $9.3 million increase in segment gross loss, resulting primarily from an increase in vehicles sold. Our decision to temporarily suspend U.S. production during the second half of 2011, which had less of an impact on vehicle cost of revenue than on vehicle revenue due to fixed costs, as well as our decision to maintain our assembly force during the production suspension, also contributed to the increase in segment gross loss. In addition, our segment loss increased as the result of an approximate $2.8 million increase in segment research and development expense related primarily to the ongoing development of our Smith Power and Smith Drive technologies and an approximate $3.3 million increase in segment selling, general and administrative costs to support the additional infrastructure required to support the growth of our operations. The increase to the Zero Emission Vehicles segment loss was partially offset by a $1.5 million increase in government grant reimbursements related to our increased research and development activities.

        Maintenance Services segment revenue, including both external customers and intersegment revenue, decreased $2.2 million, to $14.4 million for 2011 from $16.6 million for 2010, and Maintenance Services segment loss increased $0.5 million, to a $1.2 million loss for 2011 from a $0.7 million loss for 2010. The decrease in maintenance services external revenue is primarily the result of the continued trend of fleet managers bringing service in-house to better control costs. Additionally, the sale and lease of forklifts decreased as we continued to focus our efforts and resources on our zero emission vehicle segment. The $0.5 million increase in maintenance services segment loss relates primarily to a decrease in profitability on our service contracts as most of the vehicles remaining on service contracts are older vehicles that require more frequent repairs, combined with the decrease in forklift sales and leases. As we currently intend to focus management and resources on growing our Zero Emissions Vehicle segment, we do not anticipate growth in our Maintenance Services segment during the foreseeable future.

Year ended December 31, 2010 compared to year ended December 31, 2009

        An analysis of changes in key items included in the statements of operations for the year ended December 31, 2010 compared to the year ended December 31, 2009 follows. Amounts have been rounded. Percent of revenues, dollar change and percent change are all calculated based on amounts presented in this table (dollar amounts in millions):

	Year ended December 31, 2010		Year ended December 31, 2009
	Amount	% of Revenues	Amount	% of Revenues	$ Change	% Change
Revenue
Vehicle	$23.8	66.9%	$8.2	36.0%	$15.6	190%
Service and repairs	11.8	33.1	14.6	64.0	(2.8)	(19)
Total revenue	35.6	100.0	22.8	100.0	12.8	56
Significant Expenses
Cost of revenue—vehicle	33.1	93.0	13.4	58.8	19.7	147
Cost of revenue—service and repairs	12.2	34.3	14.4	63.2	(2.2)	(15)
Total cost of revenue	45.3	127.2	27.8	121.9	17.5	63
Research and development	2.6	7.3	1.1	4.8	1.5	136
Selling, general and administrative	13.3	37.4	10.7	46.9	2.6	24
Interest expense	3.7	10.4	0.7	3.1	3.0	429
Government grant reimbursements	(0.7)	(2.0)	—	—	(0.7)	n/m
Other expense, net	1.7	4.8	0.1	0.4	1.6	n/m
Provision (benefit) for income taxes	—	—	—	—	—	—
Key Measurements
Gross loss	(9.7)	(27.2)	(4.9)	(21.5)	(4.8)	(98)
Operating loss	(25.6)	(71.9)	(16.8)	(73.7)	(8.8)	(52)
Net loss	(30.3)	(85.1)	(17.5)	(76.8)	(12.8)	(73)

Impact of foreign currency translation on reported results

        Based on the average exchange rate for each year, the British pound was stable versus the U.S. dollar during 2010 compared with 2009 and, as a result, had a negligible impact on our operating results discussed below.

Discussion of operating results

        Revenue:    Revenue increased $12.8 million, or 56%, to $35.6 million for 2010 compared with $22.8 million for 2009. As explained below, the increase in revenue is primarily the result of an increase in vehicle sales partially offset by a decrease in service and repairs revenue.

        Our vehicle revenue and vehicle cost of revenue for 2010 and 2009 were primarily attributable to sales of the Smith Newton in the United States and sales of the Smith Edison and Smith Newton in the United Kingdom. Vehicle revenue increased $15.6 million, or 190%, to $23.8 million for 2010 from $8.2 million for 2009. Vehicle revenue increased in 2010 compared to 2009 primarily because we did not commence operations in the U.S. until the fourth quarter of 2009. As a result, our U.S. sales increased by $13.7 million, from $0.2 million in 2009 to $13.9 million in 2010. The remainder of the increase is primarily due to a full year of sales of our lower GVW vehicle, the Smith Edison. During 2008, we invested in research and development activities to improve the range of this vehicle. The improved-range vehicle was introduced in 2009 and had a full year of sales in 2010.

        Service and repairs revenue decreased $2.8 million, or 19%, to $11.8 million for 2010 from $14.6 million for 2009. The decrease in service and repairs revenue is primarily the result of the downturn in the economy, which resulted in some fleet managers bringing service in-house to better control costs. As a result of this trend, our service and repairs revenue mix has shifted from fixed service contracts that primarily cover scheduled maintenance activities, which have more predictable volume but lower margins, towards cost plus work not under a service contract that has less predictable volume but higher margins.

        Cost of revenue:    Cost of revenue increased $17.5 million, or 63%, to $45.3 million for 2010 from $27.8 million for 2009.

        Vehicle cost of revenue increased $19.7 million, or 147%, to $33.1 million for 2010 from $13.4 million for 2009. Vehicle cost of revenue increased in 2010 compared to 2009 primarily because we did not commence operations in the U.S. until the fourth quarter of 2009. As a result of the full year of U.S. operations in 2010, our vehicle cost of revenue increased by approximately $21.8 million. This increase was partially offset by a $4.1 million decrease in U.K.-related warranty expense. Warranty expense during 2009 was significantly higher than in 2010 due to technology issues related to Newton vehicles sold in the United Kingdom. These technology issues were resolved by 2010.

        Service and repairs cost of revenue decreased $2.2 million, or 15%, to $12.2 million for 2010 from $14.4 million for 2009. The decrease in service and repairs cost of revenue is primarily related to the $2.8 million decrease in service and repairs revenue, partially offset by continuing fixed costs.

        Gross loss:    Gross loss increased $4.8 million, to $9.7 million, for 2010, from $4.9 million for 2009. Gross loss as a percentage of revenue was 27.2% for 2010 compared to 21.5% for 2009. Our gross loss increased approximately $8.1 million primarily as the result of additional expenses as Smith US transitioned from a start-up company to an operating company. This increase was partially offset by the $4.1 million decrease in U.K.-related warranty expense discussed above. For 2010 and 2009, we had a negative gross margin and, as a result, our gross loss increased as our revenues increased.

        Research and development expense:    Research and development expense increased $1.5 million, or approximately 136%, to $2.6 million for 2010, from $1.1 million for 2009. The increase in research and development expense is primarily related to our efforts during 2010 to develop our second generation technology related to battery management (Smith Power), drive train components (Smith Drive), and chargers, as well as to develop our telemetry technology (Smith Link) to monitor, in real-time, key vehicle performance measures.

        Selling, general and administrative expense:    Selling, general and administrative expense increased $2.6 million, or approximately 24%, to $13.3 million for 2010, from $10.7 million for 2009. The increase in selling, general and administrative expense was primarily the result of a $4.0 million charge for the settlement of litigation and a $1.3 million increase in compensation expense as we increased our U.S. administrative staff to support the initiation of U.S. operating activities. These increases were partly offset by decreases in share-based compensation expense of $1.6 million, start-up costs of $0.5 million, and professional services of $0.4 million. The $1.6 million decrease in share-based compensation expense is primarily due to approximately $1.5 million of expense recognized in 2009 upon the grant of common stock to our then current Chairman in December 2009 upon his appointment to that position. The $0.5 million decrease in start-up costs represents costs incurred during our 2009 initiation stage that were not repeated during 2010. The $0.4 million decrease in professional services expenses is due primarily to the decrease in legal and consulting expenses incurred during our inception period and the addition of staff to assume responsibilities previously handled by consultants.

        Interest expense:    Interest expense for 2010 was $3.7 million, an increase of $3.0 million, or approximately 429%, from $0.7 million of interest expense for 2009. From March 2009 through December 2009, we placed approximately $10.4 million of Series A debentures and in January 2010 we placed approximately $0.7 million of Series A debentures. From March 2010 through October 2010 we placed, in increments, approximately $14.2 million of bridge notes. As of December 31, 2010, all

$11.1 million of Series A debentures and $14.2 million of bridge notes were outstanding. These placements are discussed in additional detail under "—Liquidity and Capital Resources" below. The $3.0 million increase in interest expense is primarily the result of a $1.5 million increase in payable-in-kind interest, due primarily to an increase in our average outstanding debt balance in 2010 compared with 2009, a $1.2 million increase resulting from accretion of debt discount, and a $0.4 million increase resulting from amortization of deferred financing fees.

        Government grant reimbursements:    Government grant reimbursements was $0.7 million for 2010 compared to less than $0.1 million for 2009. Government grant reimbursements for 2010 is primarily comprised of the $0.5 million reimbursement of qualified research and development expenditures under the DOE EV Demonstration Project combined with approximately $0.2 million of reimbursements under the United Kingdom's national innovation agency programs. We had minimal expenses that qualified for reimbursement during 2009. See Note 2, "Summary of Significant Accounting Policies—Government Grant Reimbursements," to the consolidated and combined financial statements included elsewhere in this prospectus for additional information regarding the accounting for this grant income.

        Other expense, net:    Other expense, net for 2010 was $1.7 million compared to $0.1 million for 2009. The increase in other expense, net, is primarily the result of an increase in the fair value of separable derivative instruments related to our convertible debt. Other expense, net is primarily comprised of the change in the fair value of embedded derivatives related to our convertible debt.

        Income tax benefit:    We incurred operating losses in both of the primary jurisdictions in which we have operations. As we have a history of operating losses in both jurisdictions, we have fully reserved our net deferred tax assets. As a result, we did not record any income tax benefit during either 2010 or 2009.

        Net loss:    Net loss for 2010 was $30.3 million, an increase of $12.8 million from the $17.5 million net loss for 2009. The increase in net loss was primarily a result of the $4.8 million increase in our gross loss, the $4.0 million accrual to settle pending litigation, the $3.0 million increase in interest expense, the $1.6 million increase in expense related to the change in fair value of derivative financial instruments, and the $1.5 million increase in research and development expense, partially offset by the $1.4 million decrease in share-based compensation expense.

Segment results

        Zero Emission Vehicles segment revenue, including both external customers and intersegment revenue, increased by approximately $16.1 million, to $23.6 million for 2010 from $7.5 million for 2009. Zero Emission Vehicles segment loss increased $4.9 million, to $15.1 million, for 2010 from $10.2 million for 2009. Zero Emission Vehicles segment revenue increased in 2010 compared to 2009 primarily because we did not commence operations in the U.S. until the fourth quarter of 2009. As a result, our U.S. sales increased by $13.7 million, from $0.2 million in 2009 to $13.9 million in 2010. The remainder of the increase is primarily due to a full year of sales of our lower GVW vehicle, the Smith Edison that was introduced in the United Kingdom during 2009. The increase in Zero Emission Vehicles segment loss is due primarily to our expansion into the United States, which resulted in an approximate $8.1 million increase in segment gross loss as our cost of revenue exceeded our revenue, an approximate $1.3 million increase in segment research and development expense related to development of our Smith Power and Smith Drive technologies, and an approximate $0.7 million increase in segment selling, general and administrative costs to support the geographical expansion of our operations, and was partially offset by a $4.1 million decrease in U.K.-related warranty expense.

        Maintenance Services segment revenue, including both external customers and intersegment revenue, decreased $4.4 million, to $16.6 million, for 2010 from $21.0 million for 2009, and Maintenance Services segment income (loss) decreased $1.6 million, to a $(0.7) million loss, for 2010 compared to $0.9 million of income for 2009. The decrease in maintenance services external revenues is primarily the result of the downturn in the economy, which resulted in some fleet managers bringing service in-house to better control costs. Additionally, the sale and lease of forklifts decreased as we focused our efforts and resources on our zero emission vehicle segment. The $1.6 million decrease in maintenance services segment income (loss) relates primarily to a decrease in fixed service contracts combined with the decrease in forklift sales and leases.

LIQUIDITY AND CAPITAL RESOURCES

Sources of liquidity

        Our primary source of cash during the three years ended December 31, 2011 and three months ended March 31, 2012 has been the proceeds from our various capital raises and as well as cash provided by Tanfield during the two years ended December 31, 2010. Cash flows related to our capital raises are discussed in additional detail below in "—Cash flows—Cash flow provided by financing activities." As of March 31, 2012, we had $7.4 million in cash and cash equivalents. In April 2012, we issued and sold in a private placement additional shares of our Series D preferred stock and warrants to purchase shares of our common stock for aggregate cash proceeds of $1.0 million. In July 2012, we issued in a private placement bridge notes having a maximum aggregate principal amount of $11.5 million. We have borrowed $4.0 million under the bridge notes, leaving $7.5 million remaining available to be borrowed. We expect that we will borrow an additional $1.0 million if we complete this offering by August 14, 2012. We expect to borrow up to the entire remaining available amount in the third quarter of 2012 if we do not complete this offering by August 14, 2012.

        During the three years ended December 31, 2011 and three months ended March 31, 2012, our operating activities used significant cash. In the three months ended June 30, 2012, we have forgone planned capital, working capital and research and development expenditures as a result of our limited cash balances. Based on an operating plan that assumes we do not receive net proceeds from this offering, we expect that our cash and cash equivalent balances, together with amounts borrowed or available to be borrowed under our bridge notes, proceeds from the issuance of the shares of our Series D preferred stock issued after March 31, 2012 and our anticipated cash from operating activities, will be sufficient to fund our operating activities through the third quarter of 2012. However, based on such funding, we will not have the ability to pursue all of the cost down initiatives and the capital expenditures related to our planned New York facility that we would otherwise pursue under our operating plan. Based on an operating plan that assumes we receive net proceeds from this offering, we expect that our cash and cash equivalent balances, together with such net proceeds, amounts drawn under our bridge notes, proceeds from the issuance of shares of our Series D preferred stock issued after March 31, 2012 and our anticipated cash from operating activities, will be sufficient to fund our operating activities, including our planned capital expenditures and research and development activities, for at least the next 12 months. However, if our operating costs exceed our expectations, particularly if we fail to achieve our cost down goals, or if we incur any unplanned expenses, we may need to raise additional funds through the issuance of equity, equity-related or debt securities or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available to us on favorable terms or at all.

Planned uses of cash

        Our principal planned uses of funds during 2012 include continued development activities for our vehicle technologies in order to support our cost down initiative and to increase our vehicle offerings, the addition of new sales, service and assembly facilities to support our decentralized production strategy and meeting our working capital requirements. We plan to open our New York facility in the second half of 2012 and, based on our current forecast of demand, we anticipate that we will begin production at a New York City facility in the fourth quarter of 2012. Because our production process consists of the assembly of components and systems, we anticipate that we will be able to use existing structures for our new sales, service and assembly facilities and currently intend to minimize capital requirements by leasing, rather than owning, these facilities. Expenditures related to these facilities will vary depending on the size and geographic location of the facility. Planned expenditures include the cost to conform these facilities to our use and to acquire necessary support equipment and tools. In addition, we will incur costs to extend our administrative, information technology and accounting infrastructure to support these facilities. For our planned New York facility, we anticipate expenditures of approximately $2.5 million during 2012, consisting of $1.5 million of improvements and equipment, $0.7 million of costs to extend our infrastructure and $0.3 million of lease closing costs. We anticipate that proceeds raised in this offering in combination with our cash on hand, amounts drawn or available to be drawn under our bridge notes and any cash flow provided by operations will provide the funds necessary to open the New York facility and to fund any other sales, service and assembly facilities that we may open during 2012. Without the proceeds of this offering, we will not be able to fund all of the anticipated capital expenditures related to our planned New York facility. Our ability to open sales, service and assembly locations will depend on the availability of adequate capital to support this process and, therefore, we cannot be certain whether any additional expansion will occur as planned or at all.

Cash flows

Summary of cash flows (in thousands)

	Years ended December 31,			Three Months ended March 31,
	2011	2010	2009	2012	2011
Net cash used in operating activities	$(47,550)	$(12,274)	$(12,573)	$(7,046)	$(11,781)
Net cash used in investing activities	(3,971)	(1,662)	(804)	(387)	(204)
Net cash provided by financing activities	52,245	13,679	14,254	13,088	31,113

Cash flows used in operating activities

        Net cash used in operating activities was $7.1 million for the three months ended March 31, 2012. The primary reasons for the use of cash in operating activities is that we spend more to produce our vehicles than we receive in revenue, resulting in a loss at the gross margin level. The largest component of our cash used during this period related to our net loss of $15.3 million, which included non-cash charges of $7.6 million related to various items such as warranty expense, which we recognize in the period that the related vehicle is sold but incur the actual expenditures in future periods, depreciation and amortization related to long-lived assets for which we made cash outlays in prior period but recognize expense over the period of the estimated useful life of the related long-lived asset, expense recognized to reduce inventory to net realizable value, and expense recognized related to share-based compensation that does not require a cash outlay.

        Significant cash outflows were primarily related to $16.7 million of cost of revenue and $7.0 million of operating expenses, partially offset by inclusion in these amounts of $3.8 million of inventory write downs and $2.2 million of share-based compensation expense that did not require the use of cash.

        Significant operating cash inflows were comprised primarily of vehicle revenue of $6.1 million, service and repairs revenue of $2.3 million, and a $1.2 million reduction in other current assets, partially offset by a $0.9 million increase in accounts receivable. The reduction in other current assets was primarily the result of the receipt of $1.0 million in reimbursements from the DOE related to other receivables outstanding at December 31, 2011. Accounts receivable will fluctuate based on timing of delivery and payment.

        Net cash used in operating activities was $47.6 million for the year ended December 31, 2011. Our use of cash in operating activities for 2011 was primarily the result of us spending more to produce our vehicles than we received in vehicle revenue, which was the primary contributor to our $19.6 million gross loss, as well as the expansion of our infrastructure. The largest component of our cash used during 2011 related to our net loss of $52.5 million, which included non-cash charges of $24.9 million related to items such as interest expense related to our Series A debentures that is due and payable in future periods, warranty expense (which we recognize in the period that the related vehicle is sold but incur the actual expenditures in future periods), depreciation and amortization related to long-lived assets (for which we made cash outlays in prior periods but recognize expense over the period of the estimated useful life of the related long-lived asset), interest expense related to our 2011 convertible notes (for which the debt and accrued interest was converted to Series C preferred stock), expense recognized to reduce inventory to net realizable value, expense recognized related to share-based compensation that does not require a cash outlay, and changes in the fair value of financial instruments for which we have not made cash expenditures in prior periods and will not make cash expenditures in future period.

        Significant cash outflows during the year ended December 31, 2011 were primarily related to our (i) $69.6 million of cost of revenue, (ii) $22.4 million of operating expenses, which was partially offset by our receipt of $1.5 million of research and development reimbursements received under governmental programs in which we participate, and (iii) use of funds related to accounts payable of $5.0 million. The $5.0 million reduction in our accounts payable is primarily the result of our temporary suspension of U.S. production, which reduced our need to acquire additional inventory during the second half of 2011, compared to the second half of 2010 when we were building inventory to support our sales growth during the first half of 2011.

        Significant operating cash inflows during the year ended December 31, 2011 were comprised primarily of vehicle revenue of $38.9 million and service and repairs revenue of $11.0 million, partially offset by a $6.0 million decrease in deferred revenue and a $3.7 million increase in accounts receivable. The decrease in deferred revenue is primarily the result of a vehicle customer that paid for vehicles in December 2010 that were not shipped until January 2011. Accounts receivable will fluctuate based on timing of delivery and payment.

        Our net cash used in operating activities totaled $12.3 million for the year ended December 31, 2010. Our net cash used in operating activities for 2010 was comprised primarily of our net loss of $30.3 million, partially offset by approximately $13.6 million of non-cash charges and credits and $4.4 million of cash generated by changes in operating assets and liabilities. The non-cash charges and credits primarily consist of the provision for inventory impairment of $4.6 million, primarily as the result of our lower of cost or market adjustment, the provision for warranty reserve of $2.1 million, accrued paid-in-kind interest on our Series A debentures and bridge notes of $1.9 million, the change in the fair value of financial instruments of $1.7 million, accretion of the discount on convertible debt of $1.3 million, and depreciation and amortization of $1.1 million. See Note 10, "Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock," to the consolidated and combined financial statements included elsewhere in this prospectus for additional information regarding the calculation of the fair value of the financial instruments and the accretion of the discount on convertible debt. The most significant changes in operating assets and liabilities were the $16.1 million use of cash related to the increase of our inventories, partially offset by $12.0 million of cash generated by the increase in accounts payable, $6.1 million of cash generated by the increase in deferred revenue, and a $3.1 million increase in other current liabilities. The inventory use of cash and the source of cash related to accounts payable were primarily to build inventory in the U.S. to support the growth in operating activities. The source of cash related to deferred revenue is primarily due to the timing of payments received in advance of vehicle delivery. The source of cash related to other liabilities, which will fluctuate from period to period based on the timing of underlying transactions, is comprised primarily the result of a $4.0 million accrual for the anticipated settlement of a lawsuit. See Note 14, "Commitments and Contingencies," to the consolidated and combined financial statements included elsewhere in this prospectus for additional information regarding this lawsuit.

        Our net cash used in operating activities totaled $12.6 million for the year ended December 31, 2009. Our net cash used in operating activities for 2009 was comprised primarily of our net loss of $17.5 million combined with $7.3 million of cash used to support changes in operating assets and liabilities, partially offset by $12.3 million of non-cash charges and credits. The non-cash charges and credits primarily consist of the provision for warranty charge of $4.6 million, provision for inventory impairment of $4.4 million, primarily as the result of our lower of cost or market adjustment, share-based compensation of $1.5 million, depreciation and amortization of $0.8 million, and accrued paid-in-kind interest on our Series A debentures of $0.4 million. The most significant changes in operating assets and liabilities were the $5.4 million use of cash related to the increase of our inventories, primarily related the initiation of operating activities in the United States, the $1.1 million use of cash related to other current liabilities, primarily the result of payments related to existing warranty liabilities, and the $0.9 million use of cash related to other current assets, primarily as a result of advanced shipment deposits to suppliers related to commencing operations in the United States.

Cash flows used in investing activities

        Our net cash used in investing activities principally relates to investments in processes and infrastructure that enable us to expand our production and operating capabilities. Capital expenditures were $4.0 million, $1.7 million, $0.8 million and $0.4 million for the years ended December 31, 2011, 2010 and 2009 and the three months ended March 31, 2012, respectively. Capital expenditures for the three months ended March 31, 2012 were primarily related to the ongoing acquisition of equipment and tooling to support the assembly of vehicles. Capital expenditures for the year ended December 31, 2011 were primarily related to the ongoing acquisition of equipment and computers to support the assembly of vehicles and tooling, which have alternative future uses, to support our research and development activities. Capital expenditures for the year ended December 31, 2010 were primarily related to the acquisition of tooling to support our growing operations in the United States, the acquisition of computer and related equipment to support the increase in staffing in the United States and the assembly of vehicles to use as demonstration vehicles and for research and development testing.

Cash flows provided by financing activities

        During the three months ended March 31, 2012, our cash provided by financing activities amounted to $13.1 million. This source of cash is primarily comprised of $13.9 million of net cash proceeds from the issuance of our Series D preferred stock and related warrants partially offset by $0.8 million of deferred offering costs.

        During the year ended December 31, 2011, our cash provided by financing activities amounted to $52.2 million. This source of cash is primarily comprised of $37.8 million of net proceeds from the issuance of our Series B preferred stock, the $25.2 million of net proceeds from issuance of our 2011 convertible notes, and the $2.8 million of proceeds from the issuance of a short-term senior unsecured note, partially offset by $11.8 million of payments made to Tanfield related to our acquisition of Smith UK and $1.6 million of deferred offering and financing costs.

        During the year ended December 31, 2010, our cash provided by financing activities amounted to $13.7 million. This amount is comprised primarily of proceeds from the issuance of our Series A debentures and bridge notes of $14.8 million, partially offset by the related $0.9 million of debt issuance costs.

        During the year ended December 31, 2009, our cash provided by financing activities amounted to $14.3 million and was comprised primarily of $10.4 million of proceeds received from the issuance of units consisting of Series A debentures and common stock, partially offset by the related debt issuance costs of $0.4 million. The net cash provided by Tanfield during the year ended December 31, 2009 amounted to approximately $4.3 million.

Series A debentures

        From March 2009 through January 2010, we sold in a private placement 111.25 units for aggregate proceeds of $11.1 million. We received aggregate proceeds from this financing of $10.4 million in 2009 and of $0.7 million in 2010. Each unit consisted of one Series A debenture in the principal amount of $100,000 and 6,666 shares of our common stock. Each Series A debenture has a five year term and bears interest, payable in shares of our common stock, at the rate of 10% per annum. The Series A debentures are secured by all of our assets. We are permitted under the security agreement we entered into in connection with our issuance of the Series A debentures to issue indebtedness, including secured indebtedness, that is senior to the Series A debentures. Subject to prepayment, acceleration or conversion, interest and principal due on each Series A debenture will be payable at the end of the five year term. The Series A debentures are convertible, at the option of the holder, at 80% of the price at which shares of our common stock are valued in this offering or, if earlier, 80% of the price at which shares of our common stock are sold in a corporate reorganization. We may prepay principal and interest on the Series A debentures at any time without penalty. As of March 31, 2012, we have outstanding the $11.1 million in principal amount of Series A debentures, along with accrued interest of approximately $3.1 million.

2010 bridge notes

        From March 2010 through October 2010, we sold $14.2 million of bridge notes in a private placement. Each bridge note issued included a detachable warrant, with a stated per share exercise price of $0.01, that allows the holder to purchase 25% of the number and type of security into which the bridge note was convertible. The stated term of each bridge note was the lesser of one year from the issuance date or the date of an equity offering resulting in gross proceeds to us of at least $20.0 million, or a qualified offering. The bridge notes were unsecured obligations of ours and ranked senior to our Series A debentures. Interest on the bridge notes was payable in kind at a rate of 12% per annum. Upon a successful qualified offering, the principal and interest became due and payable immediately or, at the option of the holder, the principal plus accrued paid-in-kind interest could be converted into shares of the equity security issued in the qualified offering at a conversion price equal to the price per share of the equity securities issued in the qualified offering.

        The warrant included in each unit was exercisable at the option of the holder from the date of the qualified offering through the second anniversary of the issuance date of the warrant. The bridge note did not need to be converted in order for the holder to exercise the warrant.

Series B preferred stock

        During March 2011, in a private placement we sold approximately 3,239,000 shares of our Series B preferred stock for cash proceeds of $39.0 million. We also issued an additional approximate 1,570,000 shares of Series B preferred stock upon the conversion of our outstanding 2010 bridge notes and the holders' exercise of the related warrants, as this private placement constituted a qualified offering. There was $14.2 million in principal amount of bridge notes outstanding with accrued paid-in-kind interest of $1.1 million as of the date on which the bridge notes converted. We also paid in cash approximately $171,000 to holders who elected not to convert a portion of their bridge notes. Shares of our Series B preferred stock have the right to vote, on an as-converted basis, together with shares of our common stock on all matters which are subject to a vote of our common stock, and also have separate voting rights with respect to certain amendments of our fourth amended and restated certificate of incorporation and certain liquidation events. Our Series B preferred stock has a liquidation preference of $12.04 per share (subject to adjustment) over our common stock. Our Series B preferred stock is convertible, on a one-to-one basis, into shares of our common stock at any time at the election of the holder or automatically in the event of a firm commitment underwritten public offering of our common stock, and is subject to certain anti-dilution protections.

Senior note financing

        On September 14, 2011, we issued and sold the senior note for cash proceeds of $2.8 million to an existing stockholder. The senior note accrued interest at 8.00% per annum and had a maturity date of December 31, 2011. The senior note was automatically convertible into shares of our equity securities immediately prior to the closing of the initial public offering of our common stock and was redeemable by us upon the closing of a private placement of our equity securities that provides us with at least $20.0 million in net proceeds. We exchanged the senior note in connection with our 2011 convertible notes financing discussed below.

2011 convertible notes financing

        Between October 7, 2011 and October 31, 2011, we issued and sold in a private placement convertible notes having an aggregate principal amount of $30.0 million and seven-year warrants to purchase shares of our common stock for aggregate proceeds of $30.0 million. The aggregate proceeds consisted of cash proceeds of $25.2 million, cancellation of the $2.8 million of indebtedness under the senior note and the conversion of approximately $2.0 million of the outstanding balance of the purchase price we owe to Tanfield in connection with the acquisition of our Smith UK business. Each convertible note had a maturity date that was three years from its date of issuance and accrued interest at a per annum rate of 8.50%, 12.00% and 15.00% for the first, second and third year of its term, respectively. Each convertible note provided for automatic conversion into shares of our equity securities (i) upon the issuance of convertible notes resulting in net proceeds to us of at least $30.0 million, (ii) in connection with the first sale of any class of our equity securities that results in net proceeds to us, when added to the net proceeds received by us from the issuance and sale of the 2011 convertible notes, of at least $30.0 million, and (iii) upon the pricing of an initial public offering of our common stock that results in net proceeds to us of at least $50.0 million. We had the right to prepay the 2011 convertible notes at any time using cash flow generated from our operations. Each warrant can be exercised at any time for the number of shares of our common stock equal to 30% of the initial principal amount of the related note divided by the exercise price of $12.38. Each warrant automatically will be exercised upon the pricing of an initial public offering of our common stock on a cashless exercise basis with a deemed purchase price per share equal to the price at which our common stock is offered to the public in such offering. The 2011 convertible notes converted into shares of our Series C preferred stock upon our receipt of $30.0 million of proceeds from the 2011 convertible notes financing.

Series C preferred stock issuance

        Between November 3, 2011 and November 8, 2011, we issued 2,431,170 shares of our Series C preferred stock in connection with the conversion of all of our outstanding 2011 convertible notes. We did not receive any additional cash proceeds upon the conversion of the 2011 convertible notes into Series C preferred stock. Shares of our Series C preferred stock have the right to vote, on an as-converted basis, together with shares of our Series B preferred stock and common stock on all matters which are subject to a vote of our common stock, and also have voting rights, both together with our Series B preferred stock and as a separate class, with respect to certain amendments of our fourth amended and restated certificate of incorporation and certain liquidation events. Our Series C preferred stock has a liquidation preference of $12.38 per share (subject to adjustment), which is pari passu with the liquidation preference of our Series B preferred stock. Our Series C preferred stock is convertible, on a one-to-one basis, into shares of our common stock at any time at the election of the holder or automatically in the event of a firm commitment underwritten public offering of our common stock, and is subject to certain anti-dilution protections.

Series D preferred stock financing

        Between January 30, 2012 and April 2, 2012, we issued and sold in a private placement an aggregate of 946,420 shares of our Series D preferred stock and warrants to purchase 141,946 shares of our common stock for aggregate cash proceeds of $15.3 million. Shares of our Series D preferred stock have the right to vote, on an as-converted basis, together with shares of our Series C preferred stock, Series B preferred stock and common stock on all matters which are subject to a vote of our common stock, and also have voting rights, both together with our Series C preferred stock and Series B preferred stock and as a separate class, with respect to certain amendments of our fourth amended and restated certificate of incorporation and certain liquidation events. Our Series D preferred stock has a liquidation preference of $16.15 per share (subject to adjustment), which is senior to the liquidation preferences of our Series C preferred stock and Series B preferred stock. Our Series D preferred stock is convertible, on a one-to-one basis, into shares of our common stock at any time at the election of the holder or automatically in the event of a firm commitment underwritten public offering of our common stock, and is subject to certain anti-dilution protections. The holders of at least a majority of the outstanding shares of Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together as a single class, can require us to redeem all outstanding shares of each series of our preferred stock on or after March 1, 2018. Each warrant can be exercised at any time for the number of shares of our common stock equal to 15% of the amount of the holder's investment in the Series D preferred stock financing divided by the exercise price of $16.15. Each warrant automatically will be exercised upon the pricing of an initial public offering of our common stock on a cashless exercise basis with a deemed purchase price per share equal to the price at which our common stock is offered to the public in such offering.

2012 bridge notes financing

        Between July 16, 2012 and July 24, 2012, we issued four bridge notes having a maximum aggregate principal amount of $11.5 million to Tanfield and certain other third parties. The bridge notes are senior unsecured obligations of ours and accrue interest at a per annum rate of 8.00%. All outstanding principal of and accrued interest on the bridge notes will become due and payable upon the earlier of 180 days from the date of issuance and the closing of this offering. We are required to grant, as security for the performance of our obligations under the bridge notes, a first priority perfected security interest in substantially all of our assets to the holders of the bridge notes if we have not completed this offering by August 14, 2012.

        We have borrowed $4.0 million in the aggregate under the bridge notes. We have the right to borrow up to an additional $7.5 million under the bridge notes from time to time prior to the maturity of the notes, subject to our compliance with the covenants specified in the notes. The bridge notes restrict our ability to repay indebtedness and to incur additional indebtedness, subject to exceptions for the incurrence and repayment of indebtedness under other bridge notes and certain permitted indebtedness. We also agreed in these bridge notes not to encumber any of our assets, other than with certain permitted liens. We agreed in two bridge notes, having an aggregate principal amount of

$8.0 million, to modify the terms of those notes to reflect any more favorable terms we agree to in any bridge notes we may issue in the future.

CONTRACTUAL OBLIGATIONS

        The following table shows our contractual payment obligations for our long term debt and future purchase obligations as of December 31, 2011. Our contractual payment obligations as of March 31, 2012 did not materially change from the amounts reflected below as of December 31, 2011. We had $2.6 million of unrecognized tax benefits as of December 31, 2011. Interest on our convertible debt is calculated based on the contractual loan maturity at the stated interest rate in effect at December 31, 2011 (in thousands):

Certain Contractual Obligations	Total	Less than 1 year	1–3 Years	4–5 years	After 5 years
Convertible debt	$11,125	$—	$10,425	$700	$—
Interest payable in kind	6,633	—	6,227	406	—
Interest payable in cash	130	130	—	—	—
Operating leases	1,448	897	520	31	—
Notes payable-other	2,512	2,512	—	—	—
Purchase orders, primarily for inventory	18,967	18,967	—	—	—

Total contractual payment obligations	$40,815	$22,506	$17,172	$1,137	$—

        Subsequent to March 31, 2012, we issued bridge notes having a maximum aggregate principal amount of $11.5 million. The bridge notes mature on the earlier of 180 days from the date of issuance and the closing of this offering, and accrue interest at a per annum rate of 8.00%. We have borrowed $4.0 million in the aggregate under the bridge notes and have the right to borrow up to an additional $7.5 million under the bridge notes from time to time prior to the maturity of the notes, subject to our compliance with the covenants specified in the notes.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

        In May 2011, the Financial Accounting Standards Board updated the guidance regarding certain accounting and disclosure requirements related to fair value measurements. The updated guidance amends GAAP to create more commonality with International Financial Reporting Standards by changing some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is not permitted. The adoption of this update in the first quarter of 2012 did not have a material impact on our financial position, results of operations, or cash flows.

OFF-BALANCE SHEET ARRANGEMENTS

        As of December 31, 2011 and March 31, 2012, we had no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, except for operating leases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign currency risk

        Our purchases and sales are generally denominated in the local currency (U.S. dollar for U.S. operations and the British pound for U.K. operations). As a result, we have limited direct exposure to currency risk and a 10% change in currency rate of exchange would have an immaterial impact on our cash flows. However, many of our suppliers are either located in a foreign jurisdiction or source key components of their products from foreign jurisdictions. If our local currency depreciates significantly against the local currency of our supply chain, it could cause our suppliers to raise their prices, which could adversely impact our operating results and cash flow.

Interest rate risk

        We have issued only $12.7 million fixed rate debt, of which $10.2 million has interest paid-in-kind and $2.5 million has cash interest payments. We have limited cash and generally do not invest excess cash. As a result, a 10% change in interest rates would have an immaterial impact on our cash flows.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Material weaknesses

        In connection with the preparation of our combined financial statements as of and for the years ended December 31, 2011, 2010 and 2009, we identified material weaknesses in our internal control over financial reporting existing as of December 31, 2011. The same material weaknesses continued to exist as of March 31, 2012. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        These material weaknesses were as follows:

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  We did not maintain adequate segregation of duties and, as a result, we had an increased risk of fraud. For example, we did not have appropriate segregation of duties between transaction origination and account reconciliation and compensating controls, and robust account reconciliations had not been adequately implemented to provide for the timely identification of fraudulent activity.

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  We did not design or maintain effective internal controls over the financial statement close and reporting process in order to ensure the accurate and timely preparation of financial statements in accordance with GAAP. For example, we did not have a fully documented close process or a structured set of account reconciliations and we had not established information technology control policies.

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  Due to inadequate financial accounting systems reporting functionality, our financial accounting system did not provide system generated reports that would allow us to analyze data to evaluate the accounting and financial reporting implications for certain business transactions in a timely manner, and increased the risk of error. For example, the lack of inventory reporting requires us to perform significant manual analysis of inventory movements and warranty reserve calculations.

        We are in the process of taking necessary steps to remediate the material weaknesses that we have identified. We will continue to review, revise, and improve the design and operating effectiveness of our internal controls as appropriate. Although we have made enhancements to our control procedures, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively.

Remediation efforts

        Our remediation efforts for these material weaknesses have included or will include:

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  identifying activities where staffing size or other factors hinder adequate segregation of duties and either modifying the duties of the individuals or implementing appropriate monitoring controls to reduce fraud risks;

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  implementing a financial close schedule and standard account reconciliations;

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  adding functionality to our accounting system to provide for flexible and timely system generated reporting;

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  designing and documenting key financial and information technology controls, and developing and implementing processes and procedures to support these key controls;

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  devoting resources to implement additional system functionality that will enhance our ability to establish automated accounting controls and systematically define segregation of duties; and

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  adding functionality to our accounting system to provide for flexible and timely system-generated reporting.

        While we are in the process of taking necessary steps to remediate the identified material weaknesses, the remediation process will require significant time and resources and we do not know the specific timeframe required to fully remediate these material weaknesses. Two focuses of our remediation efforts have been the addition of personnel to build out our finance and accounting function and upgrading our accounting systems. For example, in the fourth quarter of 2011, we hired a Director of Financial Accounting/Operations and, in the first quarter of 2012, we hired a Director of Corporate Reporting, a Director of Internal Audit, a Senior Accountant, a Staff Accountant and a Plant Controller for our Kansas City production facility. Additionally, in the first quarter of 2012, we upgraded our accounting system to the current version and added supplemental modules to increase functionality. We will incur both one-time and recurring incremental costs associated with this remediation process. While we anticipate we will fully remediate these material weaknesses, we cannot assure you we will do so, which could impair our ability to satisfy our SEC reporting requirements.

BUSINESS

OUR COMPANY

Company overview

        We design, produce and sell zero emission commercial electric vehicles designed to be a superior performing alternative to traditional diesel trucks due to higher efficiency and lower total cost of ownership. We believe we are the only vehicle manufacturer selling to major commercial fleets in the United States and Europe that exclusively produces electric vehicles. Our vehicle designs and technologies leverage over 80 years of market knowledge from selling and servicing electric vehicles in the United Kingdom. This experience has led to the development of our advanced powertrain (Smith Drive), power management (Smith Power) and telemetry (Smith Link) technologies. We believe that these technologies will drive improved vehicle performance, provide us with increased control over supply chain quality and reduce the upfront cost of our vehicles.

        Unlike companies that have introduced electric passenger vehicles, we focus on the production and sale of commercial electric vehicles that primarily address the needs of medium-duty commercial fleet operators with depot-based operations and predictable daily service routes of up to 120 miles. We are the only company focused on producing and globally offering an all-electric commercial vehicle having a GVW of between approximately 14,000 and 26,400 pounds (the Smith Newton). We also produce the Smith Edison, which is a lighter duty vehicle than the Newton that is sold in the United Kingdom and in other selected markets worldwide. As part of our continued focus on product development, in the first quarter of 2012 we introduced a Newton model in the United States that is configured as a step van.

        We believe our vehicles provide a lower total cost of ownership, which includes a vehicle's up front cost as well as ongoing costs such as fuel and maintenance, than that of conventional diesel vehicles. Our vehicles feature a battery system that is scalable to meet the varying range and economic needs of commercial fleets. We believe electric vehicles are ideally suited for the return-focused commercial vehicles market because:

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  lower cost per mile—on a per mile basis electric power to charge our vehicles costs significantly less than diesel fuel;

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  less volatility—the cost of electricity is considerably less volatile than the price of diesel fuel;

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  less maintenance—electric vehicles have an advantage in mechanical simplicity, requiring less maintenance than diesel vehicles due to the smaller number of moving parts in an electric powertrain than in a diesel powertrain;

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  minimal infrastructure requirements—most commercial vehicles in our target market operate from the same location and follow specific routes, eliminating the need for distributed charging infrastructure and concerns over limited range; and

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  fuel efficient with low environmental impact—commercial fleet operators are under government and popular pressure to improve fuel mileage, cut emissions and reduce noise associated with diesel powered trucks.

        During the year ended December 31, 2011 and the six months ended June 30, 2012, we sold 270 and 90 vehicles, respectively. Based on our current order backlog, customers' ordering forecasts and anticipated supply chain capacity, we currently expect to produce approximately 390 vehicles during 2012, approximately 55% of which we expect will be produced in the fourth quarter. Based on similar factors and our expectations for customer demand, we expect to significantly increase our production in 2013 and in future years. These expectations do not, however, represent guarantees that we will achieve our expected level of orders, production or sales. Our order backlog is not necessarily indicative of future sales. As of June 30, 2012, we had produced 77 vehicles during 2012.

        Our current customers include operators of some of the largest fleets of medium-duty commercial delivery vehicles in the world and leading early adopters that are incrementally transitioning portions of their fleets to commercial electric vehicles. We have focused on building deep relationships with our customers to understand their needs and to develop vehicles that satisfy those needs. Our goal is to provide these customers with high quality vehicles that meet their range and operational needs, which we believe, over time, will lead to repeat orders and sustainable order volume growth. We expect that attaining higher order volumes will enable us to move production of components from low-volume suppliers to medium-volume automotive grade manufacturers which, in turn, will position us to accelerate our cost reduction strategies and continue to expand sales to existing customers and attract new customers.

        We sell our vehicles through our direct sales force, as well as limited third party distribution agreements. Our vehicles are utilized by commercial fleet operators across multiple industries, including food & beverage, utility, telecommunications, retail, grocery, parcel and postal delivery, school transportation, military and government. Our customers include the following:

Food & Beverage	Utilities	Retail	Grocery	Package Delivery	Military
• The Coca-Cola Company • Frito-Lay North America, Inc.	• Kansas City Power & Light	• Staples, Inc. • Duane Reade Inc.	• Sainsbury's	• FedEx • DHL • TNT Express	• U.S. Army • U.S. Navy • U.S. Marine Corps

        Our sales strategy is focused on selling to industry-leading companies and government entities that operate substantial, well-recognized, medium-duty commercial vehicle fleets and that have the corporate or public commitment and resources to support and sustain the development of the commercial electric vehicle industry. We offer a differentiated approach to commercial vehicle sales and service that departs from traditional truck sales and service models. Our approach involves a comprehensive plan for the pilot and roll-out of our electric vehicles, as well as the ongoing replacement of existing commercial vehicles with our electric vehicles, which is tailored to the individual needs of our customers. This plan includes assisting customers to identify and take advantage of limited availability government assistance programs in the near term, the development of a multi-year purchasing forecast to help the customer systematically integrate our vehicles into its fleet and analytics that project the expected economic and environmental impact of fleet conversion. As a part of this approach, we offer guidance to our customers regarding how to most effectively use and operate their electric vehicles and on integrating electric vehicles into their existing fleets or transitioning to all-electric vehicle operations. We believe that our strategy of targeting industry-leading companies and providing them with individualized sales and service solutions has elevated our public profile, enhanced the credibility of our vehicles in the marketplace and turned our customers into advocates of our sales approach and our vehicles, all of which enhance our ability to obtain repeat orders and sell vehicles to new customers.

        We intend to build Smith brand equity by seeking to deliver to customers strong returns on their investment in our vehicles. Our current vehicle price, including both the base vehicle and battery system, is, however, higher than the price of a diesel-fueled vehicle with a comparable GVW. Therefore, as a part of our sales strategy, we separately present to our customers the base vehicle price and the battery system price, which allows customers to compare the relative merits of a diesel truck's low cost energy storage system (the fuel tank) and higher and more volatile energy cost (the per gallon price of diesel fuel) with our vehicle's higher cost energy storage system (the battery) and lower and more predictable energy cost (the per kilowatt hour price of electricity). We believe these comparisons make our vehicles more attractive to customers than traditional diesel options, particularly during periods of rising fuel prices, even when the social and environmental benefits of our vehicles are ignored.

        We currently design, produce and sell vehicles based on two platforms, the Smith Newton and the Smith Edison, both of which can be configured for multiple applications. The Newton has a GVW of approximately 14,000 to 26,400 pounds, a payload capacity of approximately 6,100 to 16,200 pounds and a range of up to 40 to 150 miles on a single charge depending on vehicle specification and battery configuration. The Newton, which is sold in the United States and internationally, is used in a wide range of general delivery applications, as well as in specialty applications such as refrigerated delivery, military transport and boom truck. In November 2011, less than 24 months after the first sale of the Smith Newton in the United States, we introduced a second generation Newton, which incorporates our Smith Drive, Smith Power and Smith Link technologies. During the first quarter of 2012, we introduced a Newton model that is configured as a step van in the United States. The Newton step van has a GVW of approximately 14,000 to 22,000 pounds and a payload capacity of approximately 2,700 to 10,000 pounds. We expect the vehicle will be used primarily for delivery of parcels, uniforms and baked goods. We also are developing a Newton model that will have a GVW of approximately 33,000 pounds to meet the needs of delivery and transit customers, which we expect to be available in 2013.

        The Smith Edison, which is a lighter duty vehicle than the Newton, is sold in the United Kingdom and in other selected markets worldwide. The Edison has a GVW of approximately 7,700 to 10,100 pounds, a payload capacity of approximately 1,600 to 5,100 pounds and a range of up to 55 to 110 miles on a single charge depending on vehicle specification and battery configuration. The Edison is used in a wide range of service and delivery applications, as well as specialty applications such as refrigerated delivery, utility boom and shuttle service. We intend to continue to develop and introduce a next generation Smith Edison that utilizes our Smith Drive, Smith Power and Smith Link technologies.

        To improve the economic advantage of our vehicles over diesel trucks and our gross margin, we are working to reduce our material, operating and production costs, which we expect will enable us to further reduce the prices of our vehicles while improving our sales volume. We have implemented a global framework consisting of three interrelated cost reduction strategies, which we refer to as our "cost down" initiative, that we believe will help us achieve these goals and, in turn, achieve profitability.

        The first strategy is focused on transitioning the highest cost portions of our supply chain from low volume suppliers to a medium-volume automotive grade supply chain. This strategy relates principally to the components used in our battery system and powertrain. We have transitioned our U.S. battery module supply to A123 and we are working with MagTec, our development partner for our Smith Drive system, to transfer production of our key powertrain components to a medium-volume supplier, which we expect to occur in the fourth quarter of 2012. The second strategy involves the transition from battery and powertrain systems produced by third party suppliers to our Smith Power and Smith Drive systems and the implementation of multi-source volume purchasing. We transitioned our U.S.-produced Newton to our Smith Power and Smith Drive systems in the fourth quarter of 2011, transitioned our U.K.-produced Newton to our Smith Drive system in the first half of 2012 and expect to transition our U.K.-produced Smith Power system in the second half of 2012 and our Edison vehicles to these systems in the first half of 2013. As we proceed in this transition, we expect to qualify additional suppliers that can meet our specifications. For example, we have qualified an alternative supplier for the battery modules used in our U.S.-produced Newton vehicles and the battery systems used in our U.K.-produced Newton and Edison vehicles. The third strategy involves the transition of the supply chain for our ancillary components to higher-volume and lower-cost suppliers. This strategy relates principally to certain components of our chassis and cab, such as battery control and junction boxes, battery enclosures, compressors and harnesses. For many of these components we have completed the engineering, specifications and vendor selection.

        We generally are pursuing all three cost down strategies concurrently and expect to complete our current cost down initiative in the first quarter of 2013 for the Newton and in the second quarter of 2013 for the Edison. As a result of our cost down initiative, we expect our material cost to decrease by approximately 30% and 18%, compared to the second quarter of 2012, by the end of the second quarter of 2013 for our Newton chassis cab with an 80 kilowatt hour battery pack and our Edison platform, respectively. Thereafter, we expect to pursue continuous improvements in our supply chain and vehicle production costs. There is no guarantee, however, that our cost down initiative will reduce our material cost to the extent or within the timeframe we expect. Our ability to timely complete our cost down initiative is largely dependent on our ability to raise sufficient capital to assure new suppliers that we will have the ability to meet our financial commitments and to fund necessary research and development, the purchase of tooling equipment and pre-production activities, both internally and for our new suppliers, and on our exhaustion of higher-cost components currently held in inventory.

        We have production, research and development, sales and service facilities in Kansas City, Missouri and outside of Newcastle, England. Our production operations leverage our supply chain of component manufacturers and allow us to focus on vehicle assembly. This focus contributes to our low capital expenditure requirements and scalable capacity, which we believe will make our decentralized production strategy financially advantageous. To execute on our decentralized production strategy, we plan to open sales, service and assembly facilities in targeted urban areas in the United States and abroad, beginning with facilities on the east and west coasts of the United States, including a facility in New York, which we anticipate will open during the second half of 2012. We expect to enter into a lease agreement for a New York facility in the third quarter of 2012, although there can be no assurance in this regard. We also are pursuing joint ventures with local market participants to produce, sell and/or service Smith-branded vehicles in promising international markets where we see opportunities that we believe can be better realized through joint venture arrangements than through Smith-owned facilities. We have an established service base in the United Kingdom, where we operate four service facilities and a fleet of approximately 100 service vehicles. Our U.K. service teams maintain both electric and traditional diesel vehicles.

        Smith Europe and its predecessor entities have existed since the early 1920s. We were incorporated in Delaware in 2009 and have been operating on a consolidated basis with Smith Europe since January 2011, when we acquired the business of Smith UK. Our corporate headquarters are located in Kansas City, Missouri. In December 2009, we sold our first Smith Newton in the United States. Between January 1, 2010 and June 30, 2012, we sold 358 vehicles in the United States and 174 vehicles outside of the United States. We have approximately 315 employees worldwide. Our revenue for our fiscal years 2011, 2010 and 2009 and our three months ended March 31, 2012 was $49.9 million, $35.6 million, $22.9 million and $8.4 million, respectively. Our revenue consisted of $38.9 million in vehicle revenue and $11.0 million in service and repairs revenue for 2011; $23.8 million in vehicle revenue and $11.8 million in service and repairs revenue for 2010; $8.2 million in vehicle revenue and $14.6 million in service and repairs revenue for 2009; and $6.1 million in vehicle revenue and $2.3 million in service and repairs revenue for the three months ended March 31, 2012. Our revenue has grown from $22.9 million for the year ended December 31, 2009 to $49.9 million for the year ended December 31, 2011. During the year ended December 31, 2011 and the three months ended March 31, 2012, we had a gross loss of $19.6 million and $8.3 million, respectively. Our gross loss as a percentage of revenue has increased in each of our last three fiscal years. We operate our business in two reportable segments: (i) Zero Emission Vehicles and (ii) Maintenance Services. See Note 17, "Information about Segments and Geographic Areas," to the consolidated and combined financial statements included elsewhere in this prospectus for information about our revenues on a segment basis and our revenues from the geographic areas in which we sell our vehicles.

Smith UK acquisition

        Smith Europe consists primarily of the Smith UK business we acquired from Tanfield effective January 1, 2011. We believe our acquisition of the Smith UK business provides us with:

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  a platform on which we can expand our business internationally, particularly in Europe and Asia, where fuel costs exceed those in the United States;

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  enhanced product development capabilities as a result of access to Smith UK's engineering division;

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  access to recurring service-related revenues from Smith UK's fleet management services; and

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  Smith UK's existing vehicle technologies and the elimination of a royalty obligation to Tanfield. Prior to our acquisition of Smith UK, Tanfield licensed to us the exclusive right to develop, test, manufacture, market, distribute, sell and service electric vehicles in North America under Tanfield's electric vehicle intellectual property (other than trade and service marks). See "Relationships and Related Person Transactions—Tanfield Transactions" for additional information about this license agreement. Smith Europe now owns the intellectual property rights we previously licensed from Tanfield.

OUR MARKET OPPORTUNITY

Medium-duty commercial vehicle market overview

        Our primary market is commercial fleet purchasers of medium-duty vehicles, which are on-road vehicles with GVWs ranging from 14,000 to 33,000 pounds. Medium-duty commercial vehicles are used in, among other things, urban applications such as grocery, package and beverage delivery, utility, and school and shuttle buses. According to LMC Automotive (Q2, 2012 Medium Duty World Truck Sales), global annual sales of on-highway medium-duty commercial trucks are expected to reach 815,831 units in 2012, with a CAGR of 4.7% from 2012 to 2016. In relation to the overall commercial vehicle market, the medium-duty commercial vehicle segment represents a niche opportunity for many traditional large-scale OEMs. We believe this to be particularly true for the medium-duty commercial electric vehicle market. According to Pike Research LLC, approximately 4,000 and 16,000 medium-duty commercial battery electric trucks are expected to be sold globally in 2012 and 2016, respectively, reflecting a CAGR of 41.4%. Expected 2012 sales of medium-duty commercial battery electric trucks, therefore, represent significantly less than 1% of the total number of medium-duty commercial trucks expected to be sold in 2012. We believe that the CAGR for sales of medium-duty commercial battery electric trucks from 2012 to 2016 is significantly higher than the CAGR for sales of medium-duty commercial trucks during the same period due to the substantially smaller size of the medium-duty commercial battery electric truck market and the expected effects of decreasing battery costs and governmental economic development activities.

        According to R.L. Polk & Co., there are an estimated 11.5 million total commercial vehicles in the U.S., of which 3.3 million are medium-duty trucks. Europe represents a smaller market, with an estimated 2.7 million commercial vehicles according to KPMG International. The primary drivers impacting purchases by medium-duty fleet operators are macroeconomic growth, industrial activity, fuel and maintenance costs and government spending.

Opportunity for commercial electric vehicles

        It is our belief that the traditional medium-duty commercial vehicle market is plagued with industry-wide challenges that incumbent vehicle manufacturers will struggle to address. Incumbent vehicle manufacturers' reliance on diesel-fueled engines as their principal powertrain technology has raised environmental concerns and created dependence on oil largely imported from foreign nations, which has led to increased regulation, and has exposed fleet owners to fuel price volatility and significant operating costs.

        We believe that shifting preferences among commercial vehicle fleet buyers together with aging fleets, as commercial fleet operators curtailed vehicle replacements during the economic downturn that began in 2008, increasing government regulation, which we believe is driving an increase in diesel truck prices, and available government incentives will result in significant growth in the market for commercial electric vehicles, especially in our targeted market. We believe many fleet buyers are increasingly willing to consider purchasing electric vehicles due to the economic, environmental, regulatory and national security consequences of using gasoline and diesel-fueled vehicles, as well as the performance and cost characteristics exhibited by recently developed, alternative vehicles. We also believe government regulations and incentives are accelerating the growth of the commercial electric vehicle market.

        The medium-duty fleet market represents an opportune target market for us, as we believe vehicles in this segment are often operated within urban centers, are driven at speeds below 50 mph, have poor fuel economies, and utilize depot-based routes with numerous stops and predictable distances, typically 50 to 100 miles per day. Additionally, fleet owners tend to maintain a large number of standardized vehicles, typically purchase in volume, and can leverage economies of scale in the operation and servicing of such vehicles. Fleet size varies depending on the company, but large consumer products and package delivery companies such as Frito-Lay, Coca-Cola, UPS and FedEx each have fleets in excess of 20,000 vehicles, with an average service life of eight years. As a result, fleet owners place significant importance on total cost of ownership, which includes a vehicle's upfront cost as well as ongoing operating costs such as fuel and maintenance, and is where electric vehicles provide considerable advantages over both diesel-fueled and hybrid vehicles. Fuel, oil, service and maintenance represent material operating expenditures for commercial fleet owners. Commercial electric vehicles eliminate the need for ongoing fuel and oil consumption and the lower number of overall parts in an electric vehicle reduces the amount of service and maintenance necessary to operate the fleet. According to LMC Automotive, on average, gasoline and diesel trucks in this category have a fuel economy of approximately 8.4 miles per gallon. According to Pike Research LLC, diesel trucks in this category have an operating cost of $0.72 per mile, compared to an operating cost of $0.22 per mile for an all-electric vehicle in this category.

        Worldwide, governments are offering subsidies and incentives helping accelerate the adoption of commercial electric vehicles. For example, in the United States, the DOE's Clean Cities program and the EPA's National Clean Diesel Funding Assistance Program provide purchasers of electric vehicles with subsidies and incentives and under the Obama administration's Green Fleet Initiative, by 2015 all new vehicles purchased for America's federal agencies will be electric, gas-electric hybrid, or alternatively fueled. See "—Governmental Programs and Incentives." In Europe, the European Union has passed more restrictive vehicle emissions standards, several countries have instituted direct subsidies and significant tax exemptions for electric vehicles and some cities exempt electric vehicles from congestion charges. In Asia, the Chinese government has established a pilot program that provides subsidies to purchasers of electric vehicles as well as subsidies for infrastructure installation.

Challenges facing incumbent vehicle manufacturers

        Incumbent vehicle manufacturers face significant challenges in continuing to meet the needs of customers in our target market. These challenges include having to redesign vehicles in order to meet newly enacted and proposed environmental and safety regulations and the following:

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  Dependence on diesel powertrains.  While a limited number of manufacturers have invested in a plug-in electric vehicle program, we believe a majority of incumbent commercial vehicle manufacturers continue to emphasize investment in diesel engine technologies over investment in fully electric technologies because of their need to support their existing revenue base and core competencies.

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  Limited electric powertrain expertise.  To date, incumbent commercial vehicle manufacturers have pursued multiple fuel technologies, including hydrogen fuel cell, hybrid and electric powertrain technologies. However, we believe that these incumbent commercial vehicle manufacturers have limited real-world customer experience with commercial vehicles that incorporate electric powertrains and their sophisticated battery cooling, power, safety and management systems.

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  Significant re-engineering and new product development.  New product launches by incumbent vehicle manufacturers historically have required significant capital investments and lengthy time periods between initial development and production. Given the relatively limited sales volume opportunity in the medium-duty commercial vehicle market compared to the light-duty or heavy-duty truck markets or the passenger vehicles market, we believe the development process for an electric vehicle program could be particularly expensive or not cost-benefit justified for incumbent light-duty, heavy-duty and passenger vehicle manufacturers given their need to develop an entirely new powertrain and the sophisticated battery cooling, power, safety and management systems necessary to support such a medium-duty program.

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  Limited availability of lease financing for purchasers of commercial electric vehicles.  We believe that lease financing options for operators of commercial electric vehicles historically have been limited compared to the financing options available to operators of diesel trucks. We believe that the primary reasons for this include the relatively limited volume opportunity presented by the commercial electric vehicle market and the limited experience of market participants in determining residual values for commercial electric vehicles or the vehicles' battery systems.

OUR COMPETITIVE STRENGTHS

        We believe that focusing our business model on developing and integrating advanced vehicle technologies, manufacturing vehicles using a decentralized, low cost assembly strategy, and establishing a base of customer advocates that can accelerate the development of the commercial electric vehicle industry, distinguishes us from our competitors and will assist us in maintaining our position as a leading producer of electric vehicles for the medium-duty commercial vehicle market. We believe that this focus and the following strengths position us well to capitalize on the expected growth in demand for medium-duty electric commercial vehicles. There is, however, no guarantee that such expected growth will occur or that we will be able to capitalize on any growth that does occur.

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  Focus on commercial electric vehicles.  We believe that adoption of electric vehicles will be fastest in commercial applications where the economic benefits are greatest, and which have predictable routes and centralized charging, thereby avoiding range anxiety and dependence on development of public infrastructure to support electric vehicle fleets. We believe our exclusive focus on and position as a leading provider of commercial electric vehicles enables us to benefit from this trend.

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  First mover with established major commercial fleet relationships in the United States, Europe and Asia.  We believe we are the only vehicle manufacturer selling to major commercial fleets in the United States and Europe that exclusively produces electric vehicles. We have sold trucks to and are currently negotiating additional orders with customers such as Staples, Frito-Lay, Coca-Cola, TNT Express, FedEx and DHL, some of which are among the largest purchasers of medium-duty trucks in the world. We believe that our established relationships with large customers position us to receive additional orders from them, which will increase the recognition of our products with prospective customers and reinforce our brand equity.

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  Low capital intensity of production.  We believe our ability to achieve a relatively low level of capital intensity with respect to our production operations will enable us to expand more rapidly and deliver high returns on invested capital. We assemble our vehicles using components manufactured by pre-qualified third party vendors using our specifications and designs. By purchasing components and focusing on assembly, we are able to leverage medium-volume automotive grade suppliers who have already achieved economies of scale, allowing us to avoid significant fixed costs and capital investment.

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  Our vehicle and system design facilitates component-based cost reduction and protection of our trade secrets and know-how.  We believe our component-based approach allows us to achieve lower costs when compared to buying entire systems, which typically carry higher margins for suppliers, and more easily and fairly fosters competition among multiple suppliers, as greater sourcing options exist for components as compared to systems. For example, our recently introduced Smith Power battery management system allows us to purchase battery modules, rather than entire battery systems, and over time we expect to purchase battery cells and assemble our own battery modules into packs, thereby further reducing our costs. Our powertrain provides us the ability to purchase at either a system or component level, such that we are able to purchase motors, inverters, controllers and transmissions separately from suppliers. Our approach also allows us to continuously develop our intellectual property and to better protect our trade secrets and know-how because no one supplier has access to our complete system design.

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  Modular battery system design that allows customers to configure each truck's range based on its application and significantly impact the total cost of vehicle operation.  We have designed our battery system to be modular so the same vehicle can accept battery packs with different capacities. For example, the Smith Newton has multiple battery pack options depending on the customer's range requirements and duty cycle. The flexibility to correctly size each vehicle's battery pack allows customers to select the most cost effective solution for their particular application, with the option to add additional capacity in order to repurpose vehicles for new applications in the future. Together, we believe these options allow our customer to maximize each vehicle's economic return, thereby increasing the attractiveness of our vehicles.

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  Focus on medium-duty commercial vehicles positions us well to avoid direct competition with heavy-duty truck and light-duty automotive OEMs.  Incumbent heavy-duty truck manufacturers and light-duty automotive OEMs generally are not as focused as we are on sales of medium-duty commercial trucks due to the relatively limited sales volume opportunity. We believe that as an early entrant with exclusive focus on medium-duty commercial vehicles, we are well positioned to avoid direct competition with the much larger organizations that produce heavy- and light-duty trucks.

OUR STRATEGY

        We intend to be a leading global producer of medium-duty commercial electric vehicles. Key elements of our strategy include:

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  Focusing on large, well-recognized commercial operators to establish long-term customer advocates.  We are focusing our sales efforts on industry-leading companies and government entities that operate substantial, well-recognized, medium-duty commercial vehicle fleets. These entities have not only the resources available to purchase our vehicles, but also the corporate or public commitment to support and sustain the development of the commercial electric vehicle industry. We believe this strategy will increase our sales, validate the economic benefit of our vehicles and provide us with market credibility. Additionally, these customers typically have well-defined fleet replacement strategies that strengthen our visibility with respect to customers' purchasing cycles and future supply needs.

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  Leveraging our existing vehicle technologies and platforms to diversify applications and sales channels.  We are leveraging our current vehicle technologies and platforms to diversify applications in both the United States and Europe. We anticipate our new vehicle models will broaden our reach within our addressable market and result in increased sales to our existing customers. In addition to offering vehicles with a wider range of GVWs, we are working with several truck and bus body manufacturers to provide specialized vehicles, including a step van, shuttle and school buses, aircraft ground service and military transportation. These relationships will not only allow us to offer specialized models to our commercial fleet customers, but also could open new sales channels for us, as these manufacturers also may purchase our vehicles for resale to the end users. For example, in October 2011, Trans Tech Bus, a division of Transportation Collaborative Inc., unveiled its eTrans electric Type-A school bus prototype, which is based on the Newton platform. Additionally, in the future we may leverage our technology and key components supply chain to provide customers an option of paying us to retrofit and convert their existing diesel powered vehicles into electric powered vehicles.

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  Assuming control over manufacturing of key components.  We currently are transitioning the manufacturing of key components in our Smith Drive and Smith Power systems from low-volume suppliers to medium-volume automotive grade suppliers. We expect this transition to result in higher-quality components, faster and more reliable production and delivery, and a lower cost of production.

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  Continuing to focus on technological innovation to reduce the initial cost of our vehicles.  We are focused on improving our vehicle technologies and broadening our proprietary intellectual property rights over systems and components incorporated into our vehicles. These strategies are intended to improve our vehicle performance and reliability, strengthen our competitive position and lower our vehicle costs. For example, our recently introduced Smith Power battery management system allows us to purchase battery modules, and ultimately will allow us to purchase lithium-ion cells, from various pre-qualified manufacturers. We expect that this ability to source from multiple suppliers will enable us to reduce the cost per kilowatt hour of the batteries used in our vehicles and improve reliability.

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  Establishing sales, service and assembly facilities in selected markets.  We intend to establish sales, service and assembly facilities in select urban areas in different regions of the United States and abroad. Our initial plans include opening facilities on the east and west coasts of the United States, including a facility in New York City, which we anticipate will open during the second half of 2012. In addition to increasing our production capacity, these new facilities will allow us to provide localized sales and service and will significantly reduce costs associated with shipping completed trucks from our existing U.S. and U.K. locations to our customers. We also are pursuing joint ventures with local market participants to produce, sell and/or service Smith-branded vehicles in promising international markets where we see opportunities that we believe can be better realized through joint venture arrangements than through Smith-owned facilities. In this regard, in February 2012 we entered into a non-binding letter of intent with Wanxiang regarding a $25.0 million investment by Wanxiang in us and the formation of a joint venture to develop, manufacture and commercialize all-electric school buses and commercial vehicles for multiple industries in China. Additionally, in June 2012, we entered into a non-binding term sheet regarding a $10.0 million investment by J3M and Nova Africa in us and the formation of a joint venture in Brazil to develop, manufacture, market and sell Smith-branded all-electric commercial trucks and buses in Brazil. We are also in discussion regarding a potential joint venture in Columbia. Negotiations regarding the scope and terms of these joint ventures and investments in us are preliminary and ongoing and there are no assurances regarding the timing or terms under which any such transaction may be consummated, if at all, or the realization of expected benefits if consummated.

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  Supporting and leveraging our customers' brands through branding synergies and co-promotions.  We intend to continue helping our customers build and achieve corporate sustainability objectives and enhance their brand images. Our efforts include co-promotional media and joint presentations at industry conferences and other public events that highlight the ongoing replacement of our customers' legacy diesel fleets with our environmentally-friendly, 100% electric vehicles.

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  Providing customized battery acquisition models to our customers.  We intend to provide purchasing options for the battery system used in our vehicles that meet our customers' varying purchasing strategies. For example, we intend to provide our customers with the flexibility to purchase complete vehicles that include battery systems or to purchase base vehicles and separately acquire battery systems through leasing arrangements with third parties. In the future we may offer battery leasing arrangements to our customers.

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  Working with federal and state governments to promote the electric vehicle industry.  We work with government authorities to promote the adoption of electric vehicles and believe we are well-positioned to benefit from support for commercial electric vehicles. Government support for the development and use of commercial electric vehicles can accelerate their adoption. Such support ranges from tax incentives, to end-user rebates for the purchase of electric vehicles, to consortium tenders for the purchase of electric vehicles in volume.

OUR VEHICLES

        Our primary business is the development, production, sale and service of zero emission commercial electric vehicles. We aim to produce commercial vehicles that are robust, economical and easy to drive. We currently produce and sell vehicles based on two platforms, the Smith Newton and the Smith Edison, both of which can be configured for multiple applications.

Smith Newton

        The Smith Newton is designed for predictable route, depot-based applications and is used in a wide range of general delivery applications, as well as in specialty applications such as refrigerated delivery, military transport and boom truck. The Newton has a GVW of approximately 14,000 to 26,400 pounds, a payload capacity of approximately 6,100 to 16,200 pounds and a range of up to 40 to 150 miles on a single charge depending on vehicle specification and battery configuration. We produce and sell the Smith Newton in the United States and in the United Kingdom for use in the medium-duty commercial vehicle market, and our vehicles currently are in use in the food & beverage delivery, utility, telecommunications, retail, office products, grocery, parcel delivery, school transportation, military and government, facilities management and airport operations sectors. Additionally, the Smith Newton is the only all-electric commercial vehicle in the 21,000 to 28,000 pound GVW range on the United States Government Services Administration schedule, which provides a streamlined procurement process for federal customers wishing to purchase vehicles from us.

        During the first quarter of 2012, we introduced a Newton model in the United States that is configured as a step van. The Newton step van has a GVW of approximately 14,000 to 22,000 pounds and a payload capacity of approximately 2,700 to 10,000 pounds. We expect the vehicle will be used primarily for delivery of parcels, uniforms and baked goods.

        The Smith Newton is designed as a chassis cab and can be configured with:

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  a flat bed,

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  a cargo box,

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  an electric boom for utility work that includes ancillary power options,

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  a refrigeration unit that provides a cooled compartment,

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  transit, shuttle, or school bus seating, and

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  a step van body.

        The Smith Newton battery system generally requires six to eight hours to fully recharge using a 240-volt power source and is offered in the following five configurations to meet our customers' maximum range and economic needs:

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  40 kilowatt hour, which provides a range of up to 40 miles on a single charge;

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  60 kilowatt hour, which provides a range of up to 70 miles on a single charge;

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  80 kilowatt hour, which provides a range of up to 90 miles on a single charge;

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  100 kilowatt hour, which provides a range of up to 110 miles on a single charge; and

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  120 kilowatt hour, which provides a range of up to 150 miles on a single charge.

        We are developing a Newton model that will have a GVW of approximately 33,000 pounds to meet the needs of delivery and transit customers.

Smith Edison

        The Smith Edison is used in a wide range of service and delivery applications, as well as specialty applications such as refrigerated delivery, utility boom and shuttle service. The Edison has a GVW of approximately 7,700 to 10,100 pounds, a payload capacity of approximately 1,600 to 5,100 pounds and a range of up to 55 to 110 miles on a single charge depending on vehicle specification and battery configuration. We currently produce and sell the Smith Edison only through Smith Europe, although in the future we plan to introduce in selected international markets a second generation Smith Edison that incorporates our Smith Drive, Smith Power and Smith Link technologies to address customers' needs for a smaller commercial electric vehicle than the Smith Newton. The Smith Edison currently is in use in the postal and parcel delivery, logistics, facilities management, grocery, utility, airport operations and government sectors.

        The Smith Edison utilizes a Ford Transit chassis and is available from us as a chassis cab, panel van or 12 to 17 seat minibus. The Edison chassis cab has a 40 kilowatt hour battery system, which provides a range of up to 60 miles on a single charge. The Edison panel van and minibus are available with 36 and 50 kilowatt hour battery systems, which provide ranges of up to 60 miles and 110 miles, respectively, on a single charge. The Smith Edison battery system generally requires six to eight hours to fully recharge using a 240-volt power source and we also offer a four hour fast-charging option.

OUR TECHNOLOGY

        Our research and development efforts are focused on improving our existing vehicle technologies to improve vehicle performance and reduce cost. As of June 30, 2012, we have 40 employees engaged primarily in vehicle engineering and development activities. While we undertake a number of research and development activities on various aspects of our vehicles' performance, we have focused our research and development efforts on our Smith Drive, Smith Power and Smith Link technologies.

Smith Drive

        Smith Drive is our physical vehicle drive and control system, which features a configurable drive controller with integrated inverters for the management of auxiliary systems; permanent magnet motors, which increase motor efficiency as compared to our previous induction motor; and an integrated control protocol with Smith Power that supports a common diagnostic interface. Beginning in November 2011, we include this technology in all new vehicles we produce in the United States. We began including this technology in all new Smith Newtons we produce in the United Kingdom in the first half of 2012 and anticipate including this technology in all new Smith Edisons we produce in the first half of 2013.

Smith Power and existing battery technology

        Smith Power is our battery system, which provides:

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  a battery management system with the capability to manage power at the battery cell level;

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  a pack integration strategy that facilitates the use of battery cells of varying sizes from different manufacturers;

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  the flexibility to allow for battery packs having varying energy storage capacities to meet specific vehicle applications; and

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  an integrated control protocol with Smith Drive.

        We have designed our Smith Power system to permit flexibility with respect to battery cell chemistry, form factor and vendor that we adopt for battery module or cell supply. We maintain a database of the many available lithium-ion cell vendors and chemistry types. We intend to incorporate into our battery systems the battery cells that provide the best value and performance, and we expect this to continue over time as battery cells continue to improve in energy storage capacity, longevity, power delivery and cost. We believe this flexibility will enable us to continue to evaluate new battery cells as they become commercially viable, and thereby optimize battery pack system performance and cost for our current and future vehicles. We believe our ability to change battery cell chemistries and vendors while retaining our existing investments in software, electronics, testing and vehicle packaging, will enable us to quickly deploy various battery cells into our products and leverage the latest advancements in battery cell technology.

        Beginning in November 2011, we include our Smith Power technology in all new vehicles we produce in the United States. We anticipate including this technology in all new Smith Newtons we produce in the United Kingdom beginning in the second half of 2012 and in all new Smith Edisons we produce in the first half of 2013.

        The battery technology and control mechanisms we currently use in our vehicles are designed to monitor, measure and control battery cells to prevent rapid releases of the energy contained in the cells. The power system we currently use in our U.K.-produced vehicles and our Smith Power technology are based on a chemistry selected for its stability, and the cells incorporated into these systems contain current separation mechanisms and venting technologies that passively contain any single cell's release of energy, which minimizes the spread of energy to neighboring cells.

        The batteries installed in our vehicles generally require six to eight hours to fully recharge using a 240-volt power source. The charging duration is proportional to the starting state of charge, which is the amount of unused battery capacity at the time charging begins. Factors that affect the amount of time needed to recharge the battery include the size of the battery, the available power source for the charger at the charge location and the size of the charger. We align the size of the charger installed in our vehicles to the customer's chosen battery pack size in order to limit the required charging time to six to eight hours using a 240-volt power source.

Smith Link

        Smith Link is an onboard system that monitors and transmits the vehicle's vital statistics by general packet radio service (GPRS) to a central server, allowing remote vehicle monitoring, diagnostics and reporting. Smith Link eliminates reactive service calls with effective, real time data, diagnostics and performance information, which allows for more efficient fleet management. The operational data collected by Smith Link also supports continuous vehicle development and improvements. We install Smith Link in all of the vehicles we produce.

        Smith Link provides:

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  fleet operators the ability to: (i) monitor the location and previous routes of their vehicles, (ii) analyze the performance of their vehicles on a daily basis, (iii) proactively manage service, which reduces vehicle down time, (iv) better educate drivers about the performance of their vehicles and (v) calculate and track return on investment and carbon emissions.

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  our service technicians the ability to remotely monitor customer fleets and individual vehicle systems to identify possible future system issues, and remotely diagnose vehicle system faults and identify faulty components.

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  our engineering department the ability to identify failure modes and collect vehicle data that supports continuous technology improvement.

        We have established a data warehousing platform to maintain the information collected by Smith Link, which will allow us to carefully analyze vehicle performance over time in order to improve our technologies and help our customers maximize the productivity of their electric vehicles.

MANUFACTURING

Vehicle assembly

        We currently assemble the vehicles we sell in the United States and Canada in our Kansas City, Missouri production facility. We assemble the vehicles we sell in the rest of the world in our production facility located outside of Newcastle, England. Our Kansas City production facility is an approximately 85,100 square foot repurposed facility located at the Kansas City International Airport. We currently have in place in this facility two production lines configured to produce a total of 100 vehicles per month operating on a single production shift, assuming the timely availability of components. We currently do not plan to ramp to this production level until the first quarter of 2013. Our U.K. production facility is an 80,000 square foot facility located outside of Newcastle, England. Historically, we have produced at an average rate of approximately seven vehicles per month in this facility, which we plan to increase to approximately 35 vehicles per month during the fourth quarter of 2012.

        We believe that we will be able to increase the production rates at our existing production facilities through improvements in our supply chain capacity and our assembly process and by adding additional shifts. Long term, however, we intend to expand our vehicle assembly operations through our network of sales, service and assembly facilities, rather than significantly increasing the production capabilities of our existing facilities. Once a sales, service and assembly facility is open in a geographic market, vehicle assembly for sales made in that geographic market generally would be performed at that facility.

        Our commercial electric vehicles are designed and assembled on what we refer to as a systems basis, which means that our assembly line is configured to facilitate vehicle assembly system by system. Our assembly process consists of configuring an existing vehicle body and rolling chassis with the following systems:

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  the powertrain, which consists of the motor, transmission, inverter, gearbox and controller;

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  the battery system;

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  high voltage ancillary components, such as power steering, coolant and air conditioning;

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  a low level coolant energy recovery system; and

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  central control systems that use a dedicated electronic vehicle module to control the vehicle's high voltage ancillary components and regenerative braking, as well as vehicle-based items such as stability and traction control.

        We believe that our systems-based approach to vehicle assembly allows us to be responsive to customer requirements, vehicle duty cycles and our customers' individual subsystem specifications to ensure that energy efficiency is optimized while costs are minimized. Furthermore, we believe that our design and assembly process results in a vehicle that has the appearance and familiarity of an internal combustion vehicle with the economy and user appeal of an all-electric vehicle. We believe that this approach maintains operator familiarity and thereby accelerates the adoption of electric vehicle technology.

        Our assembly process leaves intact the vehicle's existing electrical system and all base vehicle functionality, but provides enhancements that optimize energy usage. For example, the vehicle's brakes remain completely unchanged except for the addition of an electric pneumatic or hydraulic pump that allows for braking powered by our installed battery pack. All built-in safety features on the base vehicle continue to comply with applicable regulatory requirements.

        Assembly of the Smith Edison differs somewhat from assembly of the Newton. We also assemble the Edison on a systems basis, however, unlike the Newton, where we begin the assembly process with an unpowered cab and chassis, we begin assembly of the Edison with a complete Ford Transit vehicle.

We remove the traditional powertrain and powered components of the vehicle and replace them with our electric components. We then re-sell the unused traditional vehicle components to Ford.

Supply chain

        Our production operations depend on obtaining systems, components, raw materials, parts, manufacturing equipment and other supplies and services from reliable suppliers in adequate quality and quantity in a timely manner. Our current supply chain is located globally, with approximately 31% of our suppliers located in North America and 68% located in Europe. See "—Key Suppliers" for information regarding our relationships with our significant system and component suppliers.

        We obtain components and raw materials from multiple sources whenever possible, similar to other vehicle manufacturers, however, certain of our primary vehicle systems and the components and raw materials used in our vehicles are purchased by us from a single source. We refer to these suppliers as our sole source suppliers. For example, we source the over 530 parts that comprise the U.S.-produced Smith Newton from over 35 suppliers, including 26 sole source suppliers. We currently have alternative sources of supply for the parts we purchase from our sole source suppliers other than for the cab and chassis, our battery management system and assemblies, the hardware used in our Smith Link telemetry system, the message queuing software used in our Smith Link telemetry system (which we license from StormMQ Limited), the principal powertrain components we use in our Edison vehicles and our high voltage battery chargers. As part of our cost down initiative, over time, we plan to implement a multi-source volume purchasing strategy in order to reduce our reliance on sole source suppliers. We generally purchase materials pursuant to purchase orders placed from time to time and have a limited number of long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers.

        We also are subject to fluctuations in the prices of the components and raw materials we use in our business as a result of our practice of purchasing systems, components and raw materials through purchase orders. Prices for the systems, components and raw materials we use in our business fluctuate depending on market conditions and global demand. We believe that we have adequate supplies or sources of availability of the systems, components and raw materials necessary to meet our production and supply requirements.

        We are implementing enterprise resource planning and management software to automate and improve our procurement and inventory processes and integrate them with our financial accounting and business planning. We plan additional investment in our management systems to support further growth in our operations.

        In connection with our cost down initiative and transition to our Smith Power and Smith Drive systems, we are transitioning our supply chain, including moving to suppliers with which we have limited or no prior experience, and plan to supplement the existing suppliers of the key components of our Smith Drive and Smith Power Systems with medium-volume automotive grade suppliers. Over time, we plan to transition our supply chain away from low-volume suppliers that we believe are suited for prototype and/or limited commercial production but that we do not believe have the capability or capacity to support our anticipated higher production volumes at consistent quality levels. By leveraging medium-volume automotive-grade suppliers' existing production infrastructure and quality control processes, we believe that we will increase our ability to obtain quality components on a timely basis. While we have experienced disruptions in our supply chain during the transition, over the long term, we do not believe the transition or any associated disruption will materially and adversely affected our business.

Quality control

        Our quality control efforts are divided between product quality and supplier quality, both of which are focused on designing and producing products and processes with high levels of reliability. We have four dedicated quality control employees that work with our engineering team and our suppliers to help ensure that the product designs meet functional specifications and durability requirements. Our quality control employees also work with our suppliers to ensure that their processes and systems are capable of delivering the parts and components we need at the required quality level, on time, and on budget. Smith Europe received its ISO 9001 certification in August 2011 and we received ISO certification for our Kansas City facility in May 2012.

Warranty policies

        We sell our vehicles with standard component-based warranties under which each vehicle component is covered for a specific period of time. The powertrain, cab and chassis are covered for 36 months, the air conditioning system and the low voltage batteries that operate ancillary systems in the vehicle are covered for 12 months and the primary battery system is covered for 60 months from the date on which we release the vehicle for shipment, in each case, subject to certain exclusions and exceptions. See "—Key Suppliers" for information about the warranty terms provided by our suppliers for our key systems and components.

MAINTENANCE, SERVICE AND OTHER

        We provide maintenance services for traditional diesel-fueled vehicle fleets and, as part of our legacy Smith UK business, distribute forklifts for warehouse use through Smith Europe. From time to time we also may enter into agreements to retrofit customers' existing vehicle fleets by replacing traditional truck components with our electric components.

        After sale, we generally maintain and service our customers' vehicles. Through Smith Europe, we also provide fleet maintenance services to operators of traditional diesel-fueled vehicle fleets. We believe that our fleet maintenance business provides us with consistent cash flows and with opportunities to market our commercial electric vehicles to our fleet maintenance customers. We enter into fleet maintenance contracts with certain of our customers under which we provide maintenance and repair services at rates that are agreed upon at the time we enter into the contract. These contracts typically are for six-month periods. We also offer service-for-fee arrangements for services not covered under a fleet maintenance contract or under warranty, which are priced at the time such services are provided.

        In addition to our facility located outside of Newcastle, England, we have four service facilities and a fleet of approximately 100 service vehicles throughout the United Kingdom that maintain our customers' vehicles. We currently service the vehicles we have sold in the United States by sending technicians from our Kansas City, Missouri facility to the customer's location. Services not covered under warranty are contracted for on an as needed basis and are priced at that time. Once we have established a sales, service and assembly facility in a geographic area, that facility will be responsible for servicing the Smith vehicles operating in that area. We do not, however, expect to open sales, service and assembly facilities in all of the geographic areas in which our existing and potential customers may operate our vehicles. In order to address the service needs of customers that are not in close geographic proximity to a sales, service and assembly facility, we plan to deploy technicians from our closest facility to service the vehicles at the customer's location.

KEY SUPPLIERS

        Our key suppliers and, where applicable, descriptions of our supply agreements with our key suppliers, follows. For a discussion of certain risks associated with our supply chain, see "Risk Factors—Because we assemble vehicles from components supplied by third parties, we are particularly dependent on those third parties to deliver raw materials, parts, components and services in adequate quality and quantity in a timely manner and at reasonable prices. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain or if we cannot obtain materials of sufficient quality at reasonable prices"; "Risk Factors—We are transitioning the powertrains and battery systems used in our vehicles to our Smith Drive and Smith Power systems, and any difficulties we experience with our supply chain as a result of this transition could adversely affect our business, prospects, financial condition and operating results" and "Risk Factors—If we are unable to scale our vehicle assembly processes effectively and quickly from low volume production to high volume production, our business, prospects, financial condition and operating results could be adversely affected."

Key suppliers with supply agreements

A123 Systems, Inc.

        Since June 2011 we have purchased lithium-ion battery modules from A123 under a product sales agreement that became effective in March 2011. Although we currently purchase five kilowatt hour modules, under the product sales agreement, we have the option to instead purchase battery cells which we can then package into modules of varying sizes. We are entitled to volume purchasing discounts on battery modules and cells we purchase under the agreement and pricing terms have been established through 2013. A123 provides us with a 48-month warranty period on products it supplies to us, which can be extended for an additional two year period of more limited warranty coverage. The agreement does not otherwise have a stated term. A123 has a right of first refusal under the agreement to supply us with certain annual volume requirements and has committed to supply us with a specified minimum number of battery modules or cells determined based on rolling 12-month forecasts.

Avia Ashok Leyland Motors S.R.O.

        Avia supplies the chassis and cab on which our Smith Newton platform is based. We purchase the chassis and cab and related components for the Smith Newton exclusively from Avia under a supply agreement we entered into in October 2010 that covers the United States, Canada and Mexico. We purchase the chassis and cab for Smith Newton vehicles produced in the United Kingdom from Avia under purchase orders. The supply agreement has an initial five-year term, which may be extended for an additional five years upon mutual agreement of the parties. Under the supply agreement, Avia granted us the exclusive right to sell and market Avia's products within the electric vehicle market in the United States, Canada and Mexico, subject to minimum purchase requirements. We did not meet the minimum purchase requirements for 2011, and, as a result, Avia is not required to exclusively supply us with chassis and cabs during 2012. See "Risk Factors—Our business, prospects, financial condition and operating results could be adversely affected if we are unable to secure exclusive, global rights to systems and components we purchase from our key suppliers." Avia also has granted us the right to assemble chassis in the United States for use with Avia's cab. If we exercise this right, Avia will work with us to provide us the rights to the know-how and design technology required for production. Pricing under the agreement is established annually and our engineering and procurement departments work closely to reduce the manufacturing and assembly costs of Avia's products. Additionally, we act as Avia's exclusive master spare-parts and service parts distributor for electric vehicle parts to our customers in the United States, Canada and Mexico. We have branding rights over all products purchased from Avia for use in the electric vehicle market in the United States, Canada and Mexico. Avia provides us with an eight-year anti-corrosion warranty on the cabs, a two-year warranty on axles and a one-year warranty on all other parts supplied to us, subject, in the case of parts supplied to us, to certain exceptions for ordinary wear and tear.

Ford Motor Company

        Ford supplies the Transit vehicles on which our Smith Edison platform is based. Our purchases of Ford Transit vehicles are governed by Ford's limited fleet special terms and conditions. The current terms and conditions under which we purchase Ford vehicles are effective through December 31, 2012. We receive volume pricing discounts for vehicles we purchase from Ford. Vehicles we purchase from

Ford benefit from a Ford-provided three year / 100,000 mile bumper-to-bumper warranty on Ford manufactured components.

Impact Clean Power Technology S.A.

        We developed our Smith Power technology in collaboration with CPTS. In September 2010, we entered into a development, supply and license agreement with CPTS under which CPTS granted us an exclusive, non-transferable, sublicensable (to subcontractors or vendors that manufacture, fabricate or supply components or parts to us) license to the technology and know-how related to the battery management system and battery pack assembly that comprises Smith Power for use in commercial electric vehicles in the United States, Canada and Mexico. The agreement has an initial term of ten years and we have the option to extend the term for an unlimited number of additional two-year terms, provided we and CPTS agree on a royalty structure for such additional two-year terms. Subject to CPTS's agreement, we have the ability to expand the scope of the license to cover additional territories. This license allows us to develop, manufacture, improve, use and sell battery pack assemblies and management systems, and includes rights in related hardware and software. CPTS currently manufactures our battery management system and assemblies, although we have the right under the development, supply and license agreement to assume control of manufacturing, either by manufacturing these components ourselves or by shifting production to third party contract manufacturers. We are required to begin manufacturing battery modules for which the design is licensed to us by CPTS within 24 months of the date of the agreement, or September 30, 2012, unless our failure to do so is a result of CPTS's failure to perform under the agreement. The agreement may be terminated by either party upon a material breach by the other. We pay CPTS royalties on the products manufactured by or on our behalf under the license and also will pay fees through September 2012 for technical support and engineering services in connection with manufacturing. In November 2011, we also granted CPTS an option to purchase 50,000 shares of our common stock. CPTS is prohibited from selling the products supplied under the agreement for use in commercial electric vehicles within the territory covered by the agreement, which initially is the United States, Canada and Mexico. CPTS is permitted to sell such products outside of such field of use and territory. We have branding rights over all products created under the license agreement that are sold in United States, Canada and Mexico. CPTS does not provide us warranty coverage for the products it supplies to us.

Magnetic Systems Technology Limited

        MagTec began supplying us with powertrain components for the Smith Newton in May 2011 and Smith Europe entered into a license and manufacturing agreement with MagTec in November 2011. The agreement has an initial ten-year term, which continues thereafter unless terminated by either us or MagTec on at least 12 months' notice. Under the agreement, MagTec granted us an exclusive worldwide license, with limited sublicensing rights, to manufacture and use its permanent magnet traction motor, gearbox unit and power controller, each of which are integral components of Smith Drive. MagTec initially is manufacturing the motor, gearbox and controller for us, although we have the right under the license agreement to assume control of manufacturing, either by manufacturing these components ourselves or by shifting production to third party contract manufacturers. We have the right to sublicense the rights granted to us under the agreement to subcontractors in the United States, Malaysia or the European Union, subject to certain exceptions, and in other territories with MagTec's written consent. We anticipate shifting production of these components to a contract manufacturer in the second half of 2012. Once we assume control of manufacturing, we will pay MagTec a royalty based on the number of Smith Drive systems manufactured using the licensed technology. MagTec warrants the products it manufactures and supplies to us against design and manufacturing defects and warrants the products we manufacture using MagTec's design against design defects for 12 months from the product's first use, subject to a maximum warranty period of 18 months from the date on which the product is delivered to us. We agreed to grant MagTec an option to purchase 30,000 shares of our common stock in connection with our entry into the license and manufacturing agreement. MagTec granted us a right of first refusal in connection with any sale of a controlling interest in its stock or substantially all of business to a competitor of ours, subject, in each case, to an existing right of first refusal previously granted by MagTec to a third party that is not a competitor of ours.

Sensor-Technik UK Ltd.

        Sensor-Technik UK Ltd., or Sensor-Technik, developed, based on specifications supplied by us, the technology and supplies the hardware components for our Smith Link technology. In January 2011, we entered into a development, supply and license agreement with Sensor-Technik under which we own the worldwide rights to all intellectual property and know-how related to the hardware components and software supplied by Sensor-Technik. We granted Sensor-Technik the right to manufacture and sell the hardware components and software to customers outside of the commercial electric vehicle market and outside of the United States. The agreement has a perpetual term and permits us, upon 90 days' written notice to Sensor-Technik, to manufacture the hardware components and software covered by the agreement.

StormMQ Limited

        StormMQ Limited, or StormMQ, developed the message queuing software that allows for the encryption and decryption of the data collected and transmitted by our Smith Link technology. We entered into a software license agreement with StormMQ effective May 31, 2011 that provides us with an exclusive worldwide license to use the software developed by StormMQ in our telemetry system. The license agreement has a 16-month initial term, which automatically extends indefinitely unless terminated by either party with 90 days' prior written notice. We agreed in the license agreement to exclusively use StormMQ's software for the initial two years of the term of the agreement.

Key suppliers without supply agreements

BRUSA Electronik AG

        BRUSA Electronik AG, or BRUSA, supplies chargers for use in the Smith Edison. We have not entered into a long-term contract with BRUSA, but purchase these components through purchase orders on an as needed basis. BRUSA provides a 24-month warranty on the components it supplies to us.

EDN Group S.r.l.

        EDN supplies the chargers used in the Smith Newton. We have not entered into a long-term contract with EDN, but we purchase these components through purchase orders on an as-needed basis. EDN provides a 24-month warranty on the chargers it supplies to us.

Enova Systems Inc.

        Enova supplies us with certain powertrain components that we use in the Smith Newton and Smith Edison. We have not entered into a long-term contract with Enova, but purchase these components through purchase orders on an as needed basis. Enova provides a one-year warranty on the components it supplies to us.

Valence Technology, Inc.

        Valence currently supplies lithium-ion batteries and battery management systems used in the U.K.-produced Smith Newton and Smith Edison. Prior to our entry into the A123 product sales agreement discussed above, we purchased all of the battery systems used in our vehicles from Valence. We order battery modules from Valence through purchase orders on an as-needed basis. Valence provides a two year or five year warranty, depending on battery system, on the products we purchase from it.

OUR CUSTOMERS

        Our primary customers are industry-leading companies and government entities that operate substantial, depot-based, medium-duty commercial vehicle fleets in the food & beverage, utility, telecommunications, retail, grocery, parcel and postal delivery, bus, logistics, short haul, facilities management, airport operations and military and government sectors. Our customers include Frito-Lay, Coca-Cola, Staples, Sainsbury's, FedEx, TNT Express, DHL, Dairy Crest Group PLC and the U.S. Army, Navy and Marine Corps. We believe that our customers have the corporate or public commitment and resources to support and sustain the development of the commercial electric vehicle industry.

        A significant portion of our revenue is generated from a limited number of customers. Frito-Lay accounted for 46% of our consolidated revenue for the year ended December 31, 2011. Staples, Inc. and Dairy Crest Group PLC accounted for 16% and 15%, respectively, and together accounted for approximately 31%, of our combined revenue for 2010. Frito-Lay, FreshDirect, LLC and Duane Reade Inc. accounted for 33%, 17% and 11%, respectively, of our consolidated revenue for the three months ended March 31, 2012.

        Our primary focus is on meeting the needs of and increasing sales to our existing customers and in sectors in which we already have customers, although we also are working to attract customers in new market segments, which can range from postal and military cargo delivery to school and shuttle bus transport. As of June 30, 2012, we have an order backlog of 404 vehicles, representing vehicle revenue of $50.2 million. We believe that approximately three quarters of the orders included in our order backlog will be completed by the end of 2012. We include in our order backlog vehicles yet to be produced that are subject to purchase agreements or written purchase orders we have received. Our order backlog excludes vehicles in inventory awaiting additional modifications or delivery to the end customer. Although the backlog of unfilled orders is one of many indicators of market demand, other factors such as changes in production rates, internal and supplier available capacity, new vehicle introductions and competitive pricing actions may affect point-in-time comparisons.

SALES, MARKETING AND DISTRIBUTION

        We primarily market and sell our commercial electric vehicles in the United States and United Kingdom through a direct sales force. We also have limited distribution arrangements with third parties in the Faroe Islands, France, Greenland, Iceland, and Ireland. We also have worked with, and intend to continue working with, with key vehicle up-fitters to jointly market our commercial electric vehicles, allowing us to leverage their sales forces, customer relationships and credibility in a market segment. Furthermore, we have retained a third party public relations firm to help us increase awareness of our company and our vehicles.

        We offer a differentiated approach to commercial vehicle sales and service that departs from traditional truck sales and service models. Our approach involves a comprehensive plan for the pilot and roll-out of our vehicles, as well as the ongoing replacement of existing commercial vehicles with our electric vehicles, that is tailored to the individual needs of our customers. As a part of this approach, we offer guidance to our customers regarding how to most effectively use and operate their electric vehicles and on integrating electric vehicles into their existing fleets or transitioning to all-electric vehicle operations. This plan includes assisting customers to identify and take advantage of limited availability government assistance programs in the near term, the development of a multi-year purchasing forecast to help the customer systematically integrate our vehicles into its fleet, as well as analytics that project the expected economic and environmental impact of fleet conversion. We believe that our strategy of targeting industry-leading companies and providing them with an individualized sales and service solutions has elevated our public profile, enhanced the credibility of our vehicles in the marketplace and turned our customers into advocates of our sales approach and our vehicles, all of which enhance our ability to obtain repeat orders and sell vehicles to new customers.

        Our current vehicle price, which includes both the base vehicle and battery system, is higher than the price of a diesel-fueled vehicle with a comparable GVW. Therefore, as a part of our sales strategy, we separately present to our customers the base vehicle price and the battery system price, which allows customers to compare the relative merits of a diesel truck's low cost energy storage system (the fuel tank) and higher and more volatile energy cost (the per gallon price of diesel fuel) with our vehicle's higher cost energy storage system (the battery) and lower and more predictable energy cost (the per kilowatt hour price of electricity). We believe these comparisons make our vehicles more attractive to customers than traditional diesel options, particularly during periods of rising fuel prices.

        Currently, our marketing and sales personnel are located in our Kansas City, Missouri headquarters and our facility outside of Newcastle, England. We intend to expand our marketing and sales force as we open our sales, service and assembly facilities. Each facility will have a team of dedicated marketing and sales employees with responsibility for the geographic region in which the facility is located. As a result, we believe we can efficiently and cost-effectively build out our marketing and sales network.

        We focus our marketing efforts on increasing brand awareness, generating demand for our vehicles, communicating product advantages and generating qualified leads for our sales force. We rely on a variety of marketing vehicles, including participation in industry conferences and trade shows, public relations, industry research and our collaborative relationships with our business partners to share our technical message with customers.

COMPETITION

        The medium-duty commercial vehicle market is highly competitive and we expect it to become even more so in the future as additional companies launch competing vehicle offerings. The medium-duty commercial alternatively fueled vehicle market, however, is less developed and competitive. In the broader medium-duty commercial vehicle market, we compete with small to large global corporations that provide medium-duty commercial vehicles powered by internal combustion engines, including Ford, PACCAR, Navistar, Hino, Fuso, Volvo, and Isuzu Motors. In the medium-duty commercial alternatively fueled vehicle market, we compete with companies that produce all-electric commercial trucks or vehicles powered by other alternative energy technologies, such as natural gas and hybrid technologies. These competitors include Ford, which produces the Ford Transit Connect EV®; Navistar, which produces the Navistar eStar®; Freightliner, which produces the MT E-CELL; Odyne Systems, which produces plug-in hybrid heavy- and medium-duty trucks; ZeroTruck, which produces an all-electric medium-duty truck; Electric Vehicles International, which produces an all-electric walk-in van and light- and medium-duty commercial electric trucks; and Boulder Electric Vehicles, which produces all-electric delivery vans, flatbed trucks and service vehicles.

        We believe that the primary competitive factors within the medium-duty commercial vehicle market are:

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  the difference in the initial purchase prices of electric vehicles and comparable vehicles powered by internal combustion engines, both including and excluding the impact of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

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  the total cost of vehicle ownership over the vehicle's expected life, which includes the initial purchase price and ongoing operational and maintenance costs;

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  vehicle quality, performance and safety;

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  government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

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  the quality and availability of service for the vehicle, including the availability of replacement parts; and

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  for electric vehicles, the range over which they may be driven on a single battery charge.

GOVERNMENTAL PROGRAMS AND INCENTIVES

        We believe that the availability of government subsidies and incentives currently is an important factor considered by our customers when purchasing our vehicles, and that our growth depends in part on the availability and amounts of these subsidies and incentives. Over time, we believe that the importance of the availability of government subsidies and incentives will decrease, as we continue to reduce the upfront cost of our vehicles. In order to help ensure that we and our customers benefit from available subsidies and incentive programs in both the United States and in Europe, we have incentive specialists that work directly with our sales team and our customers on these issues.

U.S. programs and incentives

Smith Electric Vehicles Medium-Duty Electric Vehicle Demonstration Project

        In August 2009, the DOE awarded us a $10.0 million grant under the DOE's Transportation Electrification Grant Program in order to fund a portion of the EV Demonstration Project. This grant, which was increased to $32.0 million in April 2010, is comprised of two parts: a development reimbursement grant and a customer incentive grant.

        Under the terms of the EV Demonstration project agreement, we are eligible for reimbursement of one-third, or approximately $4.0 million, of the qualifying direct costs, indirect costs, and capital expenditures we incur related to the development of electric vehicle technology, and the customer participation grant made available to us up to $28.0 million of funds from the DOE that we pass through to our customers. With the agreement of the DOE, funds may be shifted between the development reimbursement grant and the customer incentive grant. In the first quarter of 2012, we and the DOE agreed to re-allocate funds remaining under the development reimbursement grant to the customer incentive grant; in the third quarter of 2012, we and the DOE agreed to revert the funds to the original allocation. The total cost of the EV Demonstration Project is $68.0 million, and we are responsible for funding the $36.0 million not covered by the DOE grant by November 30, 2014, which is the expiration date for the project. Qualifying costs that we incur to produce the vehicles that participate in the EV Demonstration Project and qualifying research and development expenditures are used to satisfy our cost share and funding obligations for the project. Based on our current production schedule, we do not believe that we will be able to enroll a sufficient number of vehicles in the EV Demonstration Project by the deadline for enrollment to satisfy our funding obligations under the project. We are working with the DOE to obtain an extension of this deadline. If we do not obtain an extension then we expect that we and our customers would lose access to approximately $5.5 million of funding under the program. If we are unable to fund our share of the project costs, we will not receive all of the funds that are available to us and our customers, although we and the DOE may agree to shift a portion of these unutilized funds to the development reimbursement grant.

        As of June 30, 2012, $12.1 million of the $32.0 million remained available for us and our customers under the grant. As of such date, we have received $2.5 million and $16.0 million in development reimbursements and customer incentives, respectively, under the grant, and we have requests for $1.3 million of customer incentives outstanding. We currently anticipate using $1.5 million of the remaining funding for development reimbursements and the remainder for customer incentives.

        The purpose of the customer participation incentive grant is to capture performance data from an all-electric vehicle fleet of at least 500 vehicles that is based on our Newton platform, which data can be used to accelerate production and reduce the costs of, enhance the technology related to, and help procure early acceptance of all-electric vehicle fleets in the U.S. commercial vehicle marketplace. This data is collected using our Smith Link technology, which is installed in all of our vehicles. Under terms of the grant, participating vehicles will be located and operated in varying geographic and climatic regions and will include a diverse range of applications. For example, participating vehicles will include flatbed trucks, trucks with a cargo box, electric boom trucks for utility work with ancillary power options, and refrigerated trucks with a cooled compartment for the food service industry. If a customer chooses to have a vehicle included in the project, the customer and we enter into a program participation agreement that designates the term of the vehicle's inclusion in the project, the obligations of the customer under the project and the amount that the customer will be compensated for participating in the project. Customers generally receive payment of $47,500 for participating in the program for a two year period and $71,000 for participating in the program for a three year period.

        The DCAA audits companies that have received funding from the DOE on behalf of the DOE. A DCAA audit of us, completed in October 2010, revealed significant deficiencies that are considered to be material weaknesses in our accounting system for accumulating and billing costs under government contracts or financial assistance agreements, including our process for submitting reimbursement claims, our timing for submitting rebates to our customers and our calculation of indirect costs to be reimbursed by the DOE. The DCAA audit report recommended that reimbursement of expenditures for fixed assets, direct labor and overhead be discontinued under the project until we remedy these issues. In January 2011, we responded to the DOE regarding the DCAA audit findings. Based on this response, the DOE confirmed in July 2011 that it would resume reimbursements for qualified fixed asset expenditures and direct labor costs incurred by us in connection with the EV Demonstration Project. Based on additional information provided by us to the DOE, the DOE confirmed in February 2012 that it would resume reimbursements for qualified indirect costs and overhead costs. The DOE has continued to fund our customer participation payments throughout the duration of the EV Demonstration Project. If a future DCAA audit reflects that we continue to have material weaknesses in our accounting system for accumulating and billing costs under government contracts or financial assistance agreements, the DOE could terminate the EV Demonstration Project and we and our customers would lose access to the remaining available funding under the project.

        The grant agreement that governs our participation in the EV Demonstration Project provides that, subject to certain conditions, we may elect to retain title to any inventions conceived of or first actually reduced to practice under or during the performance of the agreement. We must, however, grant the U.S. federal government a paid-up, nonexclusive, irrevocable, worldwide license to use (or to authorize third parties to use on behalf of the federal government) such inventions. We do not believe that we are obligated, at this time, to grant the federal government a license to any inventions that are material to our business.

        We are required to provide the DOE with certain data we collect in connection with the EV Demonstration Project, periodic progress, status, financial, scientific, technical and other reports with regard to the project and semi-annual technical briefings that summarize the status, technical results and near-term plans for the project. The grant agreement that governs our participation in the EV Demonstration Project provides that, while we retain the right to use and distribute all data first produced in the performance of the grant agreement or delivered to the DOE under the agreement, the federal government has unlimited rights in all such data. The federal government's unlimited rights include the right to use, disclose, reproduce, prepare derivative works, and distribute copies to the public, in any manner and for any purpose, and to have or permit others to do so.

        Finally, we must provide DOE personnel with reasonable access to our facilities, personnel and books and records in connection with DOE audits of us.

California Hybrid Truck and Bus Voucher Incentive Program

        The Smith Newton, in a variety of wheel bases and vehicle weights, is among the vehicles eligible for purchase under HVIP. HVIP is a partnership between the California Air Resources Board, or CARB, and CALSTART, the purpose of which is to help speed the early market introduction of clean, low-carbon hybrid and electric trucks. Under HVIP, dealers and fleet operators may request vouchers from HVIP on a first-come first-serve basis, up to the funding amount available for that year, to reduce the cost of purchasing hybrid and zero emission medium- and heavy-duty trucks and buses. HVIP had $18.0 million in funding available to distribute through vouchers for 2011 and has a funding target of $11.0 million for 2012 and $10.0 million for each of 2013 and 2014. HVIP vouchers range in amount from $6,000 to $30,000, depending on the gross vehicle weight of the purchased vehicle and the number of vehicles purchased. The Smith Newton vehicles that are eligible for purchase under HVIP are eligible for vouchers ranging from $20,000 to $55,000.

        HVIP funds the purchase of only fully commercialized hybrid and zero emission trucks and buses. Vehicles still in the demonstration or evaluation stage are not eligible for inclusion in HVIP. Vehicle manufacturers must apply to have their hybrid and zero emissions trucks and busses included in HVIP's voucher program. Once a make and model is included in the program, the manufacturer is not required to submit a full application for the succeeding year's program unless the vehicle has been modified.

Clean Cities

        Our customers have been reimbursed approximately $1.7 million in the aggregate for purchasing our commercial electric vehicles under Clean Cities, a program administered by the DOE's Office of Efficiency and Renewable Energy, Vehicle Technology Program. According to the DOE, the mission of Clean Cities is to advance the energy, economic, and environmental security of the United States by supporting local decisions to adopt practices that reduce the use of petroleum in the transportation sector. Clean Cities is a government-industry partnership. Under the program, public and private stakeholders from businesses, city and state governments, the automotive industry, fuel providers, and community organizations form coalitions throughout the country, which then work with the DOE to establish a plan for reducing petroleum consumption in their respective geographic areas.

        We have been in the past and are currently involved in Clean Cities coalitions in New York, Texas, Missouri and Ohio, which have taken advantage of federal funding for alternative fuel vehicles to create incentives for purchasing electric vehicles, including our commercial electric vehicles. These incentives typically will offset 50% of the cost difference between our commercial electric vehicles and standard vehicles, such as diesel trucks. These incentives have resulted in savings to our customers of between $64,000 to $94,000 per vehicle.

Diesel Emissions Reduction Act funding

        The National Clean Diesel Funding Assistance Program, which is administered by the EPA National Clean Diesel Campaign, provides funding under the Diesel Emissions Reduction Act for projects that seek to reduce emissions from existing diesel engines. Eligible applicants include U.S. regional, state and local agencies that have jurisdiction over transportation or air quality and certain nonprofit institutions that provide pollution reduction or educational services to owners and operators of diesel fleets or that have as their principal purpose the promotion of transportation or air quality. Among the eligible uses of funding under this program are the purchase of buses and medium and heavy-duty trucks that result in reduced diesel emissions. Approximately $30.0 million of funding is available to be awarded under this program for 2012. We assist our customers in the competitive application process for awards under this program. If a customer's application for a grant is approved, the grant would cover up to 25% of the cost of the customer's vehicle purchase from us.

Congestion Mitigation and Air Quality Improvement Program

        The Congestion Mitigation and Air Quality Improvement program, or CMAQ, which is jointly administered by the DOT Federal Highway Administration and Federal Transit Administration,

provides funding to states to support surface transportation projects and other related efforts that contribute air quality improvements and provide congestion relief. CMAQ funding is allocated to the states annually based on a statutory formula that is based on population and air quality classification as designated by the Environmental Protection Agency, or EPA. Each state's transportation department then is responsible for distributing the funds. State transportation departments may spend CMAQ funds on projects that reduce ozone precursors, and at least 16 states have used CMAQ funds for alternative fuel vehicle projects (such as purchasing electric or hybrid vehicles). In June 2010, in partnership with Brown Cargo Van, Dole Refrigerating Co. and Coulomb Technologies, we delivered our first medium-duty, refrigerated, all-electric delivery truck to a company in New York City under a project funded by CMAQ. An electric vehicle buyer incentive program in New York similar to HVIP, which was announced in November 2011, will provide for reimbursement of $20,000 of the cost of our vehicles with CMAQ funds. We expect that this funding will be available beginning in the second half of 2012. Similarly, Oregon has announced an incentive program using CMAQ funding that would provide $20,000 vouchers for the purchase of commercial electric trucks.

Other state incentives

        A number of states and municipalities in the United States, as well as certain private enterprises, offer incentive programs to encourage the adoption of alternative fuel vehicles, including tax exemptions, tax credits, exemptions and special privileges. For example, Maryland has introduced a voucher program that provides financial assistance for the purchase of electric trucks registered in that state, and Arizona exempts use tax and lowers registration fees for the purchase of an electric vehicle. Other states, including Colorado, Georgia and West Virginia, provide for substantial state tax credits for the purchase of electric vehicles.

E.U. programs and incentives

Low Carbon Vehicle Procurement Programme

        The Low Carbon Vehicle Procurement Programme, or LCVPP, was established by the United Kingdom's Department for Transport, and is administered by its delivery partner, the Centre of Excellence for Low Carbon and Fuel Cell Technologies, in order to accelerate the introduction of lower carbon technologies into the U.K. vehicle market, with the ultimate objective of reducing overall carbon emissions from vehicle fleets. The LCVPP is administered in two phases, the first of which is ongoing with a target completion date of November 2013. All vehicles procured under Phase 1 have been delivered and are now subject to a period of vehicle performance monitoring. Purchases of vehicles under Phase 1 of the program were restricted to public sector organizations and included the City of London Corporation, Transport for London, the Metropolitan Police and the Environment Agency, as well as several county councils.

        The Department of Transport provided £20.0 million of funding for Phase 1 of the program between April 2008 and February 2011. Under the program, public sector organizations that purchased electric or low carbon producing vans from participating manufacturers received a rebate from the U.K. government to cover the difference in price between the electric or low carbon producing van and an equivalent sized conventional diesel van. The average rebate for the purchase of our vehicles was £50,000 per vehicle.

        Phase 1 of the program was intended to allow public sector bodies to test electric and low carbon producing vehicles in real-world conditions while simultaneously providing an opportunity for manufacturers to demonstrate the performance of their vehicles in high-profile fleets. We were one of four suppliers of electric vehicles under Phase 1, supplying 43 Edison vans out of a total 197 electric and hybrid vehicles. The U.K. Department of Transport has indicated that Phase 2 of the program will proceed with a reduced budget and will not include funding for electric vehicle manufacturers.

Technology Strategy Board initiatives

        The Technology Strategy Board, or TSB, which was established in 2007 and is sponsored by the U.K. Department for Business, Innovation and Skills, is the United Kingdom's national innovation agency. The TSB's purpose is to accelerate economic growth by stimulating and supporting business-led innovation. The TSB runs competitions that are designed to accelerate innovation in specific sectors and provides partial funding for successful applicants. Generally, these competitions require several organizations to combine their expertise and collaborate to further innovation and development in particular sectors. We participate or have participated in three TSB competitions: DESERVE, EVADINE and E VAN.

        Under the collaboration agreements governing our participation in the three TSB programs, we own all of the intellectual property that we develop in the course of the project and jointly own any intellectual property developed jointly with another project participant. Together with the other project participants, we jointly own the information, know-how, results, inventions, software and intellectual property jointly generated in the course of the project.

Project DESERVE

        We participated in Project DESERVE, which was administered under the Technology Programme "Ultra Low Carbon Vehicle Demonstrator" Competition for Funding, between August 1, 2008 and February 1, 2011 in collaboration with three other successful project applicants. The TSB provided total funding to the project of £384,166, which focused on the development of high energy batteries and high power supercapacitors for electric range van evaluation. We were the lead participant in the project and received individual funding of approximately £64,300 through June 30, 2012.

Project EVADINE

        We have participated in Project EVADINE, which is administered under the Technology Programme "Ultra Low Carbon Vehicle Demonstrator" Competition for Funding, since June 1, 2009 in collaboration with four other successful project applicants. The project runs for five years until May 31, 2014 and focuses on accelerating the development of electric vehicles in northeast England. The TSB will provide aggregate total funding to the project of £5.4 million, of which we will receive approximately £159,000 in order to develop an electric version of the Ford Connect Van and to produce an executive mini-bus based on the Ford Transit vehicle platform. We have received approximately £138,300 under this project through June 30, 2012.

Project E VAN

        We have participated in Project E VAN, which is administered under the Technology Programme BH004H./.400087 Competition for Funding, as lead participant since October 1, 2009 in collaboration with four other successful applicants. The project runs for three years until September 30, 2012 and focuses on the development of an ultra-high efficiency electrically powered vehicle system to be applied and demonstrated on a medium sized commercial vehicle. In particular, we aim to demonstrate the benefits of permanent magnet traction motors on larger vehicle platforms. The TSB will provide aggregate total funding to the project of £1.4 million, of which we expect to receive approximately £569,000. We have received total funding of approximately £312,200 under this project through June 30, 2012.

Plug-In Van Grant

        The Plug-In Van Grant was established in 2012 by the United Kingdom's Department for Transport to make the life-of-vehicle costs of a qualifying electric van more comparable to petroleum-based fuel or diesel equivalents. Purchasers of eligible vans can receive a grant of 20% of the cost of the vehicle, up to a maximum of £8,000 per vehicle. A target completion date for the Plug-In Van Grant has not yet been established. Our Edison vehicles will become eligible for participation in this program once we have received a vehicle type approval for them. See "—Government Regulation—Vehicle safety and testing."

GOVERNMENT REGULATION

        Our electric vehicles are designed to comply with a significant number of governmental regulations and industry standards, some of which are evolving as new technologies are deployed. Government regulations regarding the manufacture, sale and implementation of products and systems similar to our electric vehicles are subject to future change. We cannot predict what impact, if any, such changes may have upon our business. We believe that our vehicles are in conformity with all applicable laws in all relevant jurisdictions.

Emission and fuel economy standards

        Government regulation related to climate change is under consideration at the U.S. federal and state levels. The EPA and the National Highway Traffic Safety Administration, or NHTSA, issued a final rule for greenhouse gas emissions and fuel economy requirements for trucks and heavy-duty engines on August 9, 2011, which will have an initial phase in starting with model year 2014 and a final phase in occurring in model year 2017. NHTSA standards for model year 2014 and 2015 will be voluntary, while mandatory standards will first come into effect in 2016.

        The rule provides emission standards for CO2 and fuel consumption standards for three main categories of vehicles: (i) combination tractors, (ii) heavy-duty pickup trucks and vans and (iii) vocational vehicles. We believe that the Smith Newton and Smith Edison would be considered "vocational vehicles" under the rule. According to the EPA and NHTSA, vocational vehicles consist of a wide variety of truck and bus types, including delivery, refuse, utility, dump, cement, transit bus, shuttle bus, school bus, emergency vehicles, motor homes and tow trucks, and are characterized by a complex build process, with an incomplete chassis often built with an engine and transmission purchased from other manufacturers, then sold to a body manufacturer.

        The EPA and NHTSA rule also establishes multiple flexibility and incentive programs for manufacturers of alternatively fueled vehicles, such as the Smith Newton and Smith Edison, including an engine averaging, banking and trading, or ABT, program, a vehicle ABT program and additional credit programs for early adoption of standards or deployment of advanced or innovative technologies. The ABT programs will allow for emission and/or fuel consumption credits to be averaged, banked or traded within defined groupings of the regulatory subcategories. The additional credit programs will allow manufacturers of engines and vehicles to be eligible to generate credits if they demonstrate improvements in excess of the standards established in the rule prior to the model year the standards become effective or if they introduce advanced or innovative technology engines or vehicles.

        The Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by CARB with respect to emissions for our vehicles. The Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act's standards and the Executive Order is required for vehicles sold in states that have sought and received a waiver from the EPA to utilize California standards. The California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California are set by CARB. States that have adopted the California standards as approved by EPA also recognize the Executive Order for sales of vehicles.

        Manufacturers who sell vehicles in states covered by federal requirements under the Clean Air Act without a Certificate of Conformity may be subject to penalties of up to $37,500 per violation and be required to recall and remedy any vehicles sold with emissions in excess of Clean Air Act standards. In 2009, we received approval from CARB to sell the Smith Newton in California based on our own emissions tests. In 2012, we similarly received approval from CARB to sell our second generation Newton vehicles, including Newtons configured as school buses and step vans, in California. We were not granted a California Executive Order in either year because CARB has not established a formal certification procedure for heavy-duty, all-electric vehicles.

        The E.U. Directive on the Promotion of Clean Energy Efficient Road Vehicles requires local, regional and national public authorities to take into account operational lifetime energy and environmental impacts when purchasing on-road vehicles. When purchasing vehicles, public authorities must consider the vehicle's energy consumption, carbon dioxide and nitrogen oxide emissions, non-methane hydrocarbons and particular matter emissions, among other environmental impacts.

Vehicle safety and testing

        The National Traffic and Motor Vehicle Safety Act of 1966, or the Safety Act, regulates motor vehicles and motor vehicle equipment in the United States in two primary ways. First, the Safety Act prohibits the sale in the United States of any new vehicle or equipment that does not conform to applicable motor vehicle safety standards established by NHTSA. Meeting or exceeding many safety standards is costly, in part because the standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. Second, the Safety Act requires that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is obligated to recall vehicles if it determines that the vehicles do not comply with a safety standard. Should we or NHTSA determine that either a safety defect or noncompliance exists with respect to any of our vehicles, the cost of such recall campaigns could be substantial.

        E.U. Directive 2007/46/EC on a Framework for the Approval of Motor Vehicles and their Trailers and the Systems, Components and Separate Technical Units Intended for Such Vehicles provides a harmonized approval system for motor vehicles that are marketed in the European Union. The Directive is intended to replace the separate national approval procedures that previously controlled the ability of vehicle manufacturers to market their vehicles in the European Union. Manufacturers of vehicles must ensure that their vehicle types comply with the technical requirements of the Directive and are European Commission, or EC, type approved in accordance with the Directive. Under the Directive, E.U. Member States generally may not allow the sale or registration of individual vehicles that are not accompanied by a certificate of conformity that has been issued in accordance with an EC type approval. Directive 2007/46/EC provides for a transitional period for vehicles that were approved in the Member States before specified dates. Member States may continue to allow the registration and sale of individual vehicles from types that were nationally approved until those specified dates. The transition deadlines for the vehicles we offer in Europe range from October 29, 2011 to October 29, 2014. We have received whole vehicle type approval (one of the vehicle type approvals specified in the Directive) for our 7,700 GVW Edison panel van and Newton. We currently are seeking whole vehicle type approval for our Edison chassis cab, Edison mini bus and larger Edison panel vans and anticipate that we will receive such approvals in the third quarter of 2012.

        The E.U. Regulation on the Safety of Motor Vehicles sets safety standards for motor vehicles, such as electronic stability control requirements and braking standards, and imposes noise emission limit values and wet grip requirements for tires. A European Commission Regulation of April 2011 makes mandatory in Europe the safety requirements for battery-powered electric vehicles of UNECE Regulation 100 and its amendments. European standardization bodies also are expected to adopt harmonized standards on the charging of electric vehicles, which could result in additional manufacturing and design costs for electric vehicles marketed in Europe. These requirements and further amendments may restrict the marketing of electric vehicles in Europe.

        In December 2011, the European Commission proposed regulations that, if adopted, would impose new noise limits on passenger vehicles, vans and trucks and harmonized requirements for so-called

"Acoustic Vehicle Alerting Systems" installed in electric and other low noise vehicles. Under the proposed regulation, manufacturers would not be required to install Acoustic Vehicle Alerting Systems in their vehicles, but if they chose to do so, such systems would need to comply with the requirements of the proposed regulation.

Battery safety and testing

        Our battery packs conform to mandatory regulations that govern transport of "dangerous goods," which includes lithium-ion batteries, that may present a risk in transportation. The governing regulations, which are issued by PHMSA, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations, and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped such as by ocean vessel, rail, truck or air.

        Our battery module suppliers have completed the applicable transportation tests for our prototype and production battery packs demonstrating our compliance with the UN Manual of Tests and Criteria, including:

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  altitude simulation, which involves simulating air transport;

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  thermal cycling, which involves assessing cell and battery seal integrity;

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  vibration, which involves simulating vibration during transport;

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  shock, which involves simulating possible impacts during transport;

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  external short circuit, which involves simulating an external short circuit; and

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  overcharge, which involves evaluating the ability of a rechargeable battery to withstand overcharging.

        In Europe, industrial batteries, including the lithium-ion batteries used in electric vehicles, are subject to the requirements of the E.U. Batteries Directive. This Directive, among other things, bans batteries containing more than 0.0005% of mercury and requires manufacturers, including vehicle manufacturers, to pay and provide for the collection, treatment, recycling, reuse and sound disposal of the batteries used in vehicles. We do not believe that the batteries we use in our U.K.-produced vehicles exceed the mercury threshold established under this Directive. The inland transportation of batteries, including lithium-ion batteries, is subject to the requirements of Directive 2008/68 on the Inland Transport of Dangerous Goods, and E.U. waste legislation also imposes stringent restrictions on the handling, intra-E.U. shipment and export to third countries of waste batteries. These requirements may delay the introduction of advanced technology vehicle batteries in Europe and impose significant costs on us. We are exploring arrangements with third parties to dispose of or otherwise recycle used battery packs. Currently, if a customer wishes to return a battery pack from one of our vehicles, we return the battery pack to our supplier for disposal.

        Our European production activities, vehicles and parts marketed in the E.U., as well as those of our suppliers, also are subject to the registration, evaluation, authorization and restrictions procedures of the E.U.'s REACH Regulation for chemicals.

Vehicle dealer and distribution regulation

        Certain states' laws require motor vehicle manufacturers and dealers to be licensed in such states in order to conduct manufacturing and sales activities. To date, we are registered as both a motor vehicle manufacturer and dealer in Missouri. We have not yet sought formal clarification of our ability to manufacture or sell our vehicles in any other states.

        We have performed an analysis of the principal laws in the European Union relating to our current distribution model and our future decentralized production, sales and service model and believe that we do now and will continue to comply with such laws; however, we have not performed a complete analysis in all foreign jurisdictions in which we may sell vehicles. Accordingly, there may be laws in jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our business practices. Even for those jurisdictions we have analyzed, the laws in this area can be complex, difficult to interpret and may change over time.

INTELLECTUAL PROPERTY

        Our success depends in part on our ability to protect our core technology, to operate our business without infringing the intellectual property rights of others and to prevent others from infringing our intellectual property rights. To protect our core technology, we rely primarily on trade secrets, including know-how, and employee and third party nondisclosure and non-competition agreements. We also rely on intellectual property licenses, other contractual rights and common law rights to establish and protect our proprietary rights in our technology. We do not own any patents and do not have any patent applications pending with the USPTO or applicable foreign patent filing offices. We have entered into intellectual property licenses with third parties in order to obtain the intellectual property rights necessary to manufacture our vehicles, including for the battery management system and battery pack used in our Smith Power system and the powertrain that forms the basis of our Smith Drive system. See "—Key Suppliers" for a description of these license agreements.

        We filed applications for trademark protection with the USPTO in July 2011 for the marks "Smith," "Smith Electric," "Smith Link," "Smith Drive," "Smith Power," "Newton" and "Edison," and for the Smith Electric Vehicles logo in November 2011. In August and September 2011, we filed applications for international trademark registration under the Madrid Protocol in the European Union and China and in Canada for the mark "Smith". We are in the process of filing applications to register our other marks in the European Union and other designated countries around the world.

        The grant agreement that governs our participation in the EV Demonstration Project provides that, subject to certain conditions, we may elect to retain title to any inventions conceived of or first actually reduced to practice under or during the performance of the agreement. We must, however, grant the U.S. federal government a paid-up, nonexclusive, irrevocable, worldwide license to use (or to authorize third parties to use on behalf of the federal government) such inventions. We do not believe that we are obligated, at this time, to grant the federal government a license to any inventions that are material to our business.

        We are required to provide the DOE with certain data we collect in connection with the EV Demonstration Project, periodic progress, status, financial, scientific, technical and other reports with regard to the project and semi-annual technical briefings that summarize the status, technical results and near-term plans for the project. The grant agreement that governs our participation in the EV Demonstration Project provides that while we retain the right to use and distribute all data first produced in the performance of the grant agreement or delivered to the DOE under the agreement, the federal government has unlimited rights in all such data. The federal government's unlimited rights include the right to use, disclose, reproduce, prepare derivative works, and distribute copies to the public, in any manner and for any purpose, and to have or permit others to do so.

        Under the collaboration agreements governing our participation in the DESERVE, EVADINE and E VAN programs sponsored by the TSB, we own all of the intellectual property that we develop in the course of the project and jointly own any intellectual property developed jointly with another project participant. Together with the other project participants, we jointly own the information, know-how, results, inventions, software and intellectual property jointly generated in the course of the project. See

"—Governmental Programs and Incentives—E.U. programs and incentives—Technology Strategy Board initiatives" for more information about our participation in these collaborations.

EMPLOYEES

        As of June 30, 2012, we had 315 full-time employees, of which 116 were employed by Smith in the United States and 198 were employed by Smith Europe. 92 of our employees are engaged in production, 40 are engaged in research, development, design and engineering, 18 are engaged in sales and marketing, 118 are engaged in service and 47 are engaged in general and administration. None of our U.S. employees are represented by labor unions or are covered by a collective bargaining agreement with respect to their employment, while approximately 17% of our Smith Europe employees are represented by Unite the Union, a U.K. trade union. We have not experienced any work stoppages or strikes and generally believe that our relationships with our unionized and non-unionized employees are good.

        The following table sets forth the principal functions of our full-time employees as of June 30, 2012.

Principal Function	Smith	Smith Europe	Total
Production	44	48	92
Research, development, design and engineering	18	22	40
Sales and marketing	12	6	18
Service	15	102	118
General and administration	27	20	47
Total	116	198	315

PROPERTIES

        Our corporate headquarters are located in Kansas City, Missouri. We currently lease or license facilities in Kansas City, Missouri and in the United Kingdom that are used for production, technical, research and development, sales, service and administrative purposes. We currently own two of our facilities located in the United Kingdom. We intend to add new facilities and expand our existing facilities as we add employees, increase our production and open our sales, service and assembly facilities. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms to accommodate our foreseeable future expansion.

        The following table sets forth the location, approximate size and primary use of our principal owned, leased and licensed facilities:

Location	Approximate Size (Building) in Square Feet		Primary Use	Owned, Leased or Licensed	Lease/ License Expiration Date (if applicable)
Kansas City, Missouri	8,600	(1)	Administration and sales and marketing	Leased	May 31, 2013(1)
Kansas City, Missouri	400,000	(2)	Production; research, development, design and engineering; and service	Leased	September 30, 2012(3)
Washington, Tyne and Wear, England	250,000	(4)	Production; research, development, design and engineering; service; administration and sales and marketing	Licensed	December 31, 2013

(1)
Square footage shown reflects the size of the leased area, rather than the size of the office building. The initial term of this lease expired on May 31, 2011. The lease provides for two one-year renewal terms that may be exercised at our option, both of which we have exercised.

(2)
We lease approximately 85,100 square feet of this facility from the Kansas City, Missouri government. We have a right of first refusal to lease approximately 72,000 square feet of the remainder of the facility.

(3)
The initial term of this lease expired on September 30, 2010. The lease provides for three one-year renewal terms that may be exercised at our option, two of which we have exercised.

(4)
Smith Europe licenses the right to use approximately 80,000 square feet of this facility from Tanfield. See "Relationships and Related Person Transactions—Tanfield Agreements—Tanfield license agreement" for further information about this license agreement.

LEGAL PROCEEDINGS

        From time to time, we are subject to various claims arising in the ordinary course of business, including claims that our business activities infringe on the intellectual property rights of third parties, and are party to legal proceedings that constitute ordinary, routine litigation incidental to our business. In our opinion, the disposition of these claims and proceedings, after taking into account recorded accruals and our insurance coverage limits, to date has not had, and in the future will not have, a material effect on our business, financial condition, operating results or cash flows.

Jefferies Settlement

        In March 2011, Jefferies & Company, Inc., or Jefferies, filed suit against us in the New York Supreme Court, County of New York for alleged breach of an engagement letter for Jefferies' provision of financial advisory services. During August 2011, we and Jefferies agreed to settle the lawsuit for an aggregate of $4.0 million. Under the settlement, we paid Jefferies $2.0 million during September 2011, and executed two separate $1.0 million promissory notes bearing interest at 9% per annum. We paid Jefferies $1.0 million plus accrued interest to satisfy the first promissory note in the first quarter of 2012. The $1.0 million of principal plus accrued interest under the second promissory note is due and payable on or prior to July 31, 2012. As a part of the terms of settlement, the parties agreed to a mutual release of claims relating to the subject matter of the lawsuit. The outstanding promissory note may be prepaid without penalty at any time.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth information about our executive officers, significant employees and directors as of July 24, 2012:

Name	Age	Position
Bryan L. Hansel	47	Chief Executive Officer, Chairman
Paul R. Geist	49	Chief Financial Officer
Robin J. Mackie	52	President and Chief Technology Officer, Director
Geoffrey E. Allison	44	Managing Director, Smith Europe
Angela Strand Boydston	43	Chief Marketing Officer
Daniel Bunting	50	Vice President of Sales
Douglas W. Fleming	53	Vice President, Corporate Controller
Ben Kevin Neal	52	Vice President of Human Relations and Administration
Robert W. Schuller	51	Vice President and General Counsel
Jacques D. Schira	56	Vice President, Legal and Commercial Affairs
Francis H. Striker III	45	Vice President of Global Operations
Robert J. Druten	65	Director
Darren Kell	44	Director
John F. Smith	61	Director
Thomas T. Stallkamp	65	Director

        Bryan L. Hansel has served as our Chief Executive Officer and as a director since our inception in January 2009. Mr. Hansel served as our President from our inception to March 2012. Mr. Hansel was appointed Chairman of our board of directors in November 2011. Prior to joining us, from October 2004 to August 2008, Mr. Hansel served as the President and Chief Executive Officer and as a director of Evo Medical Solutions, a manufacturer and distributor of home respiratory medical devices.

        Mr. Hansel was selected to serve on our board of directors because of his extensive knowledge of our operations, strategic plan and customers through his service as our Chief Executive Officer and as one of our founding stockholders. We believe the experience Mr. Hansel gained through the executive positions he has held throughout his career make him an essential member of our board of directors and a vital interface between our management and the board.

        Paul R. Geist has served as our Chief Financial Officer since November 2010. Prior to joining us, Mr. Geist was employed in various finance roles by American Italian Pasta Company, or AIPC, from October 2004 to November 2010. From January 2008 through November 2010, Mr. Geist served as AIPC's Executive Vice President and Chief Financial Officer. From October 2004 through January 2008, he served as AIPC's Vice President and Corporate Controller and he was named principal accounting officer in August 2006. Previously, Mr. Geist held executive accounting and finance positions with Potbelly Sandwich Works, a privately-owned restaurant company, Westar Energy, Inc., a public electric utility, Panera Bread Company, a public restaurant company and Houlihan's Restaurant Group, Inc., including serving as Chief Financial Officer for Westar Energy, Inc. and Houlihan's Restaurant Group, Inc.

        Robin J. Mackie has served as our President since March 2012. Mr. Mackie served as our Senior Vice President from November 2011 to March 2012. Mr. Mackie has served as our Chief Technology Officer and as a director since our inception in January 2009. Mr. Mackie also has served as Smith Europe's Chief Technology Officer and Senior Vice President since November 2011. From October 2005 to August 2008, Mr. Mackie served as the Director of Product Development of Evo Medical Solutions. Mr. Mackie currently serves as the Chairman of the Board of Governors of Gateshead College in England.

        Mr. Mackie was selected to serve on our board of directors because of his operational, engineering and managerial experience, as well as his extensive knowledge of our operations through his role as one of our initial officers and founding stockholders. We believe that Mr. Mackie's over 25 years of engineering experience in the medical and automotive industries and over ten years of experience serving on the boards of directors of technology companies enables Mr. Mackie to provide valuable guidance to our board of directors.

        Geoffrey E. Allison has served as the Managing Director of Smith Europe since we acquired the Smith UK business in January 2011. Prior to joining us, Mr. Allison served as the Managing Director of the Smith UK Zero-Emission Vehicle Division from July 2008 through December 2010. Mr. Allison previously served as Plant Manager of Tanfield's production site outside of Newcastle, England from July 2006 to July 2008. Mr. Allison served on Tanfield's board of directors from July 2008 to December 2010.

        Angela Strand Boydston has served as our Chief Marketing Officer since April 2011. Prior to joining us, Ms. Boydston worked for Proteus Biomedical, a developer of medical and biotechnology devices, where she served as Vice President of Market Development from January 2009 to April 2011 and as Senior Director of Marketing from August 2006 to December 2008.

        Daniel Bunting has served as our Vice President of Sales since March 2012. Prior to joining us, Mr. Bunting served as the President of Global Medical Holdings, a medical device manufacturer, from October 2011 to March 2012. From 2004 to October 2011, Mr. Bunting served as President of Evo Medical Solutions.

        Douglas W. Fleming has served as our Vice President, Corporate Controller since May 2012. Mr. Fleming has served as our principal accounting officer since November 2011. Mr. Fleming previously served as our Director of Corporate Accounting and Controller from November 2010 to May 2012. Prior to joining us, Mr. Fleming served as Vice President, Corporate Controller of AIPC from August 2008 to November 2010. From 2003 to August 2008, Mr. Fleming served as the Principal Accounting Officer for Epiq Systems Inc., a public company and provider of technology and services for electronic discovery, bankruptcy and class action administration, and, from 2000 to 2003, served as Director of Financial Reporting of Farmland Industries, Inc., or Farmland, an agricultural company.

        Ben Kevin Neal has served as our Vice President of Human Resources and Administration since February 2009. From January 1999 to June 2008, Mr. Neal served as the Vice President, Human Resources for Farmland Foods, Inc., a global food manufacturer and distributor. Mr. Neal serves as a director of the Kansas City & Vicinity Workforce Investment Board, the Kansas City International Airport Community Improvement District Board and the Kansas City Economic Development Corporation Board.

        Robert W. Schuller has served as our Vice President and General Counsel since July 2012 and as our General Counsel since June 2012. Prior to joining us, Mr. Schuller had been retired since January 2011. From June 2006 to December 2010, Mr. Schuller served as Executive Vice President, General Counsel, and Corporate Secretary of AIPC. Previously, Mr. Schuller was General Counsel at VT, Inc., a privately held company with affiliated automobile dealerships and related insurance and real estate holdings, from September 2004 to May 2006. From May 2002 to December 2003, Mr. Schuller was General Counsel and Corporate Secretary of Farmland, which filed a petition under the Federal bankruptcy laws in May 2002. Mr. Schuller held a number of in-house legal positions with Farmland from 1994 to 2002.

        Jacques D. Schira has served as our Vice President, Legal and Commercial Affairs since June 2012. From March 2009 to June 2012, Mr. Schira served as our General Counsel. From March 2006 to March 2009, Mr. Schira served as General Counsel of Medical Industries America, Inc., a medical device manufacturer and distributor. In April 2008, Mr. Schira filed a personal bankruptcy petition, which was discharged in February 2009.

        Francis H. Striker III has served as our Vice President of Global Operations since May 2011. From October 2007 to May 2011, Mr. Striker served as the Vice President of Americas Operations and the Director of the Ottawa Multi-Assembly Unit of Cargotec Solutions, LLC, a provider of cargo handling services and solutions. From May 2006 to October 2007, Mr. Striker served as the Director of Operations of United Rotary Brush Corporation, a manufacturer of road and runway rotary brooms and engineered brush products.

        Robert J. Druten has served as a director since November 2011. Mr. Druten served as the Executive Vice President and Chief Financial Officer of Hallmark Cards, Inc., or Hallmark, from 1994 until his retirement in August 2006. Mr. Druten previously served in various executive and corporate development roles at Hallmark. Prior to joining Hallmark, Mr. Druten served in various corporate development and accounting roles at Pioneer Western Corporation, Kansas City Southern Industries and Arthur Young & Co. Mr. Druten currently serves on the boards of directors of Alliance Holdings GP, LP, the managing general partner of Alliance Holdings GP, LLC, which is indirectly engaged in the production and marketing of coal to utilities and industrial users, where he is a member of the audit and conflicts committees; Kansas City Southern, a transportation company, where he is the audit committee chairman, finance committee chairman and a member of the nominating and governance committee; and Entertainment Properties Trust, a real estate investment trust, where he is the chairman of the board and a member of the compensation, nominating and governance, and finance committees. Mr. Druten served as a director of AIPC from December 2007 to July 2010.

        Mr. Druten was selected to serve on our board of directors because of his extensive experience as the principal financial officer and a board member of public companies, which led to his expertise in public accounting, internal controls, financial reporting and the preparation of financial statements. Furthermore, as a member of the Entertainment Properties Trust board of directors, Mr. Druten has helped guide a company through the registration process and its early stages as a public company. We believe that these experiences will enable Mr. Druten to help guide our strategic direction as a public company and our audit committee's oversight of our financial reporting processes.

        Darren Kell has served as a director since August 2009. Mr. Kell has served as the Chief Executive Officer of Tanfield since September 2006 and has served as a Tanfield director since December 2003. Mr. Kell had served as Tanfield's Business Development Director from 2003 to September 2006.

        Mr. Kell was selected to serve on our board of directors because he possesses 20 years of experience in senior management positions at sales and manufacturing companies, during which he has developed expertise in business-to-business sales and marketing strategies, business generation and intellectual property development in connection with commercial electric vehicles. We believe that Mr. Kell's expertise in these areas allows him to meaningfully contribute to the development and review of our strategic plans.

        John F. Smith has served as a director since March 2012. Since 2011, Mr. Smith is principal of Eagle Advisors LLC, a consulting firm specializing in strategy, product and brand development, lean operations and restructuring. From 2000 to 2010, Mr. Smith served as a Group Vice President of General Motors Corporation, or General Motors, in areas including corporate planning and analysis, global product planning and sales, marketing, service and aftersales. Mr. Smith previously served in various executive, brand management and logistics roles at General Motors. Mr. Smith currently serves on the board of directors of American Axle & Manufacturing Holdings, Inc., an automotive supplier of driveline and drivetrain systems, where he is a member of the audit committee. Mr. Smith also serves on the boards of several nonprofit organizations, including the National Executive Board of Boy Scouts of America.

        Mr. Smith was selected to serve on our board of directors because of his expertise in automotive product development, operations and supply chain management and global business development, which he acquired through his 42-year career with General Motors, and his experience with new technology companies. We believe that Mr. Smith's broad industry and leadership experience will enable him to help guide our strategic direction and meaningful input into our significant operational decisions as we grow our business.

        Thomas T. Stallkamp has served as a director since November 2011. Since June 2004, Mr. Stallkamp has served as the founder and a principal of Collaborative Management LLC, a private supply chain consulting firm. From June 2004 to December 2010, Mr. Stallkamp served as an industrial partner for Ripplewood Holdings LLC, a private equity firm specializing in the automotive, financial, manufacturing and media sectors. Mr. Stallkamp has held numerous management, executive and board positions with companies including MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services; DaimlerChrysler Corporation, including as president of DaimlerChrysler Corporation; and Ford Motor Company. Mr. Stallkamp currently serves on the board of trustees of EntrepreneurShares Series Trust, a registered investment company; and the boards of directors of Baxter International, Inc., where he is a member of the audit and compensation committees; and BorgWarner, Inc., a developer of powertrain technologies, where is a member of the audit committee.

        Mr. Stallkamp was selected to serve on our board of directors because he possesses more than 40 years of experience in the automotive industry in executive and management roles for OEMs and auto manufacturers. Mr. Stallkamp's experience managing complex international organizations, including manufacturing operations and procurement and supply chain logistics for Ford and Chrysler, provide him with the international perspective, industry insight, financial acumen and managerial expertise needed to help lead our board of directors.

BOARD COMPOSITION

        Our board of directors currently consists of six members. Our by-laws permit our board of directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. The members of our board of directors were elected in compliance with the provisions of our second amended and restated voting and drag-along agreement. This agreement will terminate upon the closing of this offering and there will be no further contractual obligations regarding the election of our directors. We are in the process of identifying additional independent directors to join our board of directors.

        As of the closing of this offering, our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, as nearly equal in size as is practicable. The members of each class will serve for staggered three-year terms, expiring at the first, second and third regularly-scheduled annual meetings of our stockholders following the closing of this offering. Upon the closing of this offering, the members of the classes will be divided as follows:

  •
  the class I directors will be Messrs. Hansel and Kell, and their term will expire at the annual meeting of stockholders to be held in 2013;

  •
  the class II directors will be Messrs. Druten and Smith, and their term will expire at the annual meeting of stockholders to be held in 2014; and

  •
  the class III directors will be Messrs. Mackie and Stallkamp, and their term will expire at the annual meeting of stockholders to be held in 2015.

        Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Our certificate of incorporation and by-laws provide that our directors may be removed only for cause by the affirmative vote of holders of at least a majority of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy or on our board of directors, including a vacancy resulting from an increase in the authorized number of directors, may be filled only by the vote of a majority of our directors then in office.

DIRECTOR INDEPENDENCE

        Upon the completion of this offering, we expect that our common stock will be listed on The Nasdaq Global Market. Under Rule 5605(b)(1) of the Nasdaq Stock Market, independent directors must comprise a majority of a listed company's board of directors within one year of listing. Additionally, Nasdaq rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Nasdaq Stock Market Rule 5605(a)(2), a director will qualify as an "independent director" only if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Exchange Act Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

        In March 2012, our board of directors undertook a review of its composition, the composition of its committees and the independence of each of our directors. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors determined that none of Messrs. Druten, Smith or Stallkamp, representing three of our six directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under Nasdaq Stock Market Rule 5605(a)(2). In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

BOARD LEADERSHIP STRUCTURE

        Mr. Hansel, our Chief Executive Officer, was appointed as Chairman of our board of directors in November 2011. As our Chief Executive Officer since our inception, Mr. Hansel has been a constant and integral part of the leadership of our board and company, and he is the director most familiar with our business, industry and the challenges facing our company. Our board believes that Mr. Hansel is best situated to ensure that the board's attention and efforts are focused on the most critical matters. Mr. Hansel's combined role ensures clear accountability, enables decisive leadership and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and suppliers, particularly during our transition from being a privately-held company to a public company.

        Mr. Stallkamp was appointed to serve as our "Lead Independent Director" in March 2012. The duties of the Lead Independent Director include: establishing board meeting agendas with the Chairman; presiding at all meetings of the board in the absence of, or upon the request of, the Chairman; calling and presiding at all meetings of the non-management directors in executive session; advising the Chairman and Chief Executive Officer on issues discussed at executive sessions of non-management directors; advising the nominating and corporate governance committee and the Chairman on the membership of the various board committees and the selection of committee chairmen; advising the Chairman on the retention of board advisors and consultants; reviewing with the Chief Executive Officer the non-management directors' annual evaluation of his performance; serving as a liaison between the non-management directors and the Chairman; serving as a liaison between the board and our stockholders; and selecting an interim Lead Independent Director for meetings at which he cannot be present.

        Our board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development, independent leadership and management oversight in the board process.

BOARD COMMITTEES

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee will operate under a charter that has been approved by our board of directors and will have the responsibilities described below. Following this offering, a current copy of each board committee charter will be available on our website, which is located at www.smithelectric.com. The members of each committee are named below. In March 2012, our board of directors determined that each of the directors who comprise our audit, compensation and nominating and corporate governance committees, other than Mr. Kell, who is a member of our nominating and corporate governance committee, satisfies the independence standards for these committees established by applicable SEC and Nasdaq rules.

Audit committee

        Messrs. Druten (Chair), Smith and Stallkamp currently are the members of our audit committee. Each member of our audit committee satisfies the requirements for financial literacy of The Nasdaq Stock Market. Our board of directors has determined that Mr. Druten is an audit committee financial expert, as defined by SEC rules, and satisfies the financial sophistication requirements of The Nasdaq Stock Market. Our audit committee's responsibilities include:

  •
  overseeing our accounting and financial reporting processes and the audits of our financial statements;

  •
  reviewing and approving our independent auditor's qualifications and independence;

  •
  evaluating the performance of our internal audit function and the adequacy and effectiveness of our control policies and procedures;

  •
  ensuring our compliance with tax, legal and regulatory requirements; and

  •
  preparing the report required by SEC rules for inclusion in our annual proxy statement.

Compensation committee

        Messrs. Stallkamp (Chair), Druten and Smith currently are the members of our compensation committee. Our compensation committee's responsibilities include:

  •
  discharging the responsibilities of the board of directors relating to compensation of our executive officers and directors;

  •
  administering our equity and incentive-based compensation plans;

  •
  preparing the annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable SEC rules and regulations; and

  •
  reviewing and discussing with management the Compensation Discussion and Analysis required by SEC rules and regulations to be included in our annual proxy statement after we no longer qualify as an emerging growth company under the JOBS Act.

Nominating and corporate governance committee

        Messrs. Smith (Chair), Kell and Stallkamp currently are the members of our nominating and corporate governance committee. Our nominating and corporate governance committee's responsibilities include:

  •
  identifying individuals qualified to become members of the board of directors;

  •
  recommending to the board of directors the persons to be nominated for election as directors at any meeting of our stockholders at which directors are elected;

  •
  developing and recommending a set of corporate governance principles applicable to our board of directors and regularly reviewing and recommending proposed changes to such corporate governance principles;

  •
  recommending the members for each board committee to our board of directors; and

  •
  overseeing the evaluation of the board of directors and management.

CODE OF BUSINESS CONDUCT AND ETHICS

        We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and other principal executive and senior financial officers. Following this offering, a copy of the Code will be available on our website, which is located at www.smithelectric.com. To the extent permitted by SEC and Nasdaq rules and regulations, we intend to disclose information as to any amendments to the Code and any waivers from provisions of the Code for our principal executive officer, principal financial officer, and certain other officers by posting the information on our website.

DIRECTOR COMPENSATION

        Except as noted in the table below, our directors do not currently receive any cash compensation for their services as directors or as board committee members. Except for the payments to Mr. Stanley identified below, we did not pay any other fees, make any equity awards, or pay any other compensation to our non-employee directors in fiscal year 2011 for their service as directors. The compensation that we paid to Bryan Hansel, our Chief Executive Officer, who was a director during 2011, is discussed in the "Executive Compensation" section of this prospectus. The compensation paid to Robin Mackie, our President and Chief Technology Officer, who also was a director during 2011 and is an executive officer (but not a named executive officer), in his capacity as our President and Chief Technology Officer has been omitted from the table below. Mr. Mackie does not receive any additional compensation for his service as a director.

        The following table sets forth information regarding compensation earned by our non-employee directors during 2011:

Name	Fee Earned or Paid in Cash ($)	All Other Compensation		Total ($)
John N. Bridge	—	—		—
Robert J. Druten	—	—		—
Darren Kell	—	—		—
Thomas T. Stallkamp	—	—		—
Roy Stanley(1)	$77,009	$250,000	(2)	$327,009

(1)
Mr. Stanley resigned from the board of directors effective November 4, 2011. During 2011, we paid Mr. Stanley a monthly fee of 4,000 British pounds sterling for his services as a director. The U.S. dollar value was calculated based on the average annual rate of exchange for 2011 of 0.6233 pounds to the dollar published by the Board of Governors of the Federal Reserve System.

(2)
Mr. Stanley received a bonus of $100,000 in April 2011 following the successful completion of our Series B preferred stock financing and a bonus of $150,000 in November 2011 following the successful completion of our Series C preferred stock financing and the transition to our Smith Power and Smith Drive systems in the U.S.

        In early 2011, management and our board of directors determined that it was advisable for us to implement new arrangements, to be effective upon the closing of this offering, for the compensation of our non-employee directors. We retained Mercer LLC, a compensation consulting firm, to advise us on structuring compensation packages competitive with companies of similar size, in similar industries or markets and at the same stage of maturity as us.

        Mercer analyzed market data compiled from the following companies, which we refer to as our Comparator Group, in order to develop a recommended non-employee director compensation program:

A123 Systems, Inc.	Evergreen Solar, Inc.
American Superconductor Corporation	Fuel Systems Solutions, Inc.
Amyris, Inc.	GT Advanced Technologies, Inc.
Amtech Systems, Inc.	iRobot Corporation
Broadwind Energy, Inc.	Spartan Motors, Inc.
Clean Energy Fuels Corp.	Tesla Motors, Inc.
Ener1, Inc.	Westport Innovations Inc.
Energy Conversion Devices, Inc.	Winnebago Industries, Inc.

        Based on Mercer's recommendation, our board of directors adopted a non-employee director compensation policy that will become applicable to all of our non-employee directors upon the closing of this offering. The following table summarizes the terms of the compensation arrangements to which our non-employee directors will be entitled:

Cash compensation
Annual cash retainer	$30,000
Supplemental cash retainer for Chairman	50,000
Supplemental cash retainer for Lead Independent Director	10,000
Cash retainer for service as board committee chair
Chair of audit committee	10,000
Chair of compensation committee	5,000
Chair of nominating and corporate governance committee	5,000
Board meeting fee(1)	1,500
Committee meeting fee(2)	1,250
Equity compensation
Annual equity grant	$60,000

(1)
Represents the per meeting fee payable for attendance at more than six board meetings per year.

(2)
Represents the per meeting fee payable for attendance at more than six committee meetings per year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        John N. Bridge and Roy Stanley served on our compensation committee during our fiscal year ended December 31, 2011. Neither Dr. Bridge nor Mr. Stanley currently serves on our board of directors. Neither Dr. Bridge nor Mr. Stanley is or has been a current or former officer or employee of ours. Mr. Stanley had material interests in transactions with us that are reported under "Relationships and Related Person Transactions." Dr. Bridge did not have any such interests. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during our fiscal year ended December 31, 2011.

EXECUTIVE COMPENSATION

2011 SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation paid to or earned for 2011 by our "named executive officers," as determined in accordance with SEC regulations.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Bryan L. Hansel(4)	2011	$359,375	$325,000	$—	$1,055,100	$—	$23,837	(6)	$1,763,312
Chief Executive
Officer
Paul R. Geist	2011	265,000	100,000	1,221,121	1,026,560	132,500	19,311	(7)	2,764,492
Chief Financial
Officer
Geoffrey E. Allison(5)	2011	208,567	114,000	—	1,297,200	—	46,453	(8)	1,666,220
Managing Director,
Smith Europe

(1)
The amounts shown (other than the amount shown for Mr. Geist) represent discretionary cash bonuses paid to the named executive officers during the fiscal year ended December 31, 2011. The amount shown for Mr. Geist represents a retention bonus provided for under his employment agreement, which was paid in October 2011.

(2)
The amounts shown represent the grant date fair value of awards for the fiscal year ended December 31, 2011 in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Assumptions used in the calculation of these amounts are described in Note 2, "Summary of Significant Accounting Policies—Share-Based Compensation," and Note 11, "Share-Based Compensation," to the consolidated and combined financial statements included elsewhere in this prospectus. All awards were subject to individual award agreements, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. During 2011, there were no forfeitures of awards related to service-based vesting conditions for our named executive officers.

(3)
The amount shown for Mr. Geist represents a nondiscretionary bonus paid in November 2011, which came due as a result of our filing a registration statement for our initial public offering with the SEC. Mr. Geist is eligible to receive an additional nondiscretionary cash bonus equal to 50% of his base salary if we complete our initial public offering by October 21, 2012.

(4)
Mr. Hansel's base salary was increased to $425,000 effective November 4, 2011. Prior to this increase, his base salary was $350,000.

(5)
Mr. Allison's base salary and certain amounts reported in the "All Other Compensation" column were paid in British pounds sterling. The U.S. dollar value was calculated based on the average annual rate of exchange for 2011 of 0.6233 pounds to the dollar published by the Board of Governors of the Federal Reserve System.

(6)
Includes an automobile allowance, a company-paid cellular telephone and data service plan, the payment of health and life insurance premiums and the payment of annual dues for Mr. Hansel's membership in professional and other associations and clubs.

(7)
Includes an automobile allowance, a company-paid cellular telephone and data service plan and the payment of health and life insurance premiums.

(8)
Includes an automobile allowance, a company-paid cellular telephone and data service plan, the use of our corporate apartment in Kansas City, Missouri, payment of health and life insurance premiums and employer contributions to a U.K. pension scheme. The aggregate cost to the company of Mr. Allison's use of our corporate apartment was calculated by multiplying the number of nights Mr. Allison stayed at the apartment by $50, which is the daily cost to us of the apartment, including rent and utilities.

SUMMARY COMPENSATION TABLE NARRATIVE

Compensation elements

        Given that we are an early stage company with limited resources and without publicly-traded equity securities, the primary focus of our executive compensation program has been on attracting and retaining executive talent primarily through cash compensation in the form of base salary and bonuses. However, we also have made limited equity grants in the form of stock options and restricted stock to our named executive officers and provide our named executive officers with severance benefits. Our named executive officers are eligible to participate in our employee benefit plans and we also provide our named executive officers with certain perquisites our management and board of directors determines are reasonable and appropriate.

Base salary

        We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our named executive officers. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary and no formulaic base salary increases are provided to our named executive officers. Our board of directors does, however, have the discretion to evaluate and adjust upwards the base salary of each named executive officer based on the scope of an executive's responsibilities, individual contribution, prior experience and sustained performance. The board of directors increased Mr. Hansel's base salary from $350,000 to $425,000 in November 2011 and increased Mr. Geist's base salary from $265,000 to $300,000 in May 2012.

Cash bonuses

        We historically have paid discretionary cash bonuses to our executive officers following the completion of financing transactions, as we then have the resources available to do so. These bonuses have been paid at the discretion of our Chief Executive Officer and our board of directors, and the amounts paid were determined at the time the bonuses were approved.

        The employment agreements we entered into when we hired our named executive officers (other than Mr. Allison) provided for a discretionary annual performance bonus opportunity equal to 100% of their respective base salaries that would be paid based on the achievement of individual and corporate goals. These goals were established in the executives' employment agreements or were to be determined by our management team and approved by the board of directors prior to the relevant performance year. Mr. Allison's employment agreement provides for a discretionary annual performance bonus opportunity equal to 50% of his base salary to be paid at the discretion of our Chief Executive Officer based on the achievement of goals determined by our Chief Executive Officer. To date, we have not provided any of our named executive officers with an annual performance bonus opportunity tied to specific performance goals.

        In 2011, we paid two discretionary bonuses to certain of our executives, including certain of our named executive officers. The first of these bonuses was paid in April 2011 following the completion of our Series B preferred stock financing and the second was paid in November 2011 following the completion of our 2011 convertible notes financing and the launch of our second generation Smith Newton.

        In October and November 2011, we also paid Paul Geist, our Chief Financial Officer, two cash bonuses provided for under his employment agreement. In order to encourage Mr. Geist to join us, we agreed in Mr. Geist's initial employment agreement to pay him two nondiscretionary bonuses based on retention and our achievement of goals related to our initial public offering. We paid Mr. Geist a retention bonus of $100,000 in October 2011 and a bonus of $132,500 in November 2011, which came due as a result of our filing a registration statement for our initial public offering with the SEC. Mr. Geist is eligible to receive an additional nondiscretionary cash bonus equal to 50% of his base salary if we complete our initial public offering by October 21, 2012.

        The following table sets forth the cash bonuses we paid to our named executive officers in 2011.

Name	April 2011 Bonus	November 2011 Bonus	Total 2011 Bonus
Bryan L. Hansel	$175,000	$150,000	$325,000
Paul R. Geist(1)	—	—	232,500
Geoffrey E. Allison	104,000	10,000	114,000

(1)
The amount shown as Mr. Geist's total 2011 bonus consists of two nondiscretionary bonuses we paid to Mr. Geist pursuant to his employment agreement.

Equity grants

        We offer long-term incentives to our named executive officers through grants of stock options and restricted stock. We primarily use stock options and restricted stock to compensate our named executive officers in the form of initial grants in connection with the commencement of employment. For example, in April 2011 Mr. Geist received stock option and restricted stock grants and Mr. Allison received a stock option grant as sign-on equity awards. We also made discretionary stock option grants to certain of our executive officers in April 2011 and November 2011, following the closing of our Series B financing and the closing of our 2011 convertible notes financing and launch of our second generation Smith Newton, respectively.

        The following table sets forth information regarding the equity awards granted to our named executive officers in 2011.

Name	Grant Date	Restricted Stock (Number of Shares)	Option Grants (Number of Underlying Shares)	Exercise Price of Options
Bryan L. Hansel	April 29, 2011	—	30,000	$12.04
	November 4, 2011	—	100,000	12.38
Paul R. Geist	April 29, 2011	101,422	128,000	12.04
	November 4, 2011	—	—	—
Geoffrey E. Allison	April 29, 2011	—	60,000	12.04
	November 4, 2011	—	100,000	12.38

        The options granted to Messrs. Hansel and Allison in April 2011 will vest on March 8, 2013 (the second anniversary of the closing of our Series B preferred stock financing), and the options and restricted shares granted to Mr. Geist in April 2011 will vest on November 22, 2012, or in either case, immediately upon a change of control of us, or the completion of this offering or if good reason exists. The stock options we granted in November 2011 vest as to 50% of the shares covered by the options on the first anniversary of the grant date and vest as to the remaining 50% of the covered shares on the second anniversary of the grant date. Vesting of these options accelerates upon a change of control of us or if good reason exists.

        Under the terms of the equity award agreements, "good reason" generally exists if we (i) materially reduce a named executive officer's compensation or position, duties or responsibilities, (ii) assign duties materially inconsistent with a named executive officer's position, (iii) materially and adversely change a named executive officer's reporting relationships, (iv) require the named executive officer to be based at a location more than 75 miles from the office at which the executive was based when the grant was made or (v) materially breach any employment agreement we have entered into with the named executive officer. Vesting is also accelerated if a named executive officer is terminated without cause or as a result of death or disability or if a named executive officer resigns for good reason. In such a case, stock options will become exercisable for the 120 days following the termination of employment. Under the terms of the equity award agreements, "cause" generally exists if the named executive officer has (a) been grossly negligent or engaged in willful misconduct, fraud, embezzlement, acts of dishonesty or a conflict of interest relating to our affairs; (b) been convicted of or pleaded nolo contendere to any crime relating to our business affairs; or (c) engaged in a willful violation of any federal or state securities laws. A named executive officer will forfeit all unvested equity awards if he or she is terminated for cause or resigns without good reason. Prior to the exercise of a stock option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents.

Benefits and perquisites

        We maintain broad-based welfare benefits that are made available to all employees from time to time and subject to the terms of the applicable plan, including our medical, dental and vision care plans, life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Our named executive officers are eligible to participate in each of these programs on the same terms as non-executive employees, except that we pay 100% of the premiums for our U.S.-based named executive officers' medical and dental insurance coverage, whereas we pay only 70% of such premiums for our U.S.-based employees generally, and Smith Europe pays 100% of the private health insurance premiums for its senior executives (including for Mr. Allison) whereas other Smith Europe employees receive company paid (subject to maximum limits) health care coverage in a separate health care program. As such, we report in the "All Other Compensation" column in the Summary Compensation Table above the dollar amount of the difference between 100% and 70% of the health insurance premiums for Messrs. Hansel and Geist and 100% of the health insurance premiums paid on behalf of Mr. Allison.

        We provide our executive officers with perquisites that we believe complement other compensation vehicles and enable us to attract and retain key executives. These perquisites include automobile allowances, company-paid cell phone plans, airline club memberships, use of a corporate apartment and reimbursement of commuting expenses.

Agreements with Executives

        Between September and November 2011, we entered into new employment agreements with each of our then-executive officers other than Mr. Allison in order to more closely align the benefits, including the severance benefits, we provide to, and the restrictive covenants imposed on, our executive officers. The terms of the new employment agreements entered into with Messrs. Hansel and Geist, and the terms of Mr. Allison's employment agreement, are summarized below. The agreements entered into with Messrs. Hansel and Geist replaced in all respects their prior employment agreements or arrangements with us. The principal economic terms of our arrangements with Messrs. Hansel and Geist, such as base compensation, bonus eligibility and severance benefits, were relatively unchanged by our entry into these new employment agreements. The principal differences between the agreements we entered into in 2011 and Messrs. Hansel and Geist's prior employment agreements follow:

  •
  the maximum discretionary performance bonus that may be paid to the named executive officer for any year is no longer set at 100% of base salary; instead, this maximum performance bonus payout, as well as the performance targets applicable to the bonus opportunity, are determined annually by our Chief Executive Officer or, as applicable, our board of directors or compensation committee;

  •
  we no longer provide our named executive officers with severance benefits upon the termination of their employment with us by mutual agreement; and

  •
  in order to receive severance benefits under the new agreement, a named executive officer whose employment with us has terminated is required to execute, deliver to us and not revoke a release of claims agreement.

        Under each of Mr. Hansel and Mr. Geist's employment agreement (but not Mr. Allison's agreement), the executive is eligible to be considered for an annual discretionary performance bonus of up to an amount determined by our Chief Executive Officer and/or our board of directors (or a board committee), based on performance criteria determined by the board (or a board committee) each performance year. The amount of our Chief Executive Officer's annual discretionary performance bonus is established by our board of directors (or a board committee). Under each named executive officer's employment agreement, we agreed to pay or, as applicable, reimburse each executive for, 100% of the cost of various insurance coverages maintained by the executive for him or herself and his or her family. We also agreed to pay for each executive's membership in various professional and social associations, other than for Mr. Allison, as may be deemed appropriate by our Chief Executive Officer or our board of directors, as applicable. Each employment agreement subjects the executive to customary confidentiality and assignment of inventions covenants, and prohibits the executive from competing with us, or soliciting for hire any of our employees for the purpose of competing with us, during the term of the executive's employment with us. The employment agreements we entered into with Messrs. Hansel and Geist extend the non-solicitation and non-competition covenants and restrictions for the 12 months following the termination of the executive's employment with us. These covenants and restrictions apply for six months following the termination of Mr. Allison's employment, unless Mr. Allison is terminated for cause or Mr. Allison resigns for any reason, in which case they apply for 12 months following the termination of his employment.

        Upon any termination of an executive's employment, the executive is entitled to receive all accrued but unpaid benefits, reimbursements and base salary owed to him or her as of the date of his or her termination. Upon termination of either of Messrs. Hansel or Geist's employment agreement (i) by us upon his death or disability, (ii) by us without cause, (iii) by him for good reason or (iv) by him following a change of control of us, the executive also is entitled to receive (a) 100% of his then current base salary, (b) COBRA coverage for the executive and his or her family for 12 months following the date of his or her termination at our expense, (c) the amount of any performance bonus that has been earned in a prior year but remains unpaid as of the date of termination and (d) a pro-rated portion of any performance bonus he would have received for the fiscal year in which his employment is terminated. All severance payments and benefits provided to the executive upon termination are conditioned on the executive executing and not revoking an applicable release of claims agreement with us. The post-termination benefits provided to Mr. Allison are described below.

Bryan L. Hansel

        We entered into an employment agreement with Mr. Hansel, our Chief Executive Officer, on November 2, 2011. The employment agreement does not have a specific term. Under the agreement, Mr. Hansel is entitled to an annual base salary of $350,000, which was increased by our board of directors to $425,000 in November 2011. We agreed to provide Mr. Hansel with an automobile allowance of $1,000 per month.

Paul R. Geist

        We entered into an employment agreement with Mr. Geist, our Chief Financial Officer, on September 14, 2011. The employment agreement does not have a specific term. Under the agreement, Mr. Geist is entitled to an annual base salary of $265,000, which was increased by the compensation committee of our board of directors to $300,000 in May 2012. Mr. Geist also was entitled under his employment agreement to a guaranteed performance bonus payment in the amount of $100,000 if he remained employed by us through October 1, 2011. We paid this bonus to Mr. Geist in October 2011.

Additionally, Mr. Geist is eligible to receive a cash bonus equal to 100% of his base salary, with 50% of such bonus becoming due and payable if a registration statement for our initial public offering is filed with the SEC on or prior to October 21, 2012 and the remaining 50% becoming due and payable if we complete our initial public offering on or prior to October 21, 2012. We paid the initial installment of this bonus in November 2011. We agreed to provide Mr. Geist with an automobile allowance of $750 per month.

Geoffrey E. Allison

        Smith Europe entered into an employment agreement with Mr. Allison, the Managing Director of Smith Europe, on January 1, 2011. Prior to January 1, 2011, Mr. Allison was an employee of Smith UK. The employment agreement does not have a specific term. Under the agreement, Mr. Allison is entitled to an annual base salary of £130,000, and we agreed to provide Mr. Allison with an automobile allowance of £1,000 per month. Mr. Allison's employment agreement entitles him to participate in Smith Europe's health and life insurance plans. Mr. Allison's employment agreement also requires us to contribute annually an amount equal to 10% of his salary to our U.K. pension plan and provides for a grant of 60,000 stock options, which grant was made in April 2011. Except as described below, Mr. Allison's employment agreement requires that either party give the other party six months' prior notice of the termination of the agreement. During the six month period between the giving of a termination notice and the effective date of termination, we have the option to place Mr. Allison on "garden leave," during which time Mr. Allison would remain employed by us and continue to receive his salary and benefits, but would not provide any services to us. Mr. Allison's employment agreement allows us to terminate him without prior notice or complying with such garden leave provisions if we make a payment to Mr. Allison equal to six months of his base salary in lieu of the payments and benefits he would receive during the garden leave period.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2011:

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested
Bryan L. Hansel	4/29/2011	—	30,000	(1)	$12.04	4/29/2021	—		$—
	11/4/2011	—	100,000	(2)	12.38	11/4/2021	—		—
Paul R. Geist	4/29/2011	—	128,000	(3)	12.04	4/29/2021	101,422	(4)	1,637,965
Geoffrey E. Allison	4/29/2011	—	60,000	(1)	12.04	4/29/2021			—
	11/4/2011	—	100,000	(2)	12.38	11/4/2021			—

(1)
The option vests and becomes exercisable in full on March 8, 2013 or immediately upon a change of control of us, the completion of this offering or if good reason exists. Vesting also is accelerated if the named executive officer is terminated without cause or as a result of death or disability or if the named executive officer resigns for good reason, in which case, the option will become exercisable for the 120 days following the termination of employment.

(2)
Fifty percent of the option vests and becomes exercisable on November 4, 2012 and the remaining 50% vests and becomes exercisable on November 4, 2013. The option vests and becomes exercisable in full upon a change of control of us or if good reason exists. Vesting also is accelerated if the named executive officer is terminated without cause or as a result of death or disability or if the named executive officer resigns for good reason, in which case, the option will become exercisable for the 120 days following the termination of employment.

(3)
Mr. Geist's option vests and becomes exercisable in full on November 22, 2012 or immediately upon a change of control of us, the completion of this offering or if good reason exists. Vesting also is accelerated if Mr. Geist is terminated without cause or as a result of his death or disability or if Mr. Geist resigns for good reason, in which case, the option will become exercisable for the 120 days following the termination of employment.

(4)
Mr. Geist's restricted stock award vests in full on November 22, 2012 or immediately upon a change of control of us, the completion of this offering or if good reason exists. Vesting also is accelerated if Mr. Geist is terminated without cause or as a result of his death or disability or if Mr. Geist resigns for good reason.

ADDITIONAL NARRATIVE DISCLOSURE

Retirement Benefits

        We do not at this time offer any U.S. retirement benefits. Smith Europe makes employer contributions to a U.K. pension scheme on behalf of its participating employees, which include Smith Europe senior executives.

Severance Benefits

        We have agreed in each of our named executive officer's employment agreement, under certain circumstances, to provide such executives severance benefits and/or accelerated vesting of equity awards if their respective employment terminates. See "—Agreements with Executives" above for a description of our named executive officers'severance benefits.

EQUITY COMPENSATION PLANS

2009 Incentive Compensation Plan

        Our 2009 Incentive Compensation Plan, or 2009 Plan, was adopted by our board of directors in December 2009 and approved by our stockholders on December 18, 2009. We have awarded only incentive and nonqualified stock options and restricted stock under the 2009 Plan. The 2009 Plan also provides for stock appreciation rights, deferred stock awards, bonus stock and awards, dividend equivalents, performance awards and other stock-based awards to persons who provide services to us, including officers, directors, employees and consultants of us or any subsidiary.

        The 2009 Plan is administered by our board of directors, or a committee it appoints, which has full and final authority with respect to the 2009 Plan and awards granted under the plan. As administrator, our board of directors has the authority, subject to the terms of the 2009 Plan to establish, amend, and revoke rules and regulations it considers appropriate for the administration and interpretation of the 2009 Plan.

        A total of 1,119,400 shares of our common stock were made available under the 2009 Plan. In any fiscal year, no participant may be granted options or stock appreciation rights with respect to more than 447,760 shares under the plan. The maximum dollar value payable to any participant with respect to performance units is $1,000,000 for any twelve month performance period and $2,000,000 with respect to any performance period greater than twelve months.

        The board of directors, or the committee appointed by the board, has discretion to determine the terms and conditions of each award; however, the exercise price of options granted under the 2009 Plan must be at least the fair market value of our common stock, or if incentive stock options are granted to an employee who holds more than ten percent of the combined voting power of the company, the exercise price must be at least 110% of the fair market value of our common stock. If a stock option or other stock award expires or otherwise terminates without having been exercised in full, the unpurchased shares subject to such awards will become available for future grant or sale under the 2009 Plan.

        In the event of a change in control, any unvested option granted under the 2009 Plan will vest immediately and any restrictions or forfeiture provisions will lapse and performance goals and conditions may be deemed as having been met. In the event of an initial public offering, stock options granted to certain of our executives will vest immediately pursuant to the terms of their individual agreements. A change in control generally occurs upon the acquisition of more than 50% of the value of equity or the combined voting power of the company; any two years during which a majority of our new directors are not approved by a majority of the incumbent board of directors; the occurrence of a reorganization, merger, statutory share exchange, consolidation or similar event with respect to us, or sale of all or substantially all of our assets; or approval by our stockholders of a complete liquidation or dissolution of us.

        Generally, awards or interests granted under the 2009 Plan may only be assigned or transferred by will or laws of descent or to a beneficiary upon the grantee's death, but awards other than incentive stock options may be transferred if permitted by the terms of the award and by the board of directors. The board of directors may amend, alter, suspend, discontinue or terminate the 2009 Plan, subject to stockholder approval if required by applicable law or stock market requirements.

        As of March 31, 2012, there were options to purchase an aggregate of 1,114,688 shares of common stock outstanding under the 2009 Plan at a weighted average exercise price of $9.66 per share. As of such date, no shares of common stock had been issued upon the exercise of options granted under the 2009 Plan.

        Only option awards and restricted stock were granted under the 2009 Plan. An option award under the 2009 Plan grants a right to the participant to purchase shares at a specific price during a specific time period, based on the fair market value of the shares at the grant date. Options may be granted as either incentive stock options or as nonqualified stock options. A restricted stock award is a grant to receive our common stock subject to various restrictions, including restrictions on transferability and forfeiture provisions. The administrator will advise the purchaser of the terms, conditions, and restrictions related to the grant.

        Following the closing of this offering, no additional awards will be granted under the 2009 Plan, but the 2009 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.

2012 Incentive Plan

        Our 2012 Incentive Plan, or 2012 Plan, which will become effective upon the closing of this offering, was adopted by our board of directors on May 9, 2011 and approved by our stockholders on November 3, 2011. The 2012 Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, shares of restricted stock, restricted stock units and any other form of stock-based awards. The plan also permits cash incentive awards.

        Our employees, officers, directors, consultants and advisors, and the employees, officers, directors, consultants and advisors of any of our present or future parent or subsidiaries, are eligible to receive awards under our 2012 Plan; however, incentive stock options may only be granted to employees of us, our parent or any of our subsidiaries. Upon effectiveness of the plan, 3,000,000 shares of our common stock will be reserved for issuance under the 2012 Plan, of which 300,000 may be issued as incentive stock options. The maximum amount that may be earned as a cash performance-based award for a single calendar year by any participant is $2,000,000, and the maximum amount that may be earned as a cash award for a performance period of greater than a single calendar year by any participant is $6,000,000. The maximum number of shares that may be earned in any calendar year as a performance-based award is 1,000,000.

        Awards granted to participants under the 2012 Plan will vest only if certain conditions set forth in their awards are met. Vesting criteria can include the passage of time or the attainment of performance objectives, or both. Participants in the plan do not need to be treated uniformly.

        The 2012 Plan will be administered by the committee appointed by our board of directors, which will have authority to grant awards and determine the recipients, exercise price, conditions and other terms of such awards, provided that the exercise price for stock options must be at least the fair market value of our common stock as of the date the award is granted or, in the case of incentive stock options granted to a holder of ten percent or more of voting power, at least 110% of the fair market value of our common stock as of the date the award is granted. The committee will also have full discretionary authority to interpret the terms of the 2012 Plan and any awards made under the plan and to grant substitute awards under certain circumstances. Performance-based awards must be based on one or more performance criteria set forth in the 2012 Plan, with the specific criteria to apply to each award to be at the discretion of the compensation committee. Unless the committee appointed by the board of directors provides otherwise, holders of restricted stock will be able to receive dividends, if any, paid to owners of such shares. Any dividend or distribution, other than a cash distribution, will be subject to those restrictions to which the award is subject. If permitted by applicable law, the compensation committee may delegate its authority to a subcommittee or to our management.

        Upon a change in capitalization, such as a stock split, stock dividend or reclassification of shares, the compensation committee will adjust the number of securities available under the 2012 Plan and the terms of the outstanding awards, such as the number of securities and exercise price, as determined by the compensation committee.

        Upon a change in control of the company, the compensation committee has discretion to provide that one or more of the following occur with regard to all or any outstanding awards under the 2012 Plan:

  •
  awards will be assumed or that substantially equivalent awards will be substituted by the acquiring or succeeding entity,

  •
  the participants' unexercised awards will terminate immediately prior to the change in control unless exercised within a specified time period provided by written notice,

  •
  outstanding awards will become exercisable, realizable or deliverable (or restrictions will lapse) before or upon the change in control,

  •
  a cash payment be made to participants, if a cash payment would be made for shares surrendered in the change in control, or

  •
  in connection with a liquidation or dissolution, awards will convert into the right to receive the liquidation proceeds.

        A change in control generally will occur upon the acquisition of 40% or more of either our outstanding shares or combined voting power; if the majority of new directors on our board are not approved by a majority of the incumbent board; if a reorganization, merger or consolidation of us or other similar disposition of our assets occurs; or approval by our stockholders of a complete dissolution or liquidation of us.

        Awards under the 2012 Plan are only transferable by will, the laws of descent or pursuant to a qualified domestic relations order. No award may be granted under the 2012 Plan on or after the tenth anniversary of the date on which our initial public offering of common stock closes. The compensation committee may amend, suspend or terminate the 2012 Plan at any time, except that stockholder approval will be required to comply with applicable law or stock market requirements.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our certificate of incorporation, which also will become effective upon the closing of this offering, limits the liability of our directors for monetary damages for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the maximum extent permitted by the Delaware General Corporation Law.

        Our certificate of incorporation and by-laws, which will become effective upon the closing of this offering, provide that, subject to certain exceptions, we are required to indemnify our directors, officers, employees and agents, in each case to the fullest extent permitted by Delaware law. Our by-laws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these by-law provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

        The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        We describe below transactions, since our inception, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  a director, executive officer, holder of more than 5% of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

TANFIELD TRANSACTIONS

        Since our formation in January 2009, we have entered into various transactions with Tanfield or its affiliates, as described below. At the time of each such transaction, (i) Tanfield beneficially owned more than 5% of our common stock, (ii) Roy Stanley, who was Chairman of our board of directors from December 18, 2009 through November 4, 2011, beneficially owned more than 10% of Tanfield's outstanding share capital and was a director of Tanfield, and (iii) Darren Kell, who has been a member of our board of directors since our formation, was the chief executive officer and a director of Tanfield.

Smith UK acquisition

        We acquired our Smith UK business from Tanfield and certain of its subsidiaries, effective January 1, 2011, for a total purchase price of $15.0 million. We paid Tanfield $750,000 of the purchase price at closing and the remainder is payable in 19 equal monthly installments. The unpaid portion of the purchase price bears interest at a rate of 4.0% in excess of the base rate established by Barclays Bank PLC from time to time. In connection with the closing of our 2011 convertible notes financing, we paid Tanfield $5.6 million of the unpaid portion of the purchase price and Tanfield converted $2.0 million of the unpaid purchase price into a convertible note of like principal amount and a warrant to purchase 48,183 shares of our common stock. We are obligated to pay the $0.5 million balance, plus accrued interest, in full to Tanfield upon the completion of this offering.

Tanfield production facility license agreement

        Through Smith Europe, we license our 80,000 square foot production facility in Washington, Tyne and Wear, England from Tanfield pursuant to a license to occupy dated January 1, 2011. Tanfield leases the entire 250,000 square foot facility from a third party. The license to occupy does not create a landlord-tenant relationship between Smith Europe and Tanfield. Smith Europe pays a fee of £23,500 per month to occupy space at the facility and we guarantee Smith Europe's obligations under the agreement. The license to occupy expires on December 31, 2013 unless terminated earlier in accordance with its terms.

Tanfield warrant

        On August 5, 2009, we issued a five-year warrant to Tanfield, which was amended on December 18, 2009. The warrant, as amended, provided Tanfield the right to purchase a number of shares of our common stock equal to 49% of (i) the number of shares of common stock issued and vested pursuant to our 2009 Incentive Compensation Plan, (ii) the number of shares of common stock issued to the investors in our Series A financing for amounts invested between $7.5 million and $10.0 million, (iii) the number of shares of common stock issued to the investors in our Series A financing for amounts invested between $10.0 million and $15.0 million, provided that such amounts were invested on or prior to August 7, 2009, and (iv) the number of shares of common stock issued to Roy Stanley pursuant to his services agreement with us. The warrant had an exercise price of $0.01 per share and was exercisable on a cashless basis. Tanfield exercised this warrant on March 12, 2010 for

640,468 shares of our common stock. We and Tanfield terminated this warrant effective November 4, 2011.

Tanfield license and services agreements

        On January 27, 2009, we entered into an agreement with Tanfield Engineering Systems Limited, or Tanfield Engineering, a wholly owned subsidiary of Tanfield, under which Tanfield Engineering agreed to provide us with certain services and a license to certain intellectual property necessary for our business operations. On August 5, 2009, we entered into a license agreement with Tanfield Engineering under which Tanfield Engineering licensed to us the exclusive right to develop, test, manufacture, market, distribute, sell and service electric vehicles in North America under Tanfield's electric vehicle intellectual property (other than trade and service marks). Under the license agreement, we were required to pay Tanfield an upfront payment of £1.0 million, which was payable in installments, and a royalty equal to 2% of our net sales of commercial electric vehicles until the upfront payment was paid in full and a royalty of 1% of our net sales of commercial electric vehicles thereafter. We paid Tanfield an aggregate of £1.0 million in upfront payments and royalties under the license agreement. Additionally, we issued Tanfield 4,409,549 shares of our common stock, which represented 49% of our then-outstanding common stock, as partial consideration for Tanfield Engineering entering into the license agreement. Tanfield Engineering also performed certain services in support of our business and we paid Tanfield Engineering $0.4 million for such services. The license and services agreements were terminated, and Smith Europe acquired the licensed intellectual property rights, in connection with the acquisition of the Smith UK business from Tanfield.

Tanfield letter agreement

        In November 2011, we entered into a letter agreement with Tanfield in which Tanfield agreed to not acquire or enter into any derivative contract that provides Tanfield with the economic benefit of acquiring any shares of our common stock or to make any public announcement of its intention to take any such actions. The letter agreement also restricts Tanfield's ability to transfer its rights under our amended and restated investor rights agreement in connection with Tanfield's transfer of more than 10% of our outstanding common stock to a third party unless the third party agrees to abide by the standstill provisions described in the preceding sentence.

EQUITY AND DEBT ISSUANCES

2012 bridge notes financing

        Between July 16, 2012 and July 24, 2012, we issued bridge notes having a maximum aggregate principal amount of $11.5 million to certain existing stockholders and other third parties. The bridge notes accrue interest at 8.00% per annum and mature 180 days from the date of issuance. All outstanding principal of and accrued interest on the bridge notes will become due and payable upon the closing of this offering. This $11.5 million includes a bridge note we issued to Tanfield having a principal amount of $3.0 million, all of which is outstanding.

Series D preferred stock issuance

        Between January 30, 2012 and April 2, 2012, we issued 946,420 shares of our Series D preferred stock and warrants to purchase 141,946 shares of our common stock for aggregate proceeds of $15.3 million. The following table sets forth for each of our 5% stockholders and directors that participated in the offering, the number of shares purchased, the number of shares covered by the warrant received and the purchase price paid, by such stockholder.

Name	Shares of Series D Preferred Stock	Warrant Shares	Purchase Price
Continental Casualty Company	371,517	55,727	$6,000,000
Potomac Energy Fund, L.P.	154,798	23,218	2,500,000
Robert J. Druten	7,739	1,160	125,000

Total:	534,054	80,105	8,625,000

Series C preferred stock issuance

        Between November 3, 2011 and November 8, 2011, we issued 2,431,170 shares of our Series C preferred stock in connection with the conversion of all of our outstanding 2011 convertible notes. We did not receive any additional cash proceeds from the conversion of our 2011 convertible notes into Series C preferred stock. The following table sets forth for each of our 5% stockholders that converted a convertible note into shares of Series C preferred stock and the number of shares received upon conversion.

Name	Number of Shares
Tanfield Group Plc	160,992
Continental Casualty Company	1,215,636
Potomac Energy Fund, L.P.	226,918

Total:	1,603,546

2011 convertible notes financing

        Between October 7, 2011 and October 31, 2011, we issued and sold $30.0 million in aggregate principal amount of 2011 convertible notes and seven-year warrants to purchase 726,960 shares of our common stock for aggregate proceeds of $30.0 million. The aggregate proceeds consisted of cash proceeds of $25.2 million, cancellation of the $2.8 million of indebtedness under the senior note and the conversion of approximately $2.0 million of the outstanding balance of the purchase price we owe to Tanfield in connection with the acquisition of our Smith UK business. Wynston Hill Capital, LLC, or Wynston Hill, which beneficially owned more than 5% of our outstanding common stock at the time of the transaction, served as our placement agent, and we paid Wynston Hill a fee of $485,189 for such services. The following table sets forth for each of our 5% stockholders that participated in the offering, the principal amount of the convertible note and the number of shares covered by the warrant received, and the purchase price paid, by such stockholder.

Name	Principal Amount of Convertible Note	Warrant Shares	Purchase Price
Tanfield Group Plc	$1,988,388	48,183	$1,988,388
Continental Casualty Company	15,000,000	363,489	15,000,000
Potomac Energy Fund, L.P.	2,800,000	67,851	2,800,000

Total:	$19,788,388	479,523	$19,788,388

Senior note financing

        On September 14, 2011, we issued a $2.8 million senior note to Potomac Energy Fund LP, which beneficially owned more than 5% of our outstanding capital stock at the time of the transaction. The senior note accrued interest at 8.00% per annum and had a maturity date of December 31, 2011. We exchanged this note in connection with our Series C financing discussed above.

Series B preferred stock

        In February and March 2011, (i) we sold an aggregate of 3,239,202.6576 shares of Series B preferred stock at a purchase price of $12.04 per share for aggregate cash proceeds of approximately $39.0 million and (ii) we issued an aggregate of 1,569,804.48 shares of Series B preferred stock to holders of the bridge notes and warrants described below upon the conversion of all but approximately $171,167 (which we repaid in cash) of the bridge notes at the conversion price of $12.04 per share and the cashless exercise of the outstanding warrants. Wynston Hill, which beneficially owned more than 5% of our outstanding capital stock at the time of the transaction, served as our placement agent, and we paid Wynston Hill a fee of $1,200,000 for such services.

2010 bridge note financing

        Between March and October 2010, we issued and sold $14.2 million of units, each consisting of a $500,000 principal amount senior unsecured convertible promissory bridge note, or a bridge note, and a two-year warrant to purchase shares of the class of our equity securities into which the bridge notes were convertible. The notes accrued interest as a rate of 12% per annum and matured on the earlier of one year from the date of issuance and the consummation of an equity offering in which we receive gross proceeds of at least $20.0 million. In March 2011, all but approximately $171,167 (which we repaid in cash) of the full principal amount of and accrued and unpaid interest on the bridge notes was converted into shares of series B preferred stock and each of the warrants was exercised in a cashless transaction for the issuance of shares of Series B preferred stock, as described above under "—Series B preferred stock." Wynston Hill, which beneficially owned more than 5% of our outstanding capital stock at the time of the transaction, acted as our placement agent in connection with the issuance of the units, and we paid Wynston Hill a fee of $707,500 for such services. Bruce Shalett, who served on our board of directors from our inception until his resignation in March 2010, was an executive of Wynston Hill at the time of such transactions.

Series A debentures and common stock

        Between March 2009 and January 2010, we issued and sold $11.1 million of units, each consisting of a Series A debenture with a principal amount of $100,000 and 6,666 shares of our common stock. Wynston Hill, which beneficially owned more than 5% of our outstanding capital stock at the time of the transaction, acted as our placement agent in connection with the issuance, and we paid Wynston Hill a fee of $555,000 for such services. Bruce Shalett, who served on our board of directors from our inception until his resignation in March 2010, was an executive of Wynston Hill at the time of such transactions.

Common stock issuances

        On January 16, 2009, we issued 797,063 shares of our common stock to Wynston Hill as consideration for financial advice and consulting services provided to us in connection with our organization and development of our business plan. On that same date, we issued 3,128,257 and 664,220 shares of our common stock to Bryan Hansel, our Chief Executive Officer, and Robin Mackie, our Chief Technology Officer, respectively, in each case as compensation for services provided to us. Of the shares issued to Mr. Hansel, 1,998,800 were subject to forfeiture if Mr. Hansel was not appointed chairman of our board of directors on or before December 31, 2009. Mr. Hansel forfeited these 1,998,800 shares, which we then issued to Mr. Stanley on December 18, 2009 upon Mr. Stanley's appointment as chairman of our board of directors.

OTHER TRANSACTIONS

Investor rights agreement

        We have entered into a second amended and restated investor rights agreement, dated as of January 30, 2012, with the holders of our preferred stock and certain holders of our common stock, including some of our directors, executive officers and holders of more than five percent of our voting securities and their affiliates. This agreement provides for certain rights relating to the registration of such stockholders' shares of common stock, including, as applicable, those issued upon conversion of their Series B, Series C or Series D preferred stock. See "Description of Capital Stock—Registration Rights" for additional information.

Right of first refusal and co-sale agreement

        We have entered into a second amended and restated right of first refusal and co-sale agreement, dated as of January 30, 2012, with the holders of our preferred stock and certain holders of our common stock, including some of our directors, executive officers and holders of more than five percent of our voting securities and their affiliates, pursuant to which we and the holders of our preferred stock have a right of purchase and co-sale in respect of sales of securities by our common stockholders party to the agreement. These purchase and co-sale rights do not apply to shares sold pursuant to this offering, and this agreement will terminate on the day prior to the closing date of this offering.

Voting and drag-along agreement

        We have entered into a second amended and restated voting and drag-along agreement, dated as of January 30, 2012, with the holders of our preferred stock and certain holders of our common stock, including some of our directors, executive officers and holders of more than five percent of our voting securities and their affiliates, pursuant to which, among other things, each of the parties thereto has agreed to vote all of the shares of our capital stock they hold in the manner described therein with respect to the size and composition of our board of directors and certain liquidation events of us, subject to certain specified exceptions. Additionally, the parties to this agreement have agreed to sell the shares of our capital stock they hold in connection with certain sales of more than 50% of our outstanding voting stock and to provide the other parties to the agreement the right to sell shares of our capital stock held by such other parties in the event of a sale by any parties to the agreement of at least 50% of our outstanding voting stock, in each case, subject to certain specified exceptions. The agreement also provides Tanfield with certain approval rights over certain deemed liquidation events and contains non-competition covenants applicable to each of the stockholder parties to the agreement. This agreement will terminate upon the closing of this offering.

Indemnification agreements

        We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Executive Compensation—Limitation on Liability and Indemnification."

Arrangements with Jeffrey Hansel

        On December 14, 2009, we entered into a service agreement with Tooling Edge, LLC and Jeffrey Hansel, a family member of our Chief Executive Officer, under which Tooling Edge, LLC and Mr. Hansel agreed to provide us with certain consulting services as may be requested by us from time to time, which have primarily included developing and improving our supply sourcing. From December 2009 until November 2010, we paid Tooling Edge, LLC and Mr. Hansel, collectively, $4,000 per month for these services, in addition to reimbursement for reasonable expenses incurred in providing the services. In connection with an increase in the services provided under the services agreement, since

November 2010 we have paid them a monthly services fee of $15,000, plus reasonable expense reimbursements. In total we paid them an aggregate of $69,552 and $246,724 in service fees and reimbursements in 2010 and 2011, respectively.

        On April 16, 2012, Mr. Hansel commenced employment with us as our Senior Director of Global Development and Engineering Procurement. In connection with the commencement of Mr. Hansel's employment, in March 2012, we granted Mr. Hansel an option to purchase 40,000 shares of our common stock at an exercise price of $16.15 per share. Our services agreement with Tooling Edge, LLC was terminated upon the commencement of Mr. Hansel's employment with us.

Roy Stanley services agreement

        On December 18, 2009, we entered into a services agreement with Roy Stanley, the former Chairman of our board of directors and the founder and a director of Tanfield. In consideration of his services as Chairman, we issued to Mr. Stanley 1,998,800 shares of our common stock. We and Mr. Stanley executed an addendum to this agreement on January 15, 2010, under which Mr. Stanley agreed to provide us with certain additional services focusing on identifying new technology and product portfolio opportunities. We pay Mr. Stanley £4,000 per month for these additional services.

RELATED PERSON TRANSACTIONS POLICY

        Our board of directors has adopted a Related Person Transactions Policy, which governs the review, approval and ratification of transactions involving us and related persons where the amount involved exceeds $120,000. Related persons include our executive officers, directors, director nominees, 5% stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, prior to entering into any related-person transaction, our general counsel or corporate secretary is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person's relationship to us and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to us of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

        The general counsel or corporate secretary, in consultation with our legal counsel as appropriate, then assesses whether the proposed transaction is a related-person transaction for purposes of the policy and SEC rules. If the general counsel or corporate secretary determines that the proposed transaction is a related-person transaction, the proposed transaction is then submitted to the audit committee of our board of directors for its consideration. The audit committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to us of the transaction; (ii) the impact of the transaction on a director's independence, in the event such person is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the audit committee can participate in any review, consideration or approval of any related-person transaction if such member or any of his or her immediate family members is the related person. The audit committee approves only those proposed transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as determined by the audit committee in good faith. In the event that we become aware of a related-person transaction that has not been previously approved or ratified, a similar process will be undertaken in order to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. Our general counsel or corporate secretary also may develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock, as of July 24, 2012 by:

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each selling stockholder.

        The number of shares beneficially owned by each stockholder is determined under SEC rules. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In addition, these rules provide that an individual or entity beneficially owns any shares issuable upon the exercise of stock options or warrants held by such person or entity that were exercisable on July 24, 2012 or within 60 days after July 24, 2012; and any reference in the footnotes to this table to stock options refers only to such options or warrants. "Shares Beneficially Owned Prior to Offering" includes, in addition to the 10,507,929 shares of common stock outstanding as of July 24, 2012, 8,186,569 shares of common stock issuable upon the conversion immediately prior to the closing of this offering of all whole shares of Series B preferred stock, Series C preferred stock and Series D preferred stock, each of which has a one-to-one conversion ratio. In computing the percentage ownership of each individual and entity, the number of outstanding shares of common stock includes, in addition to the 10,507,929 shares outstanding as of July 24, 2012 and the shares of common stock issuable upon the conversion of all whole shares of our Series B preferred stock, Series C preferred stock and Series D preferred stock, any shares subject to options or warrants held by that individual or entity that were exercisable on or within 60 days after July 24, 2012. These shares are not considered outstanding, however, for the purpose of computing the percentage ownership of any other stockholder. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Smith Electric Vehicles Corp., 12200 N.W. Ambassador Drive, Suite 326, Kansas City, Missouri 64163.

	Shares Beneficially Owned			Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Prior to the Offering	Shares Being Offered	Shares Subject to Overallotment	After the Offering	After the Offering (Overallotment Option Exercised in Full)	Prior to the Offering	After the Offering	After the Offering (Overallotment Option Exercised in Full)
5% Stockholders
Tanfield Group Plc Vigo Centre, Birtley Road Washington, Tyne and Wear NE38 9DA United Kingdom(1)	5,259,192					28.05%
Continental Casualty Company 333 South Wabash Avenue 23 South Chicago, Illinois 60604(2)	3,252,217					17.01%
Roy Stanley 16 Graham Park Road Newcastle upon Tyne NE3 4BH United Kingdom(3)	1,998,800					10.69%
Potomac Energy Fund, LP 1105 Market Street, Suite 300 Wilmington, DE 19801(4)	1,461,987					7.78%

	Shares Beneficially Owned			Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Prior to the Offering	Shares Being Offered	Shares Subject to Overallotment	After the Offering	After the Offering (Overallotment Option Exercised in Full)	Prior to the Offering	After the Offering	After the Offering (Overallotment Option Exercised in Full)
Directors and Named Executive Officers
Bryan L. Hansel(5)	1,129,457					6.00%
Paul R. Geist	101,422					*
Geoffrey E. Allison	—					—
Robin J. Mackie	664,220					3.55%
Robert J. Druten(6)	8,899					*
Darren Kell	—					—
John F. Smith(7)	5,339					*
Thomas T. Stallkamp	—					—
All of our directors and executive officers as a group (15 persons)						11.7%
Other Selling Stockholders
Douglas Fleming	25,355					*

*
Represents beneficial ownership of less than 1.0% of our common stock.

(1)
Consists of 5,050,017 shares of common stock held of record by Tanfield Group Plc, 160,992 shares of common stock issuable upon the conversion of shares of Series C preferred stock, and 48,183 shares subject to a currently exercisable warrant. Tanfield may sell a portion of its shares in this offering. Jon Pither, Darren Kell, Charles Brooks, Brendan Campbell, Roy Stanley, John Bridge, Martin Groak and Jeremy Wooding are directors of Tanfield that may be deemed to have shared voting and investment authority with respect to the shares of our capital stock owned of record by Tanfield. As such, each of Messrs. Pither, Kell, Brooks, Campbell, Stanley, Bridge, Groak and Wooding may be deemed to have voting and/or investment power over the 5,050,017 shares of common stock held of record by Tanfield, the 160,992 shares of common stock issuable upon the conversion of shares of Series C preferred stock and the 48,183 shares of common stock issuable upon the exercise of a warrant held of record by Tanfield. Each of Messrs. Pither, Kell, Brooks, Campbell, Stanley, Bridge, Groak and Wooding disclaims beneficial ownership with respect to such shares.

(2)
Consists of 1,245,848, 1,215,636 and 371,517 shares of common stock issuable upon the conversion of shares of Series B preferred stock, Series C preferred stock and Series D preferred stock; respectively, and 19,216 shares subject to currently exercisable warrants. Continental Casualty Company is a wholly-owned subsidiary of The Continental Corporation, which is a wholly-owned subsidiary of CNA Financial Corporation. Loews Corporation owns 90% of the outstanding common shares of CNA Financial Corporation. Albert J. Miralles, Jr. is an officer of Continental Casualty Company that may be deemed to have shared voting and investment authority with respect to the shares of our capital stock owned of record by Continental Casualty Company. As such, each of The Continental Corporation, CNA Financial Corporation, Loews Corporation and Mr. Miralles may be deemed to have voting and/or investment power over the 3,252,217 shares of common stock issuable upon the conversion of shares of Series B preferred stock, Series C preferred stock and Series D preferred stock and the exercise of warrants held of record by Continental Casualty Company. Each of The Continental Corporation, CNA Financial Corporation, Loews Corporation and Mr. Miralles disclaims beneficial ownership with respect to such shares.

(3)
Consists of 1,998,800 shares of common stock held of record by Storm Finance Group Incorporated, 34 North Quay, Douglas, Isle of Man, IM1 4LB. Mr. Stanley owns 100% of the equity interests in Storm Finance Group Incorporated.

(4)
Consists of 989,202, 226,918 and 154,798 shares of common stock issuable upon the conversion of shares of Series B preferred stock, Series C preferred stock and Series D preferred stock, respectively, and 91,069 shares subject to currently exercisable warrants. Daniel H. Nadash, Goodloe E. Byron, Jr. and Goodloe E. Byron, III are partners or directors of Potomac Energy Fund, LP that may be deemed to have shared voting and investment authority with respect to the shares of our capital stock owned of record by Potomac Energy Fund, LP. As such, each of Messrs. Nadash, Byron and Byron may be deemed to have voting and/or investment power over the 1,370,918 shares of common stock issuable upon the conversion of shares of Series B preferred stock, Series C preferred stock and Series D preferred stock and the exercise of warrants held of record by Potomac Energy Fund, LP. Each of Messrs. Nadash, Byron and Byron disclaims beneficial ownership with respect to such shares.

(5)
Consists of 829,457 shares of common stock held of record by Mr. Hansel and 300,000 shares of common stock held of record by Hansel (1997) Family Trust.

(6)
Consists of 7,739 shares of common stock issuable upon the conversion of shares of Series D preferred stock and 1,160 shares subject to a currently exercisable warrant.

(7)
Consists of 4,643 shares of common stock issuable upon conversion of shares of Series D preferred stock and 696 shares subject to a currently exercisable warrant.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding stock options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock from time to time or impair our ability to raise equity capital in the future.

        Upon the closing of this offering, a total of                        shares of common stock will be outstanding, after giving effect to the issuance of shares of our common stock upon the exercise, on a net exercise basis, of the warrants issued in connection with our 2011 convertible notes financing and our Series D preferred stock financing, based on an assumed initial public offering price of $            per share, which is the mid-point of the price range listed on the cover page of this prospectus, and assuming the conversion of all of our outstanding Series A debentures at an assumed conversion price of $            , which is 80% of the mid-point of the price range listed on the cover page of this prospectus. Of these shares, all                        shares of common stock sold in this offering by us and the selling stockholders, plus any shares sold upon exercise of the underwriters' option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act.

        The remaining shares of common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

        Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus
Between 90 and 180 days (subject to extension) after the date of this prospectus
Between 180 and 365 days (subject to extension) after the date of this prospectus
At various times beginning more than 365 days (subject to extension) after the date of this prospectus

        Additionally, 1,287,688 shares of our common stock that were subject to stock options outstanding as of June 30, 2012 will be eligible for sale 180 days after the effective date of this offering, subject to extension as described in the section entitled "Underwriting" in this prospectus.

RULE 144

        In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately                         shares immediately after this offering; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 701

        Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

        As of June 30, 2012, options to purchase 1,847,688 shares of our common stock were outstanding. Of those options, 256,688 were vested as of that date.

LOCK-UP AGREEMENTS

        We, our executive officers and directors, and the holders of substantially all of our outstanding shares of common and preferred stock and the holders of substantially all of our currently outstanding options, warrants and convertible debentures have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock, except in the circumstances described below. These restrictions will be in effect for a period of 180 days (or 365 days in the case of Tanfield) after the date of this prospectus, which period is subject to extension in the circumstances described in the section entitled "Underwriting" in this prospectus. At any time, UBS Securities LLC may, in its sole discretion, release some or all the securities from these lock-up agreements.

        Notwithstanding the above, if (i) during the period beginning on the date that is 15 calendar days plus three business days before the last day of the 180-day (or 365-day, in the case of Tanfield) period described in the paragraph above, or the initial lock-up period, and ends on the last day of the initial lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, then the restrictions imposed by these lock-up agreements will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs.

        The restrictions set forth above shall not apply to our issuance of shares of our common stock described below:

  •
  the registration of the offer and sale of the shares of our common stock described in this prospectus;

  •
  the issuance by us of shares of common stock upon the exercise or conversion of options, warrants, convertible preferred stock or convertible debentures disclosed as outstanding in this prospectus, provided that the recipient of such shares agrees in writing to be bound by the restrictions set forth above;

  •
  the issuance to employees, contractors or directors of restricted stock grants or stock options not exercisable during the lock-up period pursuant to equity incentive plans described in this prospectus; and

  •
  issuance by us of shares of common stock to Wanxiang Group or its affiliate, so long as the aggregate price of the shares of common stock issued shall not exceed $25,000,000 at a price per share of not less than the greater of (i) the public offering price on the cover of this prospectus, and (ii) the market price prevailing at the time of such issuance, and further provided that the recipient of such shares agrees in writing with UBS Securities LLC to be subject to the restrictions set forth above.

        The restrictions set forth above shall not apply to the following types of transfers of shares of our common stock, or securities convertible into or exchangeable or exercisable for our common stock, by any of our directors, executive officers or the holders of our shares or convertible securities in the following circumstances:

  •
  the sale of our common stock by the selling stockholders in this offering;

  •
  a bona fide gift; provided that the recipient thereof executes a lock-up agreement for the remainder of the lock-up period;

  •
  a disposition to any trust for the direct or indirect benefit of the holder and/or the holder's immediate family; provided, that (i) such disposition does not involve a disposition for value and (ii) such trust executes a lock-up agreement for the remainder of the lock-up period; and

  •
  a transaction relating to any of our securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such transactions.

REGISTRATION RIGHTS

        Upon completion of this offering, stockholders owning an aggregate of 18,694,498 shares of common stock or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock—Registration Rights" for additional information. Shares covered by a registration statement will be eligible for sales in the public market upon the expiration or release from the terms of the lock-up agreement.

REGISTRATION STATEMENTS

        We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all of the shares of common stock issued or reserved for issuance under our equity compensation plans and agreements. We expect to file this registration statement as soon as practicable after this offering. Shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements, and subject to vesting of such shares.

DESCRIPTION OF CAPITAL STOCK

GENERAL

        The following is a summary of the material provisions of our capital stock, of our certificate of incorporation and by-laws, as they will be in effect upon the closing of this offering, an investor rights agreement we have entered into with certain of our stockholders, and a rights plan we entered into with Broadridge Corporate Issuer Solutions, Inc., or the rights plan. This summary assumes the automatic conversion of all of the outstanding whole shares of our Series B preferred stock, Series C preferred stock and Series D preferred stock into shares of our common stock based on a one-to-one conversion ratio. This summary is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, by-laws, investor rights agreement and rights plan, all of which are filed as exhibits to the registration statement of which this prospectus forms a part.

        Upon the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

        As of June 30, 2012, we had outstanding:

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  10,507,929 shares of common stock, held of record by 55 stockholders,

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  options to acquire 1,847,688 shares of our common stock, and

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  warrants exercisable for 868,906 shares of our common stock.

We will grant options to acquire an additional 140,000 shares of our common stock upon the closing of this offering.

COMMON STOCK

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Any election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Holders of common stock are entitled to receive ratably any dividends declared by our board of directors, subject to any preferential dividend rights of then-outstanding preferred stock. See "Dividend Policy."

        In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any then-outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

        Upon the closing of this offering, no shares of preferred stock will be outstanding and our board of directors will be authorized, without action by our stockholders, to from time to time designate and issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

        The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change in control.

        Upon the closing of this offering, we will be authorized to issue up to             shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, or Series A junior preferred stock, none of which are issued and outstanding. Each share of Series A junior preferred stock will be entitled, when, as and if declared by our board of directors, or upon the declaring of any dividend (other than a common stock dividend) payable to the holders of our common stock to a minimum preferential quarterly dividend payment equal to the greater of (i) $0.001 per share, and (ii) an amount equal to 10,000 times the dividend declared per share of our common stock. Such dividends shall accrue and accumulate starting upon the date such Series A junior preferred stock were issued, the record date for the preferential dividend payment or the date of the preferential quarterly dividend payment, depending on the circumstances triggering the dividend payment. In the event of our liquidation, dissolution or winding up, holders of the Series A junior preferred stock will be entitled to a minimum preferential payment of $10,000 per share (plus any accrued but unpaid dividends, whether or not declared, to the date of payment). Each share of Series A junior preferred stock will have 10,000 votes, and, generally, holders of shares of Series A junior preferred stock and the holders of shares of our common stock will vote together as one class on matters submitted to a vote of our stockholders. In the event of any merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, each share of Series A junior preferred stock will be entitled to receive 10,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the Series A junior preferred stock's dividend, liquidation and voting rights, the value of the one ten-thousandth of a share of Series A junior preferred stock issuable upon exercise of each right issued under our rights plan should approximate the value of one share of our common stock. Holders of shares of Series A junior preferred stock have no preemptive, subscription, redemption or conversion rights. See "—Anti-Takeover Considerations—Stockholder rights plan."

        We currently have no plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

        We are party to a second amended and restated investor rights agreement that provides that holders of 18,694,498 shares of our common stock, including shares of common stock issuable upon the conversion of our Series B preferred stock, Series C preferred stock and Series D preferred stock in connection with this offering, with the right in specified circumstances to require us to register their shares under the Securities Act of 1933 for resale to the public. These shares are referred to as registrable securities. The investor rights agreement terminates on the fifth anniversary of the closing of this offering or, with respect to any holder of registrable securities, if earlier, on the date such holder has disposed of all its registrable securities. A summary of the registration rights held by holders of registrable securities pursuant to the investor rights agreement follows.

Demand registration rights

        Beginning on the earlier of February 10, 2016 and six months following the closing of this offering, holders of at least 30% of the outstanding registrable securities can, on not more than two occasions, request that we file a registration statement under the Securities Act in order to register all or any part of the registrable securities held by such holders, subject to certain conditions and limitations. The aggregate registrable securities requested to be registered pursuant to such request must have an anticipated aggregate public offering price, net of underwriting discounts and commissions, of at least $5,000,000.

        If our board of directors believes in good faith that it would be materially detrimental to us to proceed with a registration at the time the demand is made, we may delay the registration twice in any 12-month period for a period not to exceed 90 days. Also, if the holders of registrable securities requesting registration request that the shares be offered for distribution through an underwritten offering, we may reduce the number of registrable securities to be registered upon the advice of the underwriters for the offering. If shares of our stock requested to be included in a registration must be excluded pursuant to the underwriters' advice, we will generally register a pro rata portion of the shares requested to be registered.

Piggyback registration rights

        Subject to certain limitations, holders of registration rights pursuant to the investor rights agreement have unlimited rights to request that their registrable securities be included in any registration of our common stock that we initiate. However, these holders have no registration rights with respect to registrations relating solely to employee benefit plans or registrations on certain registration statement forms or a registration in connection with our initial public offering.

Form S-3 registration rights

        After we have qualified for registration on Form S-3, which will not occur until at least 12 months after we have become a public reporting company, holders of at least 10% of the outstanding registrable securities may request in writing that we effect registration of their shares on Form S-3, provided that the offering proceeds of the shares proposed to be registered on behalf of our stockholders, net of underwriting discounts and commissions, in each registration is at least $3,000,000.

        If our board of directors believes in good faith that it would be materially detrimental to us to proceed with an S-3 registration at the time the demand is made, we may delay the registration twice in any 12-month period for a period not to exceed 90 days. In addition, we are not required to make any registration on Form S-3 under the amended and restated investor rights agreement if we have effected another registration pursuant to the Form S-3 registration rights on behalf of the holders of registrable securities within six months prior to the request.

Transferability

        The registration rights are generally transferable to affiliates and any transferee who acquires at least 250,000 shares of registrable securities from the transferor. The letter agreement we entered into with Tanfield restricts Tanfield's ability to transfer its rights under the investor rights agreement to a third party in connection with any transfer by Tanfield of 10% or more of our outstanding common stock unless such third party agrees to abide by the standstill provisions set forth in the letter agreement. See "Relationships and Related Person Transactions—Tanfield Transactions—Tanfield letter agreement."

Expenses

        Generally, we are required to bear all registration and selling expenses incurred in connection with the demand, piggyback and Form S-3 registrations described above, other than underwriting discounts and commissions. We are also required to bear the reasonable fees and expenses, not to exceed $50,000, of one counsel for the selling stockholders in each registration.

ANTI-TAKEOVER CONSIDERATIONS

        Our certificate of incorporation, by-laws and rights plan, all of which will be in effect upon the closing of this offering, contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of

Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us. It is possible, however, that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Provisions of our certificate of incorporation and by-laws

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  Undesignated preferred stock.  As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

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  Limits on ability of stockholders to act by written consent or call a special meeting.  Our certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our by-laws or remove directors without holding a meeting of our stockholders called in accordance with our by-laws.

    Additionally, our by-laws provide that special meetings of stockholders may be called only by the chairperson of the board, our chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

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  Requirements for advance notification of stockholder nominations and proposals.  Our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

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  Board classification.  Following the closing of this offering, our board of directors will be divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. For more information on our classified board, see "Management—Board of Directors." A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is it more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

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  No cumulative voting.  Our certificate of incorporation and by-laws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted, which makes it more difficult for a minority stockholder to influence our board's decision regarding a takeover.

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  Amendment of charter provisions.  The amendment of the provisions of our certificate of incorporation described above and the amendment by stockholders of the by-laws described above require approval by holders of at least 75% of our outstanding capital stock entitled to vote generally in the election of directors.

Stockholder rights plan

        Our board of directors has adopted a rights plan that will be effective upon the closing of this offering and has declared a dividend of one preferred stock purchase right, or a right, for each outstanding share of our common stock held of record as of the close of business on the closing date of this offering. The rights are not intended to prevent a takeover of us and will not do so; however, the rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board and without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter certain acquirors from making takeover proposals or tender offers. However, the rights are intended to help ensure that our stockholders receive fair and equal treatment in the event of any proposed takeover of us. Our entry into the rights plan was not in response to any specific takeover threat or proposal, but is a precaution taken to protect the rights of our stockholders.

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  The rights.  Each right initially represents the right to purchase, for $            , which we refer to as the purchase price, one ten-thousandth of a share of the Series A junior preferred stock. The rights will attach to all shares of our common stock issued after the closing of this offering and prior to the rights becoming exercisable. Prior to the distribution date referred to below, the rights will be represented only by the stock certificates (or book entry records) evidencing shares of our common stock to which the rights are attached. Prior to exercise, a right does not give its holder any rights as stockholder.

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  Exercisability.  The rights are not exercisable until the occurrence of a distribution date. After the distribution date, the rights may be transferred on the books and records of the rights agent as provided in the rights agreement. A distribution date is the earlier of: (i) the 10th day after public announcement that any person or group has become an acquiring person and (ii) the 10th business day after the commencement of a tender or exchange offer by a person or group (other than us, any of our subsidiaries or any of our or our subsidiaries' employee benefit or stock ownership plans) for 15% or more of the then-outstanding shares of our common stock.

    An acquiring person, generally, is a person or group (other than us, any of our subsidiaries or any of our or our subsidiaries' employee benefit or stock ownership plans) that has become the beneficial owner of 15% or more of the then-outstanding shares of our common stock. However, no such person or group will be deemed an acquiring person if:

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    the person or group beneficially owns 15% or more of the outstanding shares of our common stock as of the closing date of this offering and does not acquire any additional shares (except in connection with any of the events referred to in clauses (i) through (iii) below);

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    the person or group becomes the beneficial owner of 15% or more of our outstanding common stock after the closing of this offering solely as a result of (i) a reduction in the number of shares of outstanding common stock, (ii) the exercise of, or lapse of restrictions on, any options, warrants, rights or similar interests granted by us to our directors, officers or employees, or (iii) any unilateral grant of any security by us, and, in any such case, does not acquire any additional shares of our common stock (except through the subsequent occurrence of any of the events referred to in the preceding clauses (i) through (iii)); or

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    our board of directors determines that the person or group has become an acquiring person inadvertently and the person or group promptly divests (or enters into an irrevocable commitment to divest) enough common stock to reduce its beneficial ownership percentage below 15%.

    After a distribution date, any rights beneficially owned by an acquiring person (or any transferee of the acquiring person) will become null and void and may not be exercised. All other rights holders will have the right to receive, upon exercise of their rights and payment of the purchase price, that number of shares of our Series A junior preferred stock having a market value equal to twice the purchase price.

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  Exchange.  At any time after any person or group has become an acquiring person (but before any person or group becomes the beneficial owner of 50% or more of our common stock), our board may, at its option, elect to exchange all or part of the outstanding and exercisable rights (other than the rights beneficially owned by the acquiring person or any transferee of an acquiring person) at an exchange ratio of one share of common stock per right, subject to adjustment as set forth in the rights agreement. The rights cannot be exercised following our board's determination to effect a rights exchange.

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  Redemption.  At any time before a person or group becomes an acquiring person, our board of directors may, at its option, redeem all, but not less than all, of the then-outstanding rights at a redemption price of $0.0001 per right, subject to adjustment as set forth in the rights agreement. The rights cannot be exercised following the board's determination to redeem the rights.

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  Expiration.  Unless earlier exercised, the rights (and the rights agreement) will expire on the earliest of (i) the tenth anniversary of the closing date of this offering, (ii) the redemption of the rights and (iii) any exchange of the rights.

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  Amendments.  Our board of directors may amend or supplement the rights agreement without the consent of the rights holders at any time prior to the distribution date. After the distribution date, without the consent of the rights holders, the board may amend or supplement the rights agreement only to cure an ambiguity, alter time period provisions, correct inconsistent provisions or make other changes that do not adversely affect any rights holder.

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  Anti-Dilution Provisions.  Our board may adjust the purchase price, the exchange ratio, the redemption price, the number of shares of Series A junior preferred stock issuable upon exercise of the rights and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of our common stock. Subject to certain limited exceptions, no adjustments to the purchase price of less than 1% will be made.

Delaware anti-takeover statute

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

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  at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

DELAWARE AS SOLE AND EXCLUSIVE FORUM

        Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated by-laws or (iv) any action asserting a claim against us governed by the internal affairs doctrine, in each case, except to the extent otherwise agreed to by our board of directors or to the extent personal jurisdiction cannot be obtained over an indispensable party to the action. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction. The amendment of this provision of our certificate of incorporation requires approval by holders of at least 75% of our outstanding capital stock entitled to vote generally in the election of directors.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common and preferred stock will be Broadridge Corporate Issuer Solutions, Inc.

THE NASDAQ GLOBAL MARKET

        We have applied to have our common stock listed on The Nasdaq Global Market under the symbol "SMTH."

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material United States federal income tax and estate tax consequences of the ownership and disposition of our common stock to non-United States holders, but does not purport to be a complete analysis of all of the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax or estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any United States state or locality or any non-United States jurisdiction or under United States federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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  banks, insurance companies or other financial institutions;

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  persons subject to the alternative minimum tax;

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  tax-exempt organizations;

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

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  certain former citizens or long-term residents of the United States;

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  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction;

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  persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

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  persons deemed to sell our common stock under the constructive sale provisions of the Code.

        In addition, if a partnership or entity classified as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

        You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the United States federal estate or gift tax rules or under the laws of any United States state or local or any non-United States or other taxing jurisdiction or under any applicable tax treaty.

NON-UNITED STATES HOLDER DEFINED

        For purposes of this discussion, you are a non-United States holder if you are any holder other than:

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  an individual citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

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  an estate whose income is subject to United States federal income tax regardless of its source; or

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  a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

DISTRIBUTIONS

        If we make distributions on our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock (as discussed further below).

        Any dividend paid to a non-United States holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

        Dividends received by you that are effectively connected with your conduct of a United States trade or business generally are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-United States holder, dividends you receive that are effectively connected with your conduct of a United States trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

        If you do not timely provide us with the required certification for the exemption from or reduction of United States withholding tax, but are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

        You generally will not be required to pay United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

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  the gain is effectively connected with your conduct of a United States trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale under regular graduated United States federal income tax rates, and for a non-United States holder that is a corporation, such non-United States holder may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

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  you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by United States source capital losses (even though you are not considered a resident of the United States) (subject to applicable income tax or other treaties); or

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  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" for United States federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

UNITED STATES FEDERAL ESTATE TAX

        Our common stock held (or treated as held) by an individual non-United States holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

        Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-United States status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person.

        Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale, exchange or other disposition of our common stock by non-U.S. offices of U.S. brokers or non-U.S. brokers with certain types of relationships to the United States unless the non-United States holder establishes an exemption.

        Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

RECENTLY ENACTED LEGISLATION AFFECTING TAXATION OF OUR COMMON STOCK HELD BY OR THROUGH FOREIGN ENTITIES

        Recently enacted legislation generally will impose a United States federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a "foreign financial institution" (as specially defined under these rules), unless such institution enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners). The legislation also will generally impose a United States federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying certain direct and indirect United States owners of the entity. The IRS released a notice, however, delaying implementation of these rules with respect to withholding on payments of dividends until January 1, 2014, and with respect to withholding on gross proceeds from a disposition of our common stock until January 1, 2015. Under certain circumstances, a non-United States holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

        The preceding discussion of United States federal tax considerations for non-United States holders is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and non-United States tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

        We and the selling stockholders are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and Deutsche Bank Securities Inc are acting as joint book-running managers of this offering and as the representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the representatives. Subject to the terms and condition of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table.

Underwriters	Number of shares
UBS Securities LLC
Deutsche Bank Securities Inc.

Total

        The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        Our common stock is offered subject to a number of conditions, including:

  •
  receipt and acceptance of our common stock by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        We have been advised by the representatives that the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

        The selling stockholders may be deemed underwriters with respect to the shares of our common stock they offer for sale.

OVER-ALLOTMENT OPTION

        We and the selling stockholders have granted the underwriters an option to buy up to an aggregate of                        additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

        Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. Sales of shares made outside of the United States may be made by affiliates of the underwriters. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

        The following table shows the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Paid by us		Paid by selling stockholders		Total
	No exercise	Full exercise	No exercise	Full exercise	No exercise	Full exercise
Per share	$	$	$	$	$	$
Total	$	$	$	$	$	$

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $            .

NO SALES OF SIMILAR SECURITIES

        We, our executive officers and directors, and the holders of substantially all of our outstanding shares of common and preferred stock and the holders of substantially all of our currently outstanding options, warrants and convertible debentures have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock, except in the circumstances described below. These restrictions will be in effect for a period of 180 days (or 365 days in the case of Tanfield) after the date of this prospectus, which period is subject to extension in the circumstances described in the paragraph below. At any time, UBS Securities LLC may, in its sole discretion, release some or all the securities from these lock-up agreements.

        Notwithstanding the above, if (i) during the period beginning on the date that is 15 calendar days plus three business days before the last day of the 180-day (or 365-day, in the case of Tanfield) period described in the paragraph above, or the initial lock-up period, and ends on the last day of the initial lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, then the restrictions imposed by these lock-up agreements will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs.

        The restrictions set forth above shall not apply to our issuance of shares of our common stock described below:

  •
  the registration of the offer and sale of the shares of our common stock described in this prospectus;

  •
  the issuance by us of shares of common stock upon the exercise or conversion of options, warrants, convertible preferred stock or convertible debentures disclosed as outstanding in this prospectus, provided that the recipient of such shares agrees in writing to be bound by the restrictions set forth above;

  •
  the issuance to employees, contractors or directors of restricted stock grants or stock options not exercisable during the lock-up period pursuant to equity incentive plans described in this prospectus; and

  •
  the issuance by us of shares of common stock to Wanxiang Group or its affiliate, so long as the aggregate price of the shares of common stock issued shall not exceed $25,000,000 at a price per share of not less than the greater of (i) the public offering price on the cover of this prospectus, and (ii) the market price prevailing at the time of such issuance, and further provided that the recipient of such shares agrees in writing with UBS Securities LLC to be subject to the restrictions set forth above.

        The restrictions set forth above shall not apply to the following types of transfers of shares of our common stock, or securities convertible into or exchangeable or exercisable for our common stock, by any of our directors, executive officers or the holders of our shares or convertible securities in the following circumstances:

  •
  the sale of our common stock by the selling stockholders in this offering;

  •
  a bona fide gift; provided that the recipient thereof executes a lock-up agreement for the remainder of the lock-up period;

  •
  a disposition to any trust for the direct or indirect benefit of the holder and/or the holder's immediate family; provided, that (i) such disposition does not involve a disposition for value and (ii) such trust executes a lock-up agreement for the remainder of the lock-up period; and

  •
  a transaction relating to any of our securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such transactions.

INDEMNIFICATION

        We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ GLOBAL MARKET LISTING

        We have applied to list our common stock on The Nasdaq Global Market under the symbol "SMTH."

PRICE STABILIZATION, SHORT POSITIONS

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  purchases to cover positions created by short sales;

  •
  imposition of penalty bids; and

  •
  syndicate covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

DETERMINATION OF OFFERING PRICE

        Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

  •
  the information set forth in this prospectus and otherwise available to representatives;

  •
  our history and prospects and the history and prospects for the industry in which we compete;

  •
  our past and present financial performance and an assessment of our management;

  •
  our prospects for future earnings and the present state of our development;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly-traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

AFFILIATIONS

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may from time to time in the future engage with us and perform services for us in the ordinary course of their business for which they will receive customary fees and expenses. For example, we have asked UBS Securities LLC to advise us and provide valuation services in connection with the establishment of our rights plan described in "Description of Capital Stock—Anti-Takeover Considerations—Shareholder rights plan." Estimated fees for such services are not expected to exceed $100,000. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us or our subsidiaries. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

NOTICE TO INVESTORS

Notice to prospective investors in the European Economic Area

        In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the "Shares") may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Directive;

  •
  by the Managers to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Lead Manager for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Shares shall result in a requirement for the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to prospective investors in the United Kingdom

        This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to prospective investors in Switzerland

        The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange.

Therefore, the prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to prospective investors in Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

        The securities are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

Notice to prospective investors in Hong Kong

        The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to "professional investors" within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the SFO and any rules made thereunder.

Notice to prospective investors in Japan

        Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

        This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

  •
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law; or

  •
  as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Dubai International Finance Centre

        This prospectus relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to Professional Investors. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

 LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Covington & Burling LLP, Washington, DC. Sidley Austin LLP, Palo Alto, California, has acted as counsel to the underwriters in connection with certain legal matters related to this offering.

EXPERTS

        The consolidated financial statements of Smith Electric Vehicles Corp. as of December 31, 2011 and the combined financial statements of Smith Electric Vehicles Corp. as of December 31, 2010 and, in each case, for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated and combined financial statements and includes explanatory paragraphs referring to the ability of the Company to continue as a going concern, the allocation of corporate costs from Tanfield, and the Company's acquisition of the assets and liabilities of SEV Group Ltd. and Saxon Specialist Electric Vehicles from Tanfield). Such consolidated and combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of Smith Electric Vehicles Corp. for the year ended December 31, 2009 included in this prospectus has been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the combined financial statements and includes explanatory paragraphs referring to the ability of the Company to continue as a going concern, the allocation of corporate costs from Tanfield, and the Company's acquisition of the assets and liabilities of SEV Group Ltd. and Saxon Specialist Electric Vehicles from Tanfield). Such combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        On March 15, 2011, Smith Electric Vehicles Corp. (the "Company") engaged Deloitte & Touche LLP, to audit the Company's combined financial statements as of and for the year ended December 31, 2010. This change constituted the dismissal of Deloitte LLP and the engagement of Deloitte & Touche LLP by the Company. The decision to engage Deloitte & Touche LLP and change accountants was approved by the Board of Directors of the Company.

        Deloitte LLP's report on the combined financial statements of the Company for the fiscal year ended December 31, 2009 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to audit scope. Deloitte LLP's report on the combined financial statements of the Company did contain a modification expressing doubt about the Company's ability to continue as a going concern, and explanatory paragraphs regarding (i) the fact that the combined financial statements include allocated corporate costs from Tanfield Group Plc ("Tanfield"), which may not be indicative of the actual level of costs that would have been incurred had the Company operated as a separate entity apart from Tanfield and (ii) the acquisition on January 1, 2011 by the Company of certain of the assets and liabilities of SEV Group Ltd and Saxon Specialist Electric Vehicles from Tanfield.

        The Company and Deloitte LLP have not, during the Company's most recent fiscal year of Deloitte LLP's audit or the subsequent period through November 9, 2011, had any disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte LLP, would have caused Deloitte LLP to make reference to the matter in its reports on the Company's financial statements; and there were no reportable events as the term is described in Item 304(a)(1)(v) of Regulation S-K.

        The Company has requested Deloitte LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether or not Deloitte LLP agrees with the statements in this section of the Company's prospectus. A copy of such letter dated April 4, 2012 is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

        At no time during the period audited by Deloitte LLP or the subsequent period through November 9, 2011 did the Company consult with Deloitte & Touche LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's combined financial statements, for the year ended December 31, 2009.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 regarding the shares of common stock offered hereby. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the shares of common stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement, of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's website.

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheets as of March 31, 2012 (Unaudited) and December 31, 2011 and Combined Balance Sheet as of December 31, 2010	F-4

Consolidated Statements of Operations for the three months ended March 31, 2012 and 2011 (Unaudited) and the year ended December 31, 2011 and Combined Statements of Operations for the years ended December 31, 2010 and 2009

F-5

Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2012 and 2011 (Unaudited) and for the year ended December 31, 2011 and Combined Statements of Comprehensive Loss for the years ended December 31, 2010 and 2009

F-6

Consolidated Statements of Stockholders' Deficit for the three months ended March 31, 2012 (Unaudited) and for the year ended December 31, 2011 and Combined Statements of Stockholders' Deficit for the years ended December 31, 2010 and 2009

F-7

Consolidated Statements of Cash Flows for the three months ended March 31, 2012 and 2011 (Unaudited) and the year ended December 31, 2011 and Combined Statements of Cash Flows for the years ended December 31, 2010 and 2009

F-8
Notes to Consolidated and Combined Financial Statements	F-10

Smith Electric Vehicles Corp.

REPORT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Smith Electric Vehicles Corp.
Kansas City, Missouri

        We have audited the accompanying consolidated balance sheet of Smith Electric Vehicles Corp. and subsidiaries, collectively the "Company", as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit, and cash flows for the year then ended. We have audited the accompanying combined balance sheet of Smith Electric Vehicles Corp. as of December 31, 2010, and the related combined statements of operations, comprehensive loss, stockholders' deficit, and cash flows for the year then ended. The combined financial statements include the accounts of Smith Electric Vehicles Corp., a partially owned subsidiary of The Tanfield Group Plc ("Tanfield") and two related companies, SEV Group Ltd and Saxon Specialist Electric Vehicles, a wholly owned subsidiary and division, respectively, of Tanfield. These companies, which are also referred to collectively herein as the "Company", were under common ownership and control. As discussed in Note 1, the financial statements of SEV Group Ltd and Saxon Specialist Electric Vehicles have been derived from Tanfield's consolidated financial statements to present the historical financial position, results of operations, and cash flows of Tanfield's vehicle maintenance and electric vehicles businesses. These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the consolidated and combined financial position of the Company at December 31, 2011 and 2010, respectively, and the consolidated and combined results of its operations and its cash flows for the years ended December 31, 2011 and 2010, respectively in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated and combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated and combined financial statements, the Company's recurring losses from operations, negative working capital, stockholders' capital deficiency, and uncertainty around the ability to raise sufficient capital raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The consolidated and combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 16, the 2010 combined financial statements of the Company include allocations of certain corporate costs from Tanfield. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from Tanfield.

        As discussed in Notes 1 and 16 to the consolidated and combined financial statements, on January 1, 2011, Smith Electric Vehicles Corp. acquired the assets and liabilities of SEV Group Ltd and Saxon Specialist Electric Vehicles from Tanfield.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
April 4, 2012

 Smith Electric Vehicles Corp.

REPORT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Smith Electric Vehicles Corp.
Kansas City, Missouri

        We have audited the accompanying combined statement of operations, comprehensive loss, stockholders' deficit, and cash flows of Smith Electric Vehicles Corp. for the year ended December 31, 2009. The combined financial statements include the accounts of Smith Electric Vehicles Corp., a partially owned subsidiary of The Tanfield Group Plc ("Tanfield") and two related companies, SEV Group Ltd and Saxon Specialist Electric Vehicles, a wholly owned subsidiary and division, respectively, of Tanfield. These companies, which are referred to collectively herein as the "Company", were under common ownership and control. As discussed in Note 1, the financial statements of SEV Group Ltd and Saxon Specialist Electric Vehicles have been derived from Tanfield's consolidated financial statements to present the historical financial position, results of operations, and cash flows of Tanfield's vehicle maintenance and electric vehicles businesses. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the combined results of Smith Electric Vehicles Corp.'s operations and its cash flows for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company's recurring losses from operations, negative working capital, stockholders' capital deficiency, and uncertainty around the ability to raise sufficient capital raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 16, the combined financial statements of the Company include allocations of certain corporate costs from Tanfield. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from Tanfield.

        As discussed in Notes 1 and 16 to the 2010 combined financial statements, on January 1, 2011, the Company acquired the assets and liabilities of SEV Group Ltd and Saxon Specialist Electric Vehicles from Tanfield.

/s/ Deloitte LLP

Newcastle-upon-Tyne, United Kingdom
November 9, 2011

Smith Electric Vehicles Corp.

CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2012 (UNAUDITED) AND
DECEMBER 31, 2011 AND
COMBINED BALANCE SHEET AS OF DECEMBER 31, 2010

(in thousands, except share and per share amounts)

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,697	$1,000	$7,368
Accounts receivable, net	4,326	2,808	5,285
Other receivables	1,423	1,198	14
Inventories	16,112	19,178	12,692
Other current assets	4,837	2,108	5,105

Total current assets	28,395	26,292	30,464
Property, plant and equipment, net	5,247	3,611	5,076
Licensing agreement, net	2,170	—	2,047
Other long-term assets	293	420	267

Total assets	$36,105	$30,323	$37,854

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$15,017	$16,231	$16,129
Payable to Tanfield	—	5,730	—
Bridge notes, net of discount	—	13,055	—
Notes payable—other	2,512	—	1,512
Deferred revenue	1,003	6,715	775
Bridge note detachable warrants	—	3,039	—
Warrants	4,209	—	4,981
Warranty reserve	4,779	6,125	4,794
Other current liabilities	4,039	4,701	4,888

Total current liabilities	31,559	55,596	33,079
Series A debentures, net of discount	10,205	9,859	10,292
Series A conversion feature	3,381	2,612	3,379
Accrued interest	2,804	1,538	3,140
Other long-term liabilities	1,695	3,149	1,884

Total liabilities	49,644	72,754	51,774
Commitments and contingencies (Note 14)
Series B convertible redeemable preferred stock: $0.001 par value and redeemable at $12.04 per share; Authorized shares—4,809,008, 6,600,000 and 4,809,008; Issued and outstanding shares—4,809,007 and none as of December 31, 2011 and 2010, respectively, and 4,809,007 as of March 31, 2012	56,688	—	56,688
Series C convertible redeemable preferred stock: $0.001 par value and redeemable at $12.38 per share; Authorized shares—2,500,000, none and 2,431,170; Issued and outstanding shares—2,431,170 and none as of December 31, 2011 and 2010, respectively, and 2,431,170 as of March 31, 2012	29,473	—	29,473
Series D convertible redeemable preferred stock: $0.001 par value and redeemable at $16.15 per share; Authorized shares—none, none and 2,500,000; Issued and outstanding shares—none as of December 31, 2011 and 2010, and 884,501 as of March 31, 2012	—	—	12,703
Stockholders' deficit
Common stock: $0.001 par value; Authorized shares—200,000,000, 20,000,000 and 200,000,000; Issued and outstanding shares—10,507,929 and 10,381,152 as of December 31, 2011 and 2010, respectively, and 10,507,929 as of March 31, 2012	11	10	11
Additional paid-in capital	7,625	2,472	10,445
Common stock warrant	—	23	—
Accumulated other comprehensive loss	(1,894)	(2,311)	(2,452)
Capital deficiency of Tanfield	—	(8,370)	—
Accumulated deficit	(105,442)	(34,255)	(120,788)

Total stockholders' deficit	(99,700)	(42,431)	(112,784)

Total liabilities, convertible redeemable preferred stock, and stockholders' deficit	$36,105	$30,323	$37,854

See accompanying notes to consolidated and combined financial statements.

Smith Electric Vehicles Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED
MARCH 31, 2012 AND 2011 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2011
AND COMBINED STATEMENTS OF OPERATIONS AND FOR THE YEARS ENDED
DECEMBER 31, 2010 AND 2009

(in thousands, except per share amounts)

	Years ended December 31,			Three Months ended March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
Revenue
Vehicle	$38,944	$23,827	$8,223	$6,135	$15,492
Service and repairs	10,983	11,767	14,631	2,291	2,860

Total revenue	49,927	35,594	22,854	8,426	18,352

Cost of revenue
Vehicle	57,702	33,117	13,370	14,450	20,019
Service and repairs	11,848	12,175	14,421	2,255	2,715

Total cost of revenue	69,550	45,292	27,791	16,705	22,734

Gross loss	(19,623)	(9,698)	(4,937)	(8,279)	(4,382)
Research and development expense	5,427	2,550	1,126	1,974	492
Selling, general and administrative	16,990	13,307	10,697	5,012	3,249

Total operating expenses	22,417	15,857	11,823	6,986	3,741
Operating loss	(42,040)	(25,555)	(16,760)	(15,265)	(8,123)
Other expense (income):
Interest expense	7,090	3,699	696	500	1,372
Loss on extinguishment of debt	1,353	—	—	—	971
Government grant reimbursements	(2,214)	(688)	(18)	(78)	(99)
Other (income) expense, net	4,266	1,698	60	(341)	1,422

Net loss before taxes	(52,535)	(30,264)	(17,498)	(15,346)	(11,789)
Provision (benefit) for income taxes	—	—	—	—	—

Net loss	$(52,535)	$(30,264)	$(17,498)	$(15,346)	$(11,789)

Net loss per common share (basic and diluted)	$(5.06)	$(2.95)	$(1.89)	$(1.48)	$(1.14)
Weighted-average common shares outstanding (basic and diluted)	10,381	10,258	9,271	10,381	10,381

See accompanying notes to consolidated and combined financial statements.

Smith Electric Vehicles Corp.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE THREE MONTHS
ENDED MARCH 31, 2012 AND 2011 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2011
AND COMBINED STATEMENTS OF COMPREHENSIVE LOSS FOR THE YEARS ENDED
DECEMBER 31, 2010 AND 2009

(in thousands)

	Years ended December 31,			Three Months ended March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
Net loss	$(52,535)	$(30,264)	$(17,498)	$(15,346)	$(11,789)
Other comprehensive income (loss)
Foreign currency translation adjustments	417	315	(12)	(558)	(265)

Comprehensive loss	$(52,118)	$(29,949)	$(17,510)	$(15,904)	$(12,054)

See accompanying notes to consolidated and combined financial statements.

Smith Electric Vehicles Corp.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT FOR THE THREE MONTHS ENDED MARCH 31, 2012 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2011 AND
COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(in thousands, except share amounts)

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Equity Capital Deficiency of Tanfield
			Additional Paid-in Capital	Common Stock Warrant			Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balance at December 31, 2008	—	$—	$—	$—	$(2,614)	$5,137	$—	$2,523
Comprehensive loss	—	—	—	—	(12)	(8,676)	(8,822)	(17,510)
Common shares issued at inception of Smith US (Notes 1 and 16)	8,999	9	518	37	—	—	—	564
Common shares issued for cash	695	1	336	—	—	—	—	337
Forfeiture of shares (Note 16)	(1,999)	(2)	—	—	—	—	—	(2)
Share-based compensation (Note 16)	1,999	2	1,465	—	—	—	—	1,467

Balance at December 31, 2009	9,694	10	2,319	37	(2,626)	(3,539)	(8,822)	(12,621)
Comprehensive loss	—	—	—	—	315	(4,831)	(25,433)	(29,949)
Warrant exercise	640	—	20	(14)	—	—	—	6
Common shares issued for cash	47	—	37	—	—	—	—	37
Share-based compensation	—	—	96	—	—	—	—	96

Balance at December 31, 2010	10,381	10	2,472	23	(2,311)	(8,370)	(34,255)	(42,431)
Acquisition of Smith UK (Notes 1 and 16):
Net distribution to Tanfield	—	—	—	—	—	(10,282)	—	(10,282)
Capital deficiency assumed	—	—	—	—	—	18,652	(18,652)	—
Comprehensive loss	—	—	—	—	417	—	(52,535)	(52,118)
Beneficial conversion feature (Note 10)	—	—	2,010	—	—	—	—	2,010
Warrant cancellation			23	(23)	—	—	—	—
Share-based compensation	127	1	3,120	—	—	—	—	3,121

Balance at December 31, 2011	10,508	11	7,625	—	(1,894)	—	(105,442)	(99,700)
Comprehensive loss (Unaudited)	—	—	—	—	(558)	—	(15,346)	(15,904)
Beneficial conversion feature (Note 10)	—	—	597	—	—	—	—	597
Share-based compensation (Unaudited)	—	—	2,223	—	—	—	—	2,223

Balance at March 31, 2012 (Unaudited)	10,508	$11	$10,445	$—	$(2,452)	$—	$(120,788)	$(112,784)

See accompanying notes to consolidated and combined financial statements.

Smith Electric Vehicles Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED
MARCH 31, 2012 AND 2011 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2011
AND COMBINED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2010 AND 2009

(in thousands)

	Years ended December 31,			Three Months ended March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
OPERATING ACTIVITIES
Net loss	$(52,535)	$(30,264)	$(17,498)	$(15,346)	$(11,789)
Adjustments for non-cash items included in net loss:
Depreciation and amortization	1,728	1,123	842	655	357
Amortization of deferred financing costs	239	440	39	28	155
Non-cash services provided at formation of Smith US	—	—	207	—	—
Change in fair value of derivative financial instruments	3,833	1,699	61	173	1,466
Accretion of debt discount	722	1,312	121	86	460
Inventory impairment write-downs	4,518	4,587	4,392	3,839	3,683
Warranty charges	3,151	2,139	4,597	492	1,148
Interest expense—payable in kind	1,680	1,939	390	336	622
Loss on extinguishment of debt	1,353	—	—	—	971
Non-cash interest—Beneficial conversion feature and warrants (Note 10)	4,020	—	—	—	—
Share-based compensation	3,121	96	1,465	2,223	18
Other	580	305	151	(266)	4
Changes in assets and liabilities:
Trade accounts receivable	(3,717)	(710)	512	(875)	(1,475)
Inventories	(1,061)	(16,102)	(5,437)	157	(3,536)
Other current assets	(1,566)	(81)	(938)	1,281	(191)
Accounts payable	(4,993)	12,015	(14)	1,151	116
Deferred revenue	(6,018)	6,120	(346)	(540)	(4,285)
Other operating assets and liabilities	(2,605)	3,108	(1,117)	(440)	495

Net cash used in operating activities	(47,550)	(12,274)	(12,573)	(7,046)	(11,781)
INVESTING ACTIVITIES
Additions to long-lived assets	(3,971)	(1,662)	(804)	(387)	(204)

Net cash used in investing activities	(3,971)	(1,662)	(804)	(387)	(204)
FINANCING ACTIVITIES
Proceeds from issuance of Series A convertible debentures and conversion option (Note 10)	—	663	10,088	—	—
Proceeds from issuance of bridge notes and related warrants, net of acceleration feature (Note 10)	—	14,150	—	—	—
Proceeds from issuance of senior unsecured note (Note 10)	2,800	—	—	—	—
Proceeds from issuance of 2011 convertible notes (Note 10)	25,211	—	—	—	—
Proceeds from issuance of common stock	—	43	337	—	—
Proceeds from issuance of convertible redeemable preferred stock and related warrants, net of commissions	37,788	—	—	13,897	37,788
Payments on note payable—Tanfield	(11,750)	—	—	—	(6,500)
Advances from (payments to) Tanfield, net	—	(269)	4,298	—	—
Deferred offering costs	(979)	—	—	(800)	—
Deferred financing costs	(625)	(874)	(389)	—	—
Other	(200)	(34)	(80)	(9)	(175)

Net cash provided by financing activities	52,245	13,679	14,254	13,088	31,113
Effect of exchange rate changes on cash	(27)	74	26	16	—

Net (decrease) increase in cash and cash equivalents	697	(183)	903	5,671	19,128
Cash and cash equivalents, beginning of period	1,000	1,183	280	1,697	1,000

Cash and cash equivalents, end of period	$1,697	$1,000	$1,183	$7,368	$20,128

See accompanying notes to consolidated and combined financial statements.

Smith Electric Vehicles Corp.

SUPPLEMENTAL CASH FLOW INFORMATION

(in thousands)

	Years ended December 31,			Three Months ended March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
Cash paid for income taxes	$—	$—	$—	$—	$—
Cash paid for interest	324	—	—	—	—
Non-cash investing and financing activities:
Long-lived assets accrued in accounts payable	1,685	177	58	81	37
Deferred offering costs accrued in accounts payable	2,165	—	—	325	—
Deferred financing costs included in accounts payable	—	—	132	—	—
Intangible assets acquired upon formation of Smith US (Notes 1 and 16)	—	—	355	—	—
Conversion of bridge notes and warrants to Series B convertible redeemable preferred stock	18,901	—	—	—	18,901
Conversion of senior unsecured note to 2011 Convertible Notes	2,800	—	—	—	—
Conversion of note payable—Tanfield to 2011 Convertible Notes	1,989	—	—	—	—
Conversion of 2011 Convertible Notes to Series C convertible redeemable preferred stock	30,098	—	—	—	—
Acquisition of Smith UK (Notes 1 and 16)	10,282	—	—	—	10,282

See accompanying notes to consolidated and combined financial statements.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(1) Nature of Business and Presentation

        The accompanying consolidated and combined financial statements include the accounts of Smith Electric Vehicles Corp. ("Smith US") and Smith US's wholly-owned subsidiary, Smith Electric Vehicles Europe Limited ("Smith Europe"), collectively, "Smith". The accompanying combined financial statements, as of December 31, 2010 and for the years ended December 31, 2010 and 2009, include the accounts of Smith US, then a partially owned subsidiary of The Tanfield Group Plc ("Tanfield"), and two related companies, SEV Group Ltd. and Saxon Specialist Electric Vehicles, a wholly owned subsidiary and division, respectively (collectively, "Smith UK"), of Tanfield prior to January 1, 2011.

        Smith US, located in Kansas City, Missouri, was incorporated in Delaware on January 13, 2009, and is engaged in the development, manufacture, sale and servicing of all-electric, zero-emission commercial trucks in the United States and Canada. At inception, Smith US issued 8,999,089 shares of its common stock to certain individuals and an entity for services rendered in connection with its founding and to Tanfield in consideration of a license agreement (the "License Agreement"), which provided Smith US the knowledge, technology and brand of Smith UK for exclusive use in North America, in perpetuity.

        Smith Europe designs, manufactures, sells and services all-electric, zero-emission commercial trucks in the United Kingdom and other international markets. Smith Europe also provides maintenance services for diesel-fueled vehicle fleets and sells and leases forklifts for warehouse use.

        Effective January 1, 2011, Smith US acquired certain of the assets and liabilities of Smith UK, including the Smith brand, Smith UK's zero-emission vehicle know-how and technology, the License Agreement, and Smith UK's maintenance division, from Tanfield. These assets and liabilities were acquired by a newly formed entity, Smith Europe, which is a wholly-owned subsidiary of Smith US. The acquisition of certain of the assets and liabilities of Smith UK by Smith US represented a combination of entities under common control and was accounted for in a manner similar to the pooling-of-interest method, as if the transaction had occurred on January 13, 2009, Smith US's date of incorporation. Because Smith UK was the entity first owned by the controlling shareholder, Smith UK has been presented as the historical predecessor entity prior to the formation of Smith US. The financial statements of Smith UK have been generated to present the historical financial position, results of operations and cash flows of Tanfield's vehicle maintenance and electric vehicles businesses.

        As of and for the periods prior to December 31, 2010, the financial statements of Smith US and Smith UK are presented on a combined basis and significant intercompany transactions have been eliminated. As of and for periods subsequent to January 1, 2011, the financial statements of Smith US and Smith Europe are presented on a consolidated basis.

        Terms such as the "Company", "Smith", "us", "we", and "ours" refer to the combination of Smith US and Smith UK for periods as of and prior to December 31, 2010 and refer to the consolidated entity Smith Electric Vehicles Corp., which includes Smith Europe, for periods as of and subsequent to January 1, 2011. The Company's fiscal year end is December 31.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(1) Nature of Business and Presentation (Continued)

Going Concern and Management Plans

        The consolidated and combined financial statements contemplate the realization of assets and the settlement of liabilities and commitments in the normal course of business. On a consolidated and combined basis, we incurred a net loss of $100.3 million for the three year period ended December 31, 2011 and an additional $15.3 million net loss (unaudited) for the three months ended March 31, 2012. As of December 31, 2011 and March 31, 2012, we had a working capital deficit of $3.2 million and $2.6 million (unaudited), respectively.

        Management has developed an operating plan for fiscal year 2012 and believes that we will be able to obtain the financial resources required to achieve this plan and to sustain operations through the end of fiscal year 2012. Nevertheless, management will be monitoring the plan closely throughout this period and, should the plan objectives not be met, remedial actions will be initiated.

        Beginning in August 2011, we transitioned the U.S. produced Smith Newton vehicle to our Smith Power and Smith Drive technologies and we temporarily suspended vehicle production at our Kansas City, Missouri facility in order to facilitate this transition. We began production of our second generation Newton, which includes our Smith Drive, Smith Power and Smith Link technologies, in late 2011. In the first quarter of 2012, we also introduced a Newton model in the United States that is configured as a step van, which we believe will help us obtain new orders from existing customers and increase our customer base. We are in the process of transitioning our supply chain from low-volume suppliers to medium-volume automotive-grade suppliers, which we anticipate will enable us to increase our production capacity. We believe that our Smith Power, Smith Drive and Smith Link technologies and other benefits from scaling our production, together with our renewed focus on meeting the needs of our existing customers, will result in repeat orders, sustainable order volume growth and significantly reduced production costs and will enable us, over time, to become profitable.

        During 2011, we raised $65.2 million of net cash proceeds to fund operations through the issuance of Series B and Series C convertible redeemable preferred stock. During the first quarter of 2012, we issued Series D convertible redeemable preferred stock and warrants in return for net cash proceeds of $13.9 million (unaudited). Subsequent to March 31, 2012, we raised an additional $1.0 million (unaudited) of net cash proceeds to fund operations through the issuance of additional Series D convertible redeemable preferred stock and warrants. However, we anticipate that, in the third quarter of 2012, we will need to obtain additional capital in order to fund our operations.

        Management cannot provide assurance that we will ultimately achieve profitable operations or become cash flow positive, or raise additional debt and/or equity capital. These factors raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(2) Summary of Significant Accounting Policies

        Cash and Cash Equivalents—Cash and cash equivalents are stated at cost, which, due to their short-term nature, approximates fair value. All highly liquid investments with an original or remaining maturity of three months or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents are maintained with financial institutions and the amount on deposit may exceed the amount of insurance provided on such deposits.

        Accounts Receivable—We generally grant uncollateralized credit to our customers. Accounts receivable are stated net of an allowance for uncollectible amounts, which is determined by establishing reserves for specific accounts and consideration of historical and estimated probable losses. Uncollectible accounts are written-off against the allowance for doubtful accounts after collection efforts have been exhausted. During the years ended December 31, 2011, 2010, and 2009 and the three months ended March 30, 2012 and 2011, we recognized bad debt (benefit) expense of approximately ($27,000), $249,000, $70,000, ($1,000), and less than ($1,000), respectively. The allowance for doubtful accounts at December 31, 2011, December 31, 2010, and March 30, 2012 was approximately $56,000, $224,000, and $52,000 respectively.

        Other Receivables—Other receivables are comprised primarily of balances receivable for expense reimbursement under a grant from the Department of Energy as described in "Government Grant Reimbursements" within Note 2 below, and from certain of our vendors for additional service action costs, as described further in Note 14, "Commitments and Contingencies".

        Use of Estimates—The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, using management's estimates and judgments where appropriate. These estimates and judgments affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates and judgments.

        Concentrations of Risks—We have risks related to market concentration, customer concentration, credit risk concentration, and source of supply concentration.

        We have two operating segments, Zero Emission Vehicles and Maintenance Services. We have made a strategic decision to focus our resources on developing our Zero Emission Vehicles business. External revenue for the Zero Emission Vehicles segment as a percentage of total revenue for the years ended December 31, 2011, 2010, and 2009 was 75%, 61%, and 22%, respectively, and for the three months ended March 31, 2012 and 2011 was 69% and 81%, respectively. As a result, we are vulnerable to any disruptions to the zero emission vehicle market, including any reduction in government subsidies related to all-electric vehicles or alternatively-fueled vehicles generally.

        The market for our vehicles and services primarily consists of commercial medium duty truck fleets in the United States and the United Kingdom. As a result, we have focused on developing relationships with a limited number of customers that manage large fleets. For the years ended December 31, 2011, 2010, and 2009, four significant customers represented 62%, 47%, and 49% of our revenue,

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(2) Summary of Significant Accounting Policies (Continued)

respectively. For the three months ended March 31, 2012, five significant customers represented 79% of our revenue.

        Our credit risk concentration is related to our customer concentration risk, as a limited number of customers generate a significant portion of our accounts receivable. As of December 31, 2011 and December 31, 2010, our four largest customers accounted for 17% and 40%, respectively, of our total accounts receivable. As of March 31, 2012, our five largest customers accounted for 56% of our total accounts receivable.

        There are a limited number of qualified suppliers for the key components of our electric vehicles, and we generally source these key components from a single supplier. If a key supplier is unable to provide us with high quality parts on a timely basis, our production process may be interrupted and we may be unable to deliver vehicles on schedule, which could have a material adverse effect on our results of operations, financial position and cash flows.

        Inventories—Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis and includes material costs, inbound freight, labor and applicable overhead. Included in overhead costs that may be capitalized are facility lease and utility costs, warehousing costs related to receiving and picking activities, purchasing costs to the extent the costs relate directly to the acquisition of raw materials, costs of quality control and inspection, depreciation on production-related assets, and plant administrative expenses. Overhead is capitalized as a percentage of direct labor based on management's analysis of normal production. Normal production is based primarily on forecasted production, taking into consideration forecasted demand and our forecasted ability to obtain the components necessary to meet demand on a timely basis, and will change over time. During periods in which we do not achieve normal production, including periods during which we have temporarily suspended production, unallocated overhead costs are charged to cost of revenue as period costs. We record inventory write-downs based on reviews for obsolescence determined primarily by historical usage and future demand forecasts. We also adjust the carrying value of our inventories when we believe that the net realizable value is less than the carrying value. These write-downs are measured as the difference between the cost of the inventory, including estimated costs to complete, and estimated net realizable selling prices. Once inventory is written down, a new, lower-cost basis for that inventory is established.

        Deferred Financing Costs—Deferred financing costs consist of third party fees incurred to obtain debt financing. Deferred financing costs are capitalized and amortized to interest expense using the effective-interest method over the estimated life of the related debt. Deferred financing costs are included as a component of other current assets and other long-term assets on the accompanying consolidated and combined balance sheets.

        Property, Plant and Equipment—Capital additions and improvements are classified as property, plant and equipment and are recorded at cost. Maintenance and repair expenditures are expensed as incurred, while major improvements that extend the life or increase the functionality of the asset are capitalized as additions to property, plant and equipment. Depreciation is calculated for financial

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(2) Summary of Significant Accounting Policies (Continued)

statement purposes using the straight-line method over the estimated useful life or, for leasehold improvements, the term of the related lease if shorter than the estimated useful life.

        The current range of estimated useful lives of the following types of assets is as follows:

Number of Years
Leased forklifts	5 - 10
Machinery and equipment	1 - 10
Furniture, fixtures and equipment	3 - 5
Property, buildings and leasehold improvements	1 - 20
Vehicles	3 - 5

        Income Taxes—Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and for tax losses and credit carry-forwards. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense.

        Impairment of Long-Lived Assets—We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Circumstances which could trigger a review include, but are not limited to, significant decreases in the market price of the asset; significant adverse changes in the business climate, legal or regulatory factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; or expectations that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future net cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less cost to sell.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(2) Summary of Significant Accounting Policies (Continued)

        Revenue Recognition—We recognize revenue when: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered and there are no uncertainties regarding customer acceptance; (iii) our price is fixed or determinable; and (iv) collection is reasonably assured. In instances where customer acceptance is required, revenue is either recognized (a) upon shipment when we are able to demonstrate that the customer specific objective criteria have been met or (b) upon the earlier of customer acceptance or expiration of the acceptance period. Payments received in advance of work performed are recorded as deferred revenue.

        We examine sales contracts to determine whether the contract contains multiple elements and, if so, to determine if separate units of accounting exist within the arrangement. As of December 31, 2011 and March 31, 2012, we did not have any material multiple element sales arrangements.

        Smith UK and Smith Europe sell and lease forklifts. At inception of a lease contract, the customer will pay Smith UK or Smith Europe the full value of the forklift. The full value of payments received for leased forklifts was approximately $210,000 and $151,000 in 2011 and 2010, respectively. We did not receive any such payments during the three months ended March 31, 2012, the three months ended March 31, 2011 or during 2009. At the end of a specified period, generally five years, the customer is contractually obligated to return the forklift to us and we must pay the customer a repurchase value that was determined at the inception of the contract. The up-front payment received, net of expected repurchase payments recorded as a liability, by Smith UK or Smith Europe from the customer is initially recorded as deferred revenue and subsequently recognized as vehicle revenue on a straight-line basis over the life of the contract. Deferred revenue expected to be recognized as revenue more than one year subsequent to the balance sheet date is classified as long-term deferred revenue and included within other long-term liabilities in the consolidated and combined balance sheets. As of December 31, 2011 and 2010 and March 31, 2012, we had deferred revenue related to the leasing of forklifts of $677,000, $836,000, and $504,000, respectively, of which $262,000, $573,000, and $238,000, respectively, was classified as long-term. We recognize the forklifts as a component of property, plant and equipment throughout the contract term and depreciate the forklifts on a straight-line basis, net of estimated salvage value, over the life of the contract. The estimated residual value of leased forklifts was $328,000, $487,000, and $319,000 at December 31, 2011 and 2010 and March 31, 2012, respectively. The recognized depreciation expense is included as a component of cost of revenue in the consolidated and combined statements of operations.

        Foreign Currency Remeasurement and Transactions—The functional currency for Smith UK and Smith Europe is the British Pound Sterling ("British Pound"). Smith UK and Smith Europe's assets and liabilities are translated at the period-end exchange rate and revenues and expenses are translated at the average exchange rates for the period. The resulting gains or losses are recognized as a component of accumulated other comprehensive loss on the consolidated and combined balance sheets.

        Foreign currency transaction gains and losses result from the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. We purchase various inventory consumables and consulting services from foreign manufacturers that are settled in a currency other than the functional currency. Foreign currency gains and losses resulting from foreign currency

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(2) Summary of Significant Accounting Policies (Continued)

transactions are recognized in the period incurred and are included as a component of other (income) expense, net in the consolidated and combined statements of operations. We recognized net foreign currency transaction (gains) or losses of $727,000, $12,000 and $201,000 for the years ended December 31, 2011, 2010 and 2009, respectively, and $(360,000) and $(7,000) during the three months ended March 31, 2012 and 2011, respectively.

        Fair Value of Financial Instruments—We have issued financial instruments that either contain embedded conversion or acceleration features or include detachable warrants. At the date we issue the financial instrument we measure and recognize as an asset or liability the fair value of these financial instruments. Changes in the fair value of these financial instruments in subsequent periods are recognized as a component of our net loss and the carrying value of the asset or liability is adjusted accordingly. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Under applicable accounting guidance, a fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, that may be used to measure fair value:

  Level 1—Quoted prices in active markets for identical assets or liabilities.

  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        We have financial instruments, consisting of a Series A conversion feature liability, a bridge note acceleration feature asset, bridge note detachable warrants, Series C warrants, and Series D warrants that are valued based on Level 3 unobservable inputs that are supported by little or no market activity. As further described in Note 3, "Fair Value of Financial Instruments," our measurements of fair value are based on binomial and discounted cash flow models, which require significant management assumptions and estimates. Key inputs, which are described for each instrument in Note 10, "Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock", for the various models used were probability and timing of the conversion, exercise, or acceleration event, enterprise value, volatility, the risk-free interest rate, the risk-adjusted interest rate, and the anticipated dividend rate. The recognized loss for change in fair value for these instruments, in the aggregate, was $3.8 million, $1.7 million, and $61,000 for the years ended December 31, 2011, 2010 and 2009, respectively, and was $173,000 and $1.5 million for the three months ended March 31, 2012 and 2011, respectively, and is included in the consolidated and combined statements of operations as a component of other (income) expense, net.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(2) Summary of Significant Accounting Policies (Continued)

        Government Grant Reimbursements—In August 2009, the U.S. Department of Energy ("DOE") awarded Smith US a $10.0 million grant, which was increased to $32.0 million in April 2010. The $32.0 million grant was comprised of (i) $4.0 million for new vehicle development, which is reimbursed at a rate of approximately 33% of qualified research and development expenditures, and (ii) $28.0 million to incentivize fleet customers to participate in an Electric Vehicle ("EV") demonstration program that will provide the DOE with certain performance data. For the EV demonstration program, we act as an intermediary between the DOE and the fleet customer and do not recognize revenues or costs related to this portion of the DOE grant. If we do not comply with certain requirements, the DOE could terminate the EV demonstration project and we and our customers would lose access to any remaining funding available under the grant. As of December 31, 2011 and December 31, 2010, approximately $1.5 million and $3.5 million, respectively, was available under the new vehicle development grant if we incur sufficient qualifying expenditures. As of December 31, 2011 and December 31, 2010, there were approximately $14.2 million and $21.8 million, respectively, of funds available to customers for participation in the demonstration program. During the first quarter of 2012, the DOE agreed to allow us to use the remaining $1.5 million of available funds under the new vehicle development grant as additional funds for the EV demonstration project. As of March 31, 2012, we had approximately $13.7 million of funds available to customers for participation in the demonstration program.

        Reimbursements of qualified research and development expenditures received pursuant to the new vehicle development grant are recognized as a component of government grant reimbursements in the consolidated and combined statements of operations and reimbursements related to the qualified capital expenditures are recorded as a reduction to the capitalized basis of the related asset. During 2011, expenditures submitted for reimbursement under this grant included research and development costs of approximately $1.7 million and plant and equipment investments of approximately $279,000. During 2010, reimbursements received under this grant included research and development costs of approximately $460,000 and plant and equipment investments of approximately $96,000. Reimbursement submissions of $968,000 were included in other receivables as of December 31, 2011 and were collected during the three months ended March 31, 2012. During the three months ended March 31, 2012, we did not submit additional requests for reimbursement of qualified research and development expenditures as the DOE agreed to allow us to use all remaining funds under the grant for our EV demonstration program.

        Certain customers elect to participate in the EV demonstration program for a term not less than two years nor greater than three years, and are eligible to receive an incentive amount based on the term of their participation. DOE distributions related to customer program participations amounted to approximately $7.6 million and $6.2 million, during 2011 and 2010, respectively, and $2.1 million and $2.4 million during the three month periods ended March 31, 2012 and 2011, respectively. Subsequent to December 31, 2011, the term of the program was adjusted to 28 months for certain vehicles.

        We are qualified for participation in certain research programs under the United Kingdom's national innovation agency programs sponsored by the U.K. Department for Business, Innovation and

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(2) Summary of Significant Accounting Policies (Continued)

Skills. We qualified for reimbursements totaling approximately $392,000 and $216,000 during 2011 and 2010, respectively, and $69,000 and $77,000 during the three months ended March 31, 2012 and 2011, respectively, which have been recognized as a component of government grant reimbursements in the consolidated and combined statements of operations. As of March 31, 2012, if we perform qualified work, we are eligible to receive future reimbursements of up to approximately $517,000.

        Start-up Costs—Costs associated with start-up activities are expensed as incurred. Start-up costs of approximately $3.2 million associated with the formation of Smith US have been included in selling, general and administrative expenses within the consolidated and combined statements of operations for the year ended December 31, 2009.

        Research and Development Costs—Costs incurred in the research and development of our products are expensed as incurred and include salaries, third-party contractors, materials, supplies and depreciation expense.

        Warranty—We provide a warranty on all vehicles we sell that, depending on the component, extends for a period of one to seven years. Currently, we do not offer a fee based extended warranty plan. At the date of vehicle sale, we recognize expense and accrue the related liability for estimated future expenditures related to warranty service actions. Warranty reserves include management's estimate of the future costs to repair or to replace any items under warranty, based on actual warranty experience as it becomes available and other known factors that may impact our evaluation of historical data. In addition, at each period end, the number and magnitude of additional service actions approved or expected to be approved are taken into consideration in our assumptions to ensure that the warranty reserve balance is adequate to meet future expected obligations. When collection is reasonably assured, we also estimate and recognize the amount of warranty claim recoveries to be received from our suppliers. Due to our limited operating history and limited history producing our vehicles, there is significant uncertainty in estimating this reserve. Actual warranty claims could be significantly higher than our estimates, which would result in significant cash requirements and charges to income. See Note 14, "Commitments and Contingencies" for more information regarding costs and assumptions for warranties and additional service actions.

        Share-Based Compensation—Share-based compensation expense is recognized in the consolidated and combined statements of operations based on the fair value of the awards. In connection with the formation of Smith US, two employees received approximately 1.8 million shares of Smith US common stock. As there were no performance or service conditions related to these shares, the approximate $146,000 fair value of these shares was immediately recognized as compensation expense. Our Chairman of the Board as of December 31, 2009 was awarded approximately 2.0 million shares of Smith common stock upon his appointment as Chairman in December 2009. As there were no performance or service conditions related to these shares, the approximate $1.5 million fair value of these shares was immediately recognized as compensation expense in 2009.

        The fair value of stock options is calculated using the Black-Scholes option valuation model. Expected volatility is based on the historical volatility of stocks of comparable "clean energy"

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(2) Summary of Significant Accounting Policies (Continued)

companies traded on an exchange. The expected terms of the options were calculated using the simplified method as we do not have sufficient historical exercise data. The risk free interest rate is based on the U.S. Treasury rate at the time of the grant for instruments of a comparable life. Our valuation model assumes a zero dividend rate. Due to the limited number of grants issued combined with the relatively short vesting periods of less than two years, we initially estimate that all awards will vest. Forfeitures of awards are recognized in subsequent periods if actual forfeitures differ from those estimates. Compensation cost for each period is based on the percentage of the requisite service that has been rendered through the end of the period.

        Shipping and Handling Costs—Shipping and handling costs incurred have been included in cost of revenue. Shipping and handling costs charged to customers have been included in revenue.

        Accumulated Other Comprehensive Loss—Our consolidated and combined other comprehensive loss consists primarily of foreign currency translation adjustments related to Smith UK and Smith Europe, which use the British Pound as the functional currency.

        Net Loss Per Share of Common Share—Our basic net loss per common share is calculated by dividing the consolidated or combined net loss by the weighted-average number of shares of Smith common stock outstanding for the period. The diluted net loss per common share is computed by dividing the consolidated or combined net loss using the weighted-average number of shares of Smith common stock outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of stock options to purchase common shares, warrants to purchase common shares and convertible securities. When calculating incremental shares related to outstanding options and warrants, we apply the treasury stock method. The treasury stock method assumes that proceeds, consisting of the amount the employee or other holder must pay on exercise, compensation cost attributed to future services and not yet recognized, and excess tax benefits that would be credited to additional paid-in capital on exercise of the options or warrants, are used to repurchase outstanding shares at the average market price for the period. When calculating incremental convertible securities, we apply the if-converted method. The if-converted method assumes conversion as of the beginning of the period and adds back to the numerator applicable interest charges and dividends. As we incurred losses during all periods presented, no potential common shares were dilutive and, accordingly, our calculation included only weighted-average common shares outstanding for the period. As a result, 8.6 million, 3.8 million, and 15.7 million potential common shares as of December 31, 2011, 2010, and 2009, respectively, and 9.6 million and 6.9 million potential common shares as of March 31, 2012 and 2011, respectively, were excluded from the calculation of diluted net loss per common share as presented in our consolidated and combined statements of operations.

        Deferred Offering Costs—Costs directly associated with the preparation and filing of our registration statement related to our initial public offering of securities are capitalized and recorded as deferred offering costs. Upon completion of the proposed initial public offering, such costs will be recorded as a reduction of the proceeds received in arriving at the amount to be recorded in stockholders' deficit. If

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(2) Summary of Significant Accounting Policies (Continued)

the offering is not successful, the deferred offering costs will be expensed in the consolidated statement of operations.

New Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board updated the guidance regarding certain accounting and disclosure requirements related to fair value measurements. The updated guidance amends U.S. Generally Accepted Accounting Principles ("GAAP") to create more commonality with International Financial Reporting Standards by changing some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is not permitted. The adoption of this update in the first quarter of 2012 did not have a material impact on our financial position, results of operations, or cash flows.

(3) Fair Value of Financial Instruments

        The carrying values of cash and cash equivalents, accounts receivable, other receivables, accounts payable, and the note payable to Tanfield approximate fair value. Estimation of the fair value of our convertible debt was not practicable as we were unable to obtain trading information on similar instruments due to the nature of the Series A Debentures and Bridge Notes. As a basis for determining the fair value of certain assets and liabilities, we follow a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows: (Level I) observable inputs such as quoted prices in active markets; (Level II) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level III) unobservable inputs in which there is little or no market data which requires us to develop our own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability. This hierarchy requires us to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. The only asset measured at fair value on a recurring basis was the Bridge Note Acceleration Option. Liabilities measured at fair value on a recurring basis are the Series A Conversion Feature, the Bridge Note Detachable Warrants, the Series C Warrants and the Series D warrants. See Note 10, "Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock" for additional information regarding the Bridge Note Acceleration Option, the Series A Conversion Feature, the Bridge Note Detachable Warrants, the Series C warrants and the Series D warrants.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(3) Fair Value of Financial Instruments (Continued)

        Following is a summary of our financial assets and liabilities measured at fair value on a recurring basis (in thousands):

		Estimated Fair Value Measurements
		Quoted Prices in Active Markets	Significant Other Observable Inputs
				Significant Unobservable Inputs
	Carrying Value
		Level 1	Level 2	Level 3
December 31, 2009:
Liabilities
Series A conversion feature	$1,340	—	—	$1,340
December 31, 2010:
Assets
Bridge note acceleration option	$471	—	—	$471
Liabilities
Series A conversion feature	$2,612	—	—	$2,612
Bridge note detachable warrants	$3,039	—	—	$3,039
December 31, 2011:
Liabilities
Series A conversion feature	$3,381	—	—	$3,381
Series C warrants	$4,209	—	—	$4,209
March 31, 2012 (Unaudited)
Liabilities
Series A conversion feature	$3,379	—	—	$3,379
Series C warrants	$4,384	—	—	$4,384
Series D warrants	$597	—	—	$597

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(3) Fair Value of Financial Instruments (Continued)

        The table below presents the activity of our assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2011, 2010, and 2009 and the three months ended March 31, 2012 (in thousands):

	Series A Conversion Feature	Bridge Note Detachable Warrant	Bridge Note Acceleration Option	Series C Warrants	Series D Warrants
Liability (asset) as of January 1, 2009	$—	$—	$—	$—	$—
Fair value of liability at issue date	1,279	—	—	—	—
Unrealized loss	61	—	—	—	—

Liability as of December 31, 2009	1,340	—	—	—	—
Fair value of liability (asset) at issue date	81	2,778	(718)	—	—
Unrealized loss	1,191	261	247	—	—

Liability (asset) as of December 31, 2010	2,612	3,039	(471)	—	—
Fair value of liability at issue date	—	—	—	2,392	—
Unrealized loss (gain)	769	775	(118)	1,817	—
Realized loss on conversion	—	—	589	—	—
Conversion of Bridge notes to Series B convertible redeemable preferred shares	—	(3,814)	—	—	—

Liability as of December 31, 2011 (Note 10)	3,381	—	—	4,209	—
Fair value of liability at issue date	—	—	—	—	597
Unrealized loss (gain)	(2)	—	—	175	—

Liability as of March 31, 2012 (Unaudited) (Note 10)	$3,379	$—	$—	$4,384	$597

        Unrealized gains and losses are recognized as a component of other (income) expense, net, on the accompanying consolidated and combined statements of operations. The loss on conversion was recognized as a component of loss on extinguishment of debt on the accompanying consolidated statement of operations for the year ended December 31, 2011.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(3) Fair Value of Financial Instruments (Continued)

        The following table quantifies the significant unobservable inputs we have used in estimating fair value at March 31, 2012 for our assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Valuation Technique	Unobservable Inputs	Input Measure
Series A conversion feature	Binomial Model	Common stock per share fair value	$16.15
		Expected term	1 year
		Volatility	62%
		Dividend	0
Warrants (Series C and D)	Binomial Model	Common stock per share fair value	$16.15
		Expected term	1 year
		Volatility	60%
		Dividend	0

        Changes in the unobservable inputs resulting in changes in the fair value of these instruments does not have any impact on current or future cash flows as each of these instruments may be settled only in common shares. However, changes in the fair value of these instruments, and therefore changes in the unobservable inputs, will affect our consolidated balance sheet and consolidated statement of operations. We use a binomial model to estimate the fair value of the Series A conversion feature, which represents the right of Series A Debentures holders to convert at 80% of the price at which shares of our common stock are valued in an initial public offering or at 80% of the price at which shares of our common stock are sold in a reorganization transaction, and the fair value of the Series C and Series D warrants, which represent the right to obtain shares of common stock at a specified exercise price upon the pricing of an initial public offering of our common stock. Of the significant unobservable market inputs, the common stock per share fair value is the most sensitive and a significant increase (decrease) in this input in isolation would result in a significantly higher (lower) fair value measurement. The interrelationships between these inputs is insignificant. These inputs are updated on a quarterly basis.

        We do not have any assets or liabilities measured at fair value on a non-recurring basis using significant unobservable inputs (Level 3).

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(4) Inventories

        Inventories consist of the following (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Raw materials	$11,722	$8,961	$9,424
Work-in-process	3,209	2,058	2,403
Finished goods inventory	1,181	8,159	865

	$16,112	$19,178	$12,692

During the years ended December 31, 2011, 2010, and 2009 and the three months ended March 31, 2012 and 2011, we recognized permanent inventory write downs, primarily to reduce the value of our inventory to market, which was lower than cost, by approximately $4.5 million, $4.6 million, $4.4 million, $3.8 million, and $3.7 million, respectively. The charges related to these inventory write downs were recognized as a component of cost of revenue on our consolidated and combined statements of operations.

(5) Other Current Assets

        Other current assets consist of the following (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Prepaid expenses	$1,693	$1,259	$1,487
Deferred offering costs	3,144	—	3,618
Bridge note acceleration option	—	471	—
Deferred financing costs	—	378	—

	$4,837	$2,108	$5,105

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(6) Property, Plant and Equipment

        A summary of property, plant and equipment is as follows (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Leased forklifts	$2,231	$2,048	$2,014
Machinery and equipment	1,861	1,010	2,211
Furniture, fixtures and equipment	1,480	923	1,545
Property, buildings and leasehold improvements	905	847	931
Demonstration and test vehicles	2,024	541	1,905
Other	190	190	196

	8,691	5,559	8,802
Accumulated depreciation and amortization	(3,739)	(2,195)	(4,030)

	4,952	3,364	4,772
Construction in progress	295	247	304

	$5,247	$3,611	$5,076

        Given our current period cash flow combined with a history of operating losses, we evaluated the recoverability of the book value of our property, plant and equipment. As of December 31, 2011 and 2010 and as March 31, 2012, we performed an undiscounted cash flow analysis for each identified asset group, the results of which were that the sum of the undiscounted cash flows over the weighted average expected life of the underlying assets exceeds the book value of the property, plant and equipment. Accordingly, no impairment charges were recognized during any period presented.

        We have not yet generated positive cash flows from operations. Although our cash flow forecasts are based on assumptions that are consistent with our plans, there is judgment involved in determining the cash flow attributable to a long-lived asset over its estimated remaining useful life. As a result, it is possible that future evaluations of long-lived assets may result in impairment of up to the full amount of net property, plant and equipment recorded at the time of impairment.

        Depreciation expense was recognized in our consolidated and combined statements operations as follows (in thousands):

	Years ended December 31,			Three Months ended March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
Cost of revenue	$865	$494	$311	$201	$251
Selling, general and administrative	716	451	368	259	91

	$1,581	$945	$679	$460	$342

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(7) Licensing Agreement

        In November 2011, we entered into a contract with a vendor under which we received an exclusive non-transferable worldwide license to use the vendor's industrial designs and other intellectual property in return for an up-front fee of $2.3 million. Under this license, we have the right to manufacture or to engage a third party to manufacture electric motors and related components using these designs and other intellectual property. We are obligated to pay royalties on vehicles we sell that use the vendor's technology, which will vary based on the cumulative number of vehicles sold. The licensing agreement is amortized on a straight line basis over the estimated three year economic useful life of the underlying technology. We recognized amortization expense of approximately $195,000 and $133,000 during the three months ended March 31, 2012 and the year ended December 31, 2011, respectively, and will recognize amortization expense of approximately $795,000, $795,000, and $663,000 during the years ending December 31, 2012, 2013, and 2014, respectively.

        As discussed in Note 11, "Share-Based Compensation", we issued the vendor an option to purchase shares of our common stock upon completion of an initial public offering of our common stock (an "IPO") in exchange for a reduction of royalty payments due under this arrangement once the option is exercised.

(8) Other Current Liabilities

        Other current liabilities consist of the following (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Other accrued expenses	$2,622	$2,471	$3,036
Payoll tax liability	1,417	230	1,852
Litigation settlement accrual	—	2,000	—

	$4,039	$4,701	$4,888

        The litigation settlement accrual is further discussed in Note 14, "Commitments and Contingencies."

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(9) Other Long-Term Liabilities

        Other long-term liabilities consist of the following (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Warranty reserve, long-term	$1,391	$568	$1,610
Litigation settlement accrual	—	2,000	—
Deferred revenue	262	573	238
Other	42	8	36

	$1,695	$3,149	$1,884

        Our warranty reserve and the litigation settlement accrual are further discussed in Note 14, "Commitments and Contingencies."

(10) Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock

        We have issued 10% Series A secured convertible debentures ("Series A Debentures"), 12% senior unsecured convertible promissory bridge notes ("Bridge Notes"), 8.5% senior unsecured convertible promissory notes ("2011 Convertible Notes"), and a senior unsecured note. These instruments are referred to collectively as our "Convertible Debt".

        We separately value and record the initial fair value of the separable derivatives within our Convertible Debt instruments, including a conversion feature, detachable stock warrants, and an acceleration feature. The fair value of the derivatives is calculated as of the end of each reporting period and the change in fair value is recognized as a component of other (income) expense, net on the consolidated and combined statements of operations. Fair value was calculated using a binomial model and key inputs were probability and estimated timing of conversion, enterprise value, volatility, the risk-free interest rate and the anticipated dividend rate.

        As of December 31, 2011 and March 31, 2012, all Convertible Debt except for the Series A Debentures had been converted to preferred stock. Our Series A Debentures had scheduled maturities, exclusive of discount, as of December 31, 2011 and March 31, 2012 as follows (in thousands):

	December 31, 2011	March 31, 2012
		(Unaudited)
Less than 1 year	$—	$—
1 - 2 years	—	400
2 - 3 years	10,425	10,725
3 - 4 years	700	—
4 - 5 years	—	—

Total	$11,125	$11,125

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(10) Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock (Continued)

Series A Debentures

        During 2009, we initiated a private placement, offering for sale up to 150 units at a price of $100,000 per unit for an aggregate of $15.0 million. Each unit consisted of one Series A Debenture in the principal amount of $100,000 and 6,666 shares of our common stock. Each Series A Debenture has a five year term and bears interest, payable in shares of our common stock, at the rate of 10% per annum. The Series A Debentures are secured by all of our assets and have a preference upon liquidation over our common stock. We may prepay principal and interest on the Series A Debentures at any time without penalty. The Series A Debentures may be converted, but are not required to be converted, by the holder at 80% of the price at which shares of our common stock are valued in an initial public offering or at 80% of the price at which shares of our common stock are sold in a reorganization transaction.

        During 2009 and 2010, we sold 111 of the 150 authorized units and received total proceeds of approximately $11.1 million. The Series A Debentures contain a conversion right (the "Series A Conversion Feature") that represents a derivative instrument. The proceeds from the issuance of the units were allocated on a relative fair value basis between the shares of common stock and the Series A Debentures. An additional discount was established based on the Series A Debentures, as a result of bifurcating the Series A Conversion Feature, equal to the fair value of the Series A Conversion Feature. The shares of common stock included in the units and the Series A Conversion Feature were valued, upon issuance, at approximately $374,000 and $1.4 million, respectively. This difference between the proceeds of the debentures and the Series A Debenture principal was recorded as a discount on the debt. The recorded debt discount is accreted by recording non-cash charges to interest expense over the expected life of the Series A Debentures using the effective interest rate method.

        The carrying value of the Series A Debentures was $10.2 million and $9.9 million as of December 31, 2011 and 2010, respectively, and was $10.3 million as of March 31, 2012. The fair value of the Series A Conversion Feature, calculated using a binomial valuation model, was $3.4 million and $2.6 million as of December 31, 2011 and 2010, respectively, and $3.4 million as of March 31, 2012. See Note 3, "Fair Value of Financial Instruments," for additional information related to the Series A Conversion Feature.

        The total debt discount is amortized using the effective interest method over the 60-month term of the Series A Debentures. We recognized amortization of debt discount costs of approximately $347,000, $347,000, and $121,000 as a component of interest expense during the years ended December 31, 2011, 2010, and 2009, respectively, and approximately $86,000 during the three months ended March 31, 2012 and 2011, respectively.

        Accrued interest amounted to approximately $2.8 and $1.5 million as of December 31, 2011 and 2010, respectively, and approximately $3.1 million as of March 31, 2012.

        A commission of 5% of the amount of proceeds we received in the Series A private placement, subject to certain exceptions, was paid to Wynston Hill Capital LLC ("Wynston Hill"), a related party. Wynston Hill earned commissions of approximately $34,000 and $521,000 during the years ended

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(10) Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock (Continued)

December 31, 2010 and 2009, respectively, related to the Series A private placement. No commissions were due or payable related to the Series A private placement during 2011. These commissions are reflected as deferred financing costs and are included as a component of other current assets and other long-term assets on the accompanying consolidated and combined balance sheets.

        Deferred financing costs related to the Series A private placement consisted of the following (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Deferred financing costs	$555	$555	$555
Less: accumulated amortization	(261)	(150)	(288)

	$294	$405	$267

        Interest expense on the Series A Debentures is as follows (in thousands):

	December 31,			March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
Interest expense	$1,265	$1,148	$390	$336	$306
Accretion of debt discount	347	347	121	86	86
Amortization of deferred financing costs	111	111	39	28	27

	$1,723	$1,606	$550	$450	$419

Bridge Notes

        During 2010, we initiated a private placement offering for $15.0 million of units. Each unit consisted of a Bridge Note with a principal amount of $500,000 and a detachable warrant with a stated exercise price of $0.01 that allowed the holder to purchase 25% of the amount of securities into which the Bridge Note is convertible. The stated term of each Bridge Note was the lesser of one year from the issue date or the date of an equity offering resulting in gross proceeds to the Company of at least $20.0 million (a "Qualified Offering"). These Bridge Notes were unsecured and senior in liquidation to the Series A Debentures. Interest on the Bridge Notes was payable at a rate of 12% per annum. Upon a successful Qualified Offering, the principal and interest were due and payable immediately or, at the discretion of the note holder, the debt and/or accrued interest were convertible into shares of the equity security issued in the Qualified Offering at a conversion price equal to the price per share of the equity securities issued in the Qualified Offering.

        During 2010, we sold Bridge Notes with a principal amount of $14,150,000. As of December 31, 2010, accrued interest on our Bridge Notes was approximately $791,000.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(10) Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock (Continued)

        The warrant included with each Bridge Note was exercisable at the option of the holder from the date of the Qualified Offering through the second anniversary of the issue date of the warrant. The Bridge Note did not need to be converted to stock in order to exercise the warrant.

        We concluded that the acceleration of maturity of the Bridge Note upon a Qualified Offering represented an embedded derivative and, accordingly, recognized the approximate $718,000 initial fair value of the benefit to us as an asset, included as a component of other current assets. Fair value was calculated using a discounted cash flow model and the key inputs were probability and timing of an acceleration event and interest rate. We refer to this derivative as the "Bridge Note Acceleration Feature." See Note 3, "Fair Value of Financial Instruments," for additional information related to the Bridge Note Acceleration Feature.

        We concluded that the detachable warrants represented a liability as the warrants did not represent an option to acquire a fixed number of shares of stock for a fixed strike price. Based on the assumptions for a Qualified Offering and concurrent exercise of the warrants, during 2010 we recognized the approximate $2.8 million warrant initial fair value as a current liability. Fair value was calculated using a binomial model and key inputs were probability and timing of a Qualified Offering, enterprise value, volatility, the risk-free interest rate and the anticipated dividend rate. See Note 3, "Fair Value of Financial Instruments," for additional information related to these detachable warrants.

        We recognized an initial debt discount of approximately $2.1 million, which represented the net initial fair value of the detachable warrants net of the benefit of the Bridge Note Acceleration Feature, as a reduction to the Bridge Note liability. The discount was accreted to interest expense using the effective interest method over the Bridge Note contractual term of one year. As of December 31, 2010, the debt discount, net of approximately $965,000 of accretion, was approximately $1.1 million. During 2011, we recognized $375,000 of this amount as interest expense and the remaining $720,000 was recognized as a component of loss on extinguishment of debt.

        A commission of 5% of the amount of proceeds we received in the Bridge Note financing, subject to certain exceptions, was paid to Wynston Hill, a related party. Wynston Hill earned commissions of approximately $708,000 during 2010 related to this private placement. This commission was reflected as deferred financing cost and is included as a component of other current assets on the combined balance sheets. Amortization of deferred financing costs reported as interest expense, using the effective-interest amortization method, was approximately $329,000 during 2010. During 2011, we recognized $128,000 of the amount as interest expense and the remaining $251,000 was recognized as a component of loss on extinguishment of debt.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(10) Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock (Continued)

        Interest expense on the Bridge Notes is summarized as follows (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2011	2010	2012	2011
			(Unaudited)
Interest expense	$316	$791	$—	$316
Accretion of debt discount	375	965	—	375
Amortization of deferred financing costs	128	329	—	128

	$819	$2,085	—	$819

        During March 2011, substantially all of the Bridge Notes, accrued interest, and detachable warrants were converted to shares of Series B preferred stock and the remainder were settled by cash payment of approximately $171,000. On conversion and cash payment, we recognized a loss on extinguishment of debt of approximately $971,000. See Note 3, "Fair Value of Financial Instruments," for additional information.

Series B Convertible Redeemable Preferred Stock

        During March 2011, we sold, in a private placement, approximately 3,239,000 shares of our Series B convertible redeemable preferred stock, par value $0.001 per share ("Series B preferred stock"), for cash proceeds of $39.0 million and we issued an additional approximately 1,570,000 shares of Series B preferred stock upon the conversion of outstanding Bridge Notes, including accrued interest and related warrants. We paid Wynston Hill, a related party, a commission of approximately $1.2 million related to this private placement. Shares of our Series B preferred stock, which are non-interest bearing and non-participating, have the right to vote, on an as-converted basis, together with shares of our common stock on all matters which are subject to a vote of our common stock, and also have separate voting rights with respect to certain amendments of our fourth amended and restated certificate of incorporation and certain liquidation events. Our Series B preferred stock has a liquidation preference of $12.04 per share (subject to adjustment) over our common stock. Our Series B preferred stock is convertible, on a one-to-one basis, into shares of our common stock at any time at the election of the holder of the Series B preferred stock or automatically in the event of a firm commitment underwritten public offering of our common stock, and is subject to certain anti-dilution protections. On or after March 1, 2018, the holders of at least a majority of the outstanding shares of Series B preferred stock can require us to redeem, over a three year period, all outstanding shares of Series B preferred stock at a redemption value of $12.04 per share. As redemption of Series B preferred stock is outside our control, the Series B preferred stock is not included as a component of stockholders' equity on the accompanying consolidated balance sheet as of December 31, 2011 or March 31, 2012 or on the accompanying consolidated statement of stockholders' deficit for the year ended December 31, 2011 or for the three months ended March 31, 2012 and 2011.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(10) Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock (Continued)

Senior Unsecured Note

        During September 2011, we issued a $2.8 million senior unsecured note ("Senior Note") to one of our existing stockholders. The Senior Note accrued interest at 8.00% per annum with a scheduled maturity date of December 31, 2011. During November 2011, this note was exchanged in connection with our 2011 Convertible Notes financing.

2011 Convertible Notes and Series C Warrants

        During October 2011, we issued, in a private placement, $30.0 million of senior unsecured convertible promissory notes bearing interest at 8.5% with a three year maturity (collectively, the "2011 Convertible Notes") and warrants (the "Series C Warrants") to purchase approximately 727,000 shares of our common stock at $12.38 per share. We received aggregate consideration of $30.0 million for the 2011 Convertible Notes, consisting of cash proceeds of $25.2 million and the exchange of the $2.8 million indebtedness under the Senior Note and $2.0 million of the note payable to Tanfield for $4.8 million of 2011 Convertible Notes. We incurred offering costs of approximately $625,000 related to this private placement, including commissions paid to Wynston Hill, a related party, of $485,000.

        The Series C Warrants have an exercise price of $12.38 and a stated maturity of seven years but are automatically exercised on a net exercise basis upon the pricing of an initial public offering of our common stock. The initial fair value was calculated using a binomial model and key inputs were probability and timing of an initial public offering of our common stock, enterprise value, volatility, the risk-free interest rate and the anticipated dividend rate. The warrants are revalued at the end of each period using current factors. See Note 3, "Fair Value of Financial Instruments," for additional information related to the Series C Warrants.

        The estimated fair value of the Convertible Notes exchanged for outstanding indebtedness was the $4.8 million face value of the exchanged indebtedness due to the estimated timing of conversion into shares of our Series C convertible redeemable preferred stock, par value $0.001 per share ("Series C preferred stock"), as noted below, and the initial estimated fair value of the Series C Warrants was $0.4 million. On exchange of the Senior Note and note payable to Tanfield, we recognized a $0.4 million loss on extinguishment of debt for the difference between the carrying amount of the original debt and the estimated fair value of the 2011 Convertible Notes and Series C Warrants.

        On the portion of the 2011 Convertible Notes issued for cash proceeds, we recorded a debt discount of $2.0 million for the issue date estimated fair value of the Series C Warrants. An additional discount of $2.0 million was applied based on the difference of $12.38 per share and the effective conversion price determined from the 2011 Convertible Notes value subsequent to the application of the discount applied resulting from the value assigned to the Series C Warrants ("Beneficial Conversion Feature"). The Beneficial Conversion Feature discount should be offset with a credit to additional paid in capital. The total discount of $4.0 million is accreted to interest expense using the effective interest method over the contractual term of the 2011 Convertible Notes.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(10) Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock (Continued)

        During November 2011, the 2011 Convertible Notes and accrued interest were converted to shares of Series C preferred stock and, as a result of the debt extinguishment, we recognized the $4.0 million of unamortized initial discount as a component of interest expense and the $625,000 of unamortized deferred offering costs as a reduction of Series C preferred stock.

        Interest expense on the 2011 Convertible Notes is summarized as follows (in thousands):

	Year Ended December 31,		Three Month Ended March 31,
	2011	2010	2012	2011
			(Unaudited)
Interest expense based on 8.5% contractual interest rate	$98	$—	$—	$—
Interest expense recognized on conversion of 2011 Convertible Notes to Series C preferred stock	4,020	—	—	—

	$4,118	$—	$—	$—

Series C Convertible Redeemable Preferred Stock

        During November 2011, we issued 2,431,170 shares of our Series C preferred stock in connection with the conversion of all of our outstanding 2011 Convertible Notes and related accrued interest. Shares of our Series C preferred stock, which are non-interest bearing and non-participating, have the right to vote, on an as-converted basis, together with shares of Series B preferred stock and our common stock on all matters which are subject to a vote of our common stock, and also have separate voting rights with respect to certain amendments of our fourth amended and restated certificate of incorporation and certain liquidation events. Our Series C preferred stock has a liquidation preference of $12.38 per share (subject to adjustment) over our common stock. The liquidation preference of our Series C preferred stock is paid on a pari passu basis with the liquidation preference of our Series B preferred stock. Our Series C preferred stock is convertible, on a one-to-one basis, into shares of our common stock at any time at the election of the holder of the Series C preferred stock or automatically in the event of a firm commitment underwritten public offering of our common stock, and is subject to certain anti-dilution protections. On or after March 1, 2018, the holders of at least a majority of the outstanding shares of Series C preferred stock can require us to redeem, over a three year period, all outstanding shares of Series C preferred stock at a redemption value of $12.38 per share. As redemption of Series C preferred stock is outside our control, the Series C preferred stock is not included as a component of stockholders' deficit on the accompanying consolidated balance sheet as of December 31, 2011 or March 31, 2012 or on the accompanying consolidated statement of stockholders' deficit for the year ended December 31, 2011 or for the three months ended March 31, 2012.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(10) Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock (Continued)

Series D Convertible Redeemable Preferred Stock

        During the first quarter of 2012, we issued and sold in a private placement 884,501 shares of our Series D convertible redeemable preferred stock, par value $0.001 per share ("Series D preferred stock"), and warrants to purchase 132,678 shares of our common stock ("Series D Warrants") for aggregate cash proceeds of $14.3 million.

        Shares of our Series D preferred stock, which are non-interest bearing and non-participating, have the right to vote, on an as-converted basis, together with shares of our Series B and Series C preferred stock and our common stock on all matters which are subject to a vote of our common stock, and also have separate voting rights with respect to certain amendments of our fourth amended and restated certificate of incorporation and certain liquidation events. Our Series D preferred stock has a liquidation preference of $16.15 per share (subject to adjustment), which is senior to the liquidation preferences of our Series B and Series C preferred stock. Our Series D preferred stock is convertible, on a one-to-one basis, into shares of our common stock at any time at the election of the holder of the Series D preferred stock or automatically in the event of a firm commitment underwritten public offering of our common stock, and is subject to certain anti-dilution protections. On or after March 1, 2018, the holders of at least a majority of the outstanding shares of Series D preferred stock can require us to redeem, over a three year period, all outstanding shares of Series D preferred stock at a redemption value of $16.15 per share. As redemption of Series D preferred stock is outside our control, the Series D preferred stock is not included as a component of stockholders' deficit on the accompanying consolidated balance sheet as of March 31, 2012 or on the accompanying consolidated statement of stockholders' deficit for the three months ended March 31, 2012.

        The Series D Warrants have an exercise price of $16.15 and a stated maturity of seven years but are automatically exercised on a net exercise basis upon the pricing of an initial public offering of our common stock. The initial fair value was calculated using a binomial model and key inputs were probability and timing of an initial public offering of our common stock, enterprise value, volatility, the risk-free interest rate and the anticipated dividend rate. We revalue the liabilities related to these warrants at the end of each period using current factors. See Note 3, "Fair Value of Financial Instruments," for additional information related to the Series D Warrants.

        The $12.7 million value assigned to the Series D preferred stock is net of the $597,000 initial fair value allocated to the Series D Warrants, the Beneficial Conversion Feature (as defined below) discount of $597,000 applied based on the difference of $16.15 per share and the effective conversion price determined from the Series D preferred stock value subsequent to the application of the discount applied resulting from the value assigned to the Series D Warrants (the "Beneficial Conversion Feature"), and net of commissions paid of $388,000. The Beneficial Conversion Feature discount was recorded as a component of additional paid-in capital.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(10) Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock (Continued)

Notes Payable Other

        Notes payable—other consist of the following (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Note payable—Jefferies	$2,000	$—	$1,000
Note payable—Tanfield	512	—	512

	$2,512	$—	$1,512

        The note payable—Jefferies resulted from the August 2011 settlement of a lawsuit filed against us and is further discussed in Note 14, "Commitments and Contingencies".

        The note payable—Tanfield resulted from our acquisition of Smith UK and is further discussed in Note 16 "Related Party Transactions".

(11) Share-Based Compensation

Equity Incentive Compensation Plan

        In December 2009, the Smith US Board of Directors approved the Smith Electric Vehicles US Corp. 2009 Incentive Compensation Plan (the "2009 Plan"), which provides for the grant of incentive stock options and nonqualified stock options or other awards to our employees, officers, directors, and outside consultants to purchase up to an aggregate of 1,119,400 shares of our common stock. In addition, the Board, in its sole discretion, may make awards outside of the 2009 Plan. As an inducement to key employees, stock options and unvested shares are issued outside of the 2009 Plan from time to time. Stock options are (i) granted at an option exercise price that is at least equal to the fair market value of Smith US's common stock on the date of grant, (ii) are non-qualified options, (iii) are exercisable for up to 10 years from the date of grant, and (iv) vest 100% within two years of the grant date. We anticipate that all shares we issue to settle our equity grants will be original issue shares. Accordingly, we do not anticipate we will repurchase shares on the open market during 2012 for the purpose of settling our equity grants.

Stock Options

        We utilize the Black-Scholes option valuation model to calculate the fair value of each stock option. Expected volatility is based on the historical volatility of stocks of comparable "clean energy" companies traded on an exchange. The expected terms of the options were calculated using the simplified method given our limited historical exercise data. The risk free interest rate is based on the U.S. Treasury rate at the time of the grant for instruments of a comparable life. Our valuation model assumes a zero dividend rate. Due to the limited number of grants issued combined with the relatively short vesting periods of two years or less, we initially estimate that all awards will vest, except for the

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(11) Share-Based Compensation (Continued)

stock options issued to vendors that contain a performance condition that is deemed not probable, as noted below. Forfeitures of awards are recognized in the period the forfeiture occurs. Compensation cost for each period is based on the percentage of the requisite service that has been rendered through the end of the period.

        As discussed further below, we issued stock options during the three months ended March 31, 2012 and the years ended 2011 and 2009. The assumptions used to record share-based compensation expense for stock options are as follows:

	Year ended December 31, 2011	Year ended December 31, 2009	Three Months ended March 31, 2012
			(Unaudited)
Expected volatility	76.5%	74.0%	73.0%
Expected dividends	0.0%	0.0%	0.0%
Expected term (in years)	5.8 - 6.0	5.6 - 5.9	5.8
Risk-free rate	1.3 - 2.3%	2.5 - 2.6%	1.4%

        A summary of our stock option activity, and related information, for the year ended December 31, 2011 is as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (in years)
Outstanding at December 31, 2010	256,688	$0.73
Granted	1,396,000	$12.24
Exercised or converted	—	$—
Forfeited	—	$—
Expired	—	$—

Outstanding at December 31, 2011	1,652,688	$10.45

Vested or expected to vest at December 31, 2011	1,622,688	$10.41	$9,307,000	9.4
Exercisable at December 31, 2011	256,688	$0.73	$3,958,000	8.0

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(11) Share-Based Compensation (Continued)

        A summary of our stock option activity, and related information, for the three months ended March 31, 2012 (unaudited) is as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (in years)
Outstanding at December 31, 2011	1,652,688	$10.45
Granted	195,000	$16.15
Exercised or converted	—	$—
Forfeited	—	$—
Expired	—	$—

Outstanding at March 31, 2012	1,847,688	$11.05

Vested or expected to vest at March 31, 2012	1,817,688	$11.03	$9,307,000	9.2
Exercisable at March 31, 2012	256,688	$0.73	$3,958,000	7.7

        The exercise prices of the stock options issued through March 31, 2012 were determined based on the estimated fair value of our common stock at the date of issue. Because there is no public market for our common stock, management considers a number of objective and subjective factors when determining the fair value of our common stock. Objective and subjective factors considered include recent sales of our convertible securities to unrelated third parties, valuations using the invested capital and private financing approaches, our operating and financial performance during intervening periods, and the lack of liquidity in our common stock. Based on these factors, management estimated the fair market value of our common stock to be $0.73 per share for options issued during 2009, $12.04 and $12.38 per share for options issued during 2011, and $16.15 for options issued during the three months ended March 31, 2012.

Stock Options to Employees

        During the years ended December 31, 2011 and 2009 and during the three months ended March 31, 2012, we granted stock options with an estimated fair value of approximately $10.7 million, $243,000, and $2.0 million, respectively, to certain of our employees. We did not grant any stock options during the year ended December 31, 2010. The stock options granted to employees vest over varying terms (12 months to 24 months) and expire 10 years from the grant date. Of these options, options covering 586,000 shares of our common stock will vest upon the closing of our initial public offering. Through March 31, 2012, no stock options had been exercised. We recognized compensation expense related to stock options granted to employees of approximately $2.4 million, $96,000 and $6,000 during the years ended December 31, 2011, 2010 and 2009, respectively and $1.8 million and $20,000 during the three months ended March 31, 2012 and 2011, respectively. The recognized compensation expense is included as a component of selling, general and administrative expense. There

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(11) Share-Based Compensation (Continued)

was no income tax effect related to the stock option compensation expense during any of the above periods as deferred income tax benefits otherwise provided were offset by valuation allowances as discussed in Note 13, "Income Taxes."

        As of March 31, 2012, we had approximately $8.5 million of future unrecognized compensation costs related to stock options that was expected to be recognized over a weighted average period of less than one year. As of December 31, 2011, we had approximately $8.3 million of future unrecognized compensation costs related to stock options that was expected to be recognized over a weighted average period of less than one year. As of December 31, 2010, we had approximately $20,000 of future unrecognized compensation costs related to stock options that was expected to be recognized over a weighted average period of less than one year.

Stock Options to Vendors

        During the year ended December 31, 2011, we granted stock options with an exercise price of $12.38 per share to a vendor as part of a licensing and royalty agreement. These stock options are performance based as the stock options vest only upon closing of an IPO, and are forfeited if no notice to exercise is received within 24 hours of the IPO and must be exercised within 10 years of the date of issue. The agreement provides that future royalties due under the licensing and royalty agreement will be reduced upon notice of intent to exercise. As these stock options are performance based, and as an IPO is generally not considered to be probable until effective, we concluded that no service cost should be recognized until an IPO occurs.

        During the year ended December 31, 2011, we granted stock options with an exercise price of $12.38 per share to a vendor in connection with a development, supply and license agreement. The stock options vest within 12 months and expire 10 years from the grant date.

        We recognized service expense, which is a non-cash charge, related to stock options to vendors of approximately $165,000 and $74,000 during the three months ended March 31, 2012 and the year ended December 31, 2011. The recognized service expense is included as a component of cost of revenue on the consolidated and combined statements of operations. There was no income tax effect related to the stock option service expense during any of the above periods as deferred income tax benefits otherwise provided were offset by valuation allowances as discussed in Note 13, "Income Taxes."

        No stock options to vendors were issued or outstanding during the years ended December 31, 2010 or 2009.

        As of March 31, 2012, we had approximately $287,000 of future unrecognized service costs related to stock options to vendors that is expected to be recognized over a weighted average period of less than one year. As of December 31, 2011, we had approximately $332,000 of future unrecognized service costs related to stock options to vendors that is expected to be recognized over a weighted average period of less than one year.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(11) Share-Based Compensation (Continued)

Nonvested Stock Awards

        During April 2011, we issued 126,777 shares of nonvested common stock with a weighted average grant date value of $12.04 per share and an estimated aggregate intrinsic value of $2.1 million as of March 31, 2012 and December 31, 2011. These shares issued vest 100% at the end of 19 months from issue date and vesting is accelerated upon the closing of our initial public offering. During the three months ended March 31, 2012 and year ended December 31, 2011, we recognized compensation expense, included as a component of selling, general and administrative expense, related to these restricted shares of $241,000 and $642,000, respectively. There was no income tax effect related to the restricted stock compensation expense as deferred income tax benefits otherwise provided were offset by valuation allowances as discussed in Note 13, "Income Taxes." As of March 31, 2012, we had approximately $643,000 of future unrecognized compensation costs expected to be recognized over a weighted average period of less than one year. As of December 31, 2011, we had approximately $883,000 of future unrecognized compensation costs expected to be recognized over a weighted average period of less than one year.

(12) Warrants

        Concurrent with the formation of Smith US in January 2009, Smith US issued a warrant to Tanfield that Tanfield could exercise to preserve its 49% ownership interest in Smith US, which was amended in December 2009. As amended, the warrant was exercisable for five years for the purchase of the number of shares of our common stock, at a strike price of $0.01 per share, equal to 49% of (i) the number of shares of common stock issued and vested pursuant to the 2009 Plan (see Note 11, "Share-Based Compensation"), (ii) the number of shares of common stock issued to the investors in the Series A private placement described under Note 10, "Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock" for amounts invested over $7.5 million and up to $10.0 million, (iii) the number of shares of common stock issued to the investors in such Series A private placement for amounts invested over $10.0 million and up to $15.0 million, provided that such amounts were invested on or prior to August 7, 2009, and (iv) the number of shares of our common stock issued to Roy Stanley under our services agreement with him (see Note 16, "Related Party Transactions") (collectively, the "Available Warrant Shares"). At date of issue, the fair value of the warrant, calculated using the Black-Scholes valuation model, was approximately $37,000 and included within stockholders' deficit. Since the warrant did not meet the net-settlement criteria, the warrant was not subject to revaluation. During March 2010, Tanfield exercised its warrant, in part, and received 640,468 shares of our common stock. During November 2011, we and Tanfield agreed to cancel the warrant under which Tanfield had the right to acquire additional shares of common stock, which is reflected as a contribution of capital on the consolidated and combined statements of changes of stockholders deficit.

        See Note 10, "Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock" for a discussion of the detachable warrants issued in conjunction with our Bridge Notes, 2011 Convertible Notes and Series D preferred stock.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(13) Income Taxes

        We have operations in both the United States and the United Kingdom. Under the terms of the January 1, 2011 acquisition of Smith UK by Smith US, Tanfield is responsible for all Smith UK tax liabilities and receives the benefit of all tax benefits, including net operating losses, through December 31, 2010. As these financial statements have been prepared to present the historical financial position, results of operations and cash flows of Smith UK throughout the periods presented, we have included the tax effects, including the net operating loss asset and deferred tax assets and liabilities, of Smith UK transactions for the three years ended December 31, 2011, December 31, 2010, and as of December 31, 2009. The tax effects for the three months ended March 31, 2012 and 2011 include only the effects of transactions that occurred during that three month period.

        Net loss before income tax benefit for domestic and foreign operations is as follows (in thousands):

	Year ended December 31,			Three Months ended March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
United States	$(41,699)	$(25,433)	$(8,822)	$(12,110)	$(10,318)
United Kingdom	(10,836)	(4,831)	(8,676)	(3,236)	(1,471)

	$(52,535)	$(30,264)	$(17,498)	$(15,346)	$(11,789)

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(13) Income Taxes (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Deferred tax assets:
Net operating loss carryforwards:
United States	$15,037	$5,896	$18,982
United Kingdom	2,671	5,598	3,344
Research and development	—	3,112	—
Inventory and warranty reserves	1,957	2,783	1,751
Start-up costs	1,054	1,137	1,034
Accrued expenses	281	1,023	261
Deferred revenue	—	180	—
Property, plant and equipment	110	—	133
Share-based compensation	1,058	38	1,717
Other	356	252	245

	22,524	20,019	27,467
Valuation allowance	(22,306)	(19,622)	(27,223)

Total deferred tax assets	218	397	244

Deferred tax liabilities:
Property, plant and equipment	—	(193)	—
Prepaid expenses	(218)	(138)	(244)
Accounts receivable	—	(66)	—

Total deferred tax liabilities	(218)	(397)	(244)

Net deferred tax liabilities	$—	$—	$—

        Upon acquisition of Smith Europe on January 1, 2011, all of Smith UK's deferred tax assets and liabilities in existence as of December 31, 2010 were retained by Tanfield, Smith UK's prior owner.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(13) Income Taxes (Continued)

        The reconciliation of income tax computed at the U.S. statutory tax rate to income tax expense is as follows (in thousands):

	Year ended December 31,
	2011	2010	2009
Federal income tax benefit at U.S. statutory rate	$(17,862)	$(10,290)	$(5,949)
State income tax benefit, net of federal tax effect	(985)	(539)	(316)
Foreign tax rate differential	975	288	519
Nondeductible legal costs	59	1,395	17
Interest paid in kind	578	659	133
Fair market value derivative	1,303	577	21
Debt discount amortization	2,074	446	41
Other, net	414	242	119

Total income tax benefit	(13,444)	(7,222)	(5,415)
Valuation allowance	13,444	7,222	5,415

Net income tax benefit	$—	$—	$—

        Management believes that based on the available information, it is more likely than not that the deferred tax assets will not be realized, such that a full valuation allowance is required against all net deferred tax assets.

        As of December 31, 2011 and 2010 and March 31, 2012, we had approximately $40.2 million, $15.8 million, and $49.8 million, respectively, of federal and state operating loss carryforwards available to offset future taxable income. These federal and state operating loss carryforwards will, if unused, expire in varying amounts beginning in 2029. As of December 31, 2011 and March 31, 2012, we had approximately $10.7 million and $13.9 million of U.K. net operating losses, which do not expire, available to offset future taxable income. At December 31, 2011 and 2010 and March 31, 2012, a partial valuation allowance existed against our net operating loss carryforwards as we did not believe it is more likely than not that the carryforwards will be utilized prior to expiration. In making this determination, we did not consider future taxable income as we have incurred losses in each period since our U.S. inception. We only considered taxable income to the extent of reversals of net temporary differences in existence as of December 31, 2011 and 2010 and March 31, 2012.

        Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carry-forwards in the event of an "ownership change," as defined in Section 382 of the Internal Revenue Code.

Uncertain Tax Positions

        We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(13) Income Taxes (Continued)

positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. As of December 31, 2011, we had $2.6 million of unrecognized tax benefit which arose during the current year related to our acquisition of certain assets and liabilities of Smith UK. As of March 31, 2012, we had $2.5 million of unrecognized tax benefit which arose during the year ended December 31, 2011 related to our acquisition of certain assets and liabilities of Smith UK. The amount represents expected future tax deductions that did not meet the more-likely-than-not threshold for recognition in the financial statements. If recognized, it will not impact the effective income tax rate until such time as we no longer record a full valuation allowance. There were no uncertain tax positions identified for the periods ended December 31, 2010 or 2009. We had no accrued interest or penalties as of March 31, 2012 or December 31, 2011 or 2010. We do not anticipate that the balance in our uncertain tax positions will significantly increase or decrease within the next 12 months.

        We file income tax returns in the United States, the States of Missouri, New York and Texas, various cities, and the United Kingdom. Tax years 2011, 2010 and 2009 (the year of our inception in the U.S.) remain subject to examination for all of the United States federal, state, and city jurisdictions. All net operating losses and tax credits generated to date are subject to adjustment. Tax year 2011 remains subject to examination by the United Kingdom. Effective January 1, 2011, upon the acquisition of Smith UK by Smith US, we are not responsible for tax examinations or the resulting liabilities of Smith UK for tax years 2010 and prior.

(14) Commitments and Contingencies

        Operating Leases—We have operating lease agreements for office and production space at various locations. These lease agreements expire at various dates through 2015 and certain of them contain provisions for extension on substantially the same terms as are in effect. Where leases contain escalation clauses, we recognize lease expense on a straight-line basis over the lease term. Future minimum payments under operating leases at December 31, 2011 are as follow (in thousands):

Period ending December 31:
2012	$897
2013	478
2014	42
2015	31
2016	—

$1,448

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(14) Commitments and Contingencies (Continued)

        Rent expense incurred under all operating leases was approximately $1.2 million, $1.1 million and $852,000 for the years ended December 31, 2011, 2010 and 2009, respectively, and $282,000 and $291,000 for the three months ended March 31, 2012 and 2011, respectively.

        Included in rent expense are balances due to Tanfield for the use of office and production space. Prior to January 1, 2011, Smith UK rent expense due to Tanfield was charged through intercompany allocation. Effective January 1, 2011, upon separation from Tanfield, we entered into an arrangement with Tanfield for the use of office and production space. The agreement requires monthly rental payments through December 2013 of £23,500, or approximately $36,500, plus certain property related costs, and is cancellable by either party providing a six month notice. Under these arrangements, we recognized lease expense of approximately $450,000, $321,000 and $337,000, for the years ended December 31, 2011, 2010 and 2009, respectively, and $111,000 and $113,000 for the three months ended March 31, 2012 and 2011, respectively.

        During March 2012, we renewed for an additional year, the lease for our corporate office in Kansas City, Missouri under substantially similar terms as the original lease.

        Product Warranty—Included in the warranty cost accruals are costs for basic warranty coverage on vehicles sold and additional service actions, such as product repairs and other customer service actions. During 2007, Smith UK introduced the Newton and Edison models, which are on-road vehicles that use lithium-ion batteries. Smith US sold its first vehicle during the fourth quarter of 2009. As a result, our estimates for warranty costs are based on limited historical warranty claim experience.

        Included in our December 31, 2010 warranty accrual is approximately $1.4 million in additional service action costs related to defective batteries, for which we received commitments from our vendors to reimburse us for $1.2 million of the additional service action costs. We had no outstanding additional service action costs as of March 31, 2012.

        Product warranty accruals were as follows (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Beginning reserve	$6,693	$5,316	$6,170
Warranty expense	3,151	2,139	492
Vendor service action	(1,173)	1,165	—
Warranty costs incurred	(2,490)	(1,697)	(398)
Foreign currency translation and other	(11)	(230)	140

Ending reserve	$6,170	$6,693	$6,404

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(14) Commitments and Contingencies (Continued)

        Warranty reserves were recognized as current and long-term as follows (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Current	$4,779	$6,125	$4,794
Long-term	1,391	568	1,610

Ending reserve	$6,170	$6,693	$6,404

        Legal Matters—From time to time and in the ordinary course of business, we are named as a defendant in legal proceedings related to various issues, including worker's compensation claims, tort claims and contractual disputes. While the resolution of such matters may have an impact on our financial results for the period in which they are resolved, we believe that the disposition of these matters will not, individually or in the aggregate, have a material effect upon our business, liquidity, or consolidated financial statements. Legal and other expenses related to such legal proceedings are expensed as incurred.

        In March 2011, Jefferies & Company, Inc. ("Jefferies") filed suit against us in the New York Supreme Court, County of New York for alleged breach of an engagement letter for Jefferies' provision of financial advisory services. The events underlying the suit occurred during 2010 and, accordingly, management determined that the suit should be evaluated as a contingent liability as of December 31, 2010. Based on management's best estimate of a settlement amount, we accrued a liability of $4.0 million as of December 31, 2010. During August 2011, we and Jefferies agreed to settle the lawsuit. Under the settlement, we paid Jefferies $2.0 million during September 2011, and executed separate promissory notes, bearing interest at 9% per annum. Amounts due under these notes are included as a component of notes payable—other on our consolidated balance sheet. The first payment of $1.0 million plus accrued interest was due and paid in the first quarter of 2012. The second payment, also of $1.0 million plus accrued interest, is due and payable on or prior to July 31, 2012. As a part of the terms of settlement, the parties agreed to a mutual release of claims relating to the subject matter of the lawsuit. The promissory notes may be prepaid without penalty at any time. If we receive proceeds through an initial public offering, the outstanding promissory note and accrued interest are immediately due and payable.

(15) Retirement Plan

        Smith Europe and, prior to January 1, 2011, Smith UK provide their employees with a group personal pension plan administered by a third party. Prior to January 1, 2011, there were separate plans depending on whether the employee was employed by the operating division of Tanfield or by the wholly-owned subsidiary of Tanfield. Each employee has an individual plan policy document in their own name. These plans are defined contribution plans under which contributions made by Smith Europe or Smith UK vested immediately and under which the employee may contribute on a voluntary

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(15) Retirement Plan (Continued)

basis. Once the required contributions are made, Smith Europe and Smith UK has no further obligation under the plans. We recognized contribution expense related to these plans of approximately $180,000, $122,000 and $132,000, for the years ended December 31, 2011, 2010 and 2009, respectively, and approximately $45,000 and $43,000 for the three months ended March 31, 2012 and 2011, respectively.

(16) Related Party Transactions

Share Issuances

        As discussed in Note 1 "Nature of Business and Presentation", Smith US issued 8,999,089 shares of its common stock in connection with its founding. The fair market value of $0.08 per share was determined using a cost approach method based upon the cost the shareholders incurred on or before the inception date.

        We issued 4,409,549 shares to Tanfield, valued at approximately $318,000, in consideration of the right to enter into the License Agreement, which was recorded as a contributed intangible asset. The general terms of this agreement were agreed to with the issuance of the shares in January 2009 followed by the execution of the agreement in August 2009.

        We issued 797,063 shares to Wynston Hill for consulting services rendered in connection with our formation, development of a company business plan, and financial advice. Upon our formation in January 2009, we recognized professional services expense of approximately $64,000 for these services as a component of selling, general and administrative expense in our statement of operations.

        We issued 1,793,677 shares to our two initial executive officers for services rendered in connection with our founding. Upon formation in January 2009, we recognized compensation expense of approximately $143,000 for these services as a component of selling, general and administrative expense in our statement of operations.

        We issued 1,998,800 shares to an executive officer with restrictions of forfeiture if the officer was not named Chairman of the Board by December 31, 2009. We concluded that the performance condition was not probable of being attained by December 31, 2009 and therefore, no compensation expense was recognized upon formation. In December 2009, the Board of Directors appointed Roy Stanley, former CEO and Chairman of Tanfield, as Chairman of the Board, and the 1,998,800 shares were awarded to him with no performance or service conditions. We recognized compensation expense of approximately $1.5 million related to these shares in December 2009 based on our estimate of the fair market value of the common stock issued.

Warrant

        Upon our formation, as described in Note 12, "Warrants", we issued Tanfield an anti-dilution warrant for shares of common stock upon the occurrence of certain events. During 2010, Tanfield

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(16) Related Party Transactions (Continued)

exercised its warrant for 640,468 shares of our common stock. During 2011, we and Tanfield cancelled the warrant.

Commissions

        As described in Note 10, "Notes Payable, Convertible Debt and Convertible Redeemable Preferred Stock", during the years ended December 31, 2011, 2010 and 2009 and the three months ended March 31, 2012 and 2011, we paid Wynston Hill commissions of $1.7 million, $874,000, $389,000, $309,000 and $1.2 million, respectively, for serving as placement agent in connection with our various private placement capital raises.

Goods and services

        As described in Note 14, "Commitments and Contingencies", Smith UK was charged lease expense under an obligation with Tanfield for the use of office and production space. In addition, Smith UK was contractually obligated to Tanfield for management fees and certain shared expenses, which amounted to approximately $1.9 million and $2.1 million during 2010 and 2009, respectively. We did not recognize management fee expense during the year ended December 31, 2011 as Smith UK's obligation under this arrangement was terminated effective with the January 1, 2011 acquisition of Smith UK by Smith US. However, during the year ended December 31, 2011, we did recognize $211,000 of expense for services provided by Tanfield to Smith Europe.

        As of December 31, 2010, we owed Tanfield $5.7 million, which is shown as a payable on the combined balance sheet. On January 1, 2011, as part of our purchase of certain assets of Smith UK from Tanfield, the balance payable under this arrangement was included as part of the purchase price.

        During December 2009, we entered into a services agreement with our Chairman, who subsequently resigned in November 2011, under which we issued to him 1,998,800 shares of Smith US common stock and agreed to pay him GBP 4,000 per month in return for his services as a director and to advance our business, primarily through identifying new technology and product portfolio extension opportunities. Pursuant to this services agreement, we paid him approximately $77,000 and $71,000 during 2011 and 2010, and approximately $19,000 during the three months ended March 31, 2012, respectively. During 2011, we also paid him a $251,000 discretionary bonus.

        During December 2009, we entered into a services agreement with Tooling Edge, LLC, a company owned by the brother of our Chief Executive Officer. Tooling Edge provides consulting related to the business of developing, manufacturing, assembling, selling and servicing electric vehicles. We recognized expense related to Tooling Edge of approximately $240,000 and $85,000 during 2011 and 2010, respectively, and $59,000 and $57,000 during the three months ended March 31, 2012 and 2011, respectively, for services provided and reimbursement of expenses incurred.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(16) Related Party Transactions (Continued)

Smith UK Acquisition

        Effective January 1, 2011, Smith US acquired certain of the assets and liabilities of Smith UK, including the Smith brand, Smith UK's zero-emission vehicle know-how and technology, the License Agreement, and Smith UK's maintenance division from Tanfield. On analysis of the transaction, we concluded that the acquisition of certain of the assets and liabilities of Smith UK by Smith US represented a combination of entities under the common control and, accordingly, we accounted for this transaction in a manner similar to the pooling-of-interest method. See Note 1, "Nature of Business and Presentation" for additional information about this acquisition and the accounting for the acquisition.

        Management believes that this acquisition will provide us with a platform on which we can expand our business internationally and will also enhance our product development capabilities as a result of access to Smith UK's engineering division.

        The total purchase price for Smith UK was $15.0 million, of which $750,000 was due at closing with the remainder payable in 19 equal monthly installments subject to certain mandatory prepayment events. The amount due at closing was primarily settled through an offset to amounts due from Tanfield. The unpaid portion of the purchase price bears interest at a rate of 4.0% in excess of the base rate established by Barclays Bank PLC from time to time. During 2011, we made approximately $11.8 million of cash payments on the principal balance and, during November 2011, converted approximately $2.0 million of principal into approximately 161,000 shares of Series C preferred stock and related warrants. Interest paid to Tanfield during 2011 under this agreement amounted to approximately $315,000. As of December 31, 2011 and March 31, 2012, we owed Tanfield $512,000, which is included as a component of notes payable—other on our consolidated and combined balance sheets, plus accrued interest of approximately $33,000 and $40,000, respectively.

        As the acquisition was a transaction of entities under common control, all assets and liabilities acquired continue to be recorded at their historical carrying value, we did not recognize any identifiable intangible assets, and the excess purchase price of $10.3 million was recorded as a distribution to Tanfield. The excess purchase price is deductible in the U.K. over a 25 year period. The assets and liabilities acquired have previously been recorded as assets and liabilities on our combined balance sheet as of December 31, 2010. The certain assets and liabilities not acquired, consisting primarily of approximately $2.2 million of trade receivables and $7.0 million of payable to Tanfield, were included on our combined balance sheet as of December 31, 2010 and were then derecognized as of the January 1, 2011 acquisition date.

Tanfield production facility agreement

        Through Smith Europe, we occupy our 80,000 square foot production facility in Washington, Tyne and Wear, England from Tanfield pursuant to a license to occupy dated January 1, 2011. Tanfield leases the entire 250,000 square foot facility from a third party. Smith Europe pays a fee of £23,500, or approximately $36,500, plus certain property related costs per month to occupy space at the facility and

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(16) Related Party Transactions (Continued)

we guarantee Smith Europe's obligations under the agreement. The facility agreement expires on December 31, 2013 unless terminated earlier in accordance with its terms. We recognized total expense for services, comprised primarily of rent, utilities, and various maintenance services, provided under this agreement of $816,000, $227,000, and $204,000 during the year ended December 31, 2011 and the three months ended March 31, 2012 and 2011, respectively.

(17) Information about Segments and Geographic Areas

Segment information

        Operating segments are components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker in determining how to allocate resources and assess performance. This evaluation is based on our current structure including the acquisition of Smith UK and all financial statement periods are reflected on that basis. Based on this evaluation, we have determined that we have two operating segments: Zero Emission Vehicles and Maintenance Services. The Zero Emission Vehicles segment represents the sale of vehicles we assemble. The Maintenance Services segment represents our activities in connection with the servicing of diesel and electric engines for customers in the United Kingdom and the sale and lease of forklifts.

        We measure our segments' performance based on segment income (loss). Segment income (loss) is comprised of the segment gross loss as well as selling, general and administrative costs directly attributable to the segment. In management's evaluation of performance, certain costs, such as compensation for administrative staff and executive management, are not allocated by segment and, accordingly, the following segment results do not include such unallocated costs. Assets reported within a segment are those assets that can be identified to a segment and primarily consist of inventories, accounts receivables, property, plant and equipment and certain other assets. Cash and cash equivalents and certain other assets are not allocated to our segments.

        Following is a summary of segment information for the years ended December 31, 2011, 2010, and 2009 and the three months ended March 31, 2012 and 2011 (in thousands). Intersegment revenue relates primarily to the sale of parts by the Zero Emission Vehicles segment to the Maintenance Services segment and to the provision of services by the Maintenance Services segment on behalf of the Zero Emission Vehicles segment. Intersegment parts and services are provided at cost.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(17) Information about Segments and Geographic Areas (Continued)

Year ended December 31, 2011

	Zero Emission Vehicles	Maintenance Services	Total
Revenue from external customers	$37,394	$12,533	$49,927
Intersegment revenue	893	1,914	2,807
Depreciation and amortization	980	422	1,402
Segment (loss)	(29,059)	(1,194)	(30,253)
Segment assets	24,809	3,191	28,000
Segment capital expenditures	3,533	347	3,880

Year ended December 31, 2010

	Zero Emission Vehicles	Maintenance Services	Total
Revenue from external customers	$21,783	$13,811	$35,594
Intersegment revenue	1,783	2,789	4,572
Depreciation and amortization	547	288	835
Segment (loss)	(15,083)	(699)	(15,782)
Segment assets	22,606	2,800	25,406
Segment capital expenditures	1,403	159	1,562

Year ended December 31, 2009

	Zero Emission Vehicles	Maintenance Services	Total
Revenue from external customers	$5,045	$17,809	$22,854
Intersegment revenue	2,502	3,152	5,654
Depreciation and amortization	240	299	539
Segment (loss) income	(10,192)	902	(9,290)
Segment capital expenditures	314	—	314

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(17) Information about Segments and Geographic Areas (Continued)

Three Months ended March 31, 2012 (Unaudited)

	Zero Emission Vehicles	Maintenance Services	Total
Revenue from external customers	$5,818	$2,608	$8,426
Intersegment revenue	88	241	329
Depreciation and amortization	493	71	564
Segment (loss)	(11,859)	(313)	(12,172)
Segment assets	20,921	2,944	23,865
Segment capital expenditures	349	6	355

Three Months ended March 31, 2011 (Unaudited)

	Zero Emission Vehicles	Maintenance Services	Total
Revenue from external customers	$14,774	$3,578	$18,352
Intersegment revenue	414	623	1,037
Depreciation and amortization	149	144	293
Segment (loss)	(6,438)	65	(6,373)
Segment capital expenditures	127	45	172

        Following is a reconciliation of our segment loss to net loss before income taxes (in thousands):

	December 31,			March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
Segment loss	$(30,253)	$(15,782)	$(9,290)	$(12,172)	$(6,373)
Selling, general and administrative—corporate and unallocated	(9,573)	(9,085)	(7,452)	(3,015)	(1,651)
Interest expense	(7,090)	(3,699)	(696)	(500)	(1,372)
Loss on extinguishment of debt	(1,353)	—	—	—	(971)
Other income (expense), net	(4,266)	(1,698)	(60)	341	(1,422)

Net loss	$(52,535)	$(30,264)	$(17,498)	$(15,346)	$(11,789)

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(17) Information about Segments and Geographic Areas (Continued)

        Following are total assets by segment (in thousands):

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
Total for reportable segments	$28,000	$25,406	$23,865
Corporate and unallocated	8,105	4,917	13,989

Total	$36,105	$30,323	$37,854

        Following is a reconciliation of our capital expenditures by segment (in thousands):

	December 31,			March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
Total for reportable segments	$3,880	$1,562	$314	$355	$172
Corporate and unallocated	91	100	490	32	32

Total	$3,971	$1,662	$804	$387	$204

        Following is a reconciliation of our depreciation and amortization expense by segment (in thousands):

	December 31,			March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
Total for reportable segments	$1,402	$835	$539	$564	$293
Corporate and unallocated	326	288	303	91	64

Total	$1,728	$1,123	$842	$655	$357

Geographic regions

        Information regarding our geographic regions is presented in the tables below (in thousands). Revenue by geographic region is based on the location the vehicle is assembled or the service is provided.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(17) Information about Segments and Geographic Areas (Continued)

Revenue

	December 31,			March 31,
	2011	2010	2009	2012	2011
				(Unaudited)
United States	$29,987	$13,975	$176	$5,441	$11,777
United Kingdom	19,940	21,619	22,678	2,985	6,575

Total	$49,927	$35,594	$22,854	$8,426	$18,352

Long-Lived Assets

	December 31,
			March 31, 2012
	2011	2010
			(Unaudited)
United States	$3,621	$2,316	$3,819
United Kingdom	4,089	1,715	3,571

Total	$7,710	$4,031	$7,390

(18) Significant Customers

        Following is a summary of revenue, as a percent of combined revenue, by major customer:

	2011	2010	2009	March 31, 2012
				(Unaudited)
Customer A—Zero Emission Vehicles	4%	16%	—%	—%
Customer B—Maintenance Services	8%	15%	32%	12%
Customer C—Maintenance Services	4%	8%	17%	6%
Customer D—Zero Emission Vehicles	46%	8%	—%	33%
Customer E—Zero Emission Vehicles	—%	—%	—%	17%
Customer F—Zero Emission Vehicles	—%	—%	—%	11%

Total	62%	47%	49%	79%

        Accounts receivable from these customers, as a percent of total accounts receivable, amounted to 17%, 40%, and 56% as of December 31, 2011, December 31, 2010, and March 31, 2012, respectively.

Smith Electric Vehicles Corp.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(AS OF MARCH 31, 2012 AND DECEMBER 31, 2011 AND 2010 AND FOR THE THREE
MONTHS ENDED MARCH 31, 2012 AND 2011 AND THE YEARS ENDED
DECEMBER 31, 2011, 2010 AND 2009. INFORMATION AS OF MARCH 31, 2012 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2012 AND MARCH 31, 2011 IS UNAUDITED.)

(19) Subsequent Events

Series D preferred stock financing

        Between January and April 2012, we issued and sold in a private placement 946,420 shares of our Series D convertible redeemable preferred stock, par value $0.001 per share, or our Series D preferred stock, and seven-year warrants to purchase 141,946 shares of our common stock to 31 investors for aggregate cash proceeds of $15.3 million. Our Series D preferred stock has a liquidation preference of $16.15 per share (subject to adjustment), which is senior to the liquidation preferences of our Series C preferred stock and Series B preferred stock. Each warrant is exercisable at any time at the option of the holder for the number of shares of our common stock equal to 15% of the amount invested by the holder in the Series D preferred stock financing divided by the exercise price of $16.15 and is automatically exercised on a net exercise basis upon the pricing of an initial public offering of our common stock.

Preliminary Joint Venture Discussions

        On February 17, 2012, we and Wanxiang Group, or Wanxiang, a Chinese company, entered into a non-binding letter of intent setting forth the parties' mutual intention to enter into two transactions: (i) a $25 million equity investment in us by Wanxiang; and (ii) a joint venture between us and Wanxiang to develop, manufacture and commercialize all-electric school buses and commercial vehicles for multiple industries in China that incorporate our Smith Drive and Smith Power technologies under the Smith brand. An affiliate of Wanxiang invested $1.5 million of the $25 million investment contemplated under the letter of intent in our Series D preferred stock financing and we are engaged in discussions with Wanxiang regarding the balance of its planned $25 million investment. Negotiations regarding the scope and terms of the joint venture and Wanxiang's further investment in our company are preliminary and ongoing and there is no assurance regarding the timing or terms under which either transaction may be consummated, if at all.

Evaluation Period

        We have evaluated subsequent events through May 23, 2012.

SMITH™

Coca-Cola
Newton™

Newton™

Newton™

Newton™

eco easy
0% exhaust. 100% happy.
staples.com
1-800-STAPLES
Newton™

recycle
Edison™

        Until                        , 2012 (25 days after commencement of this offering), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred by the registrant in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and The Nasdaq Global Market listing fee, the amounts set forth below are estimates.

SEC registration fee		$14,325
FINRA filing fee		$13,000
Nasdaq Global Market listing fee		$25,000
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Blue sky fees and expenses (including related legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

*
To be provided by amendment

Item 14.    Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law, or the DGCL, permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation that will be in effect upon the closing of this offering provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Our by-laws that will be in effect upon the closing of this offering, or our Amended and Restated By-laws, provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

        Our Amended and Restated By-laws also provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense of any such action or suit, expenses must be advanced to an Indemnitee under certain circumstances.

        Our Amended and Restated By-laws prohibit us from retroactively amending the by-law provisions discussed above to reduce our indemnification obligations to our directors, officers, employees and agents thereunder.

        Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also provide for certain additional procedural protections. These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

        We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

        The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

Item 15.    Recent Sales of Unregistered Securities.

        Within the past three years, the registrant has issued and sold the following unregistered securities:

(a)   Equity Units, Debt and Preferred Stock

  •
  Between March 20, 2009 and January 12, 2010, the registrant issued and sold 111.25 units, each consisting of a Series A 10% secured convertible debenture in the principal amount of $100,000 and 6,666 shares of the registrant's common stock to 36 investors at a purchase price of $100,000 per unit for aggregate proceeds of $11,125,040. An aggregate of 741,595 shares of common stock were issued in this placement. Each Series A debenture is convertible in connection with a reorganization or initial public offering of the registrant into the registrant's common stock, par value $0.001 per share, or common stock, on the terms set forth in such Series A debentures. Each holder of a Series A debenture has the option to convert such debenture upon the closing of the offering contemplated by this registration statement into the number of shares of common stock equal to 100% of the principal amount of and all accrued and unpaid interest on such debenture divided by 80% of the public offering price of the common stock sold in this offering.

  •
  Between March 2, 2010 and October 30, 2010, the registrant issued and sold 28,300 units consisting of a convertible promissory bridge note in the principal amount of $500,000 and a two-year warrant to purchase shares of the class of our equity securities into which the bridge notes were convertible to 26 investors, for aggregate proceeds of $14,150,000. The number of shares for which the warrant could be exercised was 25% of the number of shares into which the bridge note was convertible. The bridge notes were convertible and the warrants were exercisable in connection with an equity offering pursuant to which the registrant received gross proceeds of at least $20.0 million, or a qualified offering, for shares of the class of equity securities issued in such qualified offering at a price equal to the offering price of such equity securities.

  •
  Between January 11, 2011 and March 7, 2011, the registrant sold an aggregate of 3,239,202.6576 shares of its Series B convertible redeemable preferred stock, par value $0.001 per share, or Series B preferred stock, to 53 investors at a purchase price of $12.04 per share for aggregate proceeds of $39.0 million.

  •
  Between January 11, 2011 and March 7, 2011, the registrant issued an aggregate of 1,569,804.48 shares of its Series B preferred stock to the holders of the registrant's convertible promissory bridge notes and related warrants described above upon (i) the conversion of all but approximately $171,167 (which the registrant paid in cash) of such convertible promissory bridge notes at the conversion price of $12.04 per share and (ii) the cashless exercise of all such warrants.

  •
  On September 14, 2011, the registrant issued a $2.8 million senior unsecured note, or the senior note, to an existing stockholder. The senior note accrued interest at 8.00% per annum and had a maturity date of December 31, 2011. The senior note was automatically convertible into shares of the registrant's equity securities immediately prior to the closing of the initial public offering of the registrant's common stock and was redeemable by the registrant upon the closing of a private placement of equity securities of the registrant that provides the registrant with at least $20.0 million in net proceeds.

  •
  Between October 7, 2011 and October 31, 2011, the registrant issued and sold senior unsecured convertible notes, or 2011 convertible notes, having an aggregate principal amount of $30.0 million and seven-year warrants to purchase 726,960 shares of the registrant's common stock to 31 investors for aggregate proceeds of $30.0 million. The senior note was exchanged for a convertible note having a principal amount of $2.8 million and a warrant to purchase 67,581 shares of common stock. The aggregate proceeds also consisted of $25.2 million and the conversion of approximately $2.0 million of the outstanding balance of the purchase price the registrant owed to Tanfield Group Plc, or Tanfield, in connection with the acquisition of the registrant's Smith UK business. Each convertible note had a maturity date that was three years from its date of issuance and accrued interest at a per annum rate of 8.50%, 12.00% and 15.00% for the first, second and third year of its term, respectively. Each 2011 convertible note provided for automatic conversion into shares of the registrant's equity securities upon the earliest to occur of (i) the issuance of 2011 convertible notes resulting in net proceeds to the registrant of at least $30.0 million, in which case the 2011 convertible notes would convert into shares of the registrant's Series C convertible redeemable preferred stock, par value $0.001 per share, or Series C preferred stock, par value $0.001 per share, or Series C preferred stock, (ii) the first sale of any class of the registrant's equity securities that results in net proceeds to the registrant, when added to the net proceeds received by the registrant from the issuance and sale of the convertible notes, of at least $30.0 million, in which case the 2011 convertible notes would convert into shares of the equity securities issued in such offering, and (iii) the pricing of an initial public offering of the registrant's common stock that results in net proceeds to the registrant of at least $50.0 million. The 2011 convertible notes may be prepaid at any time using cash flow generated from the registrant's operations. Each warrant can be exercised at any time, for a purchase price of $12.38 per share, for the number of shares of the registrant's common stock equal to 30% of the initial principal amount of the related convertible note divided by $12.38. Each warrant automatically will be exercised, on a net exercise basis, upon the pricing of an initial public offering of common stock, at a purchase price per share equal to the price at which the common stock is offered to the public in such offering.

  •
  Between November 3, 2011 and November 8, 2011, the registrant issued 2,431,170 shares of its Series C preferred stock in connection with the conversion of all of the registrant's outstanding 2011 convertible notes. The registrant did not receive any additional cash proceeds upon the conversion of the 2011 convertible notes into Series C preferred stock.

  •
  Between January 30, 2012 and April 2, 2012, the registrant issued and sold an aggregate of 946,420 shares of its Series D convertible redeemable preferred stock, par value $0.001 per share, or Series D preferred stock, and warrants to purchase 141,946 shares of its common stock for aggregate cash proceeds of $15.3 million. Each warrant can be exercised at any time, for a purchase price of $16.15 per share, for the number of shares of the registrant's common stock equal to 15% of the amount of the holder's investment in the Series D preferred stock. Each warrant automatically will be exercised, on a net exercise basis, upon the pricing of an initial public offering of common stock, at a purchase price per share equal to the price at which the common stock is offered to the public in such offering.

  •
  Between July 16, 2012 and July 24, 2012, the registrant issued in a private placement senior unsecured promissory notes, or bridge notes, having a maximum aggregate principal amount of $11.5 million. The bridge notes provide the registrant the right to borrow up to the maximum principal amount of the bridge notes subject to the registrant's compliance with the covenants specified in the notes. The bridge notes accrue interest at a per annum rate of 8.00% and mature on the earlier of 180 days from the date of issuance and the closing of an initial public offering of the registrant's common stock.

(b)   Common Stock

  •
  On January 16, 2009, the registrant issued 4,409,549 shares of its common stock to Tanfield as consideration for the entry by a subsidiary of Tanfield into a license agreement with the registrant.

  •
  On January 16, 2009, the registrant issued 3,128,257 shares of its common stock to the registrant's chief executive officer as consideration for services rendered in connection with the organization of the registrant. Of these shares, 1,998,800 were subject to forfeiture if the executive was not appointed chairman of the registrant's board of directors on or before

    December 31, 2009 and were forfeited on December 18, 2009 upon the appointment of Roy Stanley as chairman.

  •
  On January 16, 2009, the registrant issued 664,220 shares of its common stock to the registrant's chief technology officer as consideration for services rendered in connection with the organization of the registrant.

  •
  On January 16, 2009, the registrant issued 797,063 shares of its common stock to Wynston Hill Capital, LLC as consideration for financial advice and consulting services rendered in connection with the organization of the registrant and development of the registrant's business plan.

  •
  On December 18, 2009, the registrant issued 1,998,800 shares of its common stock to the then-chairman of the registrant's board of directors as consideration under a services agreement between the registrant and such individual, dated December 18, 2009.

  •
  On March 12, 2010, the registrant issued 640,468 shares of its common stock to Tanfield upon the cashless exercise of Tanfield's warrant issued on August 5, 2009 and amended December 18, 2009, described in paragraph (c) of this Item 15.

(c)   Warrants

  •
  On August 5, 2009, the registrant issued a five-year warrant to Tanfield, which was amended on December 18, 2009. As amended, the warrant provided Tanfield with the right to purchase a number of shares of the registrant's common stock equal to 49% of (i) the number of shares of common stock issued and vested pursuant to the registrant's 2009 Incentive Compensation Plan, (ii) the number of shares of common stock issued to the investors in the registrant's series A financing for amounts invested between $7.5 million and $10.0 million, (iii) the number of shares of common stock issued to the investors in the registrant's series A financing for amounts invested between $10.0 million and $15.0 million, provided that such amounts were invested on or prior to August 7, 2009, and (iv) the number of shares of common stock issued to Roy Stanley pursuant to his services agreement with the registrant. The warrant had an exercise price of $0.01 per share and was exercisable on a cashless basis. The registrant and Tanfield terminated this warrant effective November 4, 2011.

  •
  The registrant issued certain warrants as described in (a) above in connection with certain sales of the registrant's debt securities and preferred stock.

(d)   Options

  •
  On December 18, 2009, the registrant granted to certain of its executive officers options to purchase an aggregate of 513,376 shares of its common stock in accordance with incentive stock option agreements that the registrant entered into with such officers. Each of these options has an exercise price of $0.73 per share.

  •
  On April 29, 2011, the registrant granted to certain of its officers and certain officers of its subsidiary options to purchase an aggregate of 458,000 shares of its common stock in accordance with non-qualified stock option agreements that the registrant entered into with such officers. Each of these options has an exercise price of $12.04 per share. The options will vest upon the date specified in each officer's non-qualified stock option agreement, each date being between November 22, 2012 and March 8, 2013, or immediately upon a change of control of the registrant or the completion of the offering contemplated by this registration statement or the existence of good reason as defined in the applicable award agreement.

  •
  On July 20, 2011, the registrant granted to its vice president of global operations an option to purchase 128,000 shares of its common stock in accordance with a non-qualified stock option agreement that the registrant entered into with such officer. This option has an exercise price of $12.04 per share, and will vest on May 13, 2013 or immediately upon a change of control of the registrant or the completion of the offering contemplated by this registration statement or the existence of good reason as defined in the applicable award agreement.

  •
  Between November 5, 2011 and November 8, 2011, the registrant granted to certain of its suppliers options to purchase an aggregate of 80,000 shares of its common stock in accordance with non-qualified stock option agreements that the registrant entered into with such vendors and consultant. Each of these options has an exercise price of $12.38 per share. The options will vest upon the date specified in each non-qualified stock option agreement, or immediately upon a change of control of the registrant or the completion of the offering contemplated by this registration statement.

  •
  On November 4, 2011, the registrant granted to certain of its executive officers options to purchase an aggregate of 730,000 shares of its common stock in accordance with a non-qualified stock option agreement that the registrant entered into with each such officer. Each option has an exercise price of $12.38 per share and will vest as to 50% of the shares of common stock covered by the option on November 4, 2012 and as to the remaining 50% of the covered shares on November 4, 2013. Vesting of the options will accelerate upon a change in control of the registrant or the existence of good reason as defined in the applicable award agreement.

  •
  On March 21, 2012, the registrant granted to certain of its employees options to purchase an aggregate of 195,000 shares of its common stock in accordance with a non-qualified stock option agreement that the registrant entered into with each such employee. Each option has an exercise price of $16.15 per share and will vest as to 50% of the shares of common stock covered by the option on March 21, 2013 and as to the remaining 50% of the covered shares on March 21, 2014. Vesting of the options will accelerate upon a change in control of the registrant or the existence of good reason as defined in the applicable award agreement.

(e)   Restricted Stock

  •
  On April 29, 2011, the registrant granted to certain of its officers 126,777 restricted shares of its common stock in accordance with restricted stock agreements that the registrant entered into with such officers. These restricted shares of common stock will vest in November 2012, or immediately upon a change of control of the registrant or the completion of the offering contemplated by this registration statement or the existence of good reason as defined in the applicable award agreement.

        The securities described in paragraphs (a), (b) and (c) of this Item 15 were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and, in certain cases, in reliance on Regulation D and Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities in these transactions represented that they were accredited investors and that they were acquiring the securities for investment purposes only and not with a view toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933, as amended, and that any resale must be made pursuant to a registration statement or an available exemption from registration. All purchasers either received adequate financial statement or non-financial statement information about the registrant or had adequate access, through their relationship with the registrant, to financial statement or non-financial statement information about the registrant. The sale of these securities was made without general solicitation or advertising.

        The securities described in paragraphs (d) and (e) of this Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 or on the exemption provided by Section 3(b) of the Securities Act of 1933 and Rule 701 promulgated thereunder.

        All securities described in this Item 15 are deemed restricted securities for purposes of the Securities Act. The instruments representing such issued securities included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules

(A)  Exhibits

        The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
2.1	#
Business Purchase Agreement, dated January 1, 2011, among the Registrant, Smith Electric Vehicles Europe Limited, SEV Group Limited, Tanfield Engineering Systems Limited, Norquip Limited and Tanfield Group Plc(1)
3.1	#	Fourth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.2	#	Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering
3.3	#	By-Laws of the Registrant, as currently in effect
3.4	#	Form of Amended and Restated By-Laws of the Registrant, to be effective upon the closing of the offering
4.1		Specimen common stock certificate of the Registrant
4.2	*	Rights Plan, dated , 2012, between the Registrant and Broadridge Corporate Issuer Solutions, Inc.
5.1	*	Opinion of Covington & Burling LLP
10.1	#	Form of Indemnification Agreement between the Registrant and its Officers and Directors
10.2	#	2009 Incentive Compensation Plan
10.3	#	Form of Non-Qualified Option Agreement under 2009 Incentive Compensation Plan
10.4	#	Form of Restricted Stock Agreement under 2009 Incentive Compensation Plan
10.5	#	Form of Non-Qualified Option Agreement outside 2009 Incentive Compensation Plan
10.6	#	Form of Non-Qualified Option Agreement outside 2009 Incentive Compensation Plan
10.7	#	2012 Incentive Plan
10.8	#	Form of Incentive Stock Option Agreement under 2012 Incentive Plan
10.9	#	Form of Nonstatutory Stock Option Agreement under 2012 Incentive Plan
10.10	#	Employment Agreement, dated November 2, 2011, between the Registrant and Bryan Hansel
10.11	#	Employment Agreement, dated January 1, 2011, between Smith Electric Vehicles Europe Limited and Geoffrey Allison
10.12	#	Employment Agreement, dated September 14, 2011, between the Registrant and Kevin Neal
10.13	#	Employment Agreement, dated September 14, 2011, between the Registrant and Jacques D. Schira

Exhibit Number		Description
10.14	#	Employment Agreement, dated September 14, 2011, between the Registrant and Paul R. Geist
10.15	#	Employment Agreement, dated September 14, 2011, between the Registrant and Angela Strand Boydston
10.16	#	Employment Agreement, dated November 8, 2011, between Smith Electric Vehicles Europe Limited and Robin Mackie
10.17	#	Production Space Lease, dated March 12, 2009, between the Registrant and Kansas City, Missouri
10.18	#	Office Lease, dated March 12, 2009, by and between the Registrant and Kansas City, Missouri
10.19	#	License to Occupy, dated as of January 1, 2011, between Smith Electric Vehicles Europe Limited and Tanfield Group Plc
10.20	#†	Supply Agreement, dated October 7, 2010, between the Registrant and AVIA Ashok Leyland Motors s.r.o.
10.21	†	Product Sales Agreement, effective as of March 16, 2011, between the Registrant and A123 Systems, Inc.
10.22	#†	Development, Supply, and License Agreement, dated September 30, 2010, between the Registrant and Impact Clean Power Technology S.A., formerly Clean Power Technical Solutions Sp. z.o.o.
10.23	†	Licensing and Manufacturing Agreement, dated November 5, 2011, between the Registrant and Magnetic Systems Technology Limited
10.24	†	Development, Supply, and License Agreement, dated January 1, 2011, between the Registrant and Sensor-Technik UK Ltd.
10.25	#	Assistance Agreement, dated April 1, 2010, between the Registrant and the United States Department of Energy/NETL Morgantown Campus and Modifications 001 through 007 thereto
10.26	#†	Fleet Maintenance Agreement, dated October 13, 2005, between Smith Electric Vehicles Europe Limited (as successor-in-interest to SEV Group Ltd) and Dairy Crest Limited
10.27	#	Second Amended and Restated Investor Rights Agreement, dated as of January 30, 2012, between the Registrant and certain holders of the Registrant's capital stock named therein
10.28	†	Software License Agreement, dated as of May 31, 2011, between the Registrant and StormMQ Limited
10.29	#	Employment Agreement, dated March 19, 2012, between the Registrant and Daniel Bunting
10.30	#	Employment Agreement, dated September 14, 2011, between the Registrant and Francis Striker
16.1	#	Letter from Deloitte LLP
21.1	#	List of subsidiaries of the Registrant
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of Deloitte LLP

Exhibit Number		Description
23.3	*	Consent of Covington & Burling LLP (contained in Exhibit 5.1)
24.1		Powers of Attorney (included on signature pages of this Registration Statement)

*
To be filed by amendment

†
Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

#
Previously filed

(1)
Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(B)  Financial Statement Schedules

        All schedules are omitted because they are not applicable or the required information is included in the financial statements or notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Smith Electric Vehicles Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 24th day of July, 2012.

SMITH ELECTRIC VEHICLES CORP.
By	/s/ BRYAN L. HANSEL
	Name:	Bryan L. Hansel
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan L. Hansel, Paul R. Geist and Robert W. Schuller, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all supplements and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

* * * *

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRYAN L. HANSEL Bryan L. Hansel	Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2012
/s/ PAUL R. GEIST Paul R. Geist	Chief Financial Officer (Principal Financial Officer)	July 24, 2012
/s/ DOUGLAS W. FLEMING Douglas W. Fleming	Vice President, Corporate Controller (Principal Accounting Officer)	July 24, 2012
/s/ ROBERT J. DRUTEN Robert J. Druten	Director	July 24, 2012

Signature	Title	Date

/s/ DARREN KELL Darren Kell	Director	July 24, 2012
/s/ ROBIN J. MACKIE Robin J. Mackie	Director	July 24, 2012
/s/ JOHN F. SMITH John F. Smith	Director	July 24, 2012
/s/ THOMAS T. STALLKAMP Thomas T. Stallkamp	Director	July 24, 2012

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

2.1	#	Business Purchase Agreement, dated January 1, 2011, among the Registrant, Smith Electric Vehicles Europe Limited, SEV Group Limited, Tanfield Engineering Systems Limited, Norquip Limited and Tanfield Group Plc(1)

3.1	#	Fourth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2	#	Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering

3.3	#	By-Laws of the Registrant, as currently in effect

3.4	#	Form of Amended and Restated By-Laws of the Registrant, to be effective upon the closing of the offering

4.1		Specimen common stock certificate of the Registrant

4.2	*	Rights Plan, dated , 2012, between the Registrant and Broadridge Corporate Issuer Solutions, Inc.

5.1	*	Opinion of Covington & Burling LLP

10.1	#	Form of Indemnification Agreement between the Registrant and its Officers and Directors

10.2	#	2009 Incentive Compensation Plan

10.3	#	Form of Non-Qualified Option Agreement under 2009 Incentive Compensation Plan

10.4	#	Form of Restricted Stock Agreement under 2009 Incentive Compensation Plan

10.5	#	Form of Non-Qualified Option Agreement outside 2009 Incentive Compensation Plan

10.6	#	Form of Non-Qualified Option Agreement outside 2009 Incentive Compensation Plan

10.7	#	2012 Incentive Plan

10.8	#	Form of Incentive Stock Option Agreement under 2012 Incentive Plan

10.9	#	Form of Nonstatutory Stock Option Agreement under 2012 Incentive Plan

10.10	#	Employment Agreement, dated November 2, 2011, between the Registrant and Bryan Hansel

10.11	#	Employment Agreement, dated January 1, 2011, between Smith Electric Vehicles Europe Limited and Geoffrey Allison

10.12	#	Employment Agreement, dated September 14, 2011, between the Registrant and Kevin Neal

10.13	#	Employment Agreement, dated September 14, 2011, between the Registrant and Jacques D. Schira

10.14	#	Employment Agreement, dated September 14, 2011, between the Registrant and Paul R. Geist

10.15	#	Employment Agreement, dated September 14, 2011, between the Registrant and Angela Strand Boydston

10.16	#	Employment Agreement, dated November 8, 2011, between Smith Electric Vehicles Europe Limited and Robin Mackie

10.17	#	Production Space Lease, dated March 12, 2009, between the Registrant and Kansas City, Missouri

10.18	#	Office Lease, dated March 12, 2009, by and between the Registrant and Kansas City, Missouri

Exhibit Number		Description
10.19	#	License to Occupy, dated as of January 1, 2011, between Smith Electric Vehicles Europe Limited and Tanfield Group Plc

10.20	#†	Supply Agreement, dated October 7, 2010, between the Registrant and AVIA Ashok Leyland Motors s.r.o.

10.21	†	Product Sales Agreement, effective as of March 16, 2011, between the Registrant and A123 Systems, Inc.

10.22	#†	Development, Supply, and License Agreement, dated September 30, 2010, between the Registrant and Impact Clean Power Technology S.A., formerly Clean Power Technical Solutions Sp. z.o.o.

10.23	†	Licensing and Manufacturing Agreement, dated November 5, 2011, between the Registrant and Magnetic Systems Technology Limited

10.24	†	Development, Supply, and License Agreement, dated January 1, 2011, between the Registrant and Sensor-Technik UK Ltd.

10.25	#	Assistance Agreement, dated April 1, 2010, between the Registrant and the United States Department of Energy/NETL Morgantown Campus and Modifications 001 through 007 thereto

10.26	#†	Fleet Maintenance Agreement, dated October 13, 2005, between Smith Electric Vehicles Europe Limited (as successor-in-interest to SEV Group Ltd) and Dairy Crest Limited

10.27	#	Second Amended and Restated Investor Rights Agreement, dated as of January 30, 2012, between the Registrant and certain holders of the Registrant's capital stock named therein

10.28	†	Software License Agreement, dated as of May 31, 2011, between the Registrant and StormMQ Limited

10.29	#	Employment Agreement, dated March 19, 2012, between the Registrant and Daniel Bunting

10.30	#	Employment Agreement, dated September 14, 2011, between the Registrant and Francis Striker

16.1	#	Letter from Deloitte LLP

21.1	#	List of subsidiaries of the Registrant

23.1		Consent of Deloitte & Touche LLP

23.2		Consent of Deloitte LLP

23.3	*	Consent of Covington & Burling LLP (contained in Exhibit 5.1)

24.1		Powers of Attorney (included on signature pages of this Registration Statement)

*
To be filed by amendment

†
Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

#
Previously filed

(1)
Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.